As filed with the Securities and Exchange Commission on October 6, 2021

No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
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ARCHAEA ENERGY INC.
(Exact name of registrant as specified in its charter)

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Delaware	4932	85-2867266
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4444 Westheimer Road, Suite G450
Houston, Texas 77027
(346) 708-8272
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
_____________________

Lindsay Ellis
General Counsel and Secretary
4444 Westheimer Road, Suite G450
Houston, Texas 77027
(346) 708-8272
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_____________________

Copies of all communications, including communications sent to agent for service, should be sent to:

Matthew R. Pacey, P.C.
Lanchi D. Huynh
Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002
(713) 836-3600

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Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement becomes effective

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Security		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Class A common stock, par value $0.0001 per share(1)	91,450,902	(2)	$19.29	(3)	$1,764,087,899.58	(3)	$163,530.95
Warrants to purchase Class A common stock	7,021,000		—	(4)	—	(4)	—	(4)
Class A common stock underlying warrants(1)(5)	18,883,500		$11.50	(6)	$217,160,250.00		$20,130.76
Total					$1,981,248,149.58		$183,661.71

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(1)      Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), that may become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)      Consists of (a) 29,166,667 shares of Class A Common Stock issued in a private placement that was consummated in connection with the closing of the Business Combinations (as defined herein), (b) 56,350,385 shares of Class A Common Stock underlying the Class A units of LFG Acquisition Holdings LLC (“Opco”) that were issued as partial consideration in connection with the Business Combinations and (c) 2,500 shares of Class A Common Stock and 5,931,350 shares of Class A Common Stock underlying the Opco Class A units held by the registrant’s initial stockholders.

(3)      Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the shares of Class A Common Stock on the New York Stock Exchange on September 30, 2021 (such date being within five business days of the date that this registration statement was first filed with the Securities and Exchange Commission (the “SEC”). This calculation is in accordance with Rule 457(c) of the Securities Act.

(4)      Pursuant to Rule 457(g) of the Securities Act, no separate fee is recorded for the warrants and the entire fee is allocated to the underlying Class A Common Stock.

(5)      Consists of (a) 6,771,000 shares of Class A Common Stock issuable upon the exercise of the Private Placement Warrants (as defined herein), (b) 11,862,500 shares of Class A Common Stock issuable upon the exercise of the Public Warrants (as defined herein) and (c) 250,000 shares of Class A Common Stock issuable upon the exercise of the Forward Purchase Warrants (as defined herein), with each warrant exercisable for one share of Class A Common Stock for an exercise price of $11.50 per share, subject to adjustment.

(6)      Calculated pursuant to Rule 457(g) under the Securities Act, based on the exercise price of the warrants.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is effective. The preliminary prospectus is not an offer to sell these securities and does not constitute the solicitation of offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 6, 2021

ARCHAEA ENERGY INC.

110,334,402 SHARES OF CLASS A COMMON STOCK

7,021,000 WARRANTS TO PURCHASE SHARES OF CLASS A
COMMON STOCK

This prospectus relates to the issuance by us of up to 18,883,500 shares of our Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), which consist of (i) 11,862,500 shares that may be issued upon the exercise of the 11,862,500 warrants (the “Public Warrants”) originally sold as part of the units issued in the initial public offering (the “IPO”) of Rice Acquisition Corp. (“RAC”), (ii) 6,771,000 shares of Class A Common Stock that may be issued upon the exercise of the 6,771,000 warrants originally issued to Rice Acquisition Sponsor LLC (the “Sponsor”) and Atlas Point Energy Infrastructure Fund, LLC (“Atlas”) in a private placement that closed simultaneously with the consummation of the IPO (the “Private Placement Warrants”) and (iii) 250,000 shares of Class A Common Stock that may be issued upon the exercise of the 250,000 warrants issued to Atlas in a private placement that closed simultaneously with the consummation of the Business Combinations (as defined herein) (the “Forward Purchase Warrants” and, together with the Public Warrants and the Private Placement Warrants, the “Warrants”). Each Warrant is exercisable to purchase for $11.50 one share of Class A Common Stock, subject to adjustment.

In addition, this prospectus relates to the resale from time to time of 6,771,000 Private Placement Warrants, 250,000 Forward Purchase Warrants and 110,334,402 shares of Class A Common Stock by the selling security holders named in this prospectus or their permitted transferees (each a “Selling Securityholder” and, collectively, the “Selling Securityholders”). The 110,334,402 shares of Class A Common Stock consist of (i) 29,166,667 shares of Class A Common Stock issued in a private placement that closed concurrently with the consummation of the Business Combinations, (ii) 2,500 shares of Class A Common Stock issued to the Sponsor in a private placement prior to the consummation of the IPO, (iii) 18,883,500 shares of Class A Common Stock issuable upon exercise of the Warrants, (iv) 5,931,350 shares of Class A Common Stock issuable upon redemption of the 5,931,350 Class A units of LFG Acquisition Holdings LLC (f/k/a Rice Acquisition Holdings LLC and referred to herein as “Opco”) held by the initial stockholders of RAC, all of which were issued prior to the consummation of the IPO, (v) 23,000,000 shares of Class A Common Stock issuable upon redemption of the 23,000,000 Opco Class A units issued as partial consideration upon consummation of the Aria Merger (as defined herein) and (vi) 33,350,385 shares of Class A Common Stock issuable upon redemption of the 33,350,385 Opco Class A units issued as consideration upon consummation of the Archaea Merger (as defined herein).

The shares of Class A Common Stock that may be issued by us and the Private Placement Warrants, the Forward Purchase Warrants and the shares of Class A Common Stock that may be sold by the Selling Securityholders are collectively referred to in this prospectus as the “Offered Securities.” We will not receive any of the proceeds from the sale by the Selling Securityholders of the Offered Securities. We will receive the proceeds from the exercise of the Warrants for cash, but not from the sale of the underlying shares of Class A Common Stock. We will bear all costs, expenses and fees in connection with the registration of the Offered Securities. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their respective sales of the Offered Securities.

Our registration of the Offered Securities does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the Offered Securities. The Selling Securityholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the shares in the section entitled “Plan of Distribution.” In addition, certain of the securities being registered hereby are subject to vesting and/or transfer restrictions that may prevent the Selling Securityholders from offering or selling such securities upon the effectiveness of the registration statement of which this prospectus is a part. See “Description of Securities” for more information.

You should carefully read this prospectus, and any applicable prospectus supplement, before you invest in any of our securities.

The Class A Common Stock and the Public Warrants are listed on the New York Stock Exchange (“NYSE”) under the symbols “LFG” and “LFG WS,” respectively. On October 5, 2021, the last sale price of the Class A Common Stock and the Public Warrants as reported on the NYSE were $18.70 per share and $6.95 per warrant, respectively.

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Investing in our securities involves certain risks, including those that are described in the “Risk Factors” section beginning on page 7 of this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this prospectus is               , 2021.

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, we and the Selling Securityholders may, from time to time, issue, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings. We may use the shelf registration statement to issue up to an aggregate of 18,883,500 shares of Class A Common Stock upon exercise of the Warrants. The Selling Securityholders may use the shelf registration statement to sell up to an aggregate of 110,334,402 shares of Class A Common Stock (which includes up to 18,883,500 shares of Class A Common Stock issuable upon the exercise of the Warrants and 62,281,735 shares of Class A Common Stock issuable upon redemption of the Opco Class A units) and up to 6,771,000 Private Placement Warrants and 250,000 Forward Purchase Warrants from time to time through any means described in the section entitled “Plan of Distribution.” More specific terms of any securities that the Selling Securityholders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the Class A Common Stock and/or Warrants being offered and the terms of the offering.

A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus.

Neither we nor the Selling Securityholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find Additional Information.”

THE business combinations

On September 15, 2021, RAC consummated the business combinations pursuant to (i) the Business Combination Agreement, dated April 7, 2021 (as amended, the “Aria Merger Agreement”), by and among RAC, Rice Acquisition Holdings LLC, a direct subsidiary of RAC (“RAC Opco”), LFG Intermediate Co, LLC, a direct subsidiary of RAC Opco (“RAC Intermediate”), LFG Buyer Co, LLC, a direct subsidiary of RAC Intermediate (“RAC Buyer”), Inigo Merger Sub, LLC, a direct subsidiary of RAC Buyer (“Aria Merger Sub”), Aria Energy LLC (“Aria”) and Aria Renewable Energy Systems LLC, a Delaware limited liability company, pursuant to which, among other things, Aria Merger Sub was merged with and into Aria, with Aria surviving the merger and becoming a direct subsidiary of RAC Buyer, on the terms and subject to the conditions set forth therein (the transactions contemplated by the Aria Merger Agreement, the “Aria Merger”), and (ii) the Business Combination Agreement, dated April 7, 2021 (as amended, the “Archaea Merger Agreement” and, together with the Aria Merger Agreement, the “Business Combination Agreements”), by and among RAC, RAC Opco, RAC Intermediate, RAC Buyer, Fezzik Merger Sub, LLC, a direct subsidiary of RAC Buyer (“Archaea Merger Sub”), Archaea Energy LLC and Archaea Energy II LLC (“Archaea II”), pursuant to which, among other things, Archaea Merger Sub was merged with and into Archaea II, with Archaea II surviving the merger and becoming a direct subsidiary of RAC Buyer, on the terms and subject to the conditions set forth therein (the transactions contemplated by the Archaea Merger Agreement, the “Archaea Merger” and, together with the Aria Merger, the “Business Combinations”). The consummation of the Aria Merger was conditioned on the consummation of the Archaea Merger and vice versa.

In connection with the Business Combinations, RAC changed its name to Archaea Energy Inc., RAC Opco changed its name to LFG Acquisition Holdings LLC, and the NYSE ticker symbols for the Class A Common Stock and Public Warrants were changed to “LFG” and “LFG WS,” respectively.

CERTAIN DEFINED TERMS

Unless otherwise expressly stated or, unless the context otherwise requires, references in this prospectus to:

•        “Amended and Restated Certificate of Incorporation” are to the amended and restated certificate of incorporation of the Company.

•        “Archaea” are to Archaea Energy LLC and its subsidiaries, collectively, prior to the Closing, except as the context otherwise requires.

•        “Archaea Energy” are to Archaea Energy Inc., the combined company following the consummation of the Business Combinations.

•        “Archaea Holders” are to the members of Archaea immediately prior to the Closing.

•        “Archaea Merger” are to the transactions contemplated by the Archaea Merger Agreement.

•        “Archaea Merger Agreement” are to the Business Combination Agreement, dated April 7, 2021, as amended, by and among RAC, RAC Opco, LFG Intermediate Co, LLC, a direct subsidiary of RAC Opco (“RAC Intermediate”), LFG Buyer Co, LLC, a direct subsidiary of RAC Intermediate (“RAC Buyer”), Fezzik Merger Sub, LLC, a direct subsidiary of RAC Buyer (“Archaea Merger Sub”), Archaea and Archaea Energy II LLC (“Archaea II”), pursuant to which, among other things, Archaea Merger Sub merged with and into Archaea II, with Archaea II surviving the merger and becoming a direct subsidiary of RAC Buyer.

•        “Aria” are to Aria Energy LLC and the Aria Subsidiaries, collectively, except as the context otherwise requires.

•        “Aria Holders” are to the members of Aria immediately prior to the Closing.

•        “Aria Merger” are to the transactions contemplated by the Aria Merger Agreement.

•        “Aria Merger Agreement” are to the Business Combination Agreement, dated as of April 7, 2021, as amended, by and among RAC, RAC Opco, RAC Intermediate, RAC Buyer, Inigo Merger Sub, LLC, a direct subsidiary of RAC Buyer (“Aria Merger Sub”), Aria and Aria Renewable Energy Systems LLC, pursuant to which, among other things, Aria Merger Sub merged with and into Aria Energy LLC, with Aria Energy LLC surviving the merger and becoming a direct subsidiary of RAC Buyer.

•        “Aria Subsidiaries” are to (a) the direct and indirect subsidiaries of Aria and (b) Mavrix, LLC, Sunshine Gas Producers, L.L.C. and RNG Moovers, LLC, but, for the avoidance of doubt, shall exclude LES Project Holdings, LLC and its subsidiaries.

•        “Atlas” are to Atlas Point Energy Infrastructure Fund, LLC.

•        “Board” or “Board of Directors” are to the board of directors of the Company.

•        “Business Combinations” are to the transactions contemplated by the Business Combination Agreements.

•        “Business Combination Agreements” are to the Aria Merger Agreement and the Archaea Merger Agreement.

•        “Class A Common Stock” are to the shares of Class A common stock, par value $0.0001 per share, of the Company.

•        “Class B Common Stock” are to the shares of Class B common stock, par value $0.0001 per share, of the Company.

•        “Closing” are to the closing of the Business Combinations.

•        “Closing Date” are to September 15, 2021, the closing date of the Business Combinations.

•        “Code” are to the Internal Revenue Code of 1986, as amended.

•        “Combined Company” are to Archaea Energy.

•        “Common Stock” are to the shares of common stock, par value $0.0001 per share, of the Company, consisting of Class A Common Stock and Class B Common Stock.

•        “Companies” are to Aria and Archaea prior to the Business Combinations.

•        “Company,” “our,” “we” or “us” are, prior to the Business Combinations, to RAC, Aria or Archaea, as the context suggests, and, following the Business Combinations, to Archaea Energy.

•        “Forward Purchase Agreement” are to the Forward Purchase Agreement, dated as of September 30, 2020, by and among RAC, RAC Opco, the Sponsor and Atlas, as amended by an Amendment to Forward Purchase Agreement, dated April 7, 2021.

•        “Forward Purchase Securities” are to either the Forward Purchase Units valued at $10.00 per unit or Forward Purchase Shares valued at $9.67 per share, which were issued at RAC’s discretion pursuant to the Forward Purchase Agreement.

•        “Forward Purchase Shares” are to shares of Class A Common Stock that were issued pursuant to the Forward Purchase Agreement.

•        “Forward Purchase Units” are to the units, consisting of one share of Class A Common Stock and one-eighth of one redeemable warrant (where each whole redeemable warrant is exercisable to purchase one share of Class A Common Stock at an exercise price of $11.50 per share), that were issued pursuant to the Forward Purchase Agreement.

•        “Founder Shares” are to the Class B units of RAC Opco initially issued in a private placement to the Sponsor prior to the IPO (or the Class A units of RAC Opco into which such Class B units converted following consummation of the Business Combinations) and a corresponding number of shares of Class B Common Stock.

•        “IPO” are to the Company’s initial public offering, consummated on October 26, 2020, through the sale of 23,725,000 units (including 2,225,000 units that were issued pursuant to the underwriters’ partial exercise of their over-allotment option) at $10.00 per unit.

•        “IPO Closing Date” are to October 26, 2020.

•        “Opco” are to LFG Acquisition Holdings LLC, formerly known as Rice Acquisition Holdings LLC, a direct subsidiary of the Company.

•        “PIPE Financing” are to the private placement of 29,166,667 shares of Class A Common Stock for gross proceeds to the Company in an aggregate amount of approximately $300,000,000 on the terms and conditions set forth in the Subscription Agreements.

•        “PIPE Investors” are to those certain investors who have entered into the Subscription Agreements to purchase 29,166,667 shares of Class A Common Stock in the PIPE Financing.

•        “Private Placement Warrants” are to the warrants issued to the Sponsor and Atlas in private placements simultaneously with the closing of the IPO.

•        “public shares” are to the shares of Class A Common Stock included in the public units issued in the IPO, whether they were purchasers in the IPO or thereafter in the open market.

•        “public stockholders” are to the holders of our public shares.

•        “public units” are to the units sold in the IPO, each of which consists of one share of Class A Common Stock and one-half of one Public Warrant, whereby each whole public warrant entitles the holder thereof to purchase one share of Class A Common Stock at an exercise price of $11.50 per share of Class A Common Stock.

•        “Public Warrants” are to the warrants included in the public units issued in the IPO, each of which is exercisable for one share of Class A Common Stock, in accordance with its terms.

v

•        “RAC” are to Rice Acquisition Corp.

•        “RAC Opco” are to Rice Acquisition Holdings LLC, a direct subsidiary of RAC.

•        “Sponsor” are to Rice Acquisition Sponsor LLC, a Delaware limited liability company.

•        “Stockholders Agreement” are to that certain stockholders’ agreement, dated as of September 15, 2021, by and among the Company, the Sponsor, Opco, the Archaea Holders and the Aria Holders, as may be amended, supplemented or otherwise modified from time to time.

•        “Subscription Agreements” are to, collectively, those certain subscription agreements entered into on April 7, 2021 and September 13, 2021 between the Company and certain investors, pursuant to which such investors have agreed to purchase an aggregate of 29,166,667 shares of Class A Common Stock in the PIPE Financing.

•        “Warrant Agreement” means the warrant agreement, dated October 21, 2020, by and between the Company, Opco and Continental Stock Transfer & Trust Company, as warrant agent.

In addition, the following is a glossary of key industry terms used herein:

•        “bcf” means billion cubic feet.

•        “bcf/d” means billion cubic feet per day.

•        “Btu” means British thermal units.

•        “CARB” means the California Air Resource Board.

•        “CNG” means compressed natural gas.

•        “CI” means carbon intensity.

•        “D3” means cellulosic biofuel with a 60% GHG reduction requirement.

•        “EHS” means environment, health and safety.

•        “EPA” means the U.S. Environmental Protection Agency.

•        “Environmental Attributes” means federal, state and local government incentives in the United States, provided in the form of RINs, RECs, LCFS credits, rebates, tax credits and other incentives to end users, distributors, system integrators and manufacturers of renewable energy projects, that promote the use of renewable energy.

•        “ERCOT” means the Electric Reliability Council of Texas.

•        “EV” means equivalence value, which represents a given biofuel’s energy content relative to ethanol.

•        “FERC” means the U.S. Federal Energy Regulatory Commission.

•        “GHG” means greenhouse gases.

•        “GSAs” means general security agreements.

•        “ISOs” means Independent System Operators.

•        “LCFS” means Low Carbon Fuel Standard.

•        “LFG” means landfill gas.

•        “LNG” means liquefied natural gas.

•        “MBR” means market-based rates.

•        “MMBtu” means millions of Btu.

•        “MMcf/d” means millions of cubic feet per day.

•        “MW” means megawatts.

•        “MWh” means megawatt hours.

•        “PPAs” means power purchase agreements.

•        “QFs” means qualifying small power production facilities under the Federal Power Act and the Public Utility Regulatory Policies Act of 1978, as amended “RECs” refers to Renewable Energy Credits.

•        “RFS” means the EPA’s Renewable Fuel Standard.

•        “RINs” means Renewable Identification Numbers.

•        “RNG” means renewable natural gas.

•        “RPS” means Renewable Portfolio Standards.

•        “RTOs” means Regional Transmission Organizations.

•        “RVOs” means renewable volume obligations.

•        “SCFM” means standard cubic feet per minute.

Sources of Industry and Market Data

Where information has been sourced from a third-party, the source of such information has been identified. Unless otherwise indicated, the information contained in this prospectus on the market environment, market developments, growth rates, market trends and competition in the markets in which we operate is taken from publicly available sources, including third-party sources, or reflects our estimates that are principally based on information from publicly available sources.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus that are not purely historical are forward-looking statements. These forward-looking statements include statements about the anticipated benefits of the Business Combinations and our outlook and prospects. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this prospectus are based on the current expectations of our management and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of any such statement. There can be no assurance that future developments will be those that have been anticipated. The forward-looking statements contained in this prospectus involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in “Risk Factors” and the following:

•        the risk that the Business Combinations disrupt our current plans and operations;

•        the ability to recognize the anticipated benefits of the Business Combinations, which may be affected by, among other things, competition, the ability of the Combined Company to grow and manage growth profitably and retain its management and key employees;

•        our ability to raise financing in the future;

•        our ability to develop and operate new projects;

•        the reduction or elimination of government economic incentives to the renewable energy market;

•        delays in acquisition, financing, construction and development of new projects;

•        the length of development cycles for new projects, including the design and construction processes for our projects;

•        our ability to identify suitable locations for new projects;

•        our dependence on landfill operators;

•        the risks and costs associated with ongoing or future litigation;

•        existing regulations and changes to regulations and policies that affect our operations;

•        a decline in public acceptance and support of renewable energy development and projects;

•        the demand for renewable energy not being sustained;

•        impacts of climate change, changing weather patterns and conditions and natural disasters;

•        the impact of the continuing COVID-19 pandemic on our business; and

•        our ability to secure necessary governmental and regulatory approvals.

Should one or more of these risks or uncertainties materialize, or should any of the assumptions made by our management prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements contained in this prospectus. Accordingly, you should not place undue reliance on these forward-looking statements in deciding whether to invest in our securities.

Except to the extent required by applicable law or regulation, we undertake no obligation to update the forward-looking statements contained herein to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

SUMMARY OF THE PROSPECTUS

This summary highlights selected information from this prospectus and may not contain all of the information that is important to you in making an investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and the related notes included in this prospectus and the information set forth under the sections entitled “Risk Factors,” “Archaea’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Aria’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our Company

Archaea Energy is one of the largest RNG producers in the U.S., with an industry-leading RNG platform and expertise in developing, constructing and operating RNG facilities to capture waste emissions and convert them into low-carbon fuel. Archaea Energy’s innovative, technology-driven approach is backed by significant gas processing expertise, enabling us to deliver RNG projects that are expected to have higher uptime and efficiency, and lower development costs and time to market, than industry averages. We partner with landfill and dairy farm owners to help them transform their long-lived feedstock sources into RNG and convert their facilities into renewable energy centers. Our differentiated commercial strategy is focused on long-term contracts that provide commercial partners a reliable, non-intermittent, sustainable decarbonizing solution to displace fossil fuels in high-carbon emission processes and industries.

We own and/or operate a diversified portfolio of 23 LFG recovery and processing projects across 12 states, including 13 projects that collectively generate approximately 177.3 MW of electric capacity and 10 projects that have capacity to produce approximately 27,480 MMBtu/day of pipeline-quality RNG. We are exploring opportunities to convert a majority of our renewable electricity projects into high-Btu RNG projects when economically accretive. Additionally, we have started construction to capture biogas from four dairies to convert livestock waste into RNG. We also provide operations and maintenance (O&M) services to four projects owned by third parties.

Our revenues are generated from the sale of RNG and renewable electricity. In addition, because we capture waste methane and make use of a renewable source of energy, the RNG and renewable electricity produced thereby generate valuable Environmental Attributes which we are able to monetize under international, federal and state initiatives. The RNG we process is pipeline-quality and can be used interchangeably with natural gas in any application. The Environmental Attributes that we sell are composed of RINs and state low-carbon fuel credits, which are generated from the conversion of biogas to RNG which is used as a transportation fuel, as well as from RECs generated from the conversion of biogas to renewable electricity. Whenever possible, we seek to mitigate our exposure to commodity and Environmental Attribute pricing volatility, by taking advantage of medium- and long-term indexed pricing and margin sharing arrangements with respect to our RNG and environmental products that are designed to give us optimal price and revenue certainty. In addition to revenues generated from our product sales, we also generate revenues by providing O&M services to certain of our project and biogas site partners.

The Business Combinations

On September 9, 2021, the Business Combinations were approved by RAC’s stockholders at a special meeting, and on September 15, 2021, the Business Combinations were consummated.

Pursuant to the Aria Merger Agreement, the aggregate merger consideration payable upon closing of the Aria Merger to the Aria Holders was approximately $680.0 million, subject to certain adjustments set forth in the Aria Merger Agreement for, among other things, Aria’s cash, indebtedness, unpaid transaction expenses and certain capital expenditures (the “Aria Closing Merger Consideration”). The Aria Closing Merger Consideration consisted of both cash consideration and consideration in the form of newly issued Opco Class A units and newly issued shares of Class B Common Stock. The cash component of the Aria Closing Merger Consideration was an amount equal to $450.0 million, subject to certain adjustments set forth in the Aria Merger Agreement. The remainder of the Aria Closing Merger Consideration consisted of 23,000,000 Opco Class A units and 23,000,000 shares of Class B Common Stock.

Pursuant to the Archaea Merger Agreement, the aggregate merger consideration payable upon closing of the Archaea Merger to the Archaea Holders was approximately $347.0 million, subject to certain adjustments set forth in the Archaea Merger Agreement for, among other things, Archaea’s cash, indebtedness, unpaid transaction expenses and certain capital expenditures (the “Archaea Closing Merger Consideration”). The Archaea Closing Merger Consideration consisted of 33,350,385 newly issued Opco Class A units and 33,350,385 newly issued shares of Class B Common Stock.

Pursuant to the Second Amended and Restated Limited Liability Company Agreement of Opco (the “Opco LLC Agreement”), at the request of the holder, each Opco Class A unit may be redeemed for, at Opco’s election, a newly-issued share of Class A Common Stock or a cash payment equal to the Cash Election Amount (as defined therein, which is generally the volume-weighted average closing price of one share of Class A Common Stock for the five consecutive trading days prior to the date on which the holder requested the redemption), and upon redemption of such Opco Class A unit, a share of Class B Common Stock shall be surrendered by the holder and cancelled by the Company.

Summary Risk Factors

Our business is subject to numerous risks and uncertainties, including those highlighted in the section entitled “Risk Factors,” that represent challenges that we face in connection with the successful implementation of our strategy and the growth of our business. In particular, the following considerations, among others, may offset our competitive strengths or have a negative effect on our business strategy, which could cause a decline in the price of the Class A Common Stock or Warrants and result in a loss of all or a portion of your investment:

•        Our commercial success depends on our ability to identify, acquire, develop and operate LFG projects, as well as our ability to expand production at our current projects.

•        In order to secure contracts for new projects, we typically face a long and variable development cycle that requires significant resource commitments and a long lead time before we realize revenues.

•        Our business plans include expanding from LFG projects into other types of feedstocks or transmission projects. Any such expansions of non-LFG projects or transmission projects may present unforeseen challenges and result in a competitive disadvantage relative to our more-established competitors.

•        We sell, and expect to continue to sell, the majority of our RNG volumes under fixed price off-take agreements. Our fixed-price contracts create the potential for operating losses in the event our variable costs rise unexpectedly. Conversely, RNG volumes sold on a merchant pricing basis expose us to the risk of price fluctuations.

•        A prolonged environment of low prices or reduced demand for electricity or RNG could have a material adverse effect on our long-term business prospects, financial condition and results of operations.

•        We face competition both on the prices we receive for our electricity and RNG and for rights to manage or develop LFG projects.

•        Our renewable energy projects may not produce expected levels of output, and the amount of LFG actually produced at each of our projects will vary over time and, when a landfill closes, eventually decline.

•        We are dependent on contractual arrangements with, and the cooperation of, landfill site owners and operators for access to and operations on their sites.

•        Our gas rights and off-take agreements are subject to certain conditions. A failure to satisfy those conditions could result in the loss of gas rights or the termination of an off-take agreement.

•        Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations and acquisitions. It could also expose us to the risk of increased interest rates and limit our ability to react to changes in the economy or our industry.

•        We are dependent on the efforts of our key management, and loss of our key management could adversely affect our performance.

•        Existing regulations and policies, and future changes to these regulations and policies, may present technical, regulatory and economic barriers to the generation, purchase and use of renewable energy, and may adversely affect the market for credits associated with the production of renewable energy.

•        Operation of LFG facilities involves significant risks and hazards customary to the energy industry. We may not have adequate insurance to cover these risks and hazards, or other risks that are beyond our control.

•        Our operations are subject to numerous stringent environmental, health and safety laws and regulations that may expose us to significant costs and liabilities.

•        Liabilities and costs associated with hazardous materials and contamination and other environmental conditions may require us to conduct investigations or remediation at the properties underlying our projects, may adversely impact the value of our projects or the underlying properties and may expose us to liabilities to third parties.

•        We have significant customer concentration, with a limited number of purchasers accounting for a substantial portion of our revenues.

•        We currently own, and in the future may acquire, certain assets in which we have limited control over management decisions and our interests in such assets may be subject to transfer or other related restrictions.

•        Certain of our facilities are newly constructed or are under construction and may not perform as we expect.

•        We have a history of accounting losses and may incur additional losses in the future.

•        Archaea identified material weaknesses in its internal control over financial reporting. If the Company is unable to remediate these material weaknesses, or if it identifies additional material weaknesses in the future or otherwise fails to maintain an effective system of internal controls, it may not be able to accurately or timely report its financial condition or results of operations, which may adversely affect the Company’s business and stock price.

Corporate Information

On September 15, 2021, we completed the Business Combinations with Aria and Archaea, pursuant to which we were renamed “Archaea Energy Inc.” As of the open of trading on September 16, 2021, the Class A Common Stock and Public Warrants of Archaea Energy, formerly those of RAC, began trading on the NYSE as “LFG” and “LFG WS,” respectively.

Our principal executive offices are located at 4444 Westheimer Road, Suite G450, Houston, Texas 77027, and our telephone number at that location is (346) 708-8272. Our website address is www.archaeaenergy.com. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

Emerging Growth Company and Smaller Reporting Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the IPO, which occurred on October 26, 2020, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of the prior June 30th; and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our common stock held by non-affiliates exceeds $250 million as of the end of that fiscal year’s second fiscal quarter or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our Common Stock held by non-affiliates exceeds $700 million as of the end of that fiscal year’s second fiscal quarter. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

THE OFFERING

We are registering the issuance by us of up to 18,883,500 shares of Class A Common Stock that may be issued upon exercise of the Warrants at an exercise price of $11.50 per share of Class A Common Stock. We are also registering the resale by the Selling Securityholders of (i) up to 110,334,402 shares of Class A Common Stock (which includes up to 18,883,500 shares of Class A Common Stock issuable upon the exercise of the Warrants and 62,281,735 shares of Class A Common Stock issuable upon redemption of the Opco Class A units), (ii) up to 6,771,000 Private Placement Warrants and (iii) up to 250,000 Forward Purchase Warrants.

Any investment in the Offered Securities is speculative and involves a high degree of risk. You should carefully consider the information set forth under the section entitled “Risk Factors” in this prospectus.

Issuance of Class A Common Stock

The following information is as of September 30, 2021 and does not give effect to issuances of Class A Common Stock or warrants after such date, or the exercise of warrants after such date.

Shares of Class A Common Stock to be issued upon exercise of all Warrants (Public Warrants, Private Placement Warrants and Forward Purchase Warrants)	18,883,500 shares.
Shares of Class A Common Stock outstanding prior to exercise of all Warrants

52,847,195 shares, which does not include (i) the shares of Class A Common Stock reserved for issuance under the Archaea Energy Inc. 2021 Omnibus Incentive Plan or (ii) the 62,281,735 shares of Class A Common Stock issuable upon redemption of the Opco Class A units.

Use of proceeds

We will receive up to an aggregate of approximately $217.2 million from the exercise of all Warrants, assuming the exercise in full of all Warrants for cash. Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of Warrants for general corporate purposes, which may include acquisitions or other strategic investments or repayment of outstanding indebtedness.

Resale of Class A Common Stock and Warrants

Shares of Class A Common Stock offered by the Selling Securityholders	110,334,402 shares (including 18,883,500 shares that may be issued upon exercise of the Warrants).
Warrants offered by the Selling Securityholders	6,771,000 Private Placement Warrants and 250,000 Forward Purchase Warrants.
Exercise price	$11.50 per share, subject to adjustment as described herein.
Redemption	The warrants are redeemable in certain circumstances. See “Description of Securities — Warrants” for further discussion.
Use of proceeds

We will not receive any proceeds from the sale of the Class A Common Stock and Warrants to be offered by the Selling Securityholders. With respect to shares of Class A Common Stock underlying the Warrants, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such Warrants to the extent such Warrants are exercised for cash.

Lock-up agreements

Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See “Securities Act Restrictions on Resale of Securities — Lock-up Agreements” for further discussion.

NYSE ticker symbols	“LFG” and “LFG WS” for the Class A Common Stock and Public Warrants, respectively.

RISK FACTORS

Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks set forth herein. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus, any prospectus supplement or in any document incorporated by reference herein or therein are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.

Risks Related to Our Business and Industry

Our commercial success depends on our ability to identify, acquire, develop and operate LFG projects, as well as our ability to expand production at our current projects.

Our business strategy includes growth primarily through the procurement of landfill gas rights to develop new LFG projects, the acquisition and expansion of existing LFG projects, or conversion of projects from electricity to RNG production. This strategy depends on our ability to successfully identify and evaluate acquisition opportunities and complete new projects or acquisitions on favorable terms. However, we cannot assure you that we will be able to successfully identify new landfill opportunities, acquire additional gas rights and develop new LFG projects, or consummate the acquisition of existing LFG projects, on favorable terms or at all. In addition, we compete with other companies for these development and acquisition opportunities, which may increase our costs or cause us to refrain from making acquisitions at all. We also expect to achieve growth through the expansion of production at certain of our current projects as the related landfills are expanded or otherwise begin to produce more gas, but we cannot assure you that we will be able to reach or renew the necessary agreements with landfill owners on economically favorable terms or at all. If we are unable to successfully identify and consummate future project opportunities or acquisitions of existing projects, or expand electricity and RNG production at our current projects, it will impede our ability to execute our growth strategy. Further, we may also experience delays and cost overruns in converting existing facilities from electricity to RNG production. During the conversion of projects, there may be a gap in production and relating revenue while the electricity project is offline until it commences operation as an RNG facility, which adversely affects our financial condition and results of operations.

Our ability to acquire, develop and operate projects, as well as expand production at current projects, is subject to many risks, including:

•        regulatory changes that affect the value of RNG from Environmental Attributes, which could have a significant effect on the financial performance of our projects and the number of potential projects with attractive economics;

•        changes in energy commodity prices, such as natural gas and wholesale electricity prices, which could have a significant effect on our revenues and expenses;

•        changes in pipeline gas quality standards or other regulatory changes that may limit our ability to transport RNG on pipelines for delivery to third parties or increase the costs of processing RNG to allow for such deliveries;

•        changes in the broader waste collection industry, including changes affecting the waste collection and biogas potential of the landfill industry, which could limit the LFG resource that we currently target for our projects;

•        substantial construction risks, including the risk of delay, that may arise due to forces outside of our control, including those related to engineering and environmental problems, inclement weather and labor disruptions;

•        operating risks and the effect of disruptions on our business, including the effects of global health crises such as COVID-19, weather conditions, catastrophic events such as fires, explosions, earthquakes, droughts and acts of terrorism, and other force majeure events on us, our customers, suppliers, distributors and subcontractors;

•        accidents involving personal injury or the loss of life;

•        entering into markets where we have less experience, such as our projects for biogas recovery at livestock farms;

•        the ability to obtain financing for a project on acceptable terms or at all and the need for substantially more capital than initially budgeted to complete projects and exposure to liabilities as a result of unforeseen environmental, construction, technological or other complications;

•        failures or delays in obtaining desired or necessary land rights, including ownership, leases, easements, zoning rights and building permits;

•        a decrease in the availability, pricing and timeliness of delivery of raw materials and components, necessary for the projects to function;

•        obtaining and keeping in good standing permits, authorizations and consents from local city, county, state and U.S. federal governments as well as local and U.S. federal governmental organizations;

•        penalties, including potential termination, under short-term and long-term contracts for failing to deliver RNG in accordance with our contractual obligations;

•        unknown regulatory changes related to RNG which may increase the transportation cost for delivering under contracts in place;

•        the consent and authorization of local utilities or other energy development off-takers to ensure successful interconnection to energy grids to enable power and gas sales; and

•        difficulties in identifying, obtaining and permitting suitable sites for new projects.

Any of these factors could prevent us from acquiring, developing, operating or expanding our projects, or otherwise adversely affect our business, financial condition and results of operations.

Acquiring existing projects involves numerous risks.

The acquisition of existing LFG projects and companies involves numerous risks, many of which may be indiscoverable through the due diligence process, including exposure to previously existing liabilities and unanticipated costs associated with the pre-acquisition period; difficulty in integrating the acquired projects into our existing business; and, if the projects are in new markets, the risks of entering markets where we have limited experience, less knowledge of differences in market terms for gas rights agreements and off-take agreements, and, for international projects, possible exposure to geopolitical risk as well as exchange-rate risk to the extent we need to finance development and operations of foreign projects to repatriate earnings generated by such projects. While we perform due diligence on prospective acquisitions, we may not be able to discover all potential operational deficiencies in such projects. A failure to achieve the financial returns we expect when we acquire LFG projects could have a material adverse effect on our ability to implement our growth strategy and, ultimately, our business, financial condition and results of operations.

Risks related to acquiring existing projects include:

•        the purchase price we pay could significantly deplete our cash reserves or result in dilution to our existing stockholders;

•        the acquired companies or assets may not improve our customer offerings or market position as planned;

•        we may have difficulty integrating the operations and personnel of the acquired companies;

•        key personnel and customers of the acquired companies may terminate their relationships with the acquired companies as a result of or following the acquisition;

•        we may experience additional financial and accounting challenges and complexities in areas such as tax planning and financial reporting;

•        we may incur additional costs and expenses related to complying with additional laws, rules or regulations in new jurisdictions;

•        we may assume or be held liable for risks and liabilities (including for environmental-related costs) as a result of our acquisitions, some of which we may not discover during our due diligence or adequately adjust for in our acquisition arrangements;

•        our ongoing business and management’s attention may be disrupted or diverted by transition or integration issues and the complexity of managing geographically diverse enterprises;

•        we may incur one-time write-offs or restructuring charges in connection with an acquisition;

•        we may acquire goodwill and other intangible assets that are subject to amortization or impairment tests, which could result in future charges to earnings; and

•        we may not be able to realize the cost savings or other financial benefits we anticipated.

In order to secure contracts for new projects, we typically face a long and variable development cycle that requires significant resource commitments and a long lead time before we realize revenues.

The development, design and construction process for our renewable energy projects generally lasts from 24 to 36 months, on average. Prior to signing a development agreement, we typically conduct a preliminary audit of the site host’s needs and assess whether the site is commercially viable based on our expected return on investment, investment payback period, and other operating metrics, as well as the necessary permits to develop a project on that site. This extended development process requires the dedication of significant time and resources from our sales and management personnel, with no certainty of success or recovery of our expenses. A potential site host may go through the entire sales process and not accept our proposal. Further, upon commencement of operations, it typically takes several months for the project to ramp up to our expected production level. All of these factors, and in particular, increased spending that is not offset by increased revenues, can contribute to fluctuations in our quarterly financial performance and increase the likelihood that our operating results in a particular period will fall below investor expectations.

Our business plans include expanding from LFG projects into other types of feedstocks or transmission projects. Any such expansions of non-LFG projects or transmission projects may present unforeseen challenges and result in a competitive disadvantage relative to our more-established competitors.

We currently operate primarily LFG projects that convert landfill gas into renewable electricity and RNG. However, we are actively developing projects that use anaerobic digesters to capture and convert emissions into low-carbon, RNG, electricity and hydrogen, and may expand into additional feedstocks in the future. In addition, we are actively considering expansion into other lines of business, including carbon sequestration, renewable electricity for our projects from solar and the production of low-carbon hydrogen. These projects could expose us to increased operating costs, unforeseen liabilities or risks, and regulatory and environmental concerns associated with entering new sectors of the energy industry, including requiring a disproportionate amount of our management’s attention and resources, which could have an adverse impact on our business as well as place us at a competitive disadvantage relative to more established non-LFG market participants.

Sequestering carbon dioxide is subject to numerous laws and regulations with uncertain permitting timelines and costs. We also intend to explore the production of low-carbon hydrogen sourced from a number of our projects’ RNG, and we may enter into long-term fixed price off-take contracts for low-carbon hydrogen that we may produce at our projects. We are actively evaluating the addition of hydrogen development at two of our RNG development projects in California that could come online as soon as 2023. We do not have an operating history in the low-carbon hydrogen market and our forward projections are based on uncertain operations in the future.

Some projects in which we might invest in the future may be subject to cost-of-service rate regulation, which would limit our potential revenue from such projects. If we invest, directly or indirectly, in an electric transmitting project that allows us to exercise transmission market power, FERC could require our affiliates with MBR power sales authority to implement mitigation measures as a condition of maintaining our or our affiliates’ MBR authority.

FERC regulations limit using a transmission project for proprietary purposes, and we may be required to offer others (including competitors) open-access to our transmission asset, should we acquire one. Such acquisitions could have a material adverse effect on our business, financial condition and results of operations.

Other types of feedstock, specifically livestock waste and dairy farm projects, produce significantly less RNG than landfill facilities. As a result, the commercial viability of these projects is even more dependent on various factors and market forces outside of our control, like changes to law or regulations that could affect the value of our projects or the incentives available to them. In addition to these known factors, there are other factors currently unknown to us that may affect the commercial viability of other types of feedstock. As such, expansion into other types of feedstock could adversely affect our business, financial condition, and results of operations.

Our fixed-price contracts create the potential for operating losses in the event our variable costs rise unexpectedly; conversely, our contracts that are not on a fixed-price basis expose us to the risk of price fluctuations.

We sell, and expect to continue to sell, the majority of our RNG volumes under long-term fixed price off-take agreements. We believe our fixed-price arrangements reduce our exposure to fluctuating energy and commodity prices. However, if our costs were to rise unexpectedly, the revenue under our fixed-price contracts would remain constant, which may result in operating losses.

Conversely, selling our RNG volumes on a merchant pricing basis allows us to capture the value of prevailing LCFS and RIN credits; however, the value of such Environmental Attributes has historically been volatile and remains difficult to forecast. Although we aim to cap our exposure to merchant pricing by contracting a significant portion of our production with long-term fixed priced contracts, we may not be able to increase the amount of our production that is covered by such contracts or even maintain our historical and/or targeted percentages.

The price of RINs and other Environmental Attributes is driven by various market forces that are difficult to predict, including gasoline prices and the availability of renewable fuel from other renewable energy sources and conventional energy sources. We may be unable to manage the risk of volatility in RIN pricing for all or a portion of our revenues from RINs, which would expose us to the volatility of commodity prices with respect to all or the portion of RINs that we are unable to sell through forward contracts, including risks resulting from changes in regulations, general economic conditions and changes in the level of renewable energy generation. We expect to have quarterly variations in the revenues from the projects in which we generate revenue from the sale of RINs that we are unable to sell through forward contracts.

Further, the production of RINs significantly in excess of the RVOs set by the EPA for a calendar year could adversely affect the market price of RINs, particularly towards the end of the year, if refiners and other importers subject to the RFS program have satisfied their RVOs for the year.

A significant decline in the price of Environmental Attributes, such as RINs, for a prolonged period could adversely affect our business, financial condition and results of operations, and could require us to take an impairment charge relating to one or more of our projects.

A prolonged environment of low prices or reduced demand for electricity or RNG could have a material adverse effect on our long-term business prospects, financial condition and results of operations.

Long-term electricity and RNG prices may fluctuate substantially due to factors outside of our control. The price of electricity can vary significantly for many reasons, including increases and decreases in generation capacity in our markets; changes in power transmission or fuel transportation capacity constraints or inefficiencies; power supply disruptions; weather conditions; seasonal fluctuations; changes in the demand for power or in patterns of power usage, including the potential development of demand-side management tools and practices; development of new fuels or new technologies for the production of power; federal and state regulations; and actions of the ISOs and RTOs that control and administer regional power markets.

If we are unable to renew or replace an off-take agreement for a project for which we continue to produce RNG, we would be subject to the risks associated with selling the RNG produced at that project at then-current market prices. We may be required to make such sales at a time when the market price for natural gas as a whole or in the region where that project is located, is depressed. If this were to occur, we would be subject to the volatility of gas prices and be unable to predict our revenues from such project, and the sales prices for such RNG may be lower than what we could sell the RNG for under an off-take agreement.

Further, the amount of power consumed by the electric utility industry is affected primarily by the overall demand for electricity, environmental and other governmental regulations and the price and availability of fuels such as nuclear, coal, natural gas and oil, as well as sources of renewable energy. A decline in prices for certain fuels or reduced government incentives for renewable energy sources could also make LFG projects less cost-competitive on an overall basis. Slow growth or a long-term reduction in overall demand for energy could have a material adverse effect on our business strategy and could, in turn, have a material adverse effect on our business, financial condition and results of operations.

A reduction in the prices we can obtain for our RECs could have a material adverse effect on our long-term business prospects, financial condition and results of operations.

A significant portion of our power revenues come from the sale of RECs, whether bundled in the price of our production or sold separately. RECs exist because of legal and governmental regulatory requirements, and a change in law or in governmental policies concerning renewable electricity, LFG or the sale of RECs could be expected to affect the market for, and the pricing of, the RECs that we can generate through production at our renewable energy projects. A reduction in the prices we receive for RECs, whether individually or as a portion of the price we receive for our power sales, or a reduction in demand for RECs could have a material adverse effect on our results of operations.

We face competition both on the prices we receive for our electricity and RNG and for rights to manage or develop LFG projects.

We face competition from both conventional and renewable energy companies in connection with the prices that we can obtain for the electricity and RNG that we produce and sell into energy markets at wholesale market prices. The prices that these energy companies can offer are dependent on a variety of factors, including their fuel sources, transmission costs, capacity factor, technological advances and their operations and management. If these companies are able to offer their energy at lower prices, this will reduce the prices we are able to obtain in these markets, which could have a material adverse effect on our results of operations. Our competitors may also offer energy solutions at prices below cost, devote significant sales forces to competing with us or attempt to recruit our key personnel by increasing compensation, any of which could improve their competitive positions. In addition, the technologies that we use may be rendered obsolete or uneconomical by technological advances, more efficient and cost-effective processes or entirely different approaches developed by one or more of our competitors or others. Moreover, if the demand for renewable energy increases, new companies may enter the market, and the influx of added competition will pose an increased risk to us.

In the LFG industry, we believe our primary competitors are other LFG companies with existing projects and landfill owners that either operate their own LFG projects or may do so in the future. We compete with these companies to acquire landfill gas rights for development or existing LFG projects with projected stable cash flows, or in some cases to renew or extend existing gas rights or off-take agreements. Increased competition for such projects may increase the price we pay for gas rights, the acquisition costs for existing projects or the royalties we have to pay landfill owners, which may have a material adverse effect on our results of operations. We may also find ourselves competing more frequently with landfill owners to the extent they decide to develop their own LFG projects, which would also reduce the number of opportunities for us to develop new LFG projects.

Our renewable energy projects may not produce expected levels of output, and the amount of LFG actually produced at each of our projects will vary over time and, when a landfill closes, eventually decline.

Landfills contain organic material whose decomposition causes the generation of gas consisting primarily of methane, which LFG projects use to generate power or RNG, and carbon dioxide. See “Business — Business Overview.” The estimation of LFG production volume is an inexact process and dependent on many site-specific conditions, including the estimated annual waste volume, composition of waste, regional climate and the capacity and construction of the landfill. Production levels are subject to a number of additional risks, including a failure or wearing out of our or our landfill operators’, customers’ or utilities’ equipment; an inability to find suitable replacement equipment or parts; less than expected supply or quality of the project’s source of biogas and faster than expected diminishment of such biogas supply; or volume disruption in our fuel supply collection system. As a result, the amount of LFG actually produced by the landfill sites from which our projects collect LFG or the volume of electricity or RNG generated from those sites may in the future vary from our initial estimates, and those variations may be material. In addition, we have in the past, and may in the future, incur material asset impairment charges if any of our renewable energy projects incurs operational issues that indicate our expected future cash flows from the project are less than the project’s carrying value. Any such impairment charge could adversely affect our operating results in the period in which the charge is recorded.

Generally the amount of gas produced at a landfill increases for up to three years after it stops collecting waste, at which time the gas volume begins to gradually decline. As of June 30, 2021, one of the landfills where our projects are located is a closed landfill. Of the remaining 32 landfills, one is currently expected to close within the next three years and another five are currently expected to close within the next ten years, based upon current permits which are eligible to receive extensions to accept waste for additional time periods. If we do not develop or acquire projects attached to open or expanding landfills, over time the total amount of LFG available to operate our projects would decline, which could have a material adverse effect on our business, financial condition and results of operations.

In addition, in order to maximize collection of LFG, various measures need to be taken, such as drilling additional gas wells in the landfill to increase LFG collection, balancing the pressure on the gas field based on the data collected by the landfill operator from the gas wells to ensure optimum LFG utilization and ensuring that we match availability of engines and related equipment to availability of LFG. There can be no guarantee that we will be able to take all necessary measures to maximize collection. In addition, the LFG available to our projects is dependent in part on the actions of other persons, such as landfill operators. We may not be able to ensure the responsible management of the landfill site by owners and operators, which may result in less than optimal gas generation or increase the likelihood of “hot spots” occurring. Hot spots can temporarily reduce the volume of gas which may be collected from a landfill site, resulting in a lower gas yield. Other events that can result in a reduction in LFG output include: extreme hot or cold temperatures or excessive rainfall; liquid levels within a landfill increasing; oxidation within a landfill, which can kill the anaerobic microbes that produce LFG; and the buildup of sludge. The occurrence of these or any other changes within any of the landfills where our projects operate could lead to a reduction in the amount of LFG being available to operate our projects, which could have a material adverse effect on our business, financial condition and results of operations.

Increased rates of recycling and legislation encouraging recycling, increased use of waste incineration, advances in waste disposal technology and decreases in the gross domestic product of the United States could decrease the availability or change the composition of waste for LFG.

The volume and composition of LFG produced at open landfill sites depends in part on the volume and composition of waste sent to such landfill sites, which could be affected by a number of factors. For example, increased rates of recycling or increased use of waste incineration could decrease the volume of waste sent to landfills, while organics diversion strategies such as composting can reduce the amount of organic waste from landfills. There have been numerous federal and state regulations and initiatives over the years that have led to higher levels of recycling of paper, glass, plastics, metal and other recyclables, and there are growing discussions at various levels of government about developing new strategies to minimize the negative environmental impacts of landfills and related emissions, including diversion of biodegradable waste from landfills. Although many recyclable materials other than paper do not decompose and therefore do not ultimately contribute to the amount of LFG produced at a landfill site, it is too early to conclude definitively what impact recycling and other similar efforts will have on the volume and proportion of biodegradable waste sent to landfill sites across the United States.

In addition, research and development activities are ongoing to provide alternative and more efficient technologies to dispose of waste, to produce by-products from waste and to produce energy, and an increasing amount of capital is being invested to find new approaches to waste disposal, waste treatment and energy generation.

It is possible that this deployment of capital may lead to advances which will adversely affect our sources of LFG or provide new or alternative methods of waste disposal or energy generation that become more accepted, or more attractive, than landfills.

Increased rates of recycling, legislation encouraging recycling, increased use of waste incineration, advancements in waste disposal technology, organics diversion, or an economic downturn in the United States, for any reason, could impact the volume and composition of waste produced in the United States and, as a consequence, the volume and composition of waste sent to landfill sites from which our projects collect LFG, which could adversely affect our business operations, prospects, financial condition and operational results.

We are dependent on contractual arrangements with, and the cooperation of, landfill site owners and operators for access to and operations on their sites.

We do not own any of the landfill sites from which our projects collect LFG or on which we operate and manage projects owned by landfill owners, and therefore we depend on contractual relationships with, and the cooperation of, the landfill site owners and operators for our operations. The invalidity of, or any default or termination under, any of our leases and licenses may interfere with our ability to use and operate all or a portion of certain of our project facilities, which may have an adverse impact on our business, financial condition and results of operations. We obtain gas rights to the landfills on which our projects operate, with some of these gas rights being evergreen and others having fixed terms. Excluding our O&M projects owned by third parties, the gas rights associated with our 23 projects that are not evergreen are due to expire at varying points over the next 24 years, with gas rights to six landfills due to expire by the end of 2031. See “Business — Market Opportunity.” While we have historically been successful in renewing gas rights as they expire on favorable terms, we have sometimes had to pay increased royalty payments in connection with renewals of gas rights to reflect then-current market terms. We cannot guarantee that we will be able to renew any gas rights that expire in the future on commercial terms that are attractive to us or at all, and any failure to do so, or any other disruption in the relationship with any of the landfill operators from whose landfill sites our projects obtain LFG or for whom we operate LFG facilities, may have a material adverse effect on our business operations, prospects, financial condition and operational results.

In addition, the ownership interests in the land subject to these easements, leases and rights-of-way may be subject to mortgages securing loans or other liens (such as tax liens) and other easement, lease rights and rights-of-way of third parties (such as leases of oil or mineral rights) that were created prior to our projects’ easements, leases and rights-of-way. As a result, certain of our projects’ rights under these easements, leases or rights-of-way may be subject, and subordinate, to the rights of those third parties. We may not be able to protect our operating projects against all risks of loss of our rights to use the land on which our projects are located, and any such loss or curtailment of our rights to use the land on which our projects are located and any increase in rent due on such lands could adversely affect our business, financial condition and results of operations.

Our gas rights and off-take agreements are subject to certain conditions. A failure to satisfy those conditions could result in the loss of gas rights or the termination of an off-take agreement.

Our gas rights agreements generally require that we achieve commercial operations for a project as of a specified date. If we do not satisfy such a deadline, the agreement may be terminated at the option of the landfill without any reimbursement of any portion of the purchase price paid for the gas rights or any other amounts we have invested in the project. Delays in construction or delivery of engines and other equipment may result in our failing to meet the commercial operations deadline in a gas rights agreement. The denial or loss of a permit essential to a project could impair our ability to construct or operate a project as required under the related gas rights agreement. Delays in the review and permitting process for a project can also impair or delay our ability to construct or acquire a project and satisfy any commercial operations deadlines, or increase the cost such that the project is no longer attractive to us. Likewise, certain of our off-take agreements have required us to achieve commercial operations as of a specified date, and off-take agreements we enter into in the future may have similar requirements. Failure to achieve such deadlines could result in the loss of such an off-take agreement.

Furthermore, certain of our gas rights agreements require us to deliver a minimum quantity of energy to our customers. Any issues with our production at the corresponding projects, including due to weather, unplanned outages or transmission problems, to the extent not caused by the landfill or covered by force majeure provisions in the gas rights agreement, could result in the loss of these gas rights. Our gas rights agreements often grant us the right to build additional generation capacity in the event of increased LFG supply, but failure to use such increased supply after a prescribed period of time can result in the loss of the rights to the unused LFG.

Our gas rights agreements provide that our projects must be operated in compliance with laws and regulations. If our facility causes the landfill to be out of compliance with their permits, we will be obligated to correct the issue or our rights to the LFG can be terminated. Finally, we may acquire gas rights but later determine that developing or continuing to operate a project is not economically desirable, and we may cease development or operations and thereby lose control of such gas rights. Any loss of gas rights associated with any potential future or existing project could impede our ability to execute our growth strategy and have a material adverse effect on our business, financial condition and results of operations.

Finally, certain of the gas rights agreements and off-take agreements for projects in our portfolio and that we may acquire in the future allow or may allow the landfill owner or off-take counterparty to acquire or otherwise purchase a portion or all of the applicable project facilities from us. Any such sale of a project facility could have an adverse effect on our results of operations if we are unable to locate and acquire suitable replacement projects in a timely fashion.

Our projects face operational challenges customary to the energy industry. An unexpected reduction in energy production at any of our projects may have a material adverse effect on our results of operations and could adversely affect the associated off-take agreement.

The ongoing operation of our facilities involves risks that include the breakdown or failure of equipment or processes or performance below expected levels of output or efficiency due to normal wear and tear of our equipment, latent defects, design or operator errors or force majeure events, among other factors. Operation of our facilities also involves risks that we will be unable to transport our product to our customers in an efficient manner due to a lack of transmission capacity or other problems with third party interconnection and transmission facilities. Unplanned outages of equipment, including extensions of scheduled outages due to mechanical failures or other problems, occur from time to time and are an inherent risk of our business. Unplanned outages typically increase our operation and maintenance expenses and may reduce our revenue or require us to incur significant costs as a result of obtaining replacement energy from third parties in the open market to satisfy our energy sales obligations. Landfill owners and operators can also impact our energy generation if in the course of ongoing operations they damage the landfill’s gas collection systems. Our inability to operate our facilities efficiently, manage capital expenditures and costs and generate earnings and cash flow could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We are generally also required under our off-take agreements to deliver a minimum quantity of the applicable energy products to the counterparty. Unless we can rely on a force majeure provision in the related off-take agreement, falling below such a threshold could require us to compensate our counterparty for the energy, REC or RIN deficiency for our counterparty in the open market or could result in a reduced rate to be paid for the energy we deliver in the future until any subsequent price reset date in the agreement or permanently, as well as possibly allowing the counterparty to terminate the agreement and subject us to certain termination payments. A reduction in energy production or the loss of an off-take agreement may also result in a project having its permit revoked, which in turn could result in the loss of the related gas rights. Likewise, the denial or loss of a permit essential to a project could impede our ability to satisfy any energy production requirements which we may be subject to under an off-take agreement. Thus, any unexpected reduction in output at any of our projects that leads to any of these outcomes could have a material adverse effect on our business, financial condition and results of operations.

Additionally, certain of our projects have granted subordinated second-lien security interests on certain project assets in order to secure our performance under their GSAs. In the event we are unable to perform under or are otherwise in breach of these agreements, it is possible that the counterparties thereunder could enforce their security interests, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations and acquisitions. It could also expose us to the risk of increased interest rates and limit our ability to react to changes in the economy or our industry.

After giving effect to the Business Combinations and certain other related transactions, our pro forma consolidated indebtedness as of June 30, 2021 would have been approximately $337.1 million, or approximately 25% of our total pro forma capitalization of approximately $1,354.5 million at such date. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for a discussion of the related pro forma adjustments and assumptions.

Our substantial indebtedness could have important consequences, including, for example:

•        being required to accept then-prevailing market terms in connection with any required refinancing of such indebtedness, which may be less favorable than existing terms;

•        failure to refinance, or to comply with the covenants in the agreements governing, these obligations could result in an event of default under those agreements, which could be difficult to cure or result in our bankruptcy;

•        our debt service obligations require us to dedicate a substantial portion of our cash flow to pay principal and interest on our debt, thereby reducing the funds available to us and our ability to borrow to operate and grow our business;

•        our limited financial flexibility could reduce our ability to plan for and react to unexpected opportunities; and

•        our substantial debt service obligations make us vulnerable to adverse changes in general economic, credit and capital markets, industry and competitive conditions and adverse changes in government regulation and place us at a disadvantage compared with competitors with less debt.

Any of these consequences could have a material adverse effect on our business, financial condition and results of operations. If we do not comply with our obligations under our debt instruments, we may be required to refinance all or part of our existing debt, borrow additional amounts or sell securities, which we may not be able to do on favorable terms or at all. In addition, increases in interest rates and changes in debt covenants may reduce the amounts that we can borrow, reduce our cash flows and increase the equity investment we may be required to make to complete construction of our LFG projects. These increases could cause some of our projects to become economically unattractive. If we are unable to raise additional capital or generate sufficient operating cash flow to repay our indebtedness, we could be in default under our lending agreements and could be required to delay construction of new projects, reduce overhead costs, reduce the scope of our projects or abandon or sell some or all of our projects, all of which could have a material adverse effect on our business, financial condition and results of operations.

In connection with the consummation of the Business Combinations, we entered into a $470 million Revolving Credit and Term Loan Agreement (the “New Credit Agreement”) with a syndicate of lenders co-arranged by Comerica Bank. The New Credit Agreement provides for a senior secured revolving credit facility (the “Revolver”) with an initial commitment of $250 million and a senior secured term loan credit facility (the “Term Loan” and, together with the Revolver, the “Credit Facilities”) with an initial commitment of $220 million. The Credit Facilities and any future indebtedness contains financial and other restrictive covenants that limits our ability to return capital to stockholders or otherwise engage in activities that may be in our long-term best interests. Our inability to comply with those covenants could result in an event of default which, if not cured or waived, may entitle the related lenders to demand repayment or enforce their security interests, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, failure to comply with such covenants may entitle the related lenders to demand repayment and accelerate all such indebtedness.

In connection with certain project development opportunities, we have utilized project-level financing in the past and may need to do so again in the future; however, we may be unable to obtain such financing on commercially reasonable terms or at all. The agreements governing such financings typically contain financial and other restrictive covenants that limit a project subsidiary’s ability to make distributions to its parent or otherwise engage in activities that may be in its long-term best interests. Project-level financing agreements generally prohibit distributions from the project entities to us unless certain specific conditions are met, including the satisfaction of certain financial ratios or a facility achieving commercial operations. Our inability to comply with such covenants may prevent cash distributions by the particular project(s) to us and could result in an event of default which, if not cured or waived, may entitle the related lenders to demand repayment or enforce their security interests, which could result in a loss of project assets and/or otherwise have a material adverse effect on our business, results of operations and financial condition.

Existing regulations and policies, and future changes to these regulations and policies, may present technical, regulatory and economic barriers to the generation, purchase and use of renewable energy, and may adversely affect the market for credits associated with the production of renewable energy. See note below about regulatory programs and descriptions of RIN and LCFS programs, located at “Business — Market Opportunity.”

The market for electric energy produced by renewable resources is influenced by U.S. federal, state and local government regulations and policies concerning such resources. These regulations and policies are continuously being modified, which could result in a significant future reduction in the potential demand for renewable energy, including RINs, RECs and LCFS credits, renewable energy project development and investments. Any new government regulations applicable to our renewable energy projects or markets for renewable energy may result in significant additional expenses or related development costs and, as a result, could cause a significant reduction in demand for our renewable energy. Failure to comply with such requirements could result in the disconnection and/or shutdown of the non-complying facility, our inability to sell electricity or RNG from the non-complying facility, the default of any contracts that we have for the sales that were to be made from the non-complying facility, the imposition of liens, fines, refunds and interest, and/or civil or criminal liability.

The EPA annually sets proposed RVOs for D3 RINs in accordance with the mandates established by the Energy Independence and Security Act of 2007 (“EISA”). The EPA’s issuance of timely and sufficient annual RVOs to accommodate the RNG industry’s growing production levels is necessary to stabilize the RIN market. There can be no assurance that the EPA will timely set annual RVOs or that the RVOs will continue to increase or satisfy the growing receivable natural gas market. EPA may set RVOs inaccurately or inconsistently under current law, and the manner in which EPA sets RVOs may change under legislative or regulatory revisions. The current authorization for EPA’s issuance of RVOs will expire beginning in 2023, and to EPA may issue RVOs under a modified system that has yet to be developed, which creates additional uncertainty as to RIN pricing. Uncertainty as to how the RFS program will continue to be administered and supported by the EPA under the new U.S. presidential administration has created price volatility in the RIN market. We cannot assure you that we will be able to monetize the RINs we generate at the same price levels as we have in the past, that production shortfalls will not impact our ability to monetize RINs at favorable current pricing, and that the rising price environment will continue.

On the state level, the economics of RNG are enhanced by low-carbon fuel initiatives, particularly well-established programs in California and Oregon (with several other states also actively considering LCFS initiatives similar to those in California and Oregon). In California’s case, in 2009, CARB adopted LCFS regulations aimed at reducing CI of transportation fuel sold and purchased in the state. A CI score is calculated as grams of CO2 equivalent per megajoule of energy by the fuel; the CI score is dependent upon a full lifecycle analysis that evaluates the GHG emissions associated with producing, transporting, and consuming the fuel. LCFS credits can be generated in three ways: (i) fuel pathway crediting that provides low-carbon fuels used in California transportation; (ii) project-based crediting that reduces GHG emissions in the petroleum supply chain; and (iii) zero emission vehicle crediting that supports the buildout of infrastructure. CARB awards these credits to RNG projects based on each project’s CI score relative to the targeted CI score for both gasoline and diesel fuels. The number of monetizable LCFS credits per unit of fuel increases with a lower CI score. We cannot assure you that we will be able to maintain or reduce our CI score to monetize LCFS credits at favorable current pricing. Moreover, the inability to sell LCFS credits could adversely affect our business. All of our current electric generating facilities are QFs. We are permitted by FERC to make wholesale sales (that is, sales for resale) of electricity from a QF with a net generating capacity that does not exceed 20 megawatts without obtaining MBR authority or any other approval from FERC. A QF typically may not use any fuel other than a FERC-approved alternative fuel, but for limited use of commercial-grade fuel for certain specified start-up, emergency and reliability purposes. We are required to document the QF status of each of our facilities in applications or self-certifications filed with FERC, which typically requires disclosure of upstream facility ownership, fuel and size characteristics, power sales, interconnection matters, and related technical disclosures.

Eligibility for MBR authority is predicated on a variety of factors, primarily including the overall market power that the power seller — together with all of its FERC-defined “affiliates” — has in the relevant market. FERC defines affiliates as entities with a common parent that owns, directly or indirectly, 10 percent or more of the voting securities in the two entities. Accordingly, our eligibility and the eligibility of our affiliates to obtain and maintain MBR authority requires an evaluation of the energy assets owned directly or indirectly by us and each of our affiliates satisfying market-power limitations established by FERC. Certain QFs that we own, and one of our other subsidiaries, hold MBR authority. We may not be able to sell any interest in any of these businesses or facilities absent a prior FERC application and approval process. This may make it more difficult and time-consuming for us to liquidate some of our interests, which could affect our ability to raise cash from our current project portfolio.

The FERC’s orders that grant such wholesale sellers MBR authority reserve the right to revoke or revise that authority if the FERC subsequently determines that the seller can exercise market power in transmission or generation, create barriers to entry, or engage in abusive affiliate transactions. In addition, public utilities are subject to FERC reporting requirements that impose administrative burdens and that, if violated, can expose the company to criminal and civil penalties or other risks.

Our market-based sales are subject to certain market behavior rules established by FERC, and if any of our generating companies are deemed to have violated those rules, we will be subject to potential disgorgement of profits associated with the violation, penalties, refunds of unlawfully collected amounts with interest, suspension or revocation of MBR authority. If such generating companies were to lose their MBR authority, they would be required to obtain the FERC’s acceptance of a cost-of-service rate schedule and could become subject to the significant accounting, record-keeping, and reporting requirements that are typically imposed on vertically-integrated utilities with cost-based rate schedules. This could have a material adverse effect on the rates we are able to charge for power from our facilities.

The regulatory environment for electric generation has undergone significant changes in the last several years due to state and federal policies affecting wholesale competition and the creation of incentives for the addition of large amounts of new renewable generation and, in some cases, transmission assets. These changes are ongoing and we cannot predict the future design of the wholesale power markets or the ultimate effect that the changing regulatory environment will have on our business. Our ability to generate revenue from sales of RINs and LCFS credits depends on our strict compliance with these federal and state programs, which are complex and can involve a significant degree of judgment. If the agencies that administer and enforce these programs disagree with our judgments, otherwise determine that we are not in compliance, conduct reviews of our activities or make changes to the programs, then our ability to generate or sell these credits could be temporarily restricted pending completion of reviews or as a penalty, permanently limited or lost entirely, and we could also be subject to fines or other sanctions. Moreover, the inability to sell RINs and LCFS credits could adversely affect our business.

ISOs and RTOs determine market design, market rules, tariffs, cost allocations and bidding rules for the regional power markets that they operate, and our projects that sell electricity into such markets are subject to these frequently changing regulatory regimes that vary across jurisdictions.

The wholesale sales of electricity that are made by our QFs and other affiliates with MBR authority are subject to FERC regulation. Retail power sales (i.e., sales of electricity to direct end-users) are subject to state utility laws and state utility commission regulations that differ greatly from state to state.

With the exception of the ERCOT, each of the ISOs and RTOs (in New England, New York, the Mid-Atlantic region, the Midwest, the Southwest and California) operate wholesale power markets pursuant to rules set forth in tariffs that must be filed with and accepted by FERC. We currently do not own any QFs within the ERCOT region of Texas. The tariffs adopted by these ISOs and RTOs establish wholesale market rules, including with respect to market clearing practices, pricing rules, end eligibility requirements for market participation. We have no ability to control the price-setting, market-design and other activities and requirements of the ISOs and RTOs except through participation in stakeholder proceedings within such ISOs and RTOs and in proceedings before FERC relating to revisions of tariffs filed with, or rules established by FERC. The types of price limitations and other regulatory mechanisms that the ISOs and RTOs impose may have a material adverse effect on the profitability of our current owned power projects or any power projects we may acquire in the future that sell electricity into such markets. FERC regulations affecting wholesale power sales, and ISO and RTO rules, tariffs and practices are generally beyond our control, and can change frequently. If we enter a new jurisdiction, we will be subject to additional regulatory requirements with which we may not yet have direct experience. The lack of uniformity of regulatory and business practices, the possibility that requirements and practices will change, and the difficulties we may face in entering new markets with which we are unfamiliar could affect our financial performance in existing and new markets, which could affect our business and results of operations.

The financial performance of our business depends upon tax and other governmental incentives for renewable energy generation, any of which could change at any time and such changes may negatively impact our growth strategy.

Our financial performance and growth strategy depend in part on government policies that support renewable generation and enhance the economic viability of owning renewable electric generation or RNG assets. Renewable generation assets currently benefit from various federal, state and local governmental incentives such as investment tax credits, cash grants in lieu of investment tax credits, loan guarantees, RPS programs, modified accelerated cost-recovery system of depreciation and bonus depreciation. RNG specifically generates meaningful revenue through existing Environmental Attributes provided for under several different programs, most commonly, RFS, LCFS, and RPS. See note below about regulatory programs and descriptions of RIN and LCFS programs, located at “Business — Market Opportunity.”

Many states have adopted RPS programs mandating that a specified percentage of electricity sales come from eligible sources of renewable energy. However, the regulations that govern the RPS programs, including pricing incentives for renewable energy, or reasonableness guidelines for pricing that increase valuation compared to conventional power (such as a projected value for carbon reduction or consideration of avoided integration costs), may change. If the RPS requirements are reduced or eliminated, it could lead to fewer future power contracts or lead to lower prices for the sale of power in future power contracts, which could have a material adverse effect on our future growth prospects. Such material adverse effects may result from decreased revenues, reduced economic returns on certain project company investments, increased financing costs, and/or difficulty obtaining financing.

If we are unable to utilize various federal, state and local government incentives to acquire additional renewable assets in the future, or the terms of such incentives are revised in a manner that is less favorable to us, we may suffer a material adverse effect on our business, financial condition, results of operations and cash flows.

We rely on interconnection and transmission facilities that we do not own or control and that are subject to transmission constraints within a number of our regions. If these facilities fail to provide us with adequate transmission capacity or have unplanned disruptions, we may be restricted in our ability to deliver electric power and RNG to our customers and we may either incur additional costs or forego revenues.

We depend on electric interconnection and transmission facilities and gas pipelines owned and operated by others to deliver the energy we generate at our projects to our customers. Some of our electric generating projects may need to hold electric transmission rights in order to sell power to purchasers that do not have their own direct access to our generators. Our access to electric interconnection and transmission rights is subject to tariffs developed by transmission owners, ISOs and RTOs, which have been filed with and accepted by FERC. These tariffs establish the price for transmission service, and the terms under which transmission service is rendered. Under FERC’s open access transmission rules, tariffs developed and implemented by transmission owners, ISOs and RTOs must establish terms and conditions for obtaining interconnection and transmission services that are not unduly discriminatory or preferential. However, as a generator and seller of power, we do not have any automatic right, in any geographic market, to firm, long-term, grid-wide transmission service without first requesting such service, funding the construction of any upgrades necessary to provide such service, and paying a transmission service rate. Physical constraints on the transmission system could limit the ability of our electric generating projects to dispatch their power output and receive revenue from power sales.

A failure or delay in the operation or development of these distribution channels or a significant increase in the costs charged by their owners and operators could result in the loss of revenues. Such failures or delays could limit the amount of energy our operating facilities deliver or delay the completion of our construction projects, which may also result in adverse consequences under our gas rights agreements and off-take agreements. Additionally, such failures, delays or increased costs could have a material adverse effect on our business, financial condition and results of operations. If a region’s energy transmission infrastructure is inadequate, our recovery of wholesale costs and profits may be limited. In addition, except for transmission projects that have been identified by ISOs and

RTOs in publicly-available studies, or in response to requests for interconnection or transmission service, we cannot predict whether or when transmission facilities will be expanded in specific markets to accommodate requests for interconnection or transmission service within those markets. As a general rule, the transmitting utilities to which our electric generating projects are interconnected are entitled to recover from us all of the direct and indirect costs that our electric facilities may create. As a result, we are responsible for building and funding interconnection and related transmission network upgrade facilities to accommodate requests for interconnection and transmission services. Our development and acquisition of new electric generating projects is affected by these costs.

Operation of LFG facilities involves significant risks and hazards customary to the energy industry. We may not have adequate insurance to cover these risks and hazards, or other risks that are beyond our control.

Energy generation involves hazardous activities, including acquiring and transporting fuel, operating large pieces of rotating equipment and delivering our electricity and RNG to interconnection and transmission systems, including gas pipelines that we own and operate in connection with our medium Btu gas projects. Hazards such as fire, explosion, structural collapse and machinery failure are inherent risks in our operations. These and other hazards can cause significant personal injury or loss of life, severe damage to and destruction of property, plant and equipment and contamination of, or damage to, the environment. The occurrence of any one of these events may result in curtailment of our operations or liability to third parties for damages, environmental cleanup costs, personal injury, property damage and fines and/or penalties, any of which could be substantial. For example, a recent engine fire at our Chautauqua project resulted in damage to the facility that resulted in damage to engines that required repair.

Our facilities or those that we otherwise acquire, construct or operate may be targets of terrorist activities, as well as events occurring in response to or in connection with them, that could result in full or partial disruption of the facilities’ ability to generate, transmit, transport or distribute electricity or RNG. Strategic targets, such as energy-related facilities, may be at greater risk of future terrorist activities than other domestic targets. Hostile cyber intrusions, including those targeting information systems as well as electronic control systems used at the generating plants and for the related distribution systems, could severely disrupt business operations and result in loss of service to customers, as well as create significant expense to repair security breaches or system damage.

Furthermore, certain of our facilities are located in areas prone to tornados in Oklahoma, Tennessee, Indiana and Kansas, and certain of our other projects and suppliers conduct their operations in other locations that are susceptible to natural disasters. The frequency of weather-related natural disasters may be increasing due to the effects of greenhouse gas emissions or related climate change effects. The occurrence of a natural disaster, such as tornados, earthquakes, droughts, floods, wildfires or localized extended outages of critical utilities or transportation systems, or any critical resource shortages, affecting us could cause a significant interruption in our business or damage or destroy our facilities.

We rely on warranties from vendors and obligate contractors to meet certain performance levels, but the proceeds of such warranties or performance guarantees may not cover our lost revenues, increased expenses or liquidated damages payments should we experience equipment breakdown or non-performance by contractors or vendors. We also maintain an amount of insurance protection that we consider adequate to protect against these and other risks but we cannot provide any assurance that our insurance will be sufficient or effective under all circumstances and against all hazards or liabilities to which we may be subject. Also, our insurance coverage is subject to deductibles, caps, exclusions and other limitations. A loss for which we are not fully insured could have a material adverse effect on our business, financial condition, results of operations or cash flows. Because of rising insurance costs and changes in the insurance markets, we cannot provide any assurance that our insurance coverage will continue to be available at all or at rates or on terms similar to those presently available. Our insurance policies are subject to annual review by our insurers and may not be renewed on similar or favorable terms or at all. Any losses not covered by insurance could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our operations are subject to numerous stringent environmental, health and safety laws and regulations that may expose us to significant costs and liabilities.

Our operations are subject to stringent and complex federal, state and local EHS laws and regulations, including those relating to the release, emission or discharge of materials into the air, water and ground, the generation, storage, handling, use, transportation and disposal of hazardous materials and wastes, the health and safety of our employees and other persons, and the generation of RINs and LCFS credits.

These laws and regulations impose numerous obligations applicable to our operations, including the acquisition of permits before construction and operation of our projects; the restriction of types, quantities and concentration of materials that can be released into the environment; the limitation or prohibition of our activities on certain lands lying within wilderness, wetlands and other protected areas; the application of specific health and safety criteria addressing worker protection; and the imposition of substantial liabilities for pollution resulting from the operation of our projects and the ownership of the applicable sites. In addition, construction and operating permits issued pursuant to environmental laws are necessary to operate our business. Such permits are obtained through applications that require considerable technical documentation and analysis, and sometimes require long time periods. Delays in obtaining or renewing such permits, or denial of such permits and renewals, are possible, and would have a negative effect on our financial performance and prospects for growth. These laws, regulations and permits can require expensive pollution control equipment or operational changes to limit actual or potential impacts to the environment.

Numerous governmental entities have the power to enforce difficult and costly compliance measures or corrective actions pursuant to these laws and regulations and the permits issued under them. We may be required to make significant capital and operating expenditures on an ongoing basis, or to perform remedial or other corrective actions in connection with our projects, to comply with the requirements of these environmental laws and regulations or the terms or conditions of our permits. Failure to comply with these laws and regulations may result in the assessment of sanctions, including administrative, civil or criminal penalties, the imposition of investigatory or remedial obligations, and the issuance of orders limiting or prohibiting some or all of our operations. In addition, we may experience delays in obtaining or be unable to obtain required environmental regulatory permits or approvals, which may delay or interrupt our operations and limit our growth and revenue.

Our operations inherently risk incurring significant environmental costs and liabilities due to the need to manage waste from our processing facilities. Spills or other releases of regulated substances, including spills and releases that occur in the future, could expose us to material losses, expenditures and liabilities under applicable environmental laws, rules and regulations. Under certain of such laws and regulations, we could be held strictly liable for the removal or remediation of previously released materials or property contamination, regardless of whether we were responsible for the release or contamination and even if our operations met previous standards in the industry at the time they were conducted. In connection with certain acquisitions, we could acquire, or be required to provide indemnification against, environmental liabilities that could expose us to material losses. In addition, claims for damages to persons or property, including natural resources, may result from the EHS impacts of our operations. Our insurance may not cover all environmental risks and costs or may not provide sufficient coverage if an environmental claim is made against us.

Environmental laws and regulations have changed rapidly in recent years and generally have become more stringent over time, and we expect this trend to continue. The most material of these changes relate to the control of air emissions from the combustion equipment we use to generate electricity from LFG. Such equipment, including internal combustion engines, are subject to stringent federal and state permitting and air emissions requirements. California has taken an aggressive approach to setting standards for engine emissions, and standards have been discussed that would be too high for us to be able to operate our equipment in that state. If California were to enact such standards or other states were to follow its lead, we could face challenges in maintaining our operations in such jurisdictions.

Continued government and public emphasis on environmental issues can be expected to result in increased future investments for environmental controls at our plants. Present and future environmental laws and regulations, and interpretations of those laws and regulations, applicable to our operations, more vigorous enforcement policies and discovery of currently unknown conditions may require substantial expenditures that could have a material adverse effect on our results of operations and financial condition. In January 2021, the current U.S. presidential administration signed multiple executive orders related to the climate and environment. These executive orders direct federal agencies to review and reverse more than one-hundred actions taken by the previous U.S. presidential administration on the environment, instruct the Director of National Intelligence to prepare a national intelligence estimate on the security implications of the climate crisis and direct all agencies to develop strategies for integrating climate considerations into their international work, establish the National Climate Task Force which assembles leaders from across twenty-one federal agencies and departments, commit to environmental justice and new, clean infrastructure projects, commence development of emissions reduction targets and establish the special presidential envoy for climate on the National Security Council. At this time, we cannot predict the outcome of any of these executive actions on our operations.

Liabilities and costs associated with hazardous materials and contamination and other environmental conditions may require us to conduct investigations or remediation at the properties underlying our projects, may adversely impact the value of our projects or the underlying properties and may expose us to liabilities to third parties.

We may incur liabilities for the investigation and cleanup of any environmental contamination at the properties underlying or adjacent to our projects, or at off-site locations where we arrange for the disposal of hazardous substances or wastes. Under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and other federal, state and local laws, an owner or operator of a property may become liable for costs of investigation and remediation, and for damages to natural resources. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances or whether the conduct giving rise to the release was legal at the time when it occurred. In addition, liability under certain of these laws is joint and several, which means that we may be assigned liabilities for hazardous substance conditions that exceed our action contributions to the contamination conditions. We also may be subject to related claims by private parties alleging property damage and personal injury due to exposure to hazardous or other materials at or from those properties. We may incur substantial investigation costs, remediation costs or other damages, thus harming our business, financial condition and results of operations, as a result of the presence or release of hazardous substances at locations where we operate or as a result of our own operations.

The presence of environmental contamination at a project may adversely affect an owner’s ability to sell such project or borrow funds using the project as collateral. To the extent that an owner of the real property underlying one of our projects becomes liable with respect to contamination at the real property, the ability of the owner to make payments to us may be adversely affected.

We may also face liabilities in cases of exposure to hazardous materials, and claims for such exposure can be brought by any third party, including workers, employees, contractors and the general public. Claims can be asserted by such persons relating to personal injury or property damage, and resolving such claims can be expensive and time consuming, even if there is little or no basis for the claim.

We have significant customer concentration, with a limited number of purchasers accounting for a substantial portion of our revenues.

There are a limited number of possible purchasers for energy. Because our projects depend on sales of electricity, RNG, RECs and RINs to certain key purchasers, our projects are highly dependent upon these power purchasers fulfilling their contractual obligations under their respective PPAs or GSAs. For 2020, sales to 10 customers represented approximately 77% of our aggregate revenues. Our projects’ purchasers may not comply with their contractual payment obligations or may become subject to insolvency or liquidation proceedings during the term of the relevant contracts and, in such event, we may not be able to find another purchaser on similar or favorable terms or at all. In addition, we are exposed to the creditworthiness of our purchasers and there is no guarantee that any purchaser will maintain its credit rating, if any. To the extent that any of our projects’ customers are, or are controlled by, governmental entities, our projects may also be subject to legislative or other political action that impairs their contractual performance. Failure by any key purchasers to meet its contractual commitments or the insolvency or liquidation of one or more of our purchasers could have a material adverse effect on our business, financial condition and results of operations.

The demand for RNG, Environmental Attributes and renewable electricity depends in part on mandates instituted voluntarily by our private-sector purchasers, which may change in the future in ways that negatively affect our business.

Various utilities are required by law and regulatory mandate to include RNG in their systems. In addition, some of our private-sector purchasers have voluntarily instituted renewable electricity mandates that drive their demand for RNG. If current and potential purchasers of our RNG are forced to adopt new policies or procedures in procuring RNG, or voluntarily adopt new or modified policies related to renewable energy procurement, we may not be able to renew our off-take agreements with pricing at historical levels or enter into new off-take agreements at all, which would adversely affect our results of operations.

Failure of third parties to manufacture quality products or provide reliable services in a timely manner could cause delays in developing and operating our projects, which could damage our reputation, adversely affect our partner relationships or adversely affect our growth.

Our success depends on our ability to develop and operate projects in a timely manner, which depends in part on the ability of third parties to provide us with timely and reliable products and services. In developing and operating our projects, we rely on products meeting our design specifications and components manufactured and supplied by third parties, and on services performed by subcontractors. We also rely on subcontractors to perform substantially all of the construction and installation work related to our projects, and we often need to engage subcontractors with whom we have no experience.

If any of our subcontractors are unable to provide services that meet or exceed our customers’ expectations or satisfy our contractual commitments, our reputation, business and operating results could be harmed. In addition, if we are unable to avail ourselves of warranties and other contractual protections with providers of products and services, we may incur liability to our customers or additional costs related to the affected products and services, which could adversely affect our business, financial condition and results of operations. Moreover, any delays, malfunctions, inefficiencies or interruptions in these products or services could adversely affect the quality and performance of our projects and require considerable expense to find replacement products and to maintain and repair our projects. This could cause us to experience interruption in our production and distribution of renewable energy and generation of related Environmental Attributes, difficulty retaining current relationships and attracting new relationships, or harm our brand, reputation or growth.

Maintenance, expansion and refurbishment of LFG facilities involve significant risks that could result in unplanned outages or reduced output.

Our facilities may require periodic upgrading and improvement. Any unexpected operational or mechanical failure, including failure associated with breakdowns and forced outages, could reduce our facilities’ generating capacity below expected levels, reducing our revenues and jeopardizing our ability to pay dividends to holders of our Class A common stock at projected levels or at all. Unanticipated capital expenditures associated with maintaining, upgrading or repairing our facilities may also reduce profitability. If we make any major modifications to our facilities, such modifications could likely result in substantial additional capital expenditures. We may also choose to repower, refurbish or upgrade our facilities based on our assessment that such activity will provide adequate financial returns. Such facilities require time for development and capital expenditures before commencement of commercial operations, and key assumptions underpinning a decision to make such an investment may prove incorrect, including assumptions regarding construction costs, timing, available financing and future power and RNG prices. This could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We currently own, and in the future may acquire, certain assets in which we have limited control over management decisions and our interests in such assets may be subject to transfer or other related restrictions.

We own, and in the future may acquire, certain projects in joint ventures. Our current joint venture projects include our Sunshine Canyon and Mavrix projects. We are the operating partner for some of these projects while our joint venture partner is the operating partner in others. In the future, we may invest in other projects with a joint venture partner. Joint ventures inherently involve a lesser degree of control over business operations, which could result in an increase in the financial, legal, operational or compliance risks associated with a project, including, but not limited to, variances in accounting internal control requirements. Our co-venture partners may not have the level of experience, technical expertise, human resources management and other attributes necessary to operate these assets optimally. To the extent we do not have a controlling interest in a project, our joint venture partners could take actions that decrease the value of our investment and lower our overall return. In addition, conflicts of interest may arise in the future between our company and our stockholders, on the one hand, and our joint venture partners, on the other hand, where our joint venture partners’ business interests are inconsistent with our and our stockholders’ interests. Further, disagreements or disputes between us and our joint venture partners could result in litigation, which could increase our expenses and potentially limit the time and effort our officers and directors are able to devote to our business, all of which could have a material adverse effect on our business, financial condition and results of operations. The approval of our joint venture partners also may be required for us to receive distributions of funds from assets or to sell, pledge, transfer, assign or otherwise convey our interest in such assets. Alternatively, our joint venture partners may have rights of first refusal or rights of first offer in the event of a proposed sale or transfer of our interests in such assets. These restrictions may limit the price or interest level for our interests in such assets, in the event we want to sell such interests.

Certain of our facilities are newly constructed or are under construction and may not perform as we expect.

We have a number of projects under construction that will begin production over the next 12 months. Therefore, our expectations of the operating performance of these facilities are based on assumptions and estimates made without the benefit of operating history. Our projections with respect to our new and developing projects, and related estimates and assumptions, are based on limited or future operating history. These facilities also include digesters under development for which we have no operating history. The ability of these facilities to meet our performance expectations is subject to the risks inherent in newly constructed energy generation and RNG production facilities and the construction of such facilities, including delays or problems in construction, degradation of equipment in excess of our expectations, system failures, and outages. The failure of these facilities to perform as we expect could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We are subject to risks associated with litigation or administrative proceedings that could materially impact our operations, including proceedings in the future related to projects we subsequently acquire.

We are subject to risks and costs, including potential negative publicity, associated with lawsuits and, in particular, with respect to environmental claims and lawsuits or claims contesting the construction or operation of our projects. The result of and costs associated with defending any such lawsuit, regardless of the merits and eventual outcome, may be material and could have a material adverse effect on our operations. In the future, we may be involved in legal proceedings, disputes, administrative proceedings, claims and other litigation that arise in the ordinary course of business related to a project that we subsequently acquire. For example, individuals and interest groups may sue to challenge the issuance of a permit for a project or seek to enjoin construction or operation of a project. We may also become subject to claims from individuals who live in the proximity of our projects based on alleged negative health effects related to our operations. In addition, we have been and may subsequently become subject to legal proceedings or claims contesting the construction or operation of our projects.

Additionally, holders of purported intellectual property rights relating to our biogas development or treatment business or projects or any other technology relevant to our business may also initiate legal proceedings alleging infringement or misappropriation of such rights by us or our employees, either with respect to our own intellectual property or intellectual property that we license from third parties. For example, an industry participant previously brought a lawsuit against Archaea and two of its engineering employees in the Court of Chancery of the State of Delaware alleging, among other things, that the two employees (who are former employees of the industry participant) misappropriated trade secrets concerning strategy, financial data, highly technical equipment and product design and performance, product and project troubleshooting, competitive advantages, competitive disadvantages and future plans for development for the benefit of Archaea. The parties involved have settled this lawsuit on terms that are confidential, and this lawsuit has been dismissed with prejudice. “Business — Legal Proceedings” for more information about this dismissed lawsuit.

Any such legal proceedings or disputes could delay our ability to complete construction of a project in a timely manner or at all, or materially increase the costs associated with commencing or continuing commercial operations at a project. Settlement of claims and unfavorable outcomes or developments relating to these proceedings or disputes, such as judgments for monetary damages, injunctions or denial or revocation of permits, could have a material adverse effect on our ability to implement our growth strategy and, ultimately, our business, financial condition and results of operations.

We may in the future use hedging arrangements to mitigate certain risks, but the use of such derivative instruments could have a material adverse effect on our results of operations.

We are likely in the future to use interest rate swaps to manage interest rate risk. In addition, we may use transmission congestion contracts, forward energy sales and other types of hedging contracts, including foreign currency hedges if we do expand into other countries. If we elect to enter into such hedges, the related asset could recognize financial losses on these arrangements as a result of volatility in the market values of the underlying asset or if a counterparty fails to perform under a contract. If actively quoted market prices and pricing information from external sources are not available, the valuation of these contracts would involve judgment or the use of estimates. As a result, changes in the underlying assumptions or use of alternative valuation methods could affect the reported fair value of these contracts. If the values of these financial contracts change in a manner that we do not anticipate, or if a counterparty fails to perform under a contract, it could harm our business, financial condition, results of operations and cash flows.

The concentration in revenues from and the geographic concentration of our projects expose us to greater risks of production interruptions from severe weather or other interruptions of production or transmission.

A substantial portion of our revenues are generated project sites in New York and Pennsylvania. A lengthy interruption of production or transmission of renewable energy from one or more of these projects, as a result of a severe weather event, failure or degradation of our or a landfill operator’s equipment or interconnection transmission problems could have a disproportionate effect on our revenues and cash flow as further described below. Regional events, such as gas transmission interruptions, regional availability of replacement parts and service in the event of equipment failures and severe weather events in either of those geographic regions could adversely affect our RNG production and transmission more than if our projects were more geographically diversified.

Our PPAs, fuel-supply agreements, RNG off-take agreements and other agreements contain complex price adjustments, calculations and other terms based on gas price indices and other metrics, the interpretation of which could result in disputes with counterparties that could affect our results of operations and customer relationships.

Certain of our PPAs, fuel supply agreements, RNG off-take agreements and other agreements require us to make payments or adjust prices to counterparties based on past or current changes in gas price indices, project productivity or other metrics and involve complex calculations. Moreover, the underlying indices governing payments under these agreements are subject to change, may be discontinued or replaced. The interpretation of these price adjustments and calculations and the potential discontinuation or replacement of relevant indices or metrics could result in disputes with the counterparties with respect to these agreements. Any such disputes could adversely affect project revenues, expense margins, customer or supplier relationships, or lead to costly litigation, the outcome of which we would be unable to predict.

We have a history of accounting losses and may incur additional losses in the future.

Archaea has incurred net losses since its formation in November 2018, including a net loss of $10 million for the six months ended June 30, 2021 and $2 million for the year ended December 31, 2020. Aria has also incurred net losses in recent historical periods, including a net loss of $30 million for the year ended December 31, 2020. We may incur losses in future periods, and we may never sustain profitability, either of which would adversely affect our business, prospects and financial condition and may cause the price of our common stock to fall. Furthermore, historical losses may not be indicative of future losses due to the unpredictability of the COVID-19 pandemic, and our future losses may be greater than our past losses. In addition, to try to achieve or sustain profitability, we may choose or be forced to take actions that result in material costs or material asset or goodwill impairments. We review our assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset or asset group may not be recoverable, and we perform a goodwill impairment test on an annual basis and between annual tests in certain circumstances, in each case in accordance with applicable accounting guidance and as described in the financial statements and related notes included in this report. Changes to the use of our assets, divestitures, changes to the structure of our business, significant negative industry or economic trends, disruptions to our operations, inability to effectively integrate any acquired businesses, further market capitalization declines, or other similar actions or conditions could result in additional asset impairment or goodwill impairment charges or other adverse consequences, any of which could have material negative effects on our financial condition, our results of operations and the trading price of our common stock.

Loss of our key management could adversely affect performance and the value of our common shares.

We are dependent on the efforts of our key management. Although we believe qualified replacements could be found for any departures of key executives, the loss of their services could adversely affect our performance and the value of our common shares.

Risks Relating to the Business Combinations

Although we expect that the Business Combinations will produce substantial synergies, the integration of the two Companies, with different business cultures and compensation structures, presents significant management challenges. There can be no assurance that this integration, and the synergies expected to result from that integration, will be achieved as rapidly or to the extent currently anticipated.

The Business Combinations involve the integration of two businesses that operated as independent businesses prior to the Closing. The Company will be required to devote management attention and resources to integrating the Companies’ business practices and operations following the Closing. The Company may encounter potential difficulties in the integration process, including the following:

•        the inability to successfully integrate the two businesses, including operations and technologies, in a manner that permits the Company to achieve the cost savings and operating synergies anticipated to result from the Business Combinations, which could result in the anticipated benefits of the Business Combinations not being realized partly or wholly in the time frame currently anticipated or at all;

•        the loss of customers as a result of certain customers of either or both of the Companies deciding not to continue to do business with the Company, or deciding to decrease their amount of business in order to reduce their reliance on a single company;

•        the necessity of coordinating geographically separated organizations, systems and facilities;

•        potential unknown liabilities and unforeseen expenses, delays or regulatory conditions associated with the Business Combinations;

•        the integration of personnel with diverse business backgrounds and business cultures;

•        the consolidation and rationalization of information technology platforms and administrative infrastructures as well as accounting systems and related financial reporting activities;

•        the potential weakening of relationships with regulators; and

•        the challenge of preserving important relationships of the Companies and resolving potential conflicts that may arise.

Furthermore, it is possible that the integration process could result in the loss of talented employees or skilled workers of the Companies. The loss of talented employees and skilled workers could adversely affect the Company’s ability to successfully conduct business because of such employees’ experience and knowledge of the Companies’ respective business. In addition, the Company could be adversely affected by the diversion of management’s attention and any delays or difficulties encountered in connection with the integration of the Companies. The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of the businesses. If the Company experiences difficulties with the integration process, the anticipated benefits of the Business Combinations may not be realized fully or at all, or may take longer to realize than expected. These integration matters could have an adverse effect on the business, results of operations, financial condition or prospects of the Company during this transition period and for an undetermined period following the Closing.

Some relationships with customers and suppliers may experience disruptions in connection with the Business Combinations, which may limit our business.

Parties with which the Companies did business or with which we may do business in the future, including customers and suppliers, may experience uncertainty associated with the Business Combinations, including with respect to current or future business relationships with the Company. As a result, our business relationships may be subject to disruptions if customers, suppliers or others attempt to negotiate changes in existing business relationships or consider entering into business relationships with parties other than the Company. These disruptions could harm relationships with existing third parties with whom the Companies had relationships and preclude the Company from attracting new third parties, all of which could have a material adverse effect on the Company’s business, financial condition and results of operations, cash flows, and/or share price.

We may incur successor liabilities due to conduct arising prior to the completion of the Business Combinations.

We may be subject to certain liabilities of the Companies. The Companies may have become subject to litigation claims in the operation of its business, including, but not limited to, with respect to employee matters and contract matters prior to the Closing. We may also be subject to intellectual property infringement, misappropriation or invalidity/non-infringement claims from third parties relating to conduct of the Companies prior to the Closing, and some of these claims may lead to litigation. Any litigation may be expensive and time-consuming and could divert management’s attention from its business and negatively affect its operating results or financial condition. The outcome of any litigation cannot be guaranteed and adverse outcomes can affect the Company.

We may be required to take write-downs or write-offs, or we may be subject to restructuring, impairment or other charges that could have a significant negative effect on our financial condition, results of operations and the price of the Offered Securities, which could cause you to lose some or all of your investment.

Although RAC conducted due diligence on the Companies, this diligence may not have revealed all material issues that may be present with the Companies’ respective business. As a result of these factors, we may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in the Company reporting losses. Even if RAC’s due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with RAC’s preliminary risk analysis. Even though these charges may be non-cash items and therefore not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us or our securities. In addition, charges of this nature may cause us to be unable to obtain future financing on favorable terms or at all.

Risks Relating to Ownership of the Offered Securities

The market price of the Offered Securities may be volatile.

Fluctuations in the price of the Company’s securities could contribute to the loss of all or part of your investment. Prior to the Closing, there was not a public market for the stock of either of the Companies. Accordingly, the valuation ascribed to the Company in the Business Combinations may not be indicative of the price that will prevail in the trading market following the Closing.

If an active market for the Company’s securities develops and continues, the trading price of the Company’s securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Price volatility may be greater if the public float and/or trading volume of the Class A Common Stock is low.

Any of the factors listed below could have a material adverse effect on your investment in our securities and the Company’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of the Company’s securities may not recover and may experience a further decline. Factors affecting the trading price of the Company’s securities may include:

•        actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to the Company;

•        changes in the market’s expectations about the Company’s operating results;

•        success of competitors;

•        lack of adjacent competitors;

•        the Company’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

•        changes in financial estimates and recommendations by securities analysts concerning the Company or the industries in which the Company operates in general;

•        operating and stock price performance of other companies that investors deem comparable to the Company;

•        announcements by the Company or its competitors of significant contracts, acquisitions, joint ventures, other strategic relationships or capital commitments;

•        changes in laws and regulations affecting the Company’s business;

•        commencement of, or involvement in, litigation involving the Company;

•        changes in the Company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of shares of Class A Common Stock available for public sale;

•        any significant change in the Board or management;

•        sales of substantial amounts of Common Stock by our directors, executive officers or significant stockholders or the perception that such sales could occur;

•        general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism; and

•        changes in accounting standards, policies, guidelines, interpretations or principles.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general and the NYSE have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If the Company is involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from the Company’s business regardless of the outcome of such litigation.

If the Business Combinations’ benefits do not meet the expectations of financial analysts, the market price of the Class A Common Stock may decline.

The market price of the Class A Common Stock may decline if the Company does not achieve the perceived benefits of the Business Combinations as rapidly as financial analysts expect or if the effect of the Business Combinations on the Company’s financial results is not consistent with the expectations of financial analysts. Accordingly, holders of Class A Common Stock may experience a loss as a result of a decline in the market price of the Class A Common Stock. In addition, a decline in the market price of Class A Common Stock could adversely affect the Company’s ability to issue additional securities and to obtain additional financing in the future.

The NYSE may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in its securities and subject the Company to additional trading restrictions.

Currently, the Class A Common Stock and the Public Warrants are traded on the NYSE. However, we cannot assure you that our securities will continue to be listed on the NYSE in the future. In order to continue listing its securities on the NYSE following the Closing, the Company is required to maintain certain financial, distribution and stock price levels. Generally, the Company is required to maintain a minimum market capitalization (generally $50,000,000) and a minimum number of holders of its securities (generally 300 public holders).

If the NYSE delists our securities from trading on its exchange and we are not able to list our securities on another national securities exchange, we expect the Company’s securities could be quoted on an over-the-counter market. If this were to occur, the Company could face significant material adverse consequences, including:

•        a limited availability of market quotations for our securities;

•        reduced liquidity for our securities;

•        a determination that the Class A Common Stock is a “penny stock,” which will require brokers trading in the Class A Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Since the Class A Common Stock and the Public Warrants are listed on the NYSE, they are covered securities. If the Company is no longer listed on the NYSE, its securities would not be covered securities and it would be subject to regulation in each state in which it offers its securities.

Because there are no current plans to pay cash dividends on the Common Stock for the foreseeable future, you may not receive any return on investment unless you sell your Class A Common Stock for a price greater than that which you paid for it.

We intend to retain future earnings, if any, for future operations, expansion and debt repayment, and there are no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on shares of Common Stock will be at the sole discretion of the Board, which may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax, and regulatory restrictions, implications on the payment of dividends by the Company to its stockholders or by its subsidiaries to it and such other factors as the Board may deem relevant. In addition, our ability to pay dividends is limited by covenants of any indebtedness it incurs or has incurred. As a result, you may not receive any return on an investment in the Common Stock unless you sell your shares of Common Stock for a price greater than that which you paid for it.

If securities analysts do not publish research or reports about our business or if they downgrade the Class A Common Stock or our sector, the price and trading volume of the Class A Common Stock could decline.

The trading market for the Class A Common Stock and the Warrants relies in part on the research and reports that industry or financial analysts publish about the Company or its business. We do not control these analysts. In addition, some financial analysts may have limited expertise with our operations. Furthermore, if one or more of the analysts who do cover us downgrade our stock or industry, or the stock of any of our competitors, or publish inaccurate or unfavorable research about our business, the Class A Common Stock price could decline. If one or more of these analysts ceases coverage of the Company or fails to publish reports on it regularly, we could lose visibility in the market, which in turn could cause our stock price or trading volume to decline.

Future sales, or the perception of future sales, by the Company or its stockholders in the public market could cause the market price for the Class A Common Stock to decline.

Pursuant to the terms of the Stockholders Agreement, the Aria Holders are subject to a 180-day lock-up period on transferring their equity interests in the Company, while the Archaea Holders are subject to a lock-up period (x) ending on the date that is the two-year anniversary of the Closing Date solely with respect to the Company Interests (as defined in the Stockholders Agreement) distributed by Archaea Energy LLC after the one-year anniversary of the Closing Date to the Archaea Holders who are members of management of the Company as of the Closing or their Affiliates (as defined in the Stockholders Agreement) and (y) ending on the date that is the one-year anniversary of the Closing Date with respect to all other Company Interests issued to the Archaea Holders at the Closing other than those described in the immediately foregoing clause (x). The lock-up restrictions applicable to the Aria Holders are subject to early expiration based on the per share trading price of Class A Common Stock as set forth in the Stockholders Agreement. See “Securities Act Restrictions on Resale of Securities — Lock-up Agreements” for further discussion. In addition, RAC’s former officers and directors and their affiliates have agreed with the Company, subject to certain exceptions, not to transfer or dispose of their Common Stock during the period from the date of the closing of the Business Combinations through the earlier of (i) the first anniversary of the consummation of the Business Combinations, (ii) the date that the closing price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), for 20 trading days within any 30 trading day period following the 150th day following the Business Combinations and (iii) the consummation of a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

Upon the expiration or waiver of the lock-ups described above, shares held by such persons will be eligible for resale, subject to volume, manner of sale and other limitations under Rule 144, when such rule becomes applicable to the Company, or pursuant to the registration statement of which this prospectus forms a part. By selling a large number of shares, these stockholders could cause the prevailing market price of the Class A Common Stock to decline.

As restrictions on resale end or if these stockholders exercise their registration rights, the market price of the Class A Common Stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of shares of Class A Common Stock or other securities.

In addition, the shares of Class A Common Stock reserved for future issuance under Archaea Energy Inc. 2021 Omnibus Incentive Plan (the “2021 Plan”) will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting requirements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144. The number of shares of Class A Common Stock reserved for future issuance under its equity incentive plans is 11.3 million, which represented approximately 10% of the shares of Common Stock that was outstanding following the consummation of the Business Combinations. The Company will file one or more registration statements on Form S-8 under the Securities Act to register shares of Class A Common Stock or securities convertible into or exchangeable for shares of Class A Common Stock issued pursuant to the 2021 Plan. Accordingly, shares registered under such registration statements will be available for sale in the open market.

In the future, we may also issue securities in connection with investments or acquisitions. The amount of shares of Common Stock issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding shares of Common Stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to our stockholders.

Anti-takeover provisions in our Amended and Restated Certificate of Incorporation and bylaws could delay or prevent a change of control.

Certain provisions of the Amended and Restated Certificate of Incorporation and bylaws may have an anti-takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by the Company’s stockholders.

These provisions, among other things:

•        establish a staggered board of directors divided into three classes serving staggered three-year terms, such that not all members of the Board will be elected at one time;

•        authorize the Board to issue new series of preferred stock without stockholder approval and create, subject to applicable law, a series of preferred stock with preferential rights to dividends or our assets upon liquidation, or with superior voting rights to the existing Common Stock;

•        eliminate the ability of stockholders to call special meetings of stockholders;

•        eliminate the ability of stockholders to fill vacancies on the Board;

•        establish advance notice requirements for nominations for election to the Board or for proposing matters that can be acted upon by stockholders at annual stockholder meetings;

•        permit the Board to establish the number of directors;

•        provide that the Board is expressly authorized to make, alter or repeal our bylaws;

•        provide that stockholders can remove directors only for cause; and

•        limit the jurisdictions in which certain stockholder litigation may be brought.

These anti-takeover provisions could make it more difficult for a third-party to acquire the Company, even if the third party’s offer may be considered beneficial by many of the Company’s stockholders. As a result, the Company’s stockholders may be limited in their ability to obtain a premium for their shares. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause the Company to take other corporate actions you desire.

The Amended and Restated Certificate of Incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

The Amended and Restated Certificate of Incorporation provides that, that, unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum, to the fullest extent permitted by law, for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a breach of a fiduciary duty owed by any director, officer or other employee to us or our stockholders, (3) any action asserting a claim against us or any director, officer, or other employee arising pursuant to the General Corporation Law of the State of Delaware (the “DGCL”), (4) any action to interpret, apply, enforce, or determine the validity of our amended and restated certificate of incorporation or bylaws, or (5) any other action asserting a claim that is governed by the internal affairs doctrine, shall be the Court of Chancery of the State of Delaware (or another state court or the federal court located within the State of Delaware if the Court of Chancery does not have or declines to accept jurisdiction), in all cases subject to the court’s having jurisdiction over indispensable parties named as defendants. In addition, the Amended and Restarter Certificate of Incorporation provides that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act but that the forum selection provision will not apply to claims brought to enforce a duty or liability created by the Exchange Act. Although we believe these provisions benefit the Company by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers. Alternatively, if a court were to find the choice of forum provision contained in the Amended and Restarter Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, financial condition, and operating results. For example, under the Securities Act, federal courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring any interest in the Company’s capital stock shall be deemed to have notice of and consented to this exclusive forum provision, but will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Archaea identified material weaknesses in its internal control over financial reporting. If the Company is unable to remediate these material weaknesses, or if it identifies additional material weaknesses in the future or otherwise fails to maintain an effective system of internal controls, it may not be able to accurately or timely report its financial condition or results of operations, which may adversely affect the Company’s business and stock price.

In connection with the preparation and audit of Archaea’s consolidated financial statements for each of the years in the three-year period ended December 31, 2020, material weaknesses were identified in Archaea’s internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of its annual or interim consolidated financial statements will not be prevented, or detected and corrected, on a timely basis. These material weaknesses were as follows:

•        For various transactions and balances, the same person was the originator and preparer of financial information without further review by an independent person with sufficient accounting and/or financial reporting competence and authority; and

•        For certain general ledger accounts, no reconciliation was prepared, the documentation supporting reconciliations was not sufficient to enable an effective review by others, and/or there was insufficient analysis to review the contents of accounts to ensure the correctness of items recorded in the account.

These material weaknesses could result in a misstatement of substantially all of the Combined Company’s accounts or disclosures that would result in a material misstatement to the Combined Company’s annual or interim financial statements that would not be prevented or detected.

Archaea developed and executed a plan to remediate the material weaknesses described above in anticipation of the Closing, including the hiring of a Chief Financial Officer and a Chief Accounting Officer. When implemented, Archaea’s remediation plan included measures such as hiring additional accounting and financial reporting personnel with appropriate technical accounting knowledge and public company experience in financial reporting; designing and implementing formal processes, policies and procedures supporting Archaea’s financial close process, including creating standard balance sheet reconciliation templates and journal entry controls; and designing and implementing controls to formalize roles and review responsibilities to align with Archaea’s team’s skills and experience in designing and implementing formal controls over segregation of duties.

The effectiveness of our internal control over financial reporting is subject to various inherent limitations, including cost limitations, judgments used in decision making, assumptions about the likelihood of future events, the possibility of human error and the risk of fraud. If we are unable to remediate Archaea’s material weaknesses, our ability to record, process and report financial information accurately, and to prepare financial statements within the time periods specified by the forms of the SEC, could be adversely affected which, in turn, may adversely affect our reputation and business and the market price of the Offered Securities. In addition, any such failures could result in litigation or regulatory actions by the SEC or other regulatory authorities, loss of investor confidence, delisting of our securities and harm to our reputation and financial condition, or diversion of financial and management resources from the operation of our business.

Our failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley could have a material adverse effect on our business.

We will be required in the future to provide management’s attestation on internal controls in accordance with applicable SEC guidance. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of the Companies when they were privately-held companies. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that are applicable following the Closing. If the Company is not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of its securities.

We are an emerging growth company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our Common Stock held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

USE OF PROCEEDS

All of the shares of Class A Common Stock and Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

The Selling Securityholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such Selling Securityholders in disposing of their shares of Class A Common Stock and Warrants, and we will bear all other costs, fees and expenses incurred in effecting the registration of such securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accountants.

We will receive any proceeds from the exercise of the Warrants for cash, but not from the sale of the shares of Class A Common Stock issuable upon exercise. We will receive up to an aggregate of approximately $217.2 million from the exercise of the Warrants, assuming the exercise in full of all Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes, which may include acquisitions and other business opportunities and the repayment of indebtedness. Our management will have broad discretion over the use of proceeds from the exercise of the Warrants.

There is no assurance that the holders of the Warrants will elect to exercise any or all of the Warrants. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.

MARKET PRICE OF THE CLASS A COMMON STOCK AND DIVIDENDS

Market Price of the Class A Common Stock

The Class A Common Stock and the Public Warrants are listed on the NYSE under the symbols “LFG” and “LFG WS,” respectively.

On October 5, 2021, the last sale price of the Class A Common Stock and the Public Warrants as reported on the NYSE were $18.70 per share and $6.95 per warrant, respectively.

As of September 30, 2021, there were approximately 52,847,195 shares of Class A Common Stock outstanding held of record by approximately 99 holders, approximately 62,281,735 shares of Class B Common Stock outstanding held of record by approximately 20 holders and warrants to purchase approximately 18,883,500 shares of Class A Common Stock outstanding held of record by approximately three holders. The number of record holders does not include The Depository Trust Company participants or beneficial owners holding shares through nominee names.

Dividend Policy

We have never paid any cash dividends on the Common Stock. The payment of cash dividends in the future will be dependent upon revenues and earnings, if any, capital requirements and general financial condition from time to time. The payment of any cash dividends will be within the discretion of our Board. It is presently expected that we will retain all earnings for use in our business operations and, accordingly, it is not expected that our Board will declare any dividends in the foreseeable future.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Unless otherwise expressly stated or defined or unless the context otherwise requires, defined terms included below have the same meaning as terms defined and included elsewhere in the prospectus.

The following unaudited pro forma condensed combined financial information is provided to aid you in your analysis of the financial aspects of the Business Combinations, the PIPE Financing, certain financing transactions to fund the Business Combinations and subsequent operations (the “Financing Transactions”) and certain “Other Transaction Accounting Adjustments” as described in the notes to unaudited pro forma condensed combined financial information below (collectively, the “Pro Forma Adjustments”).

The following unaudited pro forma condensed combined balance sheet as of June 30, 2021 combines the historical balance sheet of RAC as of June 30, 2021 with the historical consolidated balance sheets of Aria and Archaea as of June 30, 2021, giving further effect to the Pro Forma Adjustments, as if they had been consummated as of June 30, 2021.

The following unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 combine the historical statement of operations of RAC for the year ended December 31, 2020, and the historical consolidated statements of operations of Aria and Archaea for the year ended December 31, 2020, giving effect to the Pro Forma Adjustments as if they had been consummated on January 1, 2020, the beginning of the earliest period presented.

Additionally, the following unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 combine the historical statement of operations of RAC for the six months ended June 30, 2021, and the historical consolidated statements of operations of Aria and Archaea for six months ended June 30, 2021, giving effect to the Pro Forma Adjustments as if they had been consummated on January 1, 2021, the beginning of the earliest period presented

The unaudited pro forma condensed combined financial statements have been derived from and should be read in conjunction with the following, each of which is included elsewhere in this prospectus:

•        the historical audited financial statements of RAC as of December 31, 2020 and for the period from September 1, 2020 (inception) through December 31, 2020 and the related notes;

•        the historical unaudited condensed financial statements of RAC as of June 30, 2021 and for the six months ended June 30, 2021 and the related notes;

•        the historical audited financial statements of Aria as of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018 and the related notes;

•        the historical unaudited condensed financial statements of Aria as of June 30, 2021 and for the six months ended June 30, 2021 and 2020 and the related notes;

•        the historical audited financial statements of Archaea as of December 31, 2020 and for the years ended December 31, 2020 and 2019 and the related notes;

•        the historical unaudited condensed financial statements of Archaea as of June 30, 2021 and for the six months ended June 30, 2021 and 2020 and the related notes;

You should also read the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operation of Aria” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation of Archaea”.

The unaudited pro forma condensed combined financial information is for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position would have been had the transactions included in the Pro Forma Adjustments taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Combined Company. A review is in process to align all accounting policies among the three entities and therefore the results below are not necessarily indicative of amounts post-transaction.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of June 30, 2021
(in thousands, except share and per share amounts)

	Rice (Historical) (A)	Aria (Historical) (B)	Archaea (Historical) (C)	Business Combinations and PIPE Financing		Financing Transactions		Pro Forma Balance Sheet
ASSETS
Current assets:
Cash and cash equivalents	$5	$35,699	$574	$94,647	4(a)	$52,357	4(s)	$183,282
Restricted cash	—	—	35,729	—		—		35,729
Account receivable – net	—	28,280	1,781	—		—		30,061
Prepaid expenses and other current assets	470	4,049	13,185	—		—		17,704
Inventory	—	8,416	—	—		—		8,416
Assets held for sale	—	—	—	—		—		—
Total current assets	475	76,444	51,269	94,647		52,357		275,192
Property and equipment, net	—	65,532	55,962	103,468	4(b)	—		224,962
Construction in progress	—		73,794	—				73,794
Intangible assets, net	—	120,413	8,593	337,827	4(c)	—		466,833
Cash and Marketable Securities held in Trust Account	237,351	—	—	(237,351)	4(d)	—		—
Investments in joint ventures	—	85,299	—	191,230	4(e)	—		276,529
Goodwill	—	—	2,754	33,842	4(f)	—		36,596
Other non-current assets	—	581	3	—		—		584
Total assets	$237,826	$348,269	$192,375	$523,663		$52,357		$1,354,490

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$72	$2,230	$11,788	$—		$—		14,090
Accrued and other current liabilities	8,050	11,992	5,930	—		—		25,972
Deferred revenue	—	—	—	—		—		—
Short-term debt	—	137,086	12,093	—		(139,765)	4(t)	9,414
Promissory note payable – related party	—	—	—	—		—		—
Liabilities held for sale	—	—	—	—		—		—
Total current liabilities	8,122	151,308	29,811	—		(139,765)		49,476
Deferred underwriting fee payable	7,611	—	—	(7,611)	4(g)	—		—
Warrant liabilities	138,966	—	—	1,750	4(h)	—		140,716
Long-term debt	—	—	134,515	—		193,205	4(u)	327,720
Other long term liabilities	188	13,658	6,738	82,454	4(i)	—		103,038
Total liabilities	154,887	164,966	171,064	76,593		53,440		620,950

Unaudited Pro Forma Condensed Combined Balance Sheet — (Continued)
As of June 30, 2021
(in thousands, except share and per share amounts)

	Rice (Historical) (A)	Aria (Historical) (B)	Archaea (Historical) (C)	Business Combinations and PIPE Financing		Financing Transactions		Pro Forma Balance Sheet
Rice Acquisition Corp. Class A common stock, subject to possible redemption	$77,941	$—	$—	$(77,941)	4(j)	$—		$—
Stockholders’ equity (deficit):
Rice Acquisition Corp. preferred stock	—	—	—	—		—		—
Rice Acquisition Corp. Class A common stock	2	—	—	4	4(k)	—		6
Rice Acquisition Corp. Class B common stock	1	—	—	6	4(l)	—		7
Aria Class A Units	—	299,327	—	(299,327)	4(m)	—		—
Aria Class B Units	—	19,327	—	(19,327)	4(m)	—		—
Aria Class C Units	—	1	—	(1)	4(m)	—		—
Archaea members’ equity	—	—	35,179	(35,179)	4(n)	—		—
Additional paid-in capital	133,067	—	—	238,049	4(o)	—		371,116
Accumulated deficit	(123,145)	(134,197)	(14,331)	238,808	4(p)	—		(32,867)
Accumulated other comprehensive loss	—	(1,155)	—	1,155	4(q)	—		—
Non-controlling interests	(4,925)	—	463	400,823	4(r)	(1,083)	4(v)	395,278
Total stockholders’ equity (deficit)	5,000	183,303	21,311	525,011		(1,083)		733,540
Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$237,826	$348,269	$192,375	$523,663		$52,357		$1,354,490

See accompanying notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2020
(in thousands, except share and per share amounts)

	Rice (Historical) (A)	Aria (Historical) (B)	Archaea (Historical) (C)	Business Combinations and PIPE Financing		Financing Transactions		Other Transaction Accounting Adjustments		Pro Forma Statement of Operations
Revenue	$—	$138,881	$6,523	$11,604	5(a)	$—		$(23,598)	5(g)	$133,410
Cost of revenue	—	112,590	4,889	53,881	5(a)	—		(22,055)	5(g)	149,305
Total gross profit	—	26,291	1,634	(42,277)		—		(1,543)		(15,895)
Operating expenses:
Selling, general and administrative	357	20,782	4,372	26,359	5(b)	—		(6,455)	5(g)	45,415
Advertising and marketing	—	—	—	—		—		—		—
Formation costs and other operating expenses	—	25,293	—	—		—		(25,293)	5(h)	—
Total operating expenses	357	46,075	4,372	26,359		—		(31,748)		45,415
Income (loss) from operations	(357)	(19,784)	(2,738)	(68,636)		—		30,205		(61,310)
Other income (expense), net:
Interest income (expense) – net	32	(19,305)	(20)	—		(15,364)	5(e)	8,477	5(g)	(26,180)
Change in fair value of warrant liabilities	(22,170)	—	—	—		—		—		(22,170)
Other income – net	—	9,166	521	(13,236)	5(a)	—		61,101	5(i)	57,552
Total other income (expense), net	(22,138)	(10,139)	501	(13,236)		(15,364)		69,578		9,202
Net income (loss) before income taxes	(22,495)	(29,923)	(2,237)	(81,872)		(15,364)		99,783		(52,108)
Provision for income taxes	—	—	—	—	5(c)	—	5(c)	—	5(c)	—
Net income (loss)	$(22,495)	$(29,923)	$(2,237)	$(81,872)		$(15,364)		$99,783		$(52,108)
Net loss attributable to non-controlling interest in subsidiary	(865)	$78	236	(74,796)	5(d)	(8,390)	5(f)	54,489	5(j)	$(29,248)
Net loss attributable to Class A Common Stock	$(21,630)	$(30,001)	$(2,473)	$(7,076)		$(6,974)		$45,294		$(22,860)

Weighted average Class A Common Stock outstanding, basic and diluted	23,725,000			29,119,695	5(k)					52,844,695
Basic and diluted net loss per share of Class A Common Stock	$(0.91)									$(0.43)

See accompanying notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Six Months Ended June 30, 2021
(in thousands, except share and per share amounts)

	Rice (Historical) (A)	Aria (Historical) (B)	Archaea (Historical) (C)	Business Combinations and PIPE Financing		Financing Transactions		Other Transaction Accounting Adjustments		Pro Forma Statement of Operations
Revenue	$—	$82,600	$6,781	$5,890	6(a)	$—		$(10,776)	6(h)	$84,495
Cost of revenue	—	52,453	6,443	27,579	6(a)	—		(8,100)	6(h)	78,375
Total gross profit	—	30,147	338	(21,689)		—		(2,676)		6,120
Operating expenses:
Selling, general and administrative	6,203	13,063	11,043	26,359	6(b)	—		(4,193)	6(h)	52,475
Formation costs and other operating expenses	—	(1,347)	—	—		—		(542)	6(h)	(1,889)
Total operating expenses	6,203	11,716	11,043	26,359		—		(4,735)		50,586
Income (loss) from operations	(6,203)	18,431	(10,705)	(48,048)		—		2,059		(44,466)
Other income (expense), net:
Interest income (expense) – net	5	(8,676)	(20)	—		(4,800)	6(e)	3,764	6(h)	(9,727)
Change in fair value of warrant liabilities	(108,151)	—	—	—		—		—		(108,151)
Debt extinguishment costs	—	—	—	—		(1,083)	6(f)	—		(1,083)
Other income – net	—	75,294	294	(6,374)	6(a)	—		(73,164)	6(i)	(3,950)
Total other income (expense), net	(108,146)	66,618	274	(6,374)		(5,883)		(69,400)		(122,911)
Net income (loss) before income taxes	(114,349)	85,049	(10,431)	(54,422)		(5,883)		(67,341)		(167,377)
Provision for income taxes	—	—	—	—	6(c)	—	6(c)	—	6(c)	—
Net income (loss)	$(114,349)	$85,049	$(10,431)	$(54,422)		$(5,883)		$(67,341)		$(167,377)
Net income (loss) attributable to non-controlling interest in subsidiary	(4,398)	$289	(254)	(54,148)	6(d)	(2,621)	6(g)	(36,773)	6(j)	$(97,905)
Net income (loss) attributable to Class A Common Stock	$(109,951)	$84,760	$(10,177)	$(274)		$(3,262)		$(30,568)		$(69,472)

Weighted average Class A Common Stock outstanding, basic and diluted	23,725,000			29,119,695	6(k)					52,844,695
Basic and diluted net loss per share of Class A Common Stock	$(4.63)									$(1.31)

See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.      Description of the Business Combinations

On April 7, 2021, RAC entered into (i) the Business Combination Agreement (as amended, supplemented or otherwise modified from time to time, the “Aria Merger Agreement”) by and among RAC, Rice Acquisition Holdings LLC, a Delaware limited liability company and direct subsidiary of RAC (“RAC Opco”), LFG Intermediate Co, LLC, a Delaware limited liability company and direct subsidiary of RAC Opco (“RAC Intermediate”), LFG Buyer Co, LLC, a Delaware limited liability company and direct subsidiary of RAC Intermediate (“RAC Buyer”), Inigo Merger Sub, LLC, a Delaware limited liability company and direct subsidiary of RAC Buyer (“Aria Merger Sub”), Aria Energy LLC, a Delaware limited liability company (“Aria”), and the Equityholder Representative (as defined therein), pursuant to which, among other things, Aria Merger Sub merged with and into Aria, with Aria surviving the merger and becoming a direct subsidiary of RAC Buyer, on the terms and subject to the conditions set forth therein (the transactions contemplated by the Aria Merger Agreement, the “Aria Merger”), and (ii) the Business Combination Agreement (as amended, supplemented or otherwise modified from time to time, the “Archaea Merger Agreement” and, together with the Aria Merger Agreement, the “Business Combination Agreements”), by and among RAC, RAC Opco, RAC Intermediate, RAC Buyer, Fezzik Merger Sub, LLC, a Delaware limited liability company and direct subsidiary of RAC Buyer (“Archaea Merger Sub”), Archaea Energy LLC, a Delaware limited liability company (“Archaea Seller”), and Archaea Energy II LLC, a Delaware limited liability company (“Archaea” and, together with Archaea Seller and Aria, the “Companies”), pursuant to which, among other things, Archaea Merger Sub merged with and into Archaea II, with Archaea II surviving the merger and becoming a direct subsidiary of RAC Buyer, on the terms and subject to the conditions set forth therein (the transactions contemplated by the Archaea Merger Agreement, the “Archaea Merger” and, together with the Aria Merger, the “Business Combinations”). The consummation of the Aria Merger was conditioned on the consummation of the Archaea Merger and vice versa.

Concurrently with the execution of the Business Combination Agreements, on April 7, 2021, RAC entered into subscription agreements (each, an “Initial Subscription Agreement” and together, the “Initial Subscription Agreements”) with certain investors (the “Initial PIPE Investors”) pursuant to which, among other things, the Initial PIPE Investors have agreed to subscribe for and purchase from RAC, and RAC has agreed to issue and sell to the PIPE Investors, an aggregate of 30.0 million newly issued shares of Class A Common Stock for an aggregate purchase price of $300.0 million, on the terms and subject to the conditions set forth therein (the “Initial PIPE Financing”). On September 13, 2021, due to the expectation that one of the Initial PIPE Investors would not be able to fulfill its $25.0 commitment in the Initial PIPE Financing, RAC entered into additional subscription agreements (each, a “Follow-On Subscription Agreement” and together, the “Follow-On Subscription Agreements”) with certain investors (the “Follow-On PIPE Investors” and, together with the Initial PIPE Investors, the “PIPE Investors”) pursuant to which, among other things, the Follow-On PIPE Investors have agreed to subscribe for and purchase from RAC, and RAC has agreed to issue and sell to the PIPE Investors, an aggregate of approximately 1.7 million newly issued shares of Class A Common Stock for an aggregate purchase price of $25.0 million, on the terms and subject to the conditions set forth therein (the “Follow-On PIPE Financing” and, together with the Initial PIPE Financing, the “PIPE Financing”). Each Subscription Agreement contains customary conditions to closing, including the substantially concurrent consummation of the Business Combinations.

Pursuant to the Aria Merger Agreement, the aggregate merger consideration payable upon closing of the Aria Merger to the Aria Holders was approximately $680.0 million, subject to certain adjustments set forth in the Aria Merger Agreement for, among other things, Aria’s cash, indebtedness, unpaid transaction expenses and certain capital expenditures (the “Aria Closing Merger Consideration”). The Aria Closing Merger Consideration consisted of both cash consideration and consideration in the form of newly issued Class A units of RAC Opco and newly issued shares of Class B Common Stock, par value $0.0001 per share, of RAC (“Class B Common Stock”). The cash component of the Aria Closing Merger Consideration was an amount equal to $450.0 million, subject to certain adjustments set forth in the Aria Merger Agreement, resulting in $377.1 million in cash consideration paid in connection with the Business Combination to Aria. The remainder of the Aria Closing Merger Consideration consisted of 23.0 million Class A units of RAC Opco and 23.0 million shares of Class B Common Stock.

Pursuant to the Archaea Merger Agreement, the aggregate merger consideration payable upon closing of the Archaea Merger to the Archaea Holders was approximately $347.0 million, subject to certain adjustments set forth in the Archaea Merger Agreement for, among other things, Archaea’s cash, indebtedness, unpaid transaction expenses and certain capital expenditures (the “Archaea Closing Merger Consideration”). The Archaea Closing Merger Consideration consisted of newly issued Class A units of RAC Opco and resulted in 33.3 million newly issued shares of Class B Common Stock issued in connection with the Business Combination.

Following the closing of the Business Combinations (the “Closing”), we retained our “up-C” structure, whereby all of the equity interests in the Companies are held by RAC Buyer, all of the equity interests in RAC Buyer are held by RAC Intermediate, all of the equity interests in RAC Intermediate are held by RAC Opco and RAC’s only assets are its equity interests in RAC Opco. Following the Closing, RAC was renamed Archaea Energy Inc. (the “Combined Company”). The ownership structure following the closing of the Business Combinations for RAC Opco, which gives rise to the noncontrolling interest at RAC, is as follows:

Equity Holder	Shares	%
RAC	52,844,695	46%
Controlling interests	52,844,695	46%
Aria Holders	23,000,000	20%
Archaea Holders	33,350,385	29%
Sponsor, Atlas and RAC independent directors	5,931,350	5%
Noncontrolling interests	62,281,735	54%
Total	115,126,430	100%

Prior to the Closing of the Business Combinations, the Class A Common Stock, par value $0.0001 per share, of RAC (“Class A Common Stock” and, together with the Class B Common Stock, the “Common Stock”) and warrants exercisable for Class A Common Stock were listed on the New York Stock Exchange (the “NYSE”) under the symbols “RICE” and “RICE WS,” respectively. Following the consummation of the Business Combinations, the shares of Class A Common Stock and certain warrants that previously traded as units, each of which consisted of one share of Class A Common Stock and one-half of one redeemable warrant, were automatically separated into their component securities and, as a result, are no longer traded as an independent security. As of September 16, 2021, the Class A Common Stock and the warrants on the NYSE are listed under the symbols “LFG” and “LFG WS,” respectively. References herein to “Class B Common Stock,” “Class A Common Stock” and “Common Stock” are to those of RAC (prior to the Closing) or the Combined Company (upon and after the Closing).

In connection with the Closing, RAC, RAC Buyer, RAC Opco, Rice Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”), and certain other individuals affiliated with the Companies entered into a stockholders agreement (the “Stockholders Agreement”), which provides that, among other things, (i) the board of directors of the Combined Company (the “Combined Company Board”) consists of seven members, (ii) the holders of a majority of the Company Interests (as defined in the Stockholders Agreement) held by the RAC Sponsor Holders (as defined in the Stockholders Agreement) have the right to designate two directors for appointment or election to the Combined Company Board during the term of the Stockholders Agreement, (iii) the Ares Investor (as defined in the Stockholders Agreement) has the right to designate one director for appointment or election to the Combined Company Board for so long as the Ares Investor holds at least 50% of the Registrable Securities (as defined in the Stockholders Agreement) held by it on the date that the Business Combinations were consummated, (iv) the Combined Company Board shall take all necessary action to designate the person then serving as the Chief Executive Officer of the Combined Company for appointment or election to the Combined Company Board during the term of the Stockholders Agreement and (v) the Board shall designate three independent directors (the “Independent Directors”) to serve on the Combined Company Board during the term of the Stockholders Agreement. If neither of the two directors nominated by the RAC Sponsor Holders are reasonably determined, based on the advice of the Combined Company’s counsel, to be “independent directors” for purposes of NYSE rules, the Combined Company Board shall be permitted in its sole discretion to increase the size of the Board to nine members, and to fill the two additional directorships with two additional “independent directors” nominated by the Combined Company Board. The Ares Investor also has the right to consult on the persons to be designated as Independent Directors for so long as the Ares Investor holds at least 50% of the Registrable Securities held by it on the date that the Business Combinations are consummated.

2.      Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction and present the reasonably estimable synergies and other transaction effects that have occurred or reasonably expected to occur (“Management’s Adjustments”). The Company has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. The adjustments presented in the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an understanding of the Combined Company upon consummation of the Business Combinations

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 was derived from the historical unaudited condensed balance sheet of RAC as of June 30, 2021 and the historical unaudited condensed consolidated balance sheets of Aria and Archaea as of June 30, 2021 and giving further effect to the Pro Forma Adjustments as if they occurred on June 30, 2021. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 combine the historical statement of operations of RAC for the six months ended June 30, 2021, and the historical consolidated statements of operations of Aria and Archaea for the six months ended June 30, 2021, giving effect to the Pro Forma Adjustments as if they had been consummated on January 1, 2021, the beginning of the earliest period presented. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 combine the historical unaudited condensed statement of operations of RAC for the six months ended June 30, 2021, and the historical unaudited condensed consolidated statements of operations of Aria and Archaea for the six months ended June 30, 2021, giving effect to the Pro Forma Adjustments as if they had been consummated on January 1, 2021, the beginning of the earliest period presented.

The historical financial information has been adjusted to reflect the pro forma adjustments that are directly attributable to the Business Combinations and certain other transactions as described in more detail below.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The pro forma adjustments reflecting the consummation of the Business Combinations and certain other transactions as described in more detail below are based on certain currently available information and certain assumptions and methodologies that the Company believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. The Company believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Pro Forma Adjustments based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combinations and certain other transactions as described in more detail below. RAC, Aria and Archaea have not had any historical relationship prior to the Business Combinations. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

Shares outstanding as presented in the unaudited pro forma condensed combined financial statements include the 23.0 million shares of Class B Common Stock issued to the Aria Holders, the 33.4 million shares of Class B Common Stock issued to the Archaea Holders, the 23.7 million shares of Class A Common Stock that is outstanding as of June 30, 2021, the 5.9 million shares of Class B Common Stock issued to the Sponsor, and the 29.2 million shares of Class A Common Stock issued in connection with the PIPE Financing.

As a result of the Business Combinations, the Aria Holders will own approximately 20% of the Combined Company, the Archaea Holders will own approximately 29% of the Combined Company, the Public Stockholders will own approximately 20% of the Combined Company, the Sponsor will own approximately 5% of the Combined Company, and the PIPE Investors will own approximately 26% of the Combined Company, based on the shares issued in the Business Combination and the number of shares of Common Stock outstanding as of June 30, 2021.

The foregoing ownership percentages reflect record ownership, not beneficial ownership for SEC reporting purposes. See “Beneficial Ownership of Securities” for the beneficial ownership of Common Stock upon Closing of the Business Combinations and certain other transactions as described in more detail below.

3.      Accounting for the Business Combinations

In accordance with ASC 810, RAC Opco is considered a VIE where RAC is the sole managing member of RAC Opco, and therefore, the primary beneficiary. As such, RAC consolidates RAC Opco, and the unitholders that hold economic interest directly at RAC Opco would be presented as noncontrolling interest in both the pro forma balance sheet and income statement. Archaea is considered the accounting acquirer of the Business Combinations based on ASC 805 because Archaea Holders will have the largest portion of the voting power of the Combined Company, Archaea’s senior management will comprise the majority of the senior management of the Combined Company, and the Archaea Holders, will appoint the majority of board members exclusive of the independent board members. The Archaea Merger represents a reverse merger and will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, RAC will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Archaea Merger will be treated as the equivalent of Archaea issuing shares for the net assets of RAC, accompanied by a recapitalization. The net assets of RAC and Archaea will be stated at historical cost. No goodwill or other intangible assets will be recorded. The Aria Merger represents an acquisition of a business and Aria’s identifiable assets acquired, liabilities assumed and any non-controlling interests will be measured at their acquisition date fair value.

The preliminary pro forma opening Balance Sheet for Aria as of June 30, 2021 reflecting preliminary fair value adjustments is as follows (in thousands):

Assets:
Current assets:
Cash and cash equivalents	$35,699
Account receivable – net	28,280
Prepaid expenses and other current assets	4,049
Inventory	8,416
Assets held for sale	—
Total current assets	$76,444
Property and equipment, net	169,000
Intangible assets, net	458,240
Investments in joint ventures	276,529
Goodwill	33,841
Other non-current assets	581
Total assets	$1,014,636
Liabilities:
Current liabilities:
Accounts payable	$2,230
Accrued and other current liabilities	11,992
Short-term debt	137,086
Total current liabilities	$151,308
Long-term debt
Other long-term liabilities	96,112
Total liabilities	$247,420

Total purchase consideration	$767,216

Property and equipment assets are depreciated over a remaining weighted average useful life of 15 years. Fair value adjustments include a $103,468 step-up in fair value.

Intangible assets primarily relate to landfill gas rights and are depreciated over a remaining weighted average useful life of 7 years. Fair value adjustments include $337,827 step-up in fair value.

Equity method investments in joint ventures include a $191,230 step-up in fair value.

Other long-term liabilities include out-of-market contract adjustments for $82,454.

The increase to depreciation and amortization expense totaled $55.5 million and $28.0 million related to property and equipment, intangible assets, equity method investments and out-of-market contracts for the year ended December 31, 2020 and the six months ended June 30, 2021, respectively.

4.      Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2021

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 has been prepared to illustrate the effect of the Pro Forma Adjustments and has been prepared for informational purposes only.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 includes the Pro Forma Adjustments that are directly attributable to the transactions noted in this filing. RAC, Aria and Archaea did not have any historical relationship prior to the Business Combinations. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro forma notes

(A)    Derived from the unaudited condensed consolidated balance sheet of RAC as of June 30, 2021.

(B)    Derived from the unaudited condensed consolidated balance sheet of Aria as of June 30, 2021.

(C)    Derived from the unaudited condensed consolidated balance sheet of Archaea as of June 30, 2021.

Pro forma adjustments directly attributable to the Business Combinations and PIPE Financing:

a)      To reflect the combination of the following items: the payment of $7.6 million of deferred underwriters’ fees incurred during the IPO that are payable upon completion of the Business Combinations, the release of $236.9 million of cash from RAC’s trust account that held proceeds of the IPO (the “Trust Account”) to the cash and cash equivalents account, after Public Stockholders exercised their Redemption Rights for 46,972 shares for a total of $0.5 million, the payment of $377.3 million in cash for the Aria Merger, the payment of Aria’s total advisory, legal, accounting and auditing fees and other professional fees of $12.7 million upon consummation of the Aria Merger, the payment of RAC’s total advisory, legal, accounting and auditing fees and other professional fees of $26.4 million upon consummation of the Aria Merger, the payment of Archaea’s total advisory, legal, accounting and auditing fees and other professional fees of $7.5 million upon consummation of the Archaea Merger, and the issuance of an aggregate of 29.2 million shares of Class A Common Stock in the PIPE Financing at an average price of $10.29 per share, for an aggregate purchase price of $300.0 million and to record the fee associated with the PIPE Financing in the amount of $8.5 million. See table below (in thousands):

Release of Trust Account	$236,880
Issuance of 29.2 million shares of Class A Common Stock in the PIPE Financing	300,000
Payment of deferred underwriters’ fees	(7,611)
Payment of cash for Aria Merger	(377,309)
Payment of Aria’s total estimated advisory, legal, accounting and auditing and other professional fees	(14,906)
Payment of RAC’s total estimated advisory, legal, accounting and auditing and other professional fees	(26,359)
Payment of Archaea’s total estimated advisory, legal, accounting and auditing and other professional fees	(7,547)
Recording of PIPE Financing fee	(8,500)
Cash and cash equivalents	$94,648

          b)      To reflect fair value step-up related to the property and equipment, net acquired as part of the Aria Merger.

c)      To reflect fair value step-up related to the intangible assets, net acquired as part of the Aria Merger.

d)      To reflect the release of $237.4 million of cash from the Trust Account to the cash and cash equivalents account.

e)      To reflect fair value step-up related to the investments in joint ventures acquired as part of the Aria Merger.

f)      To reflect the estimated goodwill balance to be recognized as part of the Aria Merger.

g)      To reflect the payment of $7.6 million of deferred underwriters’ fees incurred during the IPO that are payable upon completion of the Business Combinations.

h)      To reflect the fair value of the 250.0 thousand warrants issued in connection with the PIPE Financings.

i)       To reflect the fair value of out-of-market contracts to be recognized as part of the Aria Merger.

j)       To reflect the reclassification of common stock subject to redemption of 7.8 million shares of Class A Common Stock to permanent equity.

k)      To reflect the reclassification, of common stock subject to redemption of 7.8 million shares of Class A Common Stock to permanent equity and the issuance of an aggregate of 29.2 million shares of Class A Common Stock in the PIPE Financing at a price of $10.29 per share, for an aggregate purchase price of $300.0 million.

l)       To reflect the issuance of 56.4 million shares of Class B Common Stock in connection with the Business Combinations.

m)     To reflect to removal of the historical Aria membership units as a result of the Aria Merger.

n)      To reflect the recapitalization of Archaea through the contribution of all outstanding share capital of Archaea to RAC.

o)      To reflect the combination of the following items: 1) the reclassification of Class A Common Stock adjusting from temporary equity to permanent equity ($77.9 million), 2) the issuance of 23.0 million shares of Class B Common Stock in connection with the Aria Merger ($432.2 million), 3) the reclassification of the noncontrolling interest associated with the Class B units in RAC Opco, which represents 54.2% of the total ownership interests of RAC Opco ($437.0 million), 4) the recapitalization of Archaea through the contribution of all outstanding share capital of Archaea to RAC ($88.0 million), 5) the payment of the transaction costs paid by Archaea ($7.5 million), 6) the issuance of an aggregate of 29.2 million shares of Class A Common Stock in the PIPE Financing at an average price of $10.29 per share, for an aggregate purchase price of $300.0 million and 7) the payment the fees associated with the PIPE Financing in the amount ($8.5 million).

p)      To reflect elimination of the accumulated deficits of RAC, the accounting acquiree, and Aria.

q)      To reflect elimination of the accumulated other comprehensive loss of Aria.

r)      To reflect the non-controlling interest adjustment resulting from the Business Combinations.

Pro forma adjustments directly attributable to the Financing Transactions:

s)      To reflect the impact to cash of the following items: 1) $220.0 million Secured Term Loan, which is a component of Archaea’s $470.0 million credit facility (the “new credit facility”), the proceeds of which were received simultaneously with the consummation of the Business Combination and will be used for general corporate purposes less $17.1 million in financing costs; 2) the repayment of Aria’s Term Loan B debt in the amount of $138.0 million; and 3) the repayment of certain Archaea loans and the associated accrued interest and Noble guaranty fee, which total $16.7 million and $2.4 million, respectively, as of June 30, 2021.

t)       To reflect the elimination of current portion of long-term debt in conjunction with the repayment of Aria and Archaea debt.

u)      To reflect the net amount of the debt proceeds and repayments described at Note 4(q) above (the $288.4 million portion, of which $220.0 million relates to the new term loan), along with the reduction of Aria’s Term Loan B debt ($138.0 million) and the long-term portion of Archaea’s debt, excluding Assai debt. ($14.3 million).

v)      To reflect the write-off of unamortized debt financing costs associated with the repayment of Aria’s Term Loan B ($0.892 million) and the repayment of certain Archaea loans ($0.191 million).

5.      Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2020

RAC, Aria and Archaea did not have any historical relationship prior to the Business Combinations. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of shares of Common Stock outstanding at the closing of the Business Combinations and the PIPE Financing, assuming the Pro Forma Adjustments occurred on January 1, 2020.

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro forma notes:

(A)    Derived from the audited consolidated statements of operations of RAC for the year ended December 31, 2020.

(B)    Derived from the audited consolidated statements of operations of Aria for the year ended December 31, 2020.

(C)    Derived from the audited consolidated statements of operations of Archaea for the year ended December 31, 2020.

Pro forma adjustments directly attributable to the Business Combinations and PIPE Financing:

a)      To reflect the incremental depreciation and amortization related to the fair value step-ups as part of the Aria Merger. The $11.6 million recorded to revenue represents the amortization of the $82.5 million below market contract associated with an offtake agreement with a 7-year useful life.  Of the $53.9 million recorded to cost of revenue, $47.3 represents the amortization of the $337.8 million step-up on intangible assets over 7 years of useful life. The remaining $6.6 million recorded to costs of revenue relates to the amortization of the $103.5 million step-up on property, plant and equipment over 15 years of useful life.  The $13.2 million recorded to other income, net relates to the amortization of the $191.2 million step-up on equity method investments over 15 years useful life.

b)      To reflect RAC transaction costs.

c)      As a result of the Combined Company’s up-C structure, RAC will be a tax-paying entity. However, as RAC has historically been loss-making, any deferred tax assets created as a result of net operating losses would be offset by a full valuation allowance resulting in no income tax expense adjustments to be presented in the unaudited pro forma condensed combined statement of operations.

d)      To reflect the noncontrolling interest portion (54.2%) of the pro forma adjustments.

Pro forma adjustments directly attributable to the Financing Transactions:

e)      To reflect interest expense and amortization of debt issuance costs on the additional debt financings. This $15.3 million is split between $12.9 million interest expense and $1.9 million amortization of debt issuance costs on the additional debt financings. For the former, the $12.9 million is comprised of 1) $7.5 million related to the Secured Term Loan within the new credit facility, 2) $2.7 million related to the 3.75% Notes, and 3) $2.7 million related to the 4.75% Notes interest expense. The $1.9 million amortization of debt issuance costs on the additional debt financings is comprised of 1) $2.1 million on the Secured Term Loan within the new credit facility, 2) $0.2 million on the 3.75% Notes, and 3) $0.1 million on the 4.75% Notes.

f)      To reflect the noncontrolling interest portion (54.2%) of the pro forma adjustments.

Pro forma adjustments directly attributable to Other Transaction Accounting Adjustments:

g)      To reflect the removal of the Statement of Operations activity related to LESPH for the year ended December 31, 2020.

h)      To reflect the removal of the impairment charge associated with classifying LESPH as held-for-sale during the fourth quarter of 2020.

i)       To primarily recognize the nonrecurring gain in conjunction with the disposal of LESPH and the discharging of debt associated with LESPH within Aria’s historical balance sheet as of December 31, 2020.

j)       To reflect the noncontrolling interest portion (54.2%) of the pro forma adjustments.

Pro forma weighted average shares outstanding:

k)      As the Business Combinations are being reflected as if they had occurred at the beginning of the earliest period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable in connection with the Business Combinations and the PIPE Financing have been outstanding for the entirety of the periods presented. Weighted average common shares outstanding — basic and diluted for the year ended December 31, 2020 are calculated as follows:

Year Ended December 31, 2020
Weighted average Class A shares calculation – basic and diluted
RAC weighted average public shares outstanding	23,725,000
Redemptions in connection with the Business Combinations	(46,972)
Issuance of Class A Common Stock in connection with closing of the PIPE Financing	29,166,667
Weighted average Class A shares outstanding	52,844,695

Comparative Share Information

The following table sets forth selected historical comparative share information for RAC and unaudited pro forma condensed combined per share information for the Combined Company after giving effect to the Business Combinations.

The pro forma book value information reflects the Business Combinations as if they had occurred on December 31, 2020. The weighted average shares outstanding and net earnings per share information reflect the Business Combinations as if they had occurred on January 1, 2020.

This information is only a summary and should be read together with the historical financial statements of RAC and the Companies and related notes. The unaudited pro forma condensed combined per share information of the Combined Company is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this prospectus.

The unaudited pro forma condensed combined earnings per share information below does not purport to represent the earnings per share which would have occurred had RAC and the Companies been combined during the periods presented, nor the earnings per share for any future date or period. Historically, RAC’s statement of operations included a presentation of income (loss) per common share subject to redemption in a manner similar to the two-class method of income (loss) per common share. The two-class method is not required in the pro forma income (loss) per common share as the shares of Class A Common Stock will no longer be subject to redemption. RAC has not considered the effect of the warrants sold in the IPO and Private Placement to purchase an aggregate of 18,351,762 shares of Class A Common Stock in the calculation of diluted earnings per share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted earnings per common share is the same as basic earnings per common share for the period presented. The unaudited pro forma condensed combined book value per share information below does not purport to represent what the value of the Combined Company would have been had the companies been combined during the periods presented.

As of and for the Year Ended December 31, 2020	RAC (Historical)(2)	Pro Forma Combined
Book value per share(1)	$0.44	$7.94
Weighted average shares outstanding of Class A and B Common Stock – basic and diluted	5,685,606	115,126,430
Net income (loss) per share of Class A and B Common Stock – basic and diluted	$(3.80)	$(0.45)

____________

(1)      Book value per share for RAC was calculated using 11,307,088 Class A and Class B shares based on RAC’s Consolidated Statement of Changes in Stockholder’s Equity as filed in its Form 10-K/A. The Pro Forma Combined book value per share was calculated using 115,126,430 Class A and Class B shares.

(2)      Aria’s and Archaea’s historical equity structure was not unitized, and therefore the calculation of book value per share for them as standalone entities is not a useful metric.

6.      Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations for the Six Months Ended June 30, 2021

RAC, Aria and Archaea did not have any historical relationship prior to the Business Combinations. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of shares of Common Stock outstanding at the closing of the Pro Forma Adjustments, assuming the Pro Forma Adjustments occurred on January 1, 2021.

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro forma notes:

(A)    Derived from the unaudited condensed consolidated statements of operations of RAC for the six months June 30, 2021.

(B)    Derived from the unaudited condensed consolidated statements of operations of Aria for the six months ended June 30, 2021.

(C)    Derived from the unaudited condensed consolidated statements of operations of Archaea for the six months ended June 30, 2021.

Pro forma adjustments directly attributable to the Business Combinations and PIPE Financing:

a)      To reflect the incremental depreciation and amortization related to the fair value step-ups as part of the Aria Merger. The $5.9 million recorded to revenue represents the amortization of the $82.4 million below market contract associated with an offtake agreement with a 7-year useful life.  Of the $27.6 million recorded to cost of revenue, $24.1 represents the amortization of the $337.8 million step-up on intangible assets over 7 years of useful life. The remaining $3.5 million recorded to costs of revenue relates to the amortization of the $103.5 million step-up on property, plant and equipment over 15 years of useful life.  The $6.4 million recorded to other income, net relates to the amortization of the $191.2 million step-up on equity method investments over 15 years useful life.

b)      To reflect RAC transaction costs.

          c)      As a result of the Combined Company’s up-C structure, RAC will be a tax-paying entity. However, as RAC has historically been loss-making, any deferred tax assets created as a result of net operating losses would be offset by a full valuation allowance resulting in no income tax expense adjustments to be presented in the unaudited pro forma condensed combined statement of operations.

d)      To reflect the noncontrolling interest portion (54.2%) of the pro forma adjustments.

Pro forma adjustments directly attributable to the Financing Transactions:

e)      To reflect interest expense ($3.7 million) and amortization of the debt issuance costs ($1.1 million) related to the $220 million Secured Term Loan (within the new credit facility).

f)      To reflect the debt extinguishment costs associated with the repayment of the Aria Term Loan B ($0.9 million) and the debt extinguishment costs associated with the repayment of the debt associated with the Big Run acquisition ($.2 million).

g)      To reflect the noncontrolling interest portion (54.2%) of the pro forma adjustments.

Pro forma adjustments directly attributable to Other Transaction Accounting Adjustments:

h)      To reflect the removal of the Statement of Operations activity related to LESPH for the six months ended June 30, 2021.

i)       To primarily recognize the nonrecurring gain in conjunction with disposal of LESPH and the discharging of debt associated with LESPH within Aria’s historical balance sheet as of June 30, 2021.

j)       To reflect the noncontrolling interest portion (54.2%) of the pro forma adjustments.

Pro forma weighted average shares outstanding:

k)      As the Business Combinations are being reflected as if they had occurred at the beginning of the earliest period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable in connection with the Pro Forma Adjustments have been outstanding for the entirety of the periods presented. Weighted average common shares outstanding — basic and diluted for the six months ended June 30, 2021 are calculated as follows:

Six Months Ended June 30, 2021
Weighted average shares calculation – basic and diluted
RAC weighted average Class A Common Stock outstanding	23,725,000
Cancellation of Founder Shares in connection with the Business Combinations	—
Issuance of Class A Common Stock in connection with closing of the PIPE Financing, net of redemptions	29,119,695
Weighted average Class A Common Stock outstanding	52,844,695

Comparative Share Information

The following table sets forth selected historical comparative share information for RAC and unaudited pro forma condensed combined per share information for the Combined Company after giving effect to the Business Combinations.

The pro forma book value information reflects the Business Combinations as if they had occurred on June 30, 2021. The weighted average shares outstanding and net earnings per share information reflect the Business Combinations as if they had occurred on January 1, 2021.

This information is only a summary and should be read together with the historical financial statements of RAC and the Companies and related notes. The unaudited pro forma condensed combined per share information of RAC and the Companies is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this prospectus.

The unaudited pro forma condensed combined earnings per share information below does not purport to represent the earnings per share which would have occurred had RAC and the Companies been combined during the periods presented, nor the earnings per share for any future date or period. Historically, RAC’s statement of operations included a presentation of income (loss) per common share subject to redemption in a manner similar to the two-class method of income (loss) per common share. The two-class method is not required in the pro forma income (loss) per common share as the Class A shares are no longer subject to redemption. RAC has not considered the effect of the warrants sold in the IPO, Private Placement or the PIPE Financing to purchase an aggregate of 18,883,500 shares of Class A Common Stock in the calculation of diluted earnings per share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted earnings per common share is the same as basic earnings per common share for the period presented. The unaudited pro forma condensed combined book value per share information below does not purport to represent what the value of RAC and the Companies would have been had the companies been combined during the periods presented.

	RAC (Historical)(2)	Pro Forma Combined
As of and for the six months ended June 30, 2021
Book value per share(1)	$0.31	$6.37
Weighted average shares outstanding of nonredeemable Class A and B Common Stock – basic and diluted	5,933,850	115,126,430
Net income (loss) per share of Class A and B Common Stock – basic and diluted	$(19.27)	$(1.45)

____________

(1)      Book value per share for RAC was calculated using 15,933,356 Class A and Class B shares based on RAC’s Consolidated Statement of Changes in Stockholder’s Equity as filed in its Form 10-Q for the quarterly period ended June 30, 2021. The Pro Forma Combined book value per share was calculated using 115,126,430 Class A and Class B shares.

(2)      Aria’s and Archaea’s historical equity structure was not unitized, and therefore the calculation of book value per share for them as standalone entities is not a useful metric.

ARIA’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

In this section, unless the context otherwise requires, references to “Aria,” “we,” “us,” “our,” and the “Company” are intended to mean the business and operations of Aria and its consolidated subsidiaries. Additional terms used herein are defined in the section entitled “Certain Defined Terms” and elsewhere in this prospectus.

The following discussion analyzes the financial condition and results of operations of the Company. The following discussion and analysis should be read in conjunction with the consolidated and combined audited financial statements and the related notes included in this prospectus.

Amounts and percentages presented throughout our discussion and analysis of financial condition and results of operations may reflect rounded results in thousands (unless otherwise indicated) and consequently, totals may not appear to sum. Certain prior period amounts have been reclassified to conform to the current year presentation.

Overview

We are a growth-oriented energy company focused on owning, operating and developing long-life energy projects that deliver stable, long-term cash flows. We believe our business strategy will allow us to achieve sustainable future growth in our cash flows. Today we own and operate a core business comprised of low-marginal-cost renewable energy projects that generate baseload electricity or deliver pipeline-quality RNG to our customers. We are one of the premier LFG companies in the United States, with 25 owned and/or operated LFG projects in 13 states. Our portfolio consists of 9 RNG projects with a total daily capacity of 24,880 MMBtu and 16 projects generating baseload renewable electricity with a total capacity to produce 115.7 MW of power. Included among our electric projects are four plants operating for third parties, amounting to 22.4 MW of capacity. All of our projects are low-cost, environmentally friendly and benefit from state-mandated RPS, federal environmental compliance requirements for landfill owners and growing waste management demands that are highly correlated to the recent economic recovery. The LFG industry in the United States is highly fragmented and we believe that the Combined Company will be well positioned to take advantage of acquisition opportunities following the consummation of the Business Combination. Our projects utilize established technology and we believe that our business is highly scalable. A significant majority of our owned projects operate under long-term off-take agreements with investment grade and other creditworthy counterparties that have a weighted average remaining life (based on design capacity) of approximately ten years for RNG projects and five years for power projects as of June 30, 2021. Our remaining projects benefit from market pricing in attractive power and RNG markets.

We are a market leader and one of the largest companies in the LFG sector in North America. We have demonstrated a strong ability to grow our business through both development and acquisitions. We have developed or constructed nine projects (six RNG and three Power) over the last seven years and we have successfully integrated two acquisitions since 2015. As we grow our company in the future, we will continue to focus on high-quality, long-life projects with creditworthy counterparties that will enable us to support our growth strategy.

The Business Combination

On April 7, 2021, we entered into the Aria Merger Agreement with RAC Buyer, Company Merger Sub, RAC Intermediate, Rice Opco, the Aria Equityholder Representative and RAC.

Additionally, on April 7, 2021, RAC also entered into the Archaea Merger Agreement with (i) RAC Opco, (ii) RAC Intermediate, (iii) RAC Buyer, (iv) Archaea Merger Sub, (v) Archaea Seller, and (vi) Archaea Energy II.

Pursuant to the Aria Merger Agreement, the aggregate merger consideration payable upon closing of the Aria Merger to Aria Holders was approximately $680.0 million, subject to certain adjustments set forth in the Aria Merger Agreement for, among other things, Aria’s cash, indebtedness, unpaid transaction expenses and certain capital expenditures. The merger consideration consisted of both cash consideration and consideration in the form of newly issued Opco Class A units and newly issued shares of Class B Common Stock. The cash component of the consideration was an amount equal to $450.0 million, subject to certain adjustments set forth in the Aria Merger Agreement. The remainder of the consideration consisted of 23.0 million Opco Class A units and 23.0 million shares of Class B Common Stock.

Following the Closing, the Company retained its “up-C” structure, whereby all of the equity interests in Aria and Archaea are held by RAC Buyer, all of the equity interests in RAC Buyer are held by RAC Intermediate, all of the equity interests in RAC Intermediate are held by RAC Opco and RAC’s only assets are its equity interests in RAC Opco. Following the Closing, RAC was renamed Archaea Energy Inc.

In accordance with ASC 810, RAC Opco is considered a VIE where RAC is the sole managing member of RAC Opco, and therefore, the primary beneficiary. As such, RAC consolidates RAC Opco, and the unitholders that hold economic interest directly at RAC Opco would be presented as noncontrolling interest in both the pro forma balance sheet and income statement. Archaea is considered the accounting acquirer of the Business Combinations based on ASC 805 because Archaea Holders have the largest portion of the voting power of the Combined Company, Archaea’s senior management comprise the majority of the senior management of the Combined Company, and the Archaea Holders, appoint the majority of board members exclusive of the independent board members. The Archaea Merger represents a reverse merger and is accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, RAC is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Archaea Merger is treated as the equivalent of Archaea issuing shares for the net assets of RAC, accompanied by a recapitalization. The net assets of RAC is stated at historical cost. No goodwill or other intangible assets is recorded. The Aria Merger represents an acquisition of a business and Aria’s identifiable assets acquired, liabilities assumed and any non-controlling interests is measured at their acquisition date fair value.

As a result of the Business Combinations, Aria became a subsidiary of a publicly traded company with the Combined Company’s common stock trading on the NYSE. As compared to Aria, the Combined Company expects to incur material additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal, and administrative resources, including increased personnel costs, audit and other professional service fees.

Impact of COVID-19

The impact of the COVID-19 pandemic and measures to prevent its spread have been impactful and continue to affect our business in several ways. In March 2020, Aria implemented a COVID-19 response team, led by senior management, which initially met on a daily basis to report health status and develop guidelines to protect our workforce. Daily health monitoring and internal contact tracing protocols were implemented. The response team sought feedback from employees, particularly those working in our plants, in developing policies and protocols. Work-from-home protocols were implemented immediately where possible for non-operations personnel. For on-site employees, PPE was provided and enhanced hygiene and physical distancing protocols were implemented. The necessary IT improvements were initiated to facilitate a remote work environment, and we leveraged supplier networks to source COVID-19 specific PPE. Communications from senior leadership to all employees were enhanced, with weekly updates provided. To date, Aria has not experienced any spread of the disease within its operating and management locations or any material interruptions to its business operations. As of the date of this prospectus, such business changes and additional costs have not been, individually or in the aggregate, material to Aria.

Recently, several vaccines have been authorized for use against COVID-19 in the United States and internationally. As a result of distribution of the vaccines, various federal, state and local government have begun to ease the movement restrictions and initiatives while continuing to adhere to enhanced safety measures, such as physical distancing and face mask protocols. However, the uncertainty continues to exist regarding the severity and duration of the pandemic, the speed and effectiveness of vaccine and treatment developments and deployment, potential mutations of COVID-19, and the effect of actions taken and that will be taken to contain COVID-19 or treat its effect, among others.

We remain uncertain of the ultimate effect COVID-19 could have on our business notwithstanding the distribution of several U.S. government approved vaccines and various federal, state and local governments having begun to ease the movement restrictions and public health initiatives while continuing to adhere to enhanced safety measures, such as physical distancing and face mask protocols. This uncertainty as to the duration and severity of economic effects from the COVID-19 pandemic stems from the potential for, among other things, (i) continued rates of reported cases of COVID-19 and the potential for mutations of COVID-19 to result in increased rates of reported cases for which currently approved vaccines are not effective, (ii) unexpected disruptions to our operating projects and (iii) changes to customer demands.

LESPH Sale

Aria’s previously wholly-owned subsidiary, LES Project Holdings, LLC (“LESPH”), was a borrower under a term loan secured by the assets of LESPH and its subsidiaries, which matured on October 7, 2020, and under which LESPH was in default.

On June 1, 2020, Aria entered into a Sale Support and Cooperation Agreement with the Lender Parties (as defined therein) holding the LESPH debt, pursuant to which Aria agreed to engage in a sale process of LESPH. In connection therewith, Aria and the Lender Parties also entered into a Mutual Release Agreement effective upon the earlier of (a) the closing of the sale or foreclosure of LESPH or (b) June 30, 2021.

The Lender Parties and their advisor began a sale process that culminated in the receipt of final bids, and the selection of the winning bidder, in December 2020. Aria met its obligations under the Sale Support and Cooperation Agreement and was compensated in accordance therewith.

On March 1, 2021, LES Manager LLC and Energy Power Investment Company, LLC entered into a Membership Interest Purchase Agreement (MIPA) pursuant to which Aria agreed to sell 100% of LESPH for a purchase price of $58.5 million, subject to certain post-closing adjustments. The transaction closed and the terms of the Mutual Release Agreement became effective on June 10, 2021. The Mutual Release Agreement released lender claims and discharged the obligations of LESPH under the term loan agreement. Aria believes the agreement represents a settlement of the matter pertaining to the term loan default.

Key Factors that Affect our Business

Our results of operations in the near-term, as well as our ability to grow our business and revenue over time, could be impacted by a number of factors, including those affecting our industry generally and those that could specifically affect our existing projects and our ability to grow our operations.

Trends Affecting our Industry

The number of LFG projects producing RNG has increased dramatically since 2014, coinciding with the qualification of LFG resources as a D3 RIN under the federal RFS. LFG is also considered to be a renewable resource in all states that encourage or mandate the use of renewable energy. We believe these factors will contribute to driving the future growth of the LFG industry. The demand for RNG has grown significantly over the past several years and is expected to continue to grow due to (i) regulatory-driven requirements at the Federal Level (under the RFS) and state level (under Utility Commission mandates), (ii) broad-based utility and corporate support for voluntary renewable energy or sustainability initiatives, and (iii) the public sector looking to diversify energy sources from fossil fuel based alternatives.

We believe that the key drivers for the long-term growth in the LFG industry include:

•        overall demand for energy;

•        governmental incentives, including RINs, RECs and LCFS, which make investments in renewable energy more attractive compared to traditional sources;

•        environmental and social factors supporting increasing levels of renewable energy sources;

•        price volatility for other fuel sources used for electricity generation;

•        voluntary and institutional renewable energy procurement;

•        federal and state carbon reduction goals; and

•        regulatory and policy framework and support.

Our Outlook

Our current operations are somewhat insulated by the factors above as a significant majority of our owned projects operate under long-term off-take agreements with investment grade and other creditworthy counterparties that have a weighted average remaining life of approximately ten years for RNG projects and five years for power projects as of June 30, 2021.

Our near-term growth strategy will focus on achieving operating efficiencies at our existing sites and potential opportunities to expand operations at existing sites. Most of the landfills that we operate at continue to accept waste and therefore the available landfill gas at these sites is expected to increase over time. In addition to expansion opportunities at existing sites, our strategy is to develop ongoing relationships with the largest landfill owners to allow us to negotiate project terms and avoid engaging in the request for proposal processes. By focusing on the largest landfill companies, we have been given RNG projects when the existing electric project contracts have expired. This has given us access to the large landfill projects that had already been developed with electric projects. This strategy avoids the administrative cost of doing one off RFPs that are not repeatable. The relationship we have developed with the largest landfill companies positions us to build RNG projects on their landfills going forward. We also continue to identify and evaluate opportunities to acquire existing LFG projects.

Factors Affecting Our Operational Results

The primary factors that will affect our financial results are (i) the amount of energy production and price of energy sales by our owned projects, (ii) the timing of commencement of commercial operations at our projects under construction, expansion of existing projects, development of new projects and project acquisitions, (iii) continued improvements in efficiency at our operations, (iv) interest expense on our new debt facilities, and (v) expenses associated with becoming a public company.

Commercial Operations at Our Construction Projects, Expansions of Our Existing Projects, Development of New Projects and Project Acquisitions

We currently have one cluster of anaerobic digester based RNG projects under construction which we expect to commence commercial operations before March 31, 2022. We are pursuing additional development opportunities, including expansions of operations at existing facilities, acquisitions of gas rights to develop new projects and acquisitions of existing LFG projects. The process of permitting an LFG project typically takes anywhere from six to 18 months to complete, depending on the project’s location and recovery technology. LFG projects can generally be constructed quickly, in nine to 18 months following receipt of all requisite permits.

Energy Sales from Our Projects

Our energy related products revenues are primarily determined by the amount of electricity we generate and RNG we produce and the average realized price we receive for each commodity and environmental attribute. Electricity revenues include energy, capacity and RECs either sold separately or bundled under a single contract price. RNG revenues include natural gas, RINs, and for certain projects, LCFS credits. A significant majority of our owned projects operate under long-term off-take agreements with investment grade and other creditworthy counterparties, but are subject to variable market price. We also receive payments related to our capacity at certain of our power projects. In addition, the sales of renewable attributes associated with the production of renewable energy, including RECs and RINs, comprise a significant portion of our revenues. Sales of renewable attributes directly accounted for more than 43.8% 37.6% and 45.1% of our total revenue for the year ended December 31, 2020, 2019 and 2018, respectively, and 54.6% and 40.4% for the six months ended June 30, 2021 and June 30, 2020 respectively, with renewable attributes also being bundled with the energy sold under certain of our off-take agreements.

Project Operations

Our portfolio of owned and/or operated projects has a total production capacity of 115.7 MW and 24,880 MMBtu’s per day. Our ability to generate energy from our LFG projects in an efficient and cost-effective manner is impacted by our ability to maintain the operating capacity of our projects. Landfill gas is more reliable than other intermittent renewable energy resources in that it is continually generated throughout each day, which allows our projects to operate as baseload facilities. Our projects have stable operating histories and utilize proven technology. A vast majority of our power projects use Caterpillar engines that were designed specifically for landfill gas use. The modular nature of our power projects allows for easy expansion, overhaul, repair and replacement without disrupting remaining engines. Similarly, our RNG projects also use proven technologies and Aria has operated these projects for multiple years. Newly constructed projects use technologies similar to existing operating projects, creating a common platform on which to incorporate new facilities.

Debt Financing

As of June 30, 2021, we had variable rate long-term debt. This debt was repaid in connection with the closing of the Business Combinations.

Aria had a senior secured credit facility that included a term loan B with a remaining balance of $138.0 million at June 30, 2021 and December 31, 2020, and a revolving credit facility with total borrowing capacity of $40.2 million at June 30, 2021 and December 31, 2020. As of June 30, 2021 and December 31, 2020, Aria had no amounts drawn on the revolver. As of June 30, 2021, $16.1 million in letters of credit were outstanding, which reduced the amount available under the revolving credit facility to $24.1 million. The senior secured credit facility was repaid and terminated in connection with the Business Combinations.

As previously noted, Aria had a subsidiary level term loan at LESPH with an outstanding balance of $102.8 million, which matured on October 7, 2020 and under which LESPH was in default. The default under the term loan was remediated as part of the aforementioned Mutual Release Agreement, effective as of June 10, 2021.

Seasonality

Revenues generated from our power projects in the New York and New England markets, all of which sell electricity at market prices, are affected by warmer and colder weather, and therefore a portion of our quarterly operating results and cash flows are affected by pricing changes due to regional temperatures. Our energy production can also be affected during summer months, as very warm temperatures can dry out a landfill if the landfill owner is unable to keep the landfill covered, which in turn reduces the landfill gas generated at the site. The weather during colder months affects power pricing and revenues due to the direct effect of natural gas pricing in the northeastern United States and its effect on supply during these months. Most of the revenues from our remaining power projects and the significant majority of the revenues from our gas projects are not affected in the short-term by such seasonal variances in energy pricing because they primarily sell pursuant to long-term off-take agreements at fixed prices.

Key Metrics

We regularly review a number of operating metrics and financial measurements to evaluate our performance, measure our growth and make strategic decisions. In addition to traditional GAAP performance and liquidity measures, such as revenue, cost of revenue, net income and cash provided by operating activities, we also consider MW and MMBtu sold, average realized price and Adjusted EBITDA in evaluating our operating performance. Each of these metrics is discussed below.

MWh and MMBtus Sold and Average Realized Price

Power Sales — MWh Sold and Average Realized Electricity Price

For our power projects, the number of MWh sold and the average realized price per MWh sold are the operating metrics that determine the revenue that they generate. For any period presented, average realized electricity price represents total revenue from electricity sales divided by the aggregate number of MWh sold.

Gas Sales — MMBtu Sold and Average Realized Gas Price

For our gas projects, the number of MMBtu sold and the average realized price per MMBtu sold are the operating metrics that determine the revenue that they generate. For any period presented, average realized gas price represents total revenue from gas sales divided by the aggregate number of MMBtu sold.

Adjusted EBITDA

We define Adjusted EBITDA as net income before net interest expense, income taxes and depreciation, amortization and accretion and our share of net income or loss in non-consolidated joint ventures investments that are accounted for under the equity method, and excluding the effect of certain other items that we do not consider to be indicative of our ongoing operating performance such as mark-to-market adjustments and other non-recurring items. We also add back cash distribution received during the period from Aria’s nonconsolidated joint venture investments. In calculating Adjusted EBITDA, we also exclude mark-to-market adjustments to the value of our derivatives because we believe that it is useful for investors to understand, as a supplement to net income and other traditional measures of operating results, the results of our operations without regard to periodic, and sometimes material, fluctuations in the market value of such assets or liabilities. We also exclude impairment of assets, debt forbearance costs and costs related to sale of equity. Adjusted EBITDA is a non-U.S. GAAP measure. Adjusted EBITDA should be considered in addition to, and should not be considered superior to, or as a substitute for, the presentation of results determined in accordance with GAAP. We believe that Adjusted EBITDA and other non-GAAP financial measures assist management and investors when analyzing our performance by providing meaningful information that facilitates the comparability of underlying business results from period to period. We recognize there are limitations associated with the use of non-GAAP financial measures, including Adjusted EBITDA, as they may reduce comparability with other companies that use different methods to calculate similar non-GAAP measures. A further discussion of Adjusted EBITDA, including a reconciliation of Net income (loss), the most directly comparable GAAP measure, to Adjusted EBITDA is included below.

Components of Results of Operations

Revenue

Energy Revenue

A significant majority of our owned projects operate under long-term off-take agreements with investment grade and other creditworthy counterparties that have a weighted average remaining life (based on design capacity) of approximately five years for power projects and approximately ten years for RNG projects as of June 30, 2021. Power that is not covered by long-term off-take agreements is sold either under short-term bilateral agreements or in the wholesale markets. For electricity, these are markets organized and maintained by ISOs and RTOs (e.g., NYISO in New York, ISO-NE in New England and PJM Interconnection, L.L.C. (“PJM”) in the eastern United States). These ISOs and RTOs are well established organizations, regulated by states and FERC. For power sold in the wholesale markets, our company schedules the output in the day-ahead markets and receives the market price determined by the ISO or RTO through balancing the supply and demand for each day. In most cases we implement an optimization of the output sold in wholesale markets by using transmission to move the power into the ISO which offers better prices for RECs.

For RNG, we have contracts with long-term off-take agreements with creditworthy counterparties. Some contracts have fixed price offtake arrangements while the remaining sell natural gas and renewable attributes and are subject to market price changes.

We also generate revenue through the sale of renewable attributes. These attributes include RECs created from the production of renewable electricity, RINs and LCFS credits created from the sale of RNG as a transportation fuel. In most cases, RECs are sold to competitive energy suppliers or utilities to enable them to satisfy their statutory obligation to purchase renewable energy, while RINs are generally sold to energy companies, who in turn market to fuel refiners as renewable fuel credits to meet minimum percentage requirements for renewable volume obligations set by the EPA. RECs, RINs and LCFS credits are a stable source of revenue for our projects, offering visibility into near-term cash flows and also supporting cash flow stability going forward. We include revenues from the sale of these renewable attributes in energy related products revenue. REC revenue is recognized at the time power is produced where an active market and a sales agreement exists for the credits. RIN revenue is recognized when the fuel is produced or transferred to a third party.

Construction Revenue

Our construction revenue is derived from the installation of RNG plants owned by our nonconsolidated joint ventures. Aria recognizes revenue over time based on costs incurred and a fixed profit mark-up per construction agreement. Any intercompany profit is eliminated.

Cost of Revenue

Cost of Energy

Our cost of energy related products is comprised primarily of labor, parts and outside services required to operate and maintain equipment utilized in generating energy from our owned project facilities and from our landfill sources. Other costs directly related to the production of electricity and RNG are transportation costs associated with moving gas into pipelines, transmission costs of moving power between the ISOs, electricity consumed in the process of gas production, and royalty payments to landfill owners as stipulated in our gas rights agreements.

Cost of Construction

Cost of construction is comprised primarily of labor, equipment and other costs associated with our construction contract revenue incurred to date.

Depreciation, Amortization and Accretion

Depreciation expense is recognized using the straight-line method over the estimated useful lives of our assets. Accretion expense represents the increase in asset retirement obligations over the remaining operational life of the associated assets. Depreciation, amortization, and accretion includes the depreciation on our power and gas processing plants, amortization of intangible assets relating to our gas rights agreements, and debt financing costs, and the accretion of our asset retirement obligation.

General and Administrative Expenses

General and administrative expenses include our corporate offices and costs relating to labor, legal, accounting, treasury, information technology, insurance, communications, human resources, procurement, utilities, property taxes, permitting and other general costs.

Equity in Income of Joint Ventures

We hold interests in two joint ventures, one of which is LFGTE project, and other owns and operates four separate RNG facilities. Both partnerships are accounted for using the equity method. Equity in income of joint ventures includes earnings from projects located in Tennessee, Oklahoma, California and Michigan.

Interest Expense, Net

Interest expense is comprised of interest incurred under our variable rate financing arrangements.

Gain (Loss) on Swap Contracts

We used interest rate swaps and caps to manage the risk associated with interest rate cash flows on variable rate borrowings. We did not assess interest rate swaps for effectiveness. Changes in the fair values of interest rate swaps and realized losses were recognized as a component of interest expense. Our interest rate swaps were measured at fair value. The interest rate swaps were valued by discounting the net future cash flows using the forward LIBOR curve with the valuations adjusted by the counterparties’ credit default hedge rate.

Changes in the fair values of natural gas swap are recognized in gain (loss) on swaps and realized losses are recognized as a component of cost of energy expense. Valuation of the natural gas swap was calculated by discounting future net cash flows that were based on a forward price curve for natural gas over the life of the contract, with an adjustment for the counterparty’s credit default hedge rate.

Operating Segments

We are engaged in two reportable segments: one that operates a portfolio of renewable baseload electric generation assets and another that operates a portfolio of RNG production assets. We operate with two reportable segments based on a “management” approach, which designates the internal reporting used by management for making decisions and assessing performance as the source of the reportable segments. Management views and operates the business as two separate portfolios of assets. All of our projects and operations are located in the United States.

Results of Operations

Comparison of the Six Months Ended June 30, 2021 and 2020

The following table presents certain information relating to our operating results for the six months ended June 30, 2021 and June 30, 2020 (in thousands):

	Six Months Ended June 30,
	2021	2020	$ Change	% Change
Revenue
Energy revenue	$84,484	$62,649	21,835	34.9%
Construction revenue	24	7,246	(7,222)	(99.7)%
Amortization of intangibles and below-market contracts	(1,908)	(1,834)	(74)	(4.0)%
Total revenue	82,600	68,061	14,539	21.4%
Cost of revenue
Cost of energy	41,116	36,013	(5,103)	(14.2)%
Cost of construction	23	6,901	6,878	99.7%
Depreciation, amortization and accretion	11,314	15,580	4,266	27.4%
Total cost of revenue	52,453	58,494	6,041	10.3%
Gross profit	30,147	9,567	20,580	215.1%
Gain on disposal of assets	(1,347)	—	1,347	—
General and administrative expenses	13,063	9,631	(3,432)	(35.6)%
Operating income (loss)	18,431	(64)	18,495	NM
Other income (expense)
Equity in income of joint ventures	13,325	3,446	9,879	286.7%
Interest expense, net	(8,676)	(9,664)	988	10.2%
Gain (loss) on swap contracts	556	(322)	878	NM
Gain on extinguishment of debt	61,411	—	61,411	NM
Other income (expense)	2	1	1	100.0%
Total other income (expenses)	66,618	(6,539)	73,157	NM
Net income (loss)	85,049	(6,603)	91,652	NM
Net income attributable to noncontrolling interest	289	38	(251)	(660.5)%
Net income (loss) attributable to controlling interest	84,760	(6,641)	91,401	NM

____________

NM = A percentage calculation is not meaningful due to a change in signs or a zero-value denominator

Energy Revenue

Revenue from energy increased by $21.8 million, or 34.9%, for the six months ended June 30, 2021 compared to the same period in 2020. This change was attributable primarily to higher RIN pricing, higher natural gas and power commodity revenue. The average D3 RIN index price for the period from January 1, 2021 to June 30, 2021 was $3.1/gallon, up from $1.3/gallon for the same period in 2020. The average realized ISONE/NYISO commodity pricing from January 1, 2021 to June 30, 2021 was $34.6/MWh as compared to $18.1/MWh for the same period in 2020.

Construction Revenue

Construction revenue decreased by $7.2 million, or 99.7%, for the six months ended June 30, 2021 compared to the same period in 2020. This change was attributable primarily to the absence of joint venture construction activity in 2021 consistent with the plan compared to 2020, which included revenue from construction at South Shelby RNG facility.

Cost of Energy

Cost of energy related products increased by $5.1 million, or 14.2%, for the six months ended June 30, 2021 compared to the same period in 2020. This change was attributable primarily to higher royalty and electric transmission expenses partially offset by lower EMRNG replacement product, electric maintenance costs and other miscellaneous expenses.

Cost of Construction

Cost of construction decreased by $6.9 million, or 99.7%, for the six months ended June 30, 2021 compared to the same period in 2020. This decrease was in line with decrease in construction revenue for reasons explained above.

Depreciation, Amortization and Accretion

Depreciation, amortization and accretion decreased by $4.3 million, or 27.4%, for the six months ended June 30, 2021 compared to the same period in 2020. This change was attributable primarily to lower depreciation and amortization of LESPH assets which were categorized as ‘assets held for sale’.

Gain on Disposal of Assets

Gain on disposal of asset of $1.3 million for six months ended June 30, 2021 is attributable to gain from transfer of intercompany liabilities to Aria offset by $0.5 million impairment recorded as a valuation allowance in relation to the sale of LESPH. No assets were impaired or gain on loss of assets recorded in the six months ended June 30, 2020.

General and Administrative Expenses

General and administrative expenses increased by $3.4 million, or 35.6%, for the six months ended June 30, 2021 compared to the same period in 2020. This change was attributable primarily to higher company sale expenses, LESPH debt forbearance expenses and higher contracted services, information technology and other miscellaneous expenses.

Equity in Income of Joint Ventures

Equity in income of joint ventures increased by $9.9 million, or 286.7%, for the six months ended June 30, 2021 compared to the same period in 2020. This change was attributable primarily to increased RNG production from the addition of South Shelby RNG facility at Mavrix, LLC, a joint venture, along with higher RIN prices.

Interest Expense

Interest expense decreased by $1.0 million, or 10.2%, for the six months ended June 30, 2021 compared to the same period in 2020. This change was attributable primarily to a decline in average outstanding balances on our existing revolving credit facility and term loan B, and to lower interest rates.

Gain (Loss) on Natural Gas Swap Contracts

Gain on natural gas swap contracts was $0.6 million for the six months ended June 30, 2021, increased from a loss of $0.3 million for the six months ended June 30, 2020. This change was attributable primarily to rising natural gas prices.

Gain on Extinguishment of Debt

Sale of LESPH assets, completed on June 10, 2021 resulted in release of lender claims and discharge of the obligations of LESPH under the term loan agreement. The extinguishment of debt obligation resulted in a net gain of $61.4 million.

Other Income (Expense)

Other income includes unusual transactions not part of the ordinary course of doing business. Other income and its changes were not material during the six months ended June 30, 2021 or the six months ended June 30, 2020.

Non-controlling Interest

Income attributable to non-controlling interest was $0.3 million for the six months ended June 30, 2021 compared to $0.0 million for the six months ended June 30, 2020. The change was attributable primarily to extinguishment of liabilities resulting from the sale of LESPH assets.

Adjusted EBITDA

	For the Six Months Ended June 30, 2021
	RNG	LFGTE	Corporate	Total
Total revenue	$54,669	$27,931	$—	$82,600
Net income (loss)	38,773	64,925	(18,938)	84,760
EBITDA	43,892	71,779	(10,236)	105,435
Adjusted EBITDA	41,411	9,328	(7,065)	43,674
Total assets	168,572	143,533	36,164	348,269
Capital expenditures and investments in joint ventures	7,507	361	93	7,961

The table below sets forth the reconciliation of Net income (loss) to Adjusted EBITDA:

	For the Six Months Ended June 30, 2021
	RNG	LFGTE	Corporate	Total
Net income (loss)	$38,773	$64,925	$(18,938)	$84,760
Depreciation, amortization and accretion	5,119	6,854	26	11,999
Interest expense	—	—	8,676	8,676
EBITDA	43,892	71,779	(10,236)	105,435
Gain on disposal of assets	—	(1,347)	—	(1,347)
Net derivative activity	(1,015)	—	—	(1,015)
Equity in income of joint ventures	(11,523)	(1,802)	—	(13,325)
Return on investment in joint ventures	10,057	2,109	—	12,166
Debt forbearance costs	—	—	990	990
Gain on extinguishment of debt	—	(61,411)	—	(61,411)
Costs related to sale of equity	—	—	2,181	2,181
Adjusted EBITDA	$41,411	$9,328	$(7,065)	$43,674

Adjusted EBITDA

	For the Six Months Ended June 30, 2020
	RNG	LFGTE	Corporate	Total
Total revenue	$38,825	$29,236	$—	$68,061
Net income (loss)	11,068	(1,002)	(16,707)	(6,641)
EBITDA	16,099	10,115	(6,989)	19,225
Adjusted EBITDA	15,213	11,290	(6,394)	20,109
Total assets	148,786	251,388	14,548	414,722
Capital expenditures and investments in joint ventures	2,780	121	(387)	2,514

The table below sets forth the reconciliation of Net income (loss) to Adjusted EBITDA:

	For the Six Months Ended June 30, 2020
	RNG	LFGTE	Corporate	Total
Net income (loss)	$11,068	$(1,002)	$(16,707)	$(6,641)
Depreciation, amortization and accretion	5,031	11,117	42	16,190
Interest expense	—	—	9,676	9,676
EBITDA	16,099	10,115	(6,989)	19,225
Impairment of assets	—	—	—	—
Net derivative activity	(421)	—	—	(421)
Equity in income of joint ventures	(1,765)	(1,681)	—	(3,446)
Return on investment in joint ventures	1,300	2,856	—	4,156
Debt forbearance costs	—	—	491	491
Costs related to sale of equity	—	—	104	104
Adjusted EBITDA	$15,213	$11,290	$(6,394)	$20,109

Adjusted EBITDA for the six months ended June 30, 2021 was $43.7 million compared to $20.1 million for the six months ended June 30, 2020. This increase was attributable primarily to higher RNG and electric pricing and higher RNG production.

Revenue for the RNG segment for the six months ended June 30, 2021 was $54.7 million compared to $38.8 million for the six months ended June 30, 2020, an increase of $15.9 million, or 41%. Higher RNG prices, principally RINs, contributed $22.5 million to the positive variance offset by lower construction revenue of $7.2 million. Higher RNG production of $0.4 million and other immaterial factors accounted for the remaining change.

Net income for the RNG segment for the six months ended June 30, 2021 was $38.8 million compared to $11.1 million for the six months ended June 30, 2020, an increase of $27.7 million, or 250.3%. Higher RNG energy revenue discussed above contributed $22.9 million and equity earnings in a nonconsolidated subsidiary contributed $9.6 million offset by higher royalty expense linked to revenue and lower net income from construction activity.

Net income for the LFGTE segment for the six months ended June 30, 2021 was $64.9 million compared to a net loss of $1.0 million for the six months ended June 30, 2020, an increase of $65.9 million. The increase was attributable primarily to gain from extinguishment of debt of $61.4 million and lower depreciation and amortization of $4.3 million, at Aria’s LESPH subsidiary. Other immaterial factors accounted for remaining change.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation, as a substitute for, or as superior to GAAP financial measures. For additional information and limitations relating to Adjusted EBITDA, see “Key Metrics — Adjusted EBITDA.”

Comparison of the Years ended December 31, 2020 and 2019

The following table presents certain information relating to our operating results for the years ended December 31, 2020 and December 31, 2019 (in thousands):

	Years Ended December 31,
	2020	2019	$ Change	% Change
Revenue
Energy revenue	$132,580	$120,489	12,091	10.0%
Construction revenue	9,983	12,497	(2,514)	(20.1)%
Amortization of intangibles and below-market contracts	(3,682)	(3,669)	(13)	(0.4)%
Total revenue	138,881	129,317	9,564	7.4%
Cost of revenue
Cost of energy	72,519	73,537	1,018	1.4%
Cost of construction	9,507	11,902	2,395	20.1%
Depreciation, amortization and accretion	30,564	32,092	1,528	4.8%
Total cost of revenue	112,590	117,531	4,941	4.2%
Gross profit	26,291	11,786	14,505	123.1%
Impairment of assets	25,293	1,634	(23,659)	(1,447.9)%
General and administrative expenses	20,782	18,810	(1,972)	(10.5)%
Operating loss	(19,784)	(8,658)	(11,126)	(128.5)%
Other income (expense)
Equity in income of joint ventures	9,298	4,378	4,920	112.4%
Interest expense, net	(19,305)	(22,053)	2,748	12.5%
Gain (loss) on swap contracts	(135)	(619)	484	78.2%
Other income (expense)	3	5	(2)	(40.0)%
Total other expenses	(10,139)	(18,289)	8,150	44.6%
Net loss	(29,923)	(26,947)	(2,976)	(11.0)%
Net income attributable to noncontrolling interest	78	84	6	7.1%
Net loss attributable to controlling interest	(30,001)	(27,031)	(2,970)	(11.0)%

Energy Revenue

Revenue from energy increased by $12.1 million, or 10.0%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. This change was attributable primarily to higher RIN pricing combined with higher RNG production, higher REC and capacity revenue partially offset by lower LCFS and power sale revenue. The average D3 RIN index price for 2020 was $1.49/gallon up from $1.15/gallon in 2019. The average realized ISONE/NYISO REC pricing in 2020 was $29.2/MWh as compared to $21.2/MWh in 2019. Increase in capacity revenues is due to full year ISONE forward capacity market participation as compared to partial year participation in 2019 as Aria couldn’t participate in 2018-19 forward capacity commitment period.

Construction Revenue

Service revenue decreased by $2.5 million, or 20.1%, to $10.0 million for the year ended December 31, 2020 compared to the year ended December 31, 2019. This change was attributable primarily to lower construction activity at South Shelby RNG plant as planned as major part of work was completed in 2019.

Cost of Energy

Cost of energy related products decreased by $1.0 million, or 1.4%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. This change was attributable primarily to lower plant electricity, gas purchase, electric transmission expenses and other miscellaneous expenses partially offset by higher maintenance and royalty costs.

Cost of Construction

Cost of construction decreased by $2.4 million, or 20.1%, to $9.5 million for the year ended December 31, 2020 compared to the year ended December 31, 2019. This decrease was in line with decrease in construction revenue for reasons explained above.

Depreciation, Amortization and Accretion

Depreciation, amortization and accretion decreased by $1.5 million, or 4.8%, to $30.6 million for the year ended December 31, 2020 compared to the year ended December 31, 2019. This decrease was attributable primarily to lower amortization of gas rights.

Impairment Expense

Aria performed an impairment analysis related to the cooperative sale process, which was initiated in 2020, of LESPH’s assets and liabilities. As discussed above, Aria entered into a definitive Membership Interest Purchase Agreement with Energy Power Investment Company LLC on March 1, 2021. Given the characteristics of the cooperative sale process, this was treated as a separate transaction from the settlement of the debt (through the execution of the Mutual Release Agreement). Since the former will result in a loss, it is recognized as an impairment charge of $25.3 million in 2020. The gain resulting from the settlement of the debt will be recognized in the second fiscal quarter of 2021.

General and Administrative Expenses

General and administrative expenses increased by $2.0 million, or 10.5%, to $20.8 million for the year ended December 31, 2020 compared to the year ended December 31, 2019. This increase was attributable primarily to higher contracted services (salaries and benefits) and LESPH debt forbearance expenses.

Equity in Income of Joint Ventures

Equity in income of joint ventures increased by $4.9 million, or 112.4%, to $9.3 million for the year ended December 31, 2020 compared to the year ended December 31, 2019. This increase was attributable primarily to increased RNG production at Mavrix, LLC, a joint venture, along with higher RIN prices.

Interest Expense

Interest expense decreased by $2.7 million, or 12.5%, to $19.3 million for the year ended December 31, 2020 compared to the year ended December 31, 2019. This decrease was attributable primarily to a decline in average outstanding balances on our existing revolving credit facility and term loan B, and to lower interest rates.

Gain (Loss) on Natural Gas Swap Contracts

Loss on interest rate swap contracts was $0.1 million for the year ended December 31, 2020, decreased from a loss of $0.6 million for the year ended December 31, 2019. This change was attributable primarily to rising natural gas prices.

Other Income

Other income includes unusual transactions not part of the ordinary course of doing business. Other income and its changes were not material during either year.

Non-controlling Interest

Income attributable to non-controlling interest was virtually unchanged at $0.0 million for the year ended December 31, 2020 compared to the year ended December 31, 2019.

Adjusted EBITDA

	For the year ended December 31, 2020
	RNG	LFGTE	Corporate	Total
Total revenue	$81,559	$57,322	$—	$138,881
Net income (loss)	30,459	(26,126)	(34,334)	(30,001)
EBITDA	40,592	(4,531)	(14,941)	21,120
Adjusted EBITDA	38,784	25,137	(12,686)	51,235
Total assets	158,790	213,533	20,596	392,919
Capital expenditures and investments in joint ventures	14,364	980	—	15,344

The table below sets forth the reconciliation of Net income (loss) to Adjusted EBITDA:

	For the year ended December 31, 2020
	RNG	LFGTE	Corporate	Total
Net income (loss)	$30,459	$(26,126)	$(34,334)	$(30,001)
Depreciation, amortization and accretion	10,133	21,595	74	31,802
Interest expense	—	—	19,319	19,319
EBITDA	40,592	(4,531)	(14,941)	21,120
Impairment of assets	—	25,293	—	25,293
Net derivative activity	(1,151)	—	—	(1,151)
Equity in income of joint ventures	(6,107)	(3,191)	—	(9,298)
Return on investment in joint ventures	5,450	7,566	—	13,016
Debt forbearance costs	—	—	1,815	1,815
Costs related to sale of equity	—	—	440	440
Adjusted EBITDA	$38,784	$25,137	$(12,686)	$51,235
	For the year ended December 31, 2019
	RNG	LFGTE	Corporate	Total
Total revenue	$73,273	$56,044	$—	$129,317
Net income (loss)	14,314	(5,966)	(35,379)	(27,031)
EBITDA	21,503	20,033	(13,121)	28,415
Adjusted EBITDA	25,093	24,596	(12,381)	37,308
Total assets	150,667	259,911	15,564	426,142
Capital expenditures and investments in joint ventures	14,579	1,449	—	16,028

The table below sets forth the reconciliation of Net income (loss) to Adjusted EBITDA:

	For the year ended December 31, 2019
	RNG	LFGTE	Corporate	Total
Net income (loss)	$14,314	$(5,966)	$(35,379)	$(27,031)
Depreciation, amortization and accretion	7,189	25,999	129	33,317
Interest expense	—	—	22,129	22,129
EBITDA	21,503	20,033	(13,121)	28,415
Impairment of assets	—	1,634	—	1,634
Net derivative activity	(126)	—	—	(126)
Equity in income of joint ventures	(664)	(3,714)	—	(4,378)
Return on investment in joint ventures	4,380	6,643	—	11,023
Debt forbearance costs	—	—	623	623
Costs related to sale of equity	—	—	117	117
Adjusted EBITDA	$25,093	$24,596	$(12,381)	$37,308

Adjusted EBITDA for the year ended December 31, 2020 was $51.2 million compared to $37.3 million for the year ended December 31, 2019. The increase in Adjusted EBITDA during 2020 as compared to 2019 was attributable primarily to higher RNG and electric pricing and increased RNG production.

Revenue for the RNG segment for the year ended December 31, 2020 was $81.6 million compared to $73.3 million for the year ended December 31, 2019, an increase of $8.3 million, or 11%. Higher RNG prices, principally RINs, contributed $5.6 million to the positive variance; increases in RNG volumes sold contributed another $5.0 million. Construction revenue ($2.5 million decrease) and other immaterial factors accounted for the remaining change.

Net income for the RNG segment for the year ended December 31, 2020 was $30.5 million compared to $14.3 million for the year ended December 31, 2019, an increase of $16.1 million, or 113%. Higher RNG revenue (price and volume impacts), discussed above, contributed $10.1 million, and equity earnings in a nonconsolidated subsidiary contributed $5.4 million. The remainder was made up of immaterial items.

Net loss for the LFGTE segment for the year ended December 31, 2020 was $26.1 million compared to a net loss of $6.0 million for the year ended December 31, 2019. The decline was attributable to an increase in impairment of assets, partially offset by lower depreciation and amortization, at Aria’s LESPH subsidiary.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation, as a substitute for, or as superior to GAAP financial measures. For additional information and limitations relating to Adjusted EBITDA, see “Key Metrics — Adjusted EBITDA.”

Comparison of the Years ended December 31, 2019 and 2018

The following table presents certain information relating to our operating results for the years ended December 31, 2019 and December 31, 2018 (in thousands)

	Years Ended December 31,
	2019	2018	$ Change	% Change
Revenue
Energy revenue	$120,489	$155,112	(34,623)	(22.3)%
Construction revenue	12,497	13,172	(675)	(5.1)%
Amortization of intangibles and below-market contracts	(3,669)	(3,119)	(550)	(17.6)%
Total revenue	129,317	165,165	(35,848)	(21.7)%
Cost of revenue
Cost of energy	73,537	79,899	6,362	8.0%
Cost of construction	11,902	12,596	694	5.5%
Depreciation, amortization and accretion	32,092	34,154	2,062	6.0%
Total cost of revenue	117,531	126,649	9,118	7.2%
Gross profit	11,786	38,516	(26,730)	(69.4)%
Impairment of assets	1,634	26,167	24,533	93.8%
General and administrative expenses	18,810	21,049	2,239	10.6%
Operating income (loss)	(8,658)	(8,700)	42	0.5%
Other income (expense)
Equity in income of joint ventures	4,378	3,260	1,118	34.3%
Interest expense, net	(22,053)	(20,431)	(1,622)	(7.9)%
Gain (loss) on swap contracts	(619)	1,727	(2,346)	(135.8)%
Loss on disposal of assets	—	(556)	556	100.0%
Other income (expense)	5	9	(4)	(44.4)%
Total other expenses	(18,289)	(15,991)	(2,298)	(14.4)%
Net loss	(26,947)	(24,691)	(2,256)	(9.1)%
Net income attributable to noncontrolling interest	84	67	(17)	(25.4)%
Net loss attributable to controlling interest	(27,031)	(24,758)	(2,273)	(9.2)%

Energy Revenue

Revenue from energy related products decreased by $34.6 million, or 22.3%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. This change was attributable primarily to lower RIN pricing and lower RNG production, lower power sale revenue and natural gas revenue. 2019 average index D3 RIN price was $1.15/gallon compared to $2.29/gallon in 2018.

Construction Revenue

Construction revenue decreased by $0.7 million, or 5.1%, to $12.5 million for the year ended December 31, 2019 compared to the year ended December 31, 2018. This change was attributable primarily to lower construction activity and related capital expenditure incurred towards building new Mavrix RNG facilities.

Cost of Energy

Cost of energy related products decreased by $6.4 million, or 8.0%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. This change was attributable primarily to lower royalty resulting from lower RIN prices and lower RNG production partially offset by higher maintenance, contracted services and gas transportation expenses.

Cost of Construction

Cost of construction revenues decreased by $0.7 million, or 5.5%, to $11.9 million for the year ended December 31, 2019 compared to the year ended December 31, 2018. This decrease was in line with the decrease in construction revenue for the reasons explained above.

Depreciation, Amortization and Accretion

Depreciation, amortization and accretion decreased by $2.1 million, or 6.0%, to $32.1 million for the year ended December 31, 2019 compared to the year ended December 31, 2018. This decrease was attributable primarily to lower amortization of gas rights.

Impairment Expense

There were impairment charges recorded in 2019 of $1.6 million: $1.3 million was charged to intangible assets and the remaining was charged to property and equipment. An impairment charge of $26.2 million was recognized in 2018. Specifically, a $20.5 million impairment was charged to intangible assets and the remaining was charged to property and equipment.

General and Administrative Expenses

General and administrative expenses decreased by $2.2 million, or 10.6%, to $18.8 million for the year ended December 31, 2019 compared to the year ended December 31, 2018. This decrease was attributable primarily to lower debt forbearance and company sale expenses.

Equity in Income of Joint Ventures

Equity in income of joint ventures increased by $1.1 million, or 34.3%, to $4.4 million for the year ended December 31, 2019 compared to the year ended December 31, 2018. This increase was attributable primarily to higher income from our Sunshine joint venture resulting from lower depreciation in 2019.

Interest Expense

Interest expense increased by $1.6 million, or 7.9%, to $22.1 million for the year ended December 31, 2019 compared to the year ended December 31, 2018. This increase was attributable primarily to higher interest rates on LESPH debt due to the default.

Gain (Loss) on Swap Contracts

Loss on swap contracts was $0.6 million for the year ended December 31, 2019, up from a gain of $1.7 million for the year ended December 31, 2018. This change was attributable primarily to termination of in the money interest rate swap and decreasing natural gas prices for natural gas swap.

Other Income

Other income includes unusual transactions not part of the ordinary course of doing business. There were no material items in other income during either year.

Non-controlling Interest

Income attributable to non-controlling interest was virtually unchanged at $0.0 million for the year ended December 31, 2019 compared to the year ended December 31, 2018.

Adjusted EBITDA

	For the year ended December 31, 2019
	RNG	LFGTE	Corporate	Total
Total revenue	$73,273	$56,044	$—	$129,317
Net income (loss)	14,314	(5,966)	(35,379)	(27,031)
EBITDA	21,503	20,033	(13,121)	28,415
Adjusted EBITDA	25,093	24,596	(12,381)	37,308
Total assets	150,667	259,911	15,564	426,142
Capital expenditures and investments in joint ventures	14,579	1,449	—	16,028

The table below sets forth the reconciliation of Net income (loss) to Adjusted EBITDA:

	For the year ended December 31, 2019
	RNG	LFGTE	Corporate	Total
Net income (loss)	$14,314	$(5,966)	$(35,379)	$(27,031)
Depreciation, amortization and accretion	7,189	25,999	129	33,317
Interest expense	—	—	22,129	22,129
EBITDA	21,503	20,033	(13,121)	28,415
Impairment of assets	—	1,634	—	1,634
Net derivative activity	(126)	—	—	(126)
Equity in income of joint ventures	(664)	(3,714)	—	(4,378)
Return on investment in joint ventures	4,380	6,643	—	11,023
Debt forbearance costs	—	—	623	623
Costs related to sale of equity	—	—	117	117
Adjusted EBITDA	$25,093	$24,596	$(12,381)	$37,308
	For the year ended December 31, 2018
	RNG	LFGTE	Corporate	Total
Total revenue	$102,844	$62,321	$—	$165,165
Net income (loss)	41,304	(30,975)	(35,087)	(24,758)
EBITDA	48,085	(2,980)	(14,401)	30,704
Adjusted EBITDA	47,139	25,586	(12,422)	60,303
Total assets	157,825	282,906	24,973	465,704
Capital expenditures and investments in joint ventures	26,325	949	—	27,274

The table below sets forth the reconciliation of Net income (loss) to Adjusted EBITDA:

	For the year ended December 31, 2018
	RNG	LFGTE	Corporate	Total
Net income (loss)	$41,304	$(30,975)	$(35,087)	$(24,758)
Depreciation, amortization and accretion	6,781	27,995	52	34,828
Interest expense	—	—	20,634	20,634
EBITDA	48,085	(2,980)	(14,401)	30,704
Impairment of assets	—	26,167	—	26,167
Net derivative activity	(875)	—	(852)	(1,727)
Equity in income of joint ventures	(2,427)	(833)	—	(3,260)
Return on investment in joint ventures	1,800	3,232	—	5,032
Loss on disposal of assets	556	—	—	556
Debt forbearance costs	—	—	1,792	1,792
Costs related to sale of equity	—	—	1,039	1,039
Adjusted EBITDA	$47,139	$25,586	$(12,422)	$60,303

Adjusted EBITDA for the year ended December 31, 2019 was $37.3 million compared to $60.3 million for the year ended December 31, 2018. The decrease in Adjusted EBITDA during 2019 as compared to 2018 was attributable primarily to declines in production and RNG pricing.

Revenue from RNG segment for the year ended December 31, 2019 was $73.3 million compared to $102.8 million for year ended December 31, 2018, a decrease of $29.5 million, or 29%. Lower RNG prices, principally RINs, contributed to $21.2 million to the negative variance; decrease in RNG volume sold contributed another $7.9 million. Other immaterial factors accounted for remaining change

Net income for RNG segment for the year ended December 31, 2019 was $14.3 million compared to $41.3 million for the year ended December 31, 2018, a decrease of $27.0 million or 65%. Lower RNG revenue (price and volume impacts), discussed above contributed to $29.1 million, and equity earnings in a nonconsolidated subsidiary contributed another $1.8 million to the negative variances partially offset by lower royalty linked to the revenue.

Revenue from LFGTE segment for the year ended December 31, 2019 was $56.0 million compared to $62.3 million for the year ended December 31, 2018, a decrease of $6.3 million or 10%. Lower pricing, primarily power commodity prices contributed to $5.0 million to the variance; decrease in electric production caused $0.5 million. Other immaterial factors accounted for the remaining change.

Net loss for LFGTE segment for the year ended December 31, 2019 was $6.0 million compared to a net loss of $31.0 million for the year ended December 31, 2018. The decrease in loss was attributable to lower impairment and depreciation and amortization in 2019, higher equity earnings in nonconsolidated subsidiaries compared to 2018, partially offset by lower revenue discussed above.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation, as a substitute for, or as superior to GAAP financial measures. For additional information and limitations relating to Adjusted EBITDA, see “Key Metrics — Adjusted EBITDA.”

Liquidity and Capital Resources

Our principal liquidity requirements are to finance current operations, fund capital expenditures, including construction projects and acquisitions from time to time, and to service our debt. Historically, our operations were financed through internally generated cash flows as well as corporate and/or project-level borrowings, including tax equity investments, to satisfy our capital expenditure requirements. As a normal part of our business, depending on market conditions, we have from time to time considered opportunities to repay, redeem, repurchase or refinance our indebtedness. Changes in our operating plans, lower than anticipated revenues, increased expenses, acquisitions or other events may cause the Combined Company to seek additional debt or equity financing in future periods. There can be no guarantee that financing will be available on acceptable terms or at all.

As of June 30, 2021, our available liquidity was $35.7 million. In addition, as of June 30, 2021, we had approximately $24.1 million of borrowing capacity remaining under our revolving credit facility as discussed in Note 7, Long-Term Debt, to our unaudited financial statements included elsewhere in this prospectus. As of December 31, 2020, our available liquidity was $14.3 million. In addition, as of December 31, 2020, we had approximately $20.8 million of borrowing capacity remaining under our revolving credit facility as discussed in Note 7, Long-Term Debt, to our audited financial statements included elsewhere in this prospectus.

As of both June 30, 2021 and December 31, 2020, we owed $138.0 million on the term loan B under our existing credit facility. The existing credit facility was repaid and terminated in connection with the Business Combinations.

Cash Flows

We use traditional measures of cash flow, including net cash provided by operating activities, net cash used in investing activities and net cash used in financing activities, as well as cash available for distribution to evaluate our periodic cash flow results.

The following table reflects the changes in cash flows for the comparative periods (in thousands):

	Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2020	2019	2018
Net cash provided by operating activities	$32,092	$8,054	$31,029	$20,725	$46,230
Net cash used in investing activities	(7,961)	(2,514)	(15,344)	(16,028)	(27,274)
Net cash used in financing activities	(2,689)	(6,553)	(8,509)	(12,630)	(26,798)
Total increase (decrease) in cash and cash equivalents	$21,442	$(1013)	$7,176	$(7,933)	$(7,842)

Net Cash Provided by Operating Activities

The change to net cash provided by operating activities is driven primarily by RNG and power production, pricing, operating expenses, interest payment and changes in working capital. The change to net cash provided by operating activities for the six months ended June 30, 2021 is primarily driven by higher RNG production and higher RIN, power and natural gas commodity pricing. The change to net cash provided by operating activities for the six months ended June 30, 2020 is primarily driven by lower RIN pricing and RNG production.

The change to net cash provided by operating activities for the year ended December 31, 2020 is primarily driven by higher RNG production and higher RIN and REC pricing. The change to net cash provided by operating activities for the year ended December 31, 2019 is primarily driven by lower RNG production and RIN pricing.

Net Cash Used in Investing Activities

The change to net cash used by investing activities is primarily driven by capital expenditures incurred to build new facilities and to expand or improve existing facilities. The change to net cash used by investing activities for the six months ended June 30, 2021 is primarily driven by contributions to Mavrix for the construction of RNG Moovers dairy digester project and for development of other new digester project. The change to net cash used by investing activities for the six months ended June 30, 2020 is primarily driven by contributions to Mavrix for construction of South Shelby RNG facility and capital improvements at other operating facilities.

The change to net cash used by investing activities for the year ended December 31, 2020 is primarily driven by contributions to Mavrix for the construction of South Shelby RNG plant and RNG Moovers. The change to net cash used by investing activities for the year ended December 31, 2019 is primarily driven by contributions to Mavrix for the construction of South Shelby RNG plant and capital improvements at KCLFG RNG facility.

Net Cash Used in Financing Activities

The change to net cash used by financing activities is primarily driven by distributions to shareholders allowed under the credit agreements, scheduled debt repayments, mandatory cash sweeps and withdrawal/repayment of the revolving credit facility. The change to net cash provided by financing activities for the six months ended June 30, 2021 is driven by repayment of LESPH closing cash to the lenders. The change to net cash provided by financing activities for the six months ended June 30, 2020 is primarily driven by $4 million net repayment of outstanding revolving credit facility and $2.4 million repayment of term loan debt.

The change to net cash provided by financing activities for the year ended December 31, 2020 is primarily driven by $4.4 million repayment of term loan debt and a $4.0 million net repayment of the revolving credit facility. The change to net cash provided by financing activities for the year ended December 31, 2019 is primarily driven by $10.9 million of distributions to shareholders and $5.6 million repayment of term loan debt offset by $4.0 million withdrawal of the revolving credit facility.

Indebtedness

Aria Energy Operating LLC had a credit facility, which included a revolving credit facility and a term loan B. Outstanding letters of credit as of June 30, 2021 were $16.1 million, all of which were undrawn. Outstanding letters of credit as of December 31, 2020, 2019 and 2018 were $19.4 million, $21.3 million and $19.6 million, respectively, all of which were undrawn. Amount drawn under the revolving credit facility as of June 30, 2021 was $0.0 million. Amounts drawn under the revolving credit facility as of December 31, 2020, 2019 and 2018 were $0.0 million, $4.0 million and $0.0 million, respectively.

Amount outstanding under the term loan B at June 30, 2021 was $138.0 million, and the outstanding balance was repaid in full as part of the Business Combination. Amounts outstanding under the term loan B as of December 31, 2020, 2019 and 2018 were $138.0 million, $142.4 million and $148.0 million, respectively.

The existing credit facility was repaid and terminated in connection with the Business Combinations.

Long-term Debt

Our existing long-term debt consists of notes payable summarized below (in thousands):

	Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2020	2019	2018
Note payable – due May 2022	137,978	139,978	137,978	146,385	148,018
Note payable – due October 2020	—	102,831	102,831	102,831	102,831
Total	137,978	242,809	240,809	249,216	250,849
Less: Current portion	137,978	103,831	102,831	106,738	108,463
Long term portion	—	138,978	137,978	142,478	142,386

In accordance with the associated credit agreement governing our existing credit facility, the above debt has a set minimum maturity schedule. The credit agreement also outlines various factors to achieve a target maturity schedule based on our future cash flows. The balance of the above debt matures under the two schedules as follows (in thousands):

Years Ending	Minimum Maturity Payments
2021	$—
2022	137,978
Total	137,978

Under its credit agreements, Aria Energy Operating LLC is subject to certain financial covenants including maintaining a Net Leverage Ratio and limitations on investments to nonconsolidated subsidiaries. We were in compliance with these financial covenants as of June 30, 2021 and as of December 31, 2020, 2019 and 2018.

Interest Rate Swap and Cap Agreements

We are exposed to certain risks in the normal course of our business operations. The main risks are those relating to the variability of future earnings and cash flows, which are managed through the use of derivatives. All derivative financial instruments are reported in the consolidated balance sheet at fair value.

In particular, interest rate swaps and interest rate caps are used to manage the risk associated with interest rate cash flows on variable rate borrowings.

Currently, we have no interest rate swaps. In 2020, Aria purchased an interest rate cap with a notional amount of $110.0 million and pays when the 1-month LIBOR rate exceeds 1.0%. The cap expires on May 31, 2022.

Natural Gas Swap Agreement

Aria has a natural gas variable to fixed priced swap agreement with an original notional quantity of 4,007,200 MMBtu. The swap agreement provides for a fixed to variable rate swap calculated monthly, until the termination date of the contract, June 30, 2023. The agreement was intended to manage the risk associated with changing commodity prices. Changes in the fair values of natural gas swap are recognized in gain (loss) on swaps and realized losses are recognized as a component of cost of energy expense as summarized in the table below.

	June 30, 2021	December 31
		2020	2019
Natural gas swap liability	$253	$1,268	2,514
	June 30, 2021	December 31
		2020	2019
Natural gas swap – unrealized gain (loss)	$556	$(40)	(619)
Natural gas swap – realized gain	—	1,286	745
Interest rate CAP – realized loss	—	(95)	—

Off-Balance Sheet Arrangements

We have not created, and are not party to, any special-purpose or off-balance sheet entities for the purpose of raising capital, incurring debt or operating our business. As of June 30, 2021, we do not have any off-balance sheet arrangements or relationships with entities that are not consolidated into or disclosed on our financial statements that have or are reasonably likely to have a material effect on our financial condition, results of operations, liquidity, capital expenditures or capital resources.

Related Party Transactions

Sales of operations and maintenance services, and sales of administrative and other services are made to, and services are purchased from, our 50% owned joint ventures for the six months ended June 30, 2021 and June 30, 2020 and the years ended December 31, 2020, 2019 and 2018 (in thousands):

	June 30		December 31
	2021	2020	2020	2019	2018
Sales of construction services	$24	$7,246	9,983	12,497	13,172
Sales of operations and maintenance services	746	850	1,701	1,635	1,511
Sales of administrative and other services	195	200	409	382	336
Accounts receivable	473	186	332	299	411
Cost and estimated earnings in excess of billing	—	—	—	—	40

Critical Accounting Policies

Our discussion and analysis of the financial condition and results of operations are based upon the consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements and related disclosures in compliance with GAAP requires the application of appropriate technical accounting rules and guidance as well as the use of estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. The application of these policies necessarily involves judgments regarding future events, including the likelihood of success of particular projects, legal and regulatory challenges, and the fair value of certain assets and liabilities. These judgments, in and of themselves, could materially affect the financial statements and disclosures based on varying assumptions, which may be appropriate to use. In addition, the financial and operating environment may also have a significant effect, not only on the operation of the business, but on the results reported through the application of accounting measures used in preparing the financial statements and related disclosures, even if the nature of the accounting policies have not changed.

On an ongoing basis, we evaluate these estimates, utilizing historic experience, consultation with experts and other methods we consider reasonable. In any event, actual results may differ substantially from estimates. Any effects on our business, financial position or results of operations resulting from revisions to these estimates are recorded in the period in which the information that gives rise to the revision becomes known.

Our significant accounting policies are summarized in our audited consolidated financial statements included in this prospectus. We identify our most critical accounting policies as those that are the most pervasive and important to the portrayal of our financial position and results of operations, and that require the most difficult, subjective and/or complex judgments by management regarding estimates about matters that are inherently uncertain.

Impairments of Long-Lived Assets

We evaluate property, plant and equipment and certain intangible assets for impairment whenever indicators of impairment exist. Examples of such indicators or events are:

•        significant decrease in the market price of a long-lived asset;

•        significant adverse change in the manner an asset is being used or its physical condition;

•        adverse business climate;

•        accumulation of costs significantly in excess of the amount originally expected for the construction or acquisition of an asset;

•        current-period loss combined with a history of losses or the projection of future losses; and

•        change in our intent about an asset from an intent to hold to a greater than 50% likelihood that an asset will be sold or disposed of before the end of its previously estimated useful life.

Long-lived assets, such as property, plant and equipment, and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, we first compare undiscounted cash flows expected to be generated by that asset or asset group to our carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. We make considerable judgments in the impairment evaluations of long-lived assets; however, the fair value determination is typically the most judgmental part of an impairment evaluation.

We determine the fair value of a reporting unit or a long-lived asset (asset group) by applying the approaches prescribed under the fair value measurement accounting framework. Generally, the market approach and income approach are most relevant in the fair value measurement of our reporting units and long-lived assets; however, due to the lack of available observable market information in many circumstances, we often rely on the income approach. We develop the underlying assumptions consistent with its internal budgets and forecasts for such valuations. Additionally, we use an internal discounted cash flow valuation model (the “DCF model”), based on the principles of present value techniques, to estimate the fair value of our reporting units or long-lived assets under the income approach. The DCF model estimates fair value by discounting our internal budgets and cash flow forecasts, adjusted to reflect market participant assumptions, to the extent necessary, at an appropriate discount rate.

Management applies considerable judgment in selecting several input assumptions during the development of our internal budgets and cash flow forecasts. Examples of the input assumptions that our budgets and forecasts are sensitive to include macroeconomic factors such as growth rates, industry demand, inflation, exchange rates, power prices and commodity prices. Whenever appropriate, management obtains these input assumptions from observable market data sources and extrapolates the market information if an input assumption is not observable for the entire forecast period. Many of these input assumptions are dependent on other economic assumptions, which are often derived from statistical economic models with inherent limitations such as estimation differences.

Revenue Recognition

Electricity

We sell a significant portion of the electricity we generate under the terms of PPAs or other contractual arrangements which is included in energy related products revenue. Revenue is recognized upon the amount of electricity delivered at rates specified under the contracts. Most PPAs are accounted for as operating leases, have no minimum lease payments and all of the rental income under theses leases is recorded as revenue when the electricity is delivered. PPAs that are not accounted for as leases are considered derivatives and we have elected the normal purchase normal sale exception for these contracts, for which we record revenue when electricity is delivered.

Another portion of our electricity is also sold through energy wholesale markets (NYISO, ISO-NE and PJM) into the day-ahead market. Revenue is recognized upon the amount of electricity delivered into the day-ahead market and recognized based on day-ahead market clearing prices.

We also sell our capacity into the month-ahead and three-year ahead markets in the wholesale markets noted above. Capacity revenues are recognized when contractually earned and consist of revenues billed to a third party at a negotiated contract price for making installed generation capacity available in order to satisfy system integrity and reliability requirements.

Gas

We sell the gas we generate pursuant to various contractual arrangements which is included in energy related products revenue. Gas sales are accounted for as operating leases, have no minimum lease payments and all of the rental income under theses leases is recorded as revenue when the gas is delivered to the customer.

Renewable Attributes

We also generate RECs as we process electricity. Certain of these energy credits are sold independently in an open market and revenue is recognized at the time production of the energy credit is recognized where an active market and a sales agreement exists for the credits. Revenue from the sale of RECs is included in energy related products revenue.

Aria generates renewable fuel credits called RINs. Pipeline quality renewable natural gas processed from landfill gas qualifies for RINs when delivered to a compressed natural gas fueling station. RINs are similar to RECs on the electric side in that they reflect the value of renewable energy as a means to satisfy regulatory requirements or goals. They are different in that RINs exist pursuant to a national program and not an individual state program. The majority of Aria’s RINs are generated by plants for which Aria has an offtake agreement to sell all of the outputs and are therefore accounted for as operating leases in, with revenue recognized when the fuel is produced and transferred to a third party.

Operation and Maintenance (“O&M”)

We provide O&M services at projects owned by third parties which are included in service revenue. Revenue for these services is recognized upon the services being provided in accordance with contractual arrangements primarily based on the production of electricity from the project.

Below-Market Contract Amortization

Through acquisitions, we have below-market contracts from PPAs and O&M agreements through acquisitions related to the sale of electricity or delivery of services in future periods for which the fair value has been determined to be less (more) than market that are being amortized to revenue over the remaining life of the underlying contract which is included in energy related products revenue.

Construction Type Contracts

We on occasion enter into contracts with affiliates to construct RNG projects. This contract revenue is recorded under the percentage completion method based on cost incurred to date as a percentage of the contract total which is included in service revenue. Revenues generated from these contracts amounted to $10.0 million, $12.5 million and $13.2 million for the years ended December 31, 2020, 2019 and 2018, respectively.

Recent Accounting Pronouncements

See Note 3 (x) to our unaudited consolidated financial statements and Note 3 (x) and 3 (y) to our audited consolidated financial statements included in this prospectus for recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted as of the date of this prospectus.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to several market risks in our normal business activities. Market risk is the potential loss that may result from market changes associated with our power generation or with an existing or forecasted financial or commodity transaction. The types of market risks we are exposed to are commodity price risk, specifically electricity and renewable natural gas, interest rate risk, liquidity risk, and credit risk.

Interest Rate Risk

We are exposed to fluctuations in interest rates through our issuance of variable rate debt. Exposures to interest rate fluctuations may be mitigated by entering into derivative instruments known as interest rate swaps, caps, collars and put or call options. These contracts reduce exposure to interest rate volatility and result in primarily fixed rate debt obligations when taking into account the combination of the variable rate debt and the interest rate derivative instrument. Our risk management policies allow us to reduce interest rate exposure from variable rate debt obligations.

We enter into interest rate swaps, which are intended to economically hedge the risks associated with interest rates on non-recourse project level debt. For accounting purposes these interest swaps do not qualify for hedge accounting and are recorded at fair value on the consolidated balance sheet with changes in fair value recognized in profit or loss in the consolidated statement of comprehensive income.

We have long-term debt instruments that subject us to the risk of loss associated with movements in market interest rates.

Liquidity Risk

Liquidity risk arises from the general funding needs of our activities and in the management of our assets and liabilities.

Counterparty Credit Risk

Credit risk relates to the risk of loss resulting from non-performance or non-payment by counterparties pursuant to the terms of their contractual obligations. We monitor and manage credit risk through credit policies that include: (i) an established credit approval process, and (ii) the use of credit mitigation measures such as prepayment arrangements or volumetric limits. Risks surrounding counterparty performance and credit could ultimately impact the amount and timing of expected cash flows. We seek to mitigate counterparty risk by having a diversified portfolio of counterparties.

ARCHAEA’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

In this section, unless the context otherwise requires, references to “Archaea,” “we,” “us,” “our,” and the “Company” are intended to mean the business and operations of Archaea and its consolidated subsidiaries. Additional terms used herein are defined in the section entitled “Certain Defined Terms” and elsewhere in this prospectus.

The following discussion analyzes the financial condition and results of operations of the Company. The following discussion and analysis should be read in conjunction with the consolidated and combined audited financial statements and the related notes included in this prospectus.

Amounts and percentages presented throughout our discussion and analysis of financial condition and results of operations may reflect rounded results in thousands (unless otherwise indicated) and consequently, totals may not appear to sum. Certain prior period amounts have been reclassified to conform to the current year presentation.

Overview

Company History

Archaea was founded in November of 2018 and partners with landfill owners to harness the power of their landfill gas. Archaea sources, builds and manages projects for the entirety of an energy project’s lifecycle. Through June 30, 2021, Archaea has been primarily engaged in the development of “high-Btu” biogas facilities which upgrade landfill gas to pipeline quality specification RNG or use the landfill gas to produce renewable electricity power. Archaea’s first RNG facility located in Boyd County, Kentucky commenced operations in April 2021. This RNG provides a renewable fuel source for Archaea’s customers to decarbonize their current fossil natural gas infrastructures.

Archaea has entered into various landfill biogas rights agreements with certain landfill owners for the construction and operation of high-Btu biogas facilities. Archaea’s activities continue to incur significant expenditures for the design and development of several biogas facilities and continue to be subject to certain risks and uncertainties, including the ability to raise additional working capital to complete its biogas facilities and to successfully market its renewable fuel solutions to transportation and other markets.

Acquisitions

Bernie

On September 14, 2019, Archaea completed the purchase of BioFuels San Bernardino Biogas, LLC (“Bernie”) to acquire the landfill gas rights agreements with two landfills located in San Bernardino County, California. In connection with these agreements, Bernie has also entered two leases for land use with San Bernardino County whereby it expects to construct and develop two biogas facilities as part of Archaea’s strategic plan to convert landfill gases into renewable energy sources.

Boyd County Project

On November 10, 2020, Archaea acquired all the outstanding membership interests of Big Run Power Producers, LLC to acquire a high-Btu facility that had not previously been properly commissioned to process landfill gas to pipeline specification renewable natural gas in Ashland, Kentucky. In April 2021, the facility commenced operations. It continues to ramp-up production.

Project Assai and PEI

On January 6, 2020, Archaea began development of its Assai biogas project on the site of the Keystone Sanitary Landfill in Dunmore, Pennsylvania, in the Scranton metro area. Project Assai is the world’s largest RNG plant currently under construction and, upon completion, is expected to be the largest LFG-to-RNG facility in the world. See the section of the prospectus entitled “Business.” On January 15, 2021, Assai Energy entered into a senior secured note purchase agreement with certain investors for the purchase of $72,542,000 in principal amount of its 3.75% Senior Secured Notes (the “3.75% Notes”). Interest on the 3.75% Notes is payable quarterly in arrears on each payment date, and the 3.75% Notes mature on September 30, 2031. On April 5, 2021, Assai Energy entered into an additional senior secured note purchase agreement with certain investors for the purchase of $60,828,000 in principal amount of its 4.47% Senior Secured Notes (the “4.47% Notes” and, together with the 3.75% Notes, collectively the “Assai Notes”). Interest on the 4.47% Notes is payable quarterly in arrears on each payment date, and the 4.47% Notes mature on September 30, 2041. The proceeds of the Assai Notes were used in part to fund the acquisition of PEI. The remaining proceeds are expected to be used to fund the continued development of Project Assai.

On April 7, 2021, the Company completed the acquisition of PEI Power LLC (“PEI”). PEI’s assets include landfill gas rights, a pipeline, and a biogas fuel combustion power generating facility with a combined capacity of approximately 85 MW located in Archbald, Pennsylvania.

GCES

On January 14, 2020, Archaea purchased a controlling position of Gulf Coast Environmental Systems, LLC (“GCES”). Located in Conroe, Texas, GCES is an original equipment manufacturer of air, water, and soil remediation pollution control systems. GCES manufactures equipment that will be used in Archaea’s RNG projects in addition to selling equipment to third parties.

The Business Combinations and Public Company Costs

On April 7, 2021, RAC entered into the Business Combination Agreements with Aria, Archaea, Archaea Seller and the other parties thereto, pursuant to which, among other things, (i) Aria Merger Sub was merged with and into Aria, with Aria surviving the merger and becoming a direct subsidiary of RAC Buyer, and (ii) Archaea Merger Sub was merged with and into Archaea II, with Archaea II surviving the merger and becoming a direct subsidiary of RAC Buyer.

Pursuant to the Archaea Merger Agreement, the aggregate merger consideration paid at closing of the Archaea Merger to the Archaea Holders was $347.0 million, subject to certain adjustments set forth in the Archaea Merger Agreement for, among other things, Archaea’s cash, indebtedness, unpaid transaction expenses and certain capital expenditures. The Archaea Closing Merger Consideration consisted of newly issued Class A units of RAC Opco and newly issued shares of Class B Common Stock based on a value of $10.00 per share.

Following the Closing, RAC retained its “up-C” structure, whereby all the equity interests in Aria and Archaea are held by RAC Buyer, all of the equity interests in RAC Buyer are held by RAC Intermediate, all the equity interests in RAC Intermediate are held by RAC Opco and RAC’s only assets are its equity interests in RAC Opco. Following the Closing, RAC was renamed Archaea Energy Inc., which is referred to herein as the Combined Company.

In accordance with ASC 810, RAC Opco is considered a VIE where RAC is the sole managing member of RAC Opco, and therefore, the primary beneficiary. As such, RAC consolidates RAC Opco, and the unitholders that hold economic interest directly at RAC Opco would be presented as noncontrolling interest in both the pro forma balance sheet and income statement. Archaea is considered the accounting acquirer of the Business Combinations based on ASC 805 because Archaea Holders will have the largest portion of the voting power of the Combined Company, Archaea’s senior management will comprise the majority of the senior management of the Combined Company, and the Archaea Holders, will appoint the majority of board members exclusive of the independent board members. The Archaea Merger represents a reverse merger and will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, RAC will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Archaea Merger will be treated as the equivalent of Archaea issuing shares for the net assets of RAC, accompanied by a recapitalization. The net assets of RAC will be stated at historical cost. No goodwill or other intangible assets will be recorded. The Aria Merger represents an acquisition of a business, and Aria’s identifiable assets acquired, liabilities assumed and any non-controlling interests will be measured at their acquisition date fair value.

As a consequence of the Business Combinations, the Combined Company will need to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. The Combined Company is expected to incur additional annual expenses as a public company that Archaea did not historically incur to date for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

Results of Operations

Comparability of Financial Information

Archaea’s future results of operations and financial position may not be comparable to historical results as a result of the Business Combinations and Archaea’s and the Combined Company’s ongoing development activities. Archaea was formed in November of 2018 and did not have significant assets, liabilities or operations until its acquisition of Bernie in September of 2019 and its subsequent acquisitions in 2020 and 2021 as described above.

Basis of Presentation

Prior to the GCES acquisition in 2020, Archaea managed its business with only the RNG segment. All information presented in Archaea’s consolidated financial statements for years prior to 2020 is attributable to the RNG segment. Following the GCES acquisition in 2020, Archaea reported segment information in two segments: RNG and GCES. Following the PEI acquisition in 2021, Archaea has reported segment information in three segments: RNG, renewable electricity generation (“REG”) and GCES. Archaea currently manages its RNG segment as its primary business operations, which is to construct and develop biogas facilities on the sites of landfills for conversion to RNG. Archaea’s REG segment generates revenue by selling renewable electricity under a market-based contract with a regional transmission organization. The RNG and REG segments began to generate revenue during the fiscal quarter ended June 30, 2021. As noted above, GCES was acquired by Archaea in January 2020 as a complementary operation to provide cost savings in association with the construction of its plants due to GCES’s specialization in manufacturing customized pollution control systems. While GCES has sales to the RNG segment through June 30, 2021, GCES also has external third-party customers. Two customers of the GCES segment comprised 27% and 20% of Archaea’s consolidated revenues during the year ended December 31, 2020. Archaea had no external customers during the years ended December 31, 2019 and 2018.

Key Factors Affecting Operating Results

Archaea believes that its performance and future success depend on several factors that present significant opportunities but also pose risks and challenges, including those discussed below and in the section of the prospectus entitled “Risk Factors — Risks Related to the Business and Industry of the Company.”

Successful Development and Operation of Archaea’s Projects

Archaea’s business strategy includes growth primarily through the procurement of landfill gas rights to develop new LFG to RNG projects, the acquisition and expansion of existing LFG to RNG projects or conversion of LFG projects from electricity to RNG production. Archaea is also actively considering expansion into other lines of business, including anaerobic digesters, carbon sequestration, producing on-site renewable electricity for its projects and the production of low or negative carbon intensity renewable hydrogen.

Until commercial RNG operations commenced in the fiscal quarter ended June 30, 2021, Archaea’s revenues were derived primarily from its GCES segment through the sale of customized pollution control systems to third-party customers. As Archaea’s RNG and other projects continue to become commercially operational, it expects that a majority of its revenues will be generated from the sale of RNG and renewable electricity, primarily under long-term off-take agreements, along with the Environmental Attributes that are derived from these products. Following the Business Combinations, until the Combined Company can generate sufficient revenue from RNG, renewable electricity and Environmental Attributes, the Combined Company is expected to primarily finance its operations and project development activities with committed financing in place. After the closing of the Business Combinations, proceeds from the Business Combinations, including the proceeds from the PIPE Financing, as well as the Secured Term Loan discussed below under “Liquidity and Capital Resources — Contractual Obligations — Long Term Debt,” will be the primary funding source for growth. The amount and timing of the Combined Company’s future funding requirements will depend on many factors, including the pace and results of the Combined Company’s acquisitions and project development efforts.

Market Trends

Archaea’s future revenues will depend to a substantial degree upon the demand for RNG, renewable electricity and Environmental Attributes, all of which are affected by a number of factors outside Archaea’s control. Archaea seeks to substantially mitigate its exposure to market-based pricing fluctuations by selling RNG primarily under long-term off-take agreements with fixed pricing to counterparties with strong credit profiles. The credit profiles of the buyers of Archaea’s RNG are subject to change and are outside of Archaea’s control. Archaea’s future expenses will depend to a substantial degree upon electricity prices and the costs of raw materials and labor. These costs, too, are subject to a number of factors outside Archaea’s control.

Regulatory Landscape

Archaea operates in an industry that is subject to and currently benefits from environmental regulations. Government policies can increase the demand for Archaea’s products by providing market participants with incentives to purchase RNG, renewable electricity and Environmental Attributes. These government policies are continuously being modified, and adverse changes in such policies could have the effect of reducing the demand for Archaea’s products. Government regulations applicable to Archaea’s renewable energy projects have generally become more stringent over time. Complying with any new government regulations may result in significant additional expenses or related development costs for Archaea.

Impacts of COVID-19

To date, the COVID-19 pandemic and preventative measures taken to contain or mitigate the pandemic have caused, and are continuing to cause, business slowdowns or shutdowns in affected areas and significant disruptions in the financial markets both globally and in the United States.

In response to the COVID-19 pandemic and related mitigation measures, Archaea began implementing changes in its business in March 2020 to protect its employees and customers, and to support appropriate health and safety protocols. These measures resulted in additional costs, which Archaea expects will continue through 2021 as it continues to work to address employee safety. As of the date of this prospectus, such business changes and additional costs have not been, individually or in the aggregate, material to Archaea. Archaea is considered an essential company under the U.S. Federal Cybersecurity and Infrastructure Security Agency guidance and the various state or local jurisdictions in which Archaea operates.

Certain third parties with whom Archaea engages, including its project partners, third-party manufacturers and suppliers, and regulators with whom Archaea conducts business have adjusted their operations and are assessing future operational and project needs in light of the COVID-19 pandemic. If these third parties experience shutdowns or continued business disruptions, Archaea’s ability to conduct its business in the manner and on the timelines presently planned could be materially and adversely affected. The pandemic could also cause disruptions in its supply chain due to transportation delay, travel restrictions, raw material cost increases and shortages and closures of businesses or facilities. It may also cause delays in construction and other capital expenditures at Archaea’s projects, in obtaining regulatory approvals and in collections of Archaea’s receivables for its products and services.

The duration and extent of the impact from the COVID-19 pandemic depends on future developments that cannot be accurately predicted at this time, such as the severity and transmission rate of the virus and related variants, the extent and effectiveness of containment actions and the impact of these and other factors on Archaea’s employees, customers, suppliers, and distributors.

Key Components of Results of Operations

Revenue

Until commercial RNG operations commenced in the fiscal quarter ended June 30, 2021, Archaea’s revenues were historically comprised of sales of customized pollution control equipment and maintenance agreement services provided solely by the GCES segment, which was acquired in 2020. Prior to the GCES acquisition in 2020, Archaea did not have material revenues. Revenues in Archaea’s RNG segment commenced in the second quarter of 2021 with the commencement of commercial operations at Archaea’s Boyd County facility. Revenues in Archaea’s REG segment commenced with the PEI acquisition, also in the second quarter of 2021. Prior to this, Archaea had no RNG or REG sales.

Expenses

Archaea’s expenses have historically been comprised of costs of operations and general and administrative expenses. Cost of operations consists primarily of personnel compensation and benefits, insurance and raw materials, parts and components for manufacturing, related to our GCES business.

General and administrative expenses consist primarily of personnel related costs (including salaries, bonuses, benefits and share-based compensation) for employees in Archaea’s executive, finance, human resource and administrative departments and fees for third-party professional services, including consulting, legal and accounting services. In addition, Archaea allocates a portion of overhead costs which include lease expense, utilities and worker’s compensation premiums to the general and administrative department expense based on headcount. No depreciation or amortization expense is allocated to general and administrative expense.

Archaea expects its general and administrative expenses to increase for the foreseeable future as Archaea scales headcount with the growth of its business, and as a result of operating as a public company, including compliance with the rules and regulations of the SEC, legal, audit, additional insurance expenses, investor relations activities and other administrative and professional services.

Comparison Statement of Operations for the Six Months Ended June 30, 2021 and 2020

	2021	2020
Revenue
Energy revenue	$3,058,704	$—
Equipment sales	3,632,026	2,509,799
Services	90,739	82,962
Total revenue	6,781,469	2,592,761

Cost of operations:
Cost of operations	5,508,041	1,321,150
Depreciation and amortization	934,599	67,066

Total cost of operations	6,442,640	1,388,216

General and administrative expenses	11,042,836	2,449,220

Operating loss	(10,704,007)	(1,244,675)

Other income (expense):
Other income	294,127	27,877
Interest expense	(19,615)	—
Total other income (expense)	274,512	27,877

Net loss	(10,429,495)	(1,216,798)

Net income (loss) attributable to noncontrolling interest	(253,996)	128,286

Net loss attributable to controlling interest	$(10,175,499)	$(1,345,084)

Archaea’s GCES segment revenue in the six months ended June 30, 2021 and 2020 resulted primarily from sales of customized pollution control equipment and maintenance agreement services provided solely by the GCES segment, which was acquired in January 2020. The increase in GCES revenue in the six months ended June 30, 2021 as compared to the six months ended June 30, 2020 was primarily attributable to an increase in equipment order intake through the later part of 2020 and early 2021. These orders allowed for higher plant loading, which increased revenues in 2021.

Archaea’s RNG segment revenue in the six months ended June 30, 2021 resulted from sales of RNG and related environmental attributes from the Boyd County facility. Archaea had no reportable RNG segment revenue in the six months ended June 30, 2020. The increase in revenue in the six months ended June 30, 2021 as compared to the six months ended June 30, 2020 was primarily attributable to the commencement of commercial operations in April 2021 at Archaea’s Boyd County facility.

Archaea’s REG segment revenue in the six months ended June 30, 2021 resulted primarily from sales of renewable electricity and related environmental attributes at PEI. Archaea had no reportable REG segment revenue in the six months ended June 30, 2020. The increase in revenue in the six months ended June 30, 2021 as compared to the six months ended June 30, 2020 was primarily attributable the PEI acquisition in April 2021.

Revenue by Significant Product Type for the Six Months Ended June 30, 2021 and 2020

	2021	2020
Equipment	$3,632,026	$2,509,799
REG and RECs	2,237,480	—
RNG and RINs	821,224	—
Services	90,739	82,962
Total	$6,781,469	$2,592,761

Cost of Operations

Archaea’s cost of operations in the six months ended June 30, 2021 and 2020 was primarily composed of personnel compensation and benefits, insurance and raw materials, parts and components for manufacturing related to our GCES business. The increase in cost of operations in the GCES segment for the six months ended June 30, 2021 as compared to the six months ended June 30, 2020 was primarily attributable to an increase in equipment order intake through the later part of 2020 and early 2021. The orders allowed for higher plant loading resulting in increased costs. The increase is also a result of increased costs of operations related to the REG segment due to the acquisition of PEI in April 2021. The increase in general and administrative expenses in the six months ended June 30, 2021 as compared to the six months ended June 30, 2020 was primarily attributable to the expansion of Archaea’s workforce and increased growth across the Archaea business lines.

Comparison of Results of Operations for the Years Ended 2020 and 2019

	Years ended December 31,
	2020	2019	$ Change
Revenue
Equipment sales	$6,133,853	$—	6,133,853
Services	389,393	—	389,393
Total revenue	6,523,246	—	6,523,246

Cost of operations:
Cost of operations	4,751,766	—	4,751,766
Depreciation and amortization	137,183	389	136,794

Total cost of operations	4,888,949	389	4,888,560

Gross profit (loss)	1,634,297	(389)	1,634,686
General and administrative expenses	4,372,003	1,562,941	2,809,062

Operating loss	(2,737,706)	(1,563,330)	(1,174,376)
Other income (expense)
Other income	521,071	—	521,071
Interest expense	(20,001)	—	(20,001)
Interest income	236	—	236
Total other income (expense)	501,306	—	501,306

Net loss	(2,236,400)	(1,563,330)	(673,070)

Net income attributable to noncontrolling interest	236,172	—	236,172

Net loss attributable to controlling interest	$(2,472,572)	$(1,563,330)	$(120,002)

Depreciation and Amortization

Archaea’s depreciation and amortization in the six months ended June 30, 2021 and 2020 was primarily composed of depreciation of equipment and facilities associated with the RNG and REG segments. The increase in depreciation and amortization for the six months ended June 30, 2021 as compared to the six months ended June 30, 2020 was primarily attributable to the commencement of operations at the Boyd County facility and the acquisition of PEI.

Other Income

Archaea’s total other income in the six months ended June 30, 2021 was primarily composed of income from forgiveness of Archaea’s PPP loan. The increase in total other income for the six months ended June 30, 2021 as compared to the six months ended June 30, 2020 was primarily attributable to the $200,500 in income from the 2021 forgiveness of such loan.

Liquidity and Capital Resources

Archaea has historically funded its operations and growth with equity and debt financing. As of December 31, 2020, Archaea had approximately $1.5 million of cash and cash equivalents. Subsequent to year end 2020, Archaea raised an additional $133.4 million from the private placement of the Assai Notes to fund the PEI acquisition and Project Assai. As of June 30, 2021, Archaea had approximately $0.6 million of cash and cash equivalents and Archaea also had $35.7 million of restricted cash for payment primarily of construction-related costs for the Assai biogas project.

Archaea believes that its cash on hand following the consummation of the Business Combinations, including the proceeds from the PIPE Financing and the Secured Term Loan under the new credit facility, will total approximately $200 million. In addition, the Combined Company has a committed revolving credit facility in the aggregate amount of $250 million under the New Credit Agreement less any amounts outstanding under letters of credit.

We expect that the Combined Company’s available cash following the consummation of the Business Combination, together with its other assets, expected cash flows and borrowing capacity, will be sufficient to meet the Combined Company’s cash requirements for a period of at least twelve months following the date of this prospectus and thereafter. After funding its working capital requirements, available cash is expected to be used to fund debt maturities and other contractual commitments. Excess cash thereafter would be used to fund capital investments to continue to grow the Combined Company’s business. Reductions in available cash may reduce the Combined Company’s ability to make capital investments and may require changes to the Combined Company’s growth plan at the discretion of the Combined Company’s management and board of directors. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

If the Combined Company’s growth plan changes, it may seek additional capital through equity offerings or debt financings. The amount and timing of Archaea’s future funding requirements will depend on many factors, including the pace and results of the Combined Company’s project development efforts. The Combined Company may be unable to obtain any such additional financing on acceptable terms or at all. The Combined Company’s ability to access capital when needed is not assured and, if capital is not available when, and in the amounts, needed, the Combined Company could be required to delay, scale back or abandon some or all its development programs and other operations, which could materially harm its business, prospects, financial condition and operating results.

Project Assai

As noted above under “— Overview — Acquisitions — Project Assai and PEI,” on January 6, 2020, Archaea began development of its Project Assai biogas project. Also as noted above, on January 15, 2021 and April 5, 2021, Assai Energy entered into a senior secured note purchase agreements for the purchase of the $72,542,000 in principal amount of 3.75% Notes and $60,828,000 in principal amount of its 4.47% Notes. The proceeds of the Assai Notes were used in part to fund the acquisition of PEI. The remaining proceeds are expected to be used to fund the continued development of Project Assai.

These funds are committed and are expected to fully fund the development of the Project Assai, which is the world’s largest RNG plant currently under construction and, upon completion, is expected to be the largest LFG-to-RNG facility in the world.

Paycheck Protection Program

During 2020, Archaea received a $200,500 loan from the U.S. Small Business Administration (“SBA”) as provided for under the Paycheck Protection Program (“PPP”) established in accordance with the Coronavirus Aid, Relief, and Economic Security Act signed into law on March 27, 2020. Archaea utilized the loan proceeds in accordance with established PPP guidelines which would result in forgiveness of the full amount of the loan. The forgiveness of the loan resulted in no interest being charged to Archaea. Archaea received notification from the lending institution that the full amount of the PPP loan had been forgiven effective March 2021, and the forgiveness of the loan was recorded in other income during the six months ended June 30, 2021. The amount of the proceeds received under this loan at December 31, 2020 is reflected in Archaea’s consolidated balance sheets as other long-term liability.

Additionally, Archaea received a separate PPP loan for the benefit of GCES in the amount of $490,500 from the SBA. Archaea utilized the loan proceeds in accordance with established PPP guidelines which would result in forgiveness of the full amount of the loan. This loan was forgiven during the year ended December 31, 2020, and the forgiveness of the loan was recorded in other income during the year ended December 31, 2020.

Historical Cash Flows for the Six months Ended June 30, 2021 and 2020

	Six months Ended June 30,
	2021	2020
Cash used in operating activities	$(7,510,697)	(2,243,504)
Cash used in investing activities	(88,135,624)	(10,387,679)
Cash provided by financing activities	130,453,379	16,441,000
Net increase in cash, cash equivalents and restricted cash	34,807,058	3,809,817

Cash Used in Operating Activities

Archaea’s cash flows used in operating activities to date have been primarily comprised of costs related to operations at GCES and PEI along with general and administrative expenses.

Archaea’s cash used in operating activities of $7.5 million for the six months ended June 30, 2021 was primarily related to a net loss of $10.2 million as a result of higher general and administrative expenses, offset by timing in trade accounts payable of $2.0 million and accrued and other expenses of $0.9 million. Changes in other working capital accounts were not significant.

Archaea’s cash used in operating activities of $2.2 million for the six months ended June 30, 2020 was comprised primarily of a net loss of $1.3 million and net cash outflows related to changes in working capital of $1.1 million.

Cash Used in Investing Activities

Archaea continues to have significant cash outflows from investing activities as it expands its business and develops its projects.

Cash used in investing activities of $88.1 million for the six months ended June 30, 2021 was primarily attributable to capital expenditures related to construction in progress at Archaea’s various plants, including Assai and the Boyd County facility, and to the acquisition of a pipeline obtained in the acquisition of PEI.

Cash used in investing activities of $10.4 million for the six months ended June 30, 2020 was primarily comprised of acquiring a majority position in GCES and landfill gas rights at Project Assai.

Cash Provided by Financing Activities

Through June 30, 2021, Archaea financed its operations primarily through debt financing and the sale of equity securities.

Cash provided by financing activities of $130.5 million for the six months ended June 30, 2021 was related to borrowings from long-term debt under the 3.75% Notes and the 4.47% Notes.

Cash provided by financing activities of $16.4 million for the six months ended June 30, 2020 was comprised primarily of equity financing.

Historical Cash Flows for the Years Ended 2020 and 2019

	Years ended December 31,
	2020	2019
Cash used in operating activities	$(5,833,942)	(1,334,557)
Cash used in investing activities	(42,319,579)	(592,485)
Cash provided by financing activities	49,226,407	2,350,000
Net increase in cash and cash equivalents	1,072,886	422,958

Cash Used in Operating Activities

Archaea’s cash flows used in operating activities to date have been primarily comprised of costs related to biogas development and operations at GCES.

Archaea’s cash used in operating activities of $5.8 million in 2020 was comprised of a net loss of $2.5 million, changes in accounts receivable of $1.4 million, prepaid expenses and changes in other current assets of $2.8 million offset by changes in liabilities of $0.9 million.

Archaea’s cash used in operating activities of $1.3 million in 2019 was comprised of a net loss of $1.6 million offset by deferred salaries of $0.2 million and changes in accrued and other expense of $0.1 million.

Archaea expects that cash flows provided by its RNG projects that are expected to come online in the second quarter of 2021 will offset the increases in its cash used in operating activities that are expected to result from related increases in hiring.

Cash Used in Investing Activities

Archaea continues to experience negative cash flows from investing activities as it expands its business and develops its projects. Cash used in investing activities primarily relate to Archaea’s acquisitions of businesses and landfill gas development rights.

Cash used in investing activities of $42.3 million in 2020 was primarily attributable to capital expenditures related to construction in progress at Archaea’s various plants, the acquisition of GCES, the acquisition of biogas rights, the acquisition of Big Run, the escrow deposit related to the acquisition of PEI.

Cash used in investing activities of $0.6 million in 2019 was primarily attributable to the acquisition of Biofuels San Bernardino Biogas, LLC as well as capital expenditures at Archaea’s biogas projects.

Cash Provided by Financing Activities

Through December 31, 2020, Archaea financed its operations primarily through the sale of equity securities and debt financing.

Cash provided by financing activities of $49.2 million in 2020 was primarily comprised of $16.4 million in long-term borrowings and $32.5 million in equity financing.

Cash provided by financing activities of $2.4 million in 2019 was primarily comprised of equity financing.

Contractual Obligations

The following table summarizes Archaea’s contractual obligations as of June 30, 2021.

		Payments Due by Periods
	Total	<1 year	1 – 3 years	3 – 5 years	>5 years
Operating leases	$1,191,755	$859,596	332,159	0	0
Long-term debt	144,113,475	5,565,191	17,505,382	21,727,903	99,314,999
Total contractual obligations	145,305,230	6,424,787	17,837,541	21,727,903	99,314,999

Operating Leases

GCES entered into a facility lease with two of its minority owners in 2013, prior to the Archaea’s acquisition of GCES in 2020. The GCES facilities are now owned by two noncontrolling interest owners of GCES, thereby causing this lease to be a related party agreement. During the year ended December 31, 2020 and the six months ended June 30, 2021, GCES paid $210,000 and $105,000, respectively, to the minority owners under this lease which expires in May 2022. Archaea has also entered into warehouse and office leases with third parties ranging from one to three years.

Revolving Line of Credit

Archaea had in place a revolving line of credit agreement with Comerica Bank (“Comerica”) that provided for maximum borrowings of $8 million as of June 30, 2021. The outstanding principal balance of each advance was subject to interest at a rate based on the one-month LIBOR rates quoted by Comerica plus 4.5%. At June 30, 2021, the outstanding balance on the line of credit was approximately $7.1 million. The line of credit was repaid in full at the Closing of the Business Combinations.

Long Term Debt

On January 15, 2021, Assai Energy, LLC entered into a senior secured note purchase agreement with certain investors for the purchase of $72.5 million in principal amount of its 3.75% Notes. Interest on the 3.75% Notes is payable quarterly in arrears on each payment date, and the 3.75% Notes mature on September 30, 2031. On April 5, 2021, Assai Energy, LLC entered into a Senior Secured Note Purchase Agreement with certain investors for the purchase of $60.8 million in principal amount of its 4.47% Notes. Interest on the 4.47% Notes is payable quarterly in arrears on each payment date, and the 4.47% Notes mature on September 30, 2041. As of June 30, 2021, Archaea received total proceeds of $127.4 million from the Assai Notes of which approximately $30 million was used to complete the acquisition of PEI. The total interest expense incurred under the Assai Notes for the six months ended June 30, 2021 was $1.5 million, and the interest related to the biogas facilities has been capitalized during the construction period. The notes are secured by all plant assets and plant revenues. Cash received from the agreement is restricted for use on Assai related costs and cannot be used for general corporate purposes.

On November 10, 2020, Archaea Holdings, LLC, a wholly-owned subsidiary of Archaea Seller (“Archaea Holdings”), and Big Run Power Producers, LLC, a North Carolina limited liability company (“BRPP”), entered into certain promissory notes with Comerica pursuant to that certain credit agreement by and between Comerica, as the lender, and Archaea Holdings and BRPP, as the borrowers (the “Boyd County Credit Agreement”). Noble Environmental, Inc. (“Noble”) guaranteed the Boyd County Credit Agreement,

Pursuant to the Boyd County Credit Agreement, Comerica made available to the borrowers a $5 million secured specific advance facility loan (the “SAF Loan”) and $12 million secured term loan (the “Term Loan”). The SAF Loan and the Term loan bore interest at LIBOR plus 4.5%, which was 5.5% as of June 30, 2021. In addition to the Term Loan and the SAF Loan, Comerica had also made available to the borrowers a corporate credit card program with a credit limit of $0.5 million as of June 30, 2021, which increased to a credit limit of $3.5 million as of August 11, 2021, for use by the borrowers in connection with the operation of the business (the “Corporate Credit Account”). The maturity date of the financing arrangement under the Boyd County Credit Agreement was November 10, 2024; however the Boyd County Credit Agreement, including the SAF Loan and Term Loan, was repaid in full at the closing of the Business Combinations.

Noble, which is a related party of Archaea, guaranteed Archaea’s obligations under the Boyd County Credit Agreement. In consideration of Noble furnishing the Noble Guaranty, Noble required that Archaea Holdings and BRPP incur a guaranty fee. The guaranty fee was accrued on the face value of the guaranteed obligation of $17.5 million at the effective date of the Noble Guaranty, subject to certain adjustments. See “Certain Relationships and Related Transactions” in the prospectus. The guaranty fee was evidenced by a promissory note dated November 10, 2020, made by Archaea Holdings and BRPP payable to Noble (“Noble Note”). The Noble Note was repaid in full at the closing of the Business Combinations, and the related guarantee was terminated.

As of June 30, 2021, Archaea received total proceeds of $17.0 million in connection with the Boyd County Credit Agreement. The proceeds of the indebtedness under the Boyd County Credit Agreement funded the acquisition and recommissioning of the Boyd County Project as well as general and administrative expenses. Total interest expense incurred under the SAF Loan, the Term Loan and the Noble Guaranty through June 30, 2021 was $3.2 million. This interest has been capitalized during the construction period of the Boyd County Project.

Secured Promissory Notes

On July 15 and July 26, 2021, Archaea Holdings entered into several secured promissory notes with certain lenders, including related parties to the Company, in the aggregate principal amount of approximately $30.0 million. Promissory notes totaling approximately $16.5 million bear interest at 20% per annum, and promissory notes totaling approximately $13.5 million bore interest at 7.5% per annum. All unpaid principal and unpaid accrued interest of the foregoing promissory notes are due the earlier of (a) the one-year anniversary of the respective issuance date (July 15, 2022 or July 26, 2022), (b) closing date of the Business Combinations, or (c) the date on which all amounts under promissory notes shall become due and payable in the event of the Company’s default. The promissory notes bearing interest at 20% per annum include a guaranteed minimum interest payment of approximately $1.0 million in aggregate. These promissory notes were repaid in full at the closing of the Business Combinations.

Significant Accounting Policies

This management’s discussion and analysis of financial condition and results of operations of Archaea is based on Archaea’s consolidated financial statements. Archaea’s financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). For a discussion of Archaea’s significant accounting policies, see “Note 1, Summary of Significant Accounting Policies” to Archaea’s consolidated financial statements appearing in this prospectus.

Critical Accounting Policies and Estimates

GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, as well as contingent assets and liabilities. The estimates and assumptions used in Archaea’s financial statements are based upon management’s evaluation of the relevant facts and circumstances as of the date of the financial statements. Actual results may differ from the estimates and assumptions used in preparing the financial statements. Archaea identifies its most critical accounting policies as those that are the most pervasive and important to the portrayal of Archaea’s financial position and results of operations, and that require the most difficult, subjective and/or complex judgments by management regarding estimates about matters that are inherently uncertain. Archaea’s critical accounting policies are associated with revenue recognition and acquisition accounting and the judgment used in determining the fair value of identified assets acquired and liabilities assumed.

Revenue Recognition

Archaea recognizes revenue in accordance with Accounting Standards Codification 606, “Revenue from Contracts with Customers” (“ASC 606”). In accordance with ASC 606, revenue is recognized when promised goods or services are transferred to customers in an amount that reflects the consideration to which Archaea expects to be entitled in exchange for those goods or services.

Archaea’s revenues are comprised of sales of customized pollution control equipment (“Equipment”) and maintenance agreements services (“Services”) provided by the GCES operating segment, as well as the sale of RNG, renewable electricity and related environmental attributes through its RNG and REG operating segments. All revenue is recognized when (or as) Archaea satisfies its performances obligation(s) under the contract by transferring the promised product or service either when (or as) its customer obtains control of the product or service.

Archaea’s RNG production started during 2021 with the commencement of operations at the Boyd County Project and is currently sold under short-term market-based contracts. When the performance obligation is satisfied through delivery of RNG to the customer, revenue is recognized. Archaea also earns revenue through the sale of associated environmental attributes which are generated when selling RNG. Such sales for the six months ended June 30, 2021 were made under short-term contracts, and the related revenue is recognized when the environmental attribute is transferred to a third party.

Archaea’s REG production started during 2021 with the acquisition of PEI and is typically sold under a market-based contract with a regional transmission organization. When the performance obligation is satisfied through delivery of REG to the customer, revenue is recognized. Archaea also earns revenue through the sale of the associated environmental attributes which are generated when selling REG. Such sales for the six months ended June 30, 2021 were under contracts independent from REG sales, and the related revenue is recognized when the environmental attribute is transferred to a third party.

Archaea’s performance obligations related to the sales of Equipment are satisfied over time because Archaea’s performance under each customer contract produces (1) an asset with no alternative future use to Archaea, because each Equipment solution is customized to the specific needs and design specifications for each customer and (2) Archaea has enforceable right to payment under the customer termination provisions for convenience. Archaea measures progress these arrangements using an input method based on costs incurred.

Archaea’s performance obligations related to the sales of Services are satisfied over time because the customer simultaneously receives and consumes the benefits provided by Archaea’s performance as it performs. Archaea elected to recognize the sales of Services using the “right-to-invoice” practical expedient.

Acquisition Accounting

Archaea applies ASC 805, Business Combinations, when accounting for acquisitions, with identifiable assets acquired, liabilities assumed and noncontrolling interest, if applicable, recorded at their estimated fair values at the acquisition date. Significant judgment is required in determining the acquisition date fair value of the assets acquired and liabilities assumed, predominantly with respect to property, plant and equipment and intangible assets historically consisting of trade names and customer relationships. Evaluations include numerous inputs including forecasted cash flows that incorporate the specific attributes of each asset including age, useful life, equipment condition and technology, as well as current replacement costs for similar assets. Other key inputs that require judgment include discount rates, comparable market transactions, estimated useful lives and probability of future transactions. Archaea evaluates all available information, as well as all appropriate methodologies, when determining the fair value of assets acquired, liabilities assumed and noncontrolling interest, if applicable, in a business combination. In addition, once the appropriate fair values are determined, Archaea must determine the remaining useful life for property, plant and equipment and the amortization period and method of amortization for each finite-lived intangible asset.

Recent Accounting Pronouncements

For a description of Archaea’s recently adopted accounting pronouncements and recently issued accounting standards not yet adopted, see “Note 2, Recently Issued and Adopted Accounting Standards” to Archaea’s consolidated financial statements appearing in this prospectus.

Off-Balance Sheet Arrangements

As of June 30, 2021, Archaea did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

Inflation

Archaea does not believe that inflation had a material impact on its business, revenues or operating results during the periods presented.

BUSINESS

Overview

Archaea Energy is one of the largest RNG producers in the U.S., with an industry-leading RNG platform and expertise in developing, constructing and operating RNG facilities to capture waste emissions and convert them into low-carbon fuel. Our innovative, technology-driven approach is backed by significant gas processing expertise, enabling us to deliver RNG projects that are expected to have higher uptime and efficiency, and lower development costs and time to market, than industry averages. We partner with landfill and farm owners to help them transform their long-lived feedstock sources into RNG and convert their facilities into renewable energy centers. Our differentiated commercial strategy is focused on long-term contracts that provide commercial partners a reliable, non-intermittent, sustainable decarbonizing solution to displace fossil fuels in high-carbon emission processes and industries.

We own and/or operate a diversified portfolio of 23 LFG recovery and processing projects across 12 states, including 13 projects that collectively generate approximately 177.3 MW of electric capacity and 10 projects that have capacity to produce approximately 27,480 MMBtu/day of pipeline-quality RNG. We are exploring opportunities to convert a majority of our renewable electricity projects into high-Btu RNG projects when economically accretive. Additionally, we have started construction to capture biogas from four dairies to convert livestock waste into RNG. We also provide operations and maintenance (O&M) services to four projects owned by third parties. We are also evaluating other potential sources of biogas, actively developing wells for carbon sequestration, increasing the use of solar-generated electricity to meet the energy needs of our projects and investing in technology to produce renewable hydrogen.

Our revenues are generated from the sale of RNG and renewable electricity, along with the Environmental Attributes that we are able to derive from these products. RNG has the same chemical composition as natural gas from fossil sources, but has unique Environmental Attributes associated with it due to its origination from low-carbon, renewable sources, which we also monetize. The RNG we process is pipeline-quality and can be used interchangeably with natural gas in any application. For example, in the transportation fuel market, RNG can be used as CNG or LNG. In recent years, CNG has been the most common fuel used by fleets made up of medium-duty trucks in close proximity to fueling stations, such as city fleets, local delivery trucks and waste haulers. The Environmental Attributes that we sell are composed of RINs and state low-carbon fuel credits, which are generated from the conversion of biogas to RNG which is used as a transportation fuel, as well as from RECs generated from the conversion of biogas to renewable electricity. Whenever possible, we seek to mitigate our exposure to commodity and Environmental Attribute pricing volatility, by taking advantage of medium- and long-term indexed pricing and margin sharing arrangements with respect to our RNG and environmental products that are designed to give us optimal price and revenue certainty. In addition to revenues generated from our product sales, we also generate revenues by providing O&M services to certain of our project and biogas site partners.

Market Opportunity

Overview of RNG and the Availability of Long-Term Feedstock Supply

LFG, or biogas, is created through the naturally occurring anaerobic decomposition of organic matter by single-celled organisms called archaea. We specialize in the recovery and processing of biogas from landfills and other non-fossil, low-carbon fuel sources for beneficial use as a replacement for fossil fuels.

Landfills have been required by the EPA to capture municipal solid waste landfill emissions for decades due to various regulatory requirements aimed at reducing CO2 emissions. The amount of LFG produced from a landfill generally increases as more waste is added to the site, typically peaks in volume in 7 to 12 years after waste is placed in the landfill, and then follows a generally predictable and modest decline in the gas production curve over the next 30 years. As a result, LFG has a very predictable long-term production profile which, when coupled with the expectation of continued U.S. landfill waste growth for the next 30 years, creates long-term (e.g., 40+ years) LFG feedstock visibility. To capitalize on this extended and predictable feedstock opportunity, we enter into long-term gas rights agreements with landfill owners. The agreement terms are often in excess of 25 years and, in certain instances, the contracts are structured with evergreen (lifetime of gas) provisions.

Using proven membrane gas separation technology, biogas can be processed onsite to remove impurities, and used to generate “green” electricity (such projects are referred to as LFG-to-electric). Biogas can be further processed and upgraded to remove CO2 as well as remaining contaminants to increase the methane content and reach pipeline specifications. The resulting RNG can be used for all purposes suitable for traditional fossil fuel-based natural gas (e.g., for consumer use and CNG for transportation). RNG can also be transported using existing natural gas infrastructure (i.e., pipelines, industrial facilities, etc.). This is an important factor that drives, and will help meet, demand as it facilitates the delivery of RNG throughout North America and enables Archaea Energy to reach customers that place the utmost value on RNG and the associated Environmental Attributes (i.e., RINs and LCFS).

Highly Fragmented Market

We believe there is significant opportunity for growth due to the highly fragmented nature of the current landfill industry. Many landfills in the U.S. are owned and operated by single plant operators that, for the most part, do not possess the capital or technical resources to produce RNG that meets pipeline specifications. As a result, only a portion of overall LFG volumes are being converted into RNG today, with the remaining gas being converted into electricity, flared or vented into the atmosphere. This creates a significant opportunity for us to apply our operational and technical expertise, commercial scalability and technology to create meaningful, long-term shareholder value.

Increasing Demand for RNG

The demand for RNG has grown significantly over the past several years and is expected to continue to grow due to (i) regulatory-driven requirements, (ii) broad-based corporate support for voluntary renewable energy or sustainability initiatives and (iii) a public sector seeking to diversify energy sources from fossil fuel-based alternatives. Various utilities have announced 10-20% RNG targets or mandates by 2030. Over the past several months alone, numerous corporations have announced they are testing or incorporating sustainable transportation solutions into their fleets using RNG (LNG and CNG).

We have successfully secured long-term fixed-price off-take agreements with multiple investment-grade counterparties. We also currently have indications of interest from customers to enter into long-term off-take agreements in excess of our 2025 estimated RNG volume projections.

As noted above, the RNG market benefits from its ability to leverage the existing pipeline network built to support the broader natural gas market. RNG can be injected into the existing North American pipeline network, allowing off-takers nearly anywhere in North America to be purchasers of the RNG.

Use of Environmental Attributes to Promote RNG Growth

RNG generates meaningful revenue through Environmental Attributes. These Environmental Attributes are provided for under several different programs, most commonly RFS, RPS, and LCFS.

The RFS program was authorized under the Energy Policy Act of 2005 and expanded through the Energy Independence and Security Act of 2007. At its most basic level, it requires the use of specific volumes of biofuel in the U.S. and is aimed at (i) increasing energy security by reducing U.S. dependence on foreign oil and establishing domestic low-carbon fuel related industries and (ii) improving the environment through the reduction of GHG emissions.

Under the RFS program, transportation fuel sold in the U.S. must contain a certain minimum volume of renewable fuel; to enforce compliance, the U.S. EPA began using RINs as a means to track the production, use, and trading of biodiesel and other renewable fuels. A RIN is generated when an EPA-registered renewable fuel producer produces renewable fuel (i.e., RINs are each specifically associated with a gallon of renewable fuel). The type of RIN a renewable fuel producer can generate is included in its approved pathway as a “D-code,” with each fuel type having a distinct D-code. Each type of renewable fuel also carries an EV and determines how many RINs a renewable fuel producer can generate with each gallon of renewable fuel produced. Finally, each year, the EPA regulates the amount of RINs the industry as a whole must obtain and retire.

Our LFG-to-RNG projects generate D3 RINs (cellulosic biofuels) for which there is high demand due to supply constraints and the highest price compared to other RINs. Moreover, the most restrictive standards apply to cellulosic biofuel as a limited number of fuels qualify to meet the corresponding standards (i.e., 60% GHG reduction and a 1.0 to 1.5 EV).

On the state level, the economics of RNG are enhanced by low-carbon fuel initiatives, particularly well-established programs in California, Oregon and Washington (with several other states also actively considering LCFS initiatives similar to those in California and Oregon). In California’s case, in 2009, the CARB adopted LCFS regulations aimed at reducing the CI of transportation fuel sold and purchased in the state. A CI score is calculated as grams of CO2 equivalent per megajoule of energy by the fuel. The CI score is dependent upon a full lifecycle analysis that evaluates the GHG emissions associated with producing, transporting, and consuming the fuel. LCFS credits can be generated in three ways: (i) fuel pathway crediting that provides low-carbon fuels used in California transportation; (ii) project-based crediting that reduces GHG emissions in the petroleum supply chain; and (iii) zero emission vehicle crediting that supports the buildout of infrastructure. CARB awards these credits to RNG projects based on each project’s CI score relative to the targeted CI score for both gasoline and diesel fuels. The number of monetizable LCFS credits per unit of fuel increases with a lower CI score. We are actively developing LFG-to-RNG and digester-to-RNG projects that could yield meaningfully lower CI scores by CARB, resulting in a high realized RNG price.

We believe Environmental Attributes can provide meaningful revenue upside but also note that they have historically been volatile and remain difficult to forecast. While we intend to sell a portion of our RNG production on a merchant pricing basis and thus be eligible to capture the value of prevailing LCFS and RIN credits, we aim to cap our merchant (variable) exposure such that the majority of our RNG volumes are sold under long-term fixed price offtake agreements in which the customer captures the value of the Environmental Attributes. This strategy of locking in the majority of volumes under fixed-price, take-or-pay contracts with no Environmental Attribute risk differentiates Archaea Energy from most of our competitors in the RNG space today.

Our Projects

We have a solid base of operational assets today as well as a robust pipeline of RNG development opportunities. We currently own and operate 23 projects, 10 of which are RNG projects and 13 of which are Renewable Electricity (“LFGTE” or “REG”) projects. Prior to the consummation of the Business Combinations, the RNG projects were included in Archaea’s or Aria’s RNG operating segment, and the Renewable Electricity projects were included in Aria’s LFGTE operating segment, except for the PEI Power project in Archbald, PA, which was included in Archaea’s REG operating segment. In addition, over the next several years, we intend to convert certain LFG-to-electricity projects to RNG projects and upgrade certain existing RNG projects. These facilities already have gas development agreements in place in addition to site leases, zoning, air permits, and much of the critical infrastructure that is needed to develop RNG projects.

We typically secure our biogas feedstock through long-term fuel supply agreements and property lease agreements with biogas site hosts.

RNG Projects

Site	Location	Plant Capacity – MMBtu/day
Butler*	David City, NE	790
Boyd County Landfill*	Ashland, KY	2,600
Canton (JV)	Canton, MI	2,620
KC LFG*	Johnson County, KS	3,480
North Shelby (JV)	Millington, TN	2,020
Oklahoma City*	Oklahoma City, OK	1,970
SE Oklahoma City (JV)	Oklahoma City, OK	2,000
Seneca Gas*	Waterloo, NY	4,000
South Shelby (JV)	Memphis, TN	4,000
SWACO*	Grove City, OH	4,000
Total		27,480

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*        Project pledged as collateral under the New Credit Agreement.

Typically, a biogas-to-RNG facility includes three phases: biogas collection, primary processing and additional processing.

At landfills, biogas collection systems can be configured as vertical wells or horizontal trenches. The most common method is drilling vertical wells into the waste mass and connecting the wellheads to lateral piping that transports the gas to a collection header using a blower or vacuum induction system. Horizontal trench systems are useful in areas of landfills that continue to have active filling. Some landfills use a combination of vertical wells and horizontal collectors. Collection system operators “tune” or adjust the wellfield to maximize the volume and quality of biogas collected while maintaining environmental compliance.

A basic biogas processing plant includes a knock-out drum to remove moisture, blowers to provide a vacuum to “pull” the gas and pressure to convey the gas, and a flare. System operators monitor parameters to maximize system efficiency. Using biogas in an energy recovery system usually requires some treatment of the gas to remove excess moisture, particulates, and other impurities. The type and extent of treatment depends on site-specific biogas characteristics and the type of energy recovery system. Treatment of the gas typically includes the removal of hydrogen sulfide, moisture and contaminants within the gas, and then separation of CO2 from the methane. Further treatment of the biogas is often required to remove residual nitrogen and/or oxygen to meet pipeline specifications. Some end uses, such as pipeline injection or vehicle fuel projects, require additional cleaning and compression of the biogas.

Renewable Electricity Projects

Site	Location	Plant Capacity (MW)
Colonie*	Cohoes, NY	6.4
County Line*	Argos, IN	7.5
DANC*	Rodman, NY	6.4
Erie*	Erie, CO	3.2
Fulton*	Johnstown, NY	3.2
Hernando County*	Brooksville, FL	1.6
Model City*	Youngstown, NY	5.6
Modern*	Youngstown, NY	4.8
Ontario*	Stanley, NY	11.2
PEI Power*	Archbald, PA	84.0
Sarasota*	Nokomis, FL	6.4
Seneca Power*	Waterloo, NY	17.6
Sunshine Canyon (JV)	Sylmar, CA	19.4
Total owned		177.3

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*        Project pledged as collateral under the New Credit Agreement.

Our Management and Operating Team and Our Technical Expertise

We are led by a dedicated, entrepreneurial management team and complemented by proven technical RNG operators. In addition to roughly 100 highly trained plant operators, our team includes the inventor of multiple critical LFG-to-RNG industry patents, and other leading technical experts from the RNG space with decades of experience. Our technical team is one of the most experienced in the industry, having developed more than 70 RNG projects to date.

Our team has earned a reputation for being disruptors in the industry and pioneering the long-term fixed-price offtake commercial strategy (detailed above) to reduce the risks surrounding future project development. Further, our team continues to innovate on greenfield RNG project development, and is designing a process that is projected to meaningfully lower RNG development costs. These projected cost and uptime timeline reductions are driven by decades of industry knowledge, direct RNG plant experience, and proprietary packaging and system designs, and are expected to ultimately enable us to expand our RNG development pipeline to smaller LFG flow sites.

We also benefit from the continued involvement of former members of the RAC team, some of whom remain on our board of directors.

Focus on Safety, Environmental, Social and Governance Best Practices

Our highest priorities are the health and safety of our team on site and our partners and the communities we work in, as well as environmental protection. Our corporate culture revolves around these key priorities as we aim to become the largest, safest, and most sustainable gas processing company in North America.

Safety

Our high safety standards have been recognized by Insurance Risk and Safety Auditors, multi-state and Federal OSHA, business partners and third-party contractors. Our structured safety approach has a two-tiered foundation of the Employee Run Safety Committee and an oversight Safety Board. Cornerstones include Procedure Quality, Use and Adherence, Training and Qualifications, Inspections and Audits, and Emergency Response. The keystone of this structure is Senior Management support. The safety endeavor includes procedures procedurally focused on construction and contractors.

Through May 10, 2021, our year-to-date Total Recordable Incident Rate (TRIR) is 0.0, as compared to the national average TRIR for NACIS 486210 Pipeline Transportation of Natural Gas and 22111 Electric Power, Control and Distribution (SIC 4911 Electrical Services) of 0.9 and 2.3, respectively. Since the 2014 start of the Aria safety program and the 2019 start of the Archaea safety program, we have experienced zero U.S. Occupational Health and Safety Administration (OSHA) or state OSHA citations.

To address the ongoing COVID-19 pandemic, we have implemented additional health and safety measures to protect our employees. Specifically, we established a COVID-19 response team, led by senior management, which initially met daily to report health status and develop guidelines to protect our workforce. Daily health monitoring and internal contact tracing protocols were implemented. The response team sought feedback from employees, particularly those working in our plants, in developing policies and protocols. Work-from-home protocols were implemented immediately where possible for non-operations personnel. For on-site employees, personal protective equipment (“PPE”) was provided and enhanced hygiene and physical distancing protocols were implemented. The necessary IT improvements were initiated to facilitate a remote work environment, and we leveraged supplier networks to source COVID-19 specific PPE. Communications from senior leadership to all employees were enhanced, with weekly updates provided.

Environmental

Through the development of our projects, we address growing landfill waste and corresponding waste emissions, one of the world’s most pressing environmental and climate problems. As a result, climate change regulation has had a beneficial impact on our business, and current regulatory frameworks for both power (state-level RPS) and RNG assets (federal RFS) support our business model. Proposed legislation that further reduces carbon content of transportation fuels (low-carbon fuel standard) is likely to increase demand for our products and expertise.

Social

We faithfully comply with local zoning requirements, monitor changes in local ordinances and ensure that operations are within the scope permitted by our respective local permits and licenses. We report facility emissions including GHG emissions on a routine basis (either annually or semi-annually) in accordance with regulator and permit requirements.

Governance

We employ best practices in corporate governance, ensuring compliant, ethical business conduct. Our board of directors is independent of management, and has established a “tone at the top” that prioritizes strong internal controls over safeguarding assets, maintenance of records and execution of contracts. Those controls are subject to annual review and testing by our external auditors.

As an added safeguard against illegal and corrupt practices, our Employee Handbook includes our core values and a Code of Conduct. All employees are required to sign off on the Code of Conduct. New employees are carefully screened by a thorough vetting process that includes multiple interviews and criminal background checks.

MANAGEMENT

Executive Officers, Key Employees and Directors

The following sets forth certain information, as of September 30, 2021, concerning each of our executive officers, key employees and directors.

Name	Age	Position
Nicholas Stork*	37	Chief Executive Officer and Director
Richard Walton*	38	President
Eric Javidi*	42	Chief Financial Officer
Lindsay Ellis*	35	General Counsel and Secretary
Chad Bellah*	45	Chief Accounting Officer
Brian McCarthy	37	Chief Investment Officer
Daniel J. Rice, IV	41	Director and Chairman of the Board
J. Kyle Derham	34	Director
Kathryn Jackson	64	Director
Scott Parkes	44	Director
Joseph Malchow	35	Director
James Torgerson	68	Director

____________

*        Denotes an executive officer.

Nicholas Stork — Chief Executive Officer and director. Mr. Stork served as co-founder, Chief Executive Officer and a director of Archaea Energy LLC from its founding in November 2018. Since November 2016, Mr. Stork has also served as Chief Financial Officer and a director of Noble Environmental, Inc. (“Noble”), an industry-leading environmental services company focused on providing innovative solutions to solid waste management companies, and Managing Partner of Noble House Capital, where he is responsible for investing and business development in the Appalachian Basin. From 2013 to 2016, Mr. Stork served as a Principal with Baleen Capital Management, a global value investment firm. Mr. Stork is a graduate of Dartmouth College.

Richard Walton — President. Mr. Walton has served as co-founder and President of Archaea Energy LLC from its founding in November 2018. Since November 2016, Mr. Walton has also served as Chief Executive Officer, President and a director of Noble. From September 2013 until June 2017, Mr. Walton was Chief Executive Officer of Redstone International, a services company that specializes in deep foundations, earth retention, shoring systems and grouting solutions. Mr. Walton also held various positions with private equity and investment banking firms. Mr. Walton is a graduate of Dartmouth College with a B.A. in Economics.

Eric Javidi — Chief Financial Officer. Mr. Javidi has served as Chief Financial Officer of Archaea Energy LLC since May 2021. Prior to joining Archaea Energy LLC, Mr. Javidi was Chief Financial Officer of CrossAmerica Partners LP, a leading wholesale distributor of motor fuels and owner and lessor of real estate used in the retail distribution of motor fuels, from November 2020 through April 2021. Prior to joining CrossAmerica, Mr. Javidi served as President and Chief Executive Officer of Southcross Holdings GP, LLC, the general partner of Southcross Holdings, LP, an energy infrastructure company that provides natural gas gathering, treating, processing and transportation services. Southcross Holdings owned the general partner of Southcross Energy Partners, L.P., a publicly traded Delaware limited partnership. Mr. Javidi was at Southcross from June 2019 to July 2020, where he led the successful strategic dissolution of the company. Prior to Southcross, from April 2015 to March 2019, Mr. Javidi was a Managing Director at Kayne Anderson Capital Advisors, LP, an alternative investment management firm focused on real estate, credit, infrastructure/energy, renewables and growth equity. Mr. Javidi also worked as an investment banker at UBS, Barclays and Lehman Brothers, focused on M&A and capital markets activity in the energy infrastructure space. Mr. Javidi holds a bachelor’s degree with majors in Economics and Psychology from the University of California, Davis and has an M.B.A. from Duke University — The Fuqua School of Business with emphasis in Finance & Accounting as well as Financial Analysis.

Lindsay Ellis — General Counsel and Secretary. Mrs. Ellis has served as the General Counsel and Secretary of Archaea Energy LLC since July 2021. Prior to joining Archaea Energy LLC, Mrs. Ellis was the Associate General Counsel at EagleClaw Midstream Ventures, LLC, a large privately-owned midstream operator, from February 2019 until July 2021. From February 2018 through February 2019, Mrs. Ellis practiced corporate law at Gibson, Dunn & Crutcher LLP representing public and private companies in capital markets offerings and mergers and acquisitions. Prior to joining Gibson Dunn, Mrs. Ellis served as the Associate General Counsel at Rice Energy Inc. and Rice Midstream Partners LP from February 2015 until Rice Energy Inc.’s merger with EQT Corporation in November 2017. From September 2012 through February 2015, Mrs. Ellis practiced corporate law at Vinson & Elkins LLP serving public and private companies, primarily in the oil and natural gas industry. Mrs. Ellis received a Bachelor of Arts in Political Science and Communication Studies from Southwestern University and a Doctor of Jurisprudence from the University of Houston Law Center.

Chad Bellah — Chief Accounting Officer. Mr. Bellah has served as Chief Accounting Officer of Archaea Energy LLC since June 2021. From July 2020 to June 2021, Mr. Bellah served as a freelance accounting consultant, including Vice President, Controller of Penn America Energy Holdings LLC, a liquified natural gas energy project development company. From November 2007 to May 2020, Mr. Bellah served in various accounting positions with Anadarko Petroleum Corporation, including Director of Accounting Policy from November 2018 to May 2020, International Accounting Finance Manager from July 2016 to November 2018, Finance Director of Anadarko Algeria Company based in London from April 2013 to July 2016. Prior to joining Anadarko, Mr. Bellah worked as an Audit Manager in Houston for Ernst & Young LLP, serving large clients in the airlines and oil and gas industry. Mr. Bellah is a licensed Certified Public Accountant in the State of Texas and a graduate of Texas A&M University with a B.B.A. in Accounting and an M.S. in Finance.

Brian McCarthy — Chief Investment Officer. Mr. McCarthy has served as Chief Investment Officer of Archaea Energy LLC since May 2021. From January 2019 to May 2021, Mr. McCarthy served as Archaea Energy LLC’s Chief Financial Officer. Mr. McCarthy is also a Partner at Saltonstall & Co., a Boston-based financial services company and minority owner of Archaea Energy LLC, where he has been employed since 2013. Previously, Mr. McCarthy was an analyst with Stevens Capital Management, Schneider Capital Management and Goldman Sachs. Mr. McCarthy is a graduate of the University of Pennsylvania where he studied Physics and Economics.

J. Kyle Derham — Mr. Derham is a Partner of Rice Investment Group, and the President, Chief Financial Officer and a director of Rice Acquisition Corp. II, a blank check company that was formed by an affiliate of Rice Investment Group to consummate an initial business combination (“Rice II”). Previously, Mr. Derham was the President, Chief Financial Officer and a director of RAC from September 2020 to September 2021 when the Business Combinations were completed. Mr. Derham, as part of the Rice team, led the shareholder campaign in 2019 to revamp the strategic direction of EQT Corporation (“EQT”), the largest operator of natural gas production in the United States, and elect a majority slate of director candidates to the board of EQT. Following the campaign, Mr. Derham served as interim Chief Financial Officer of EQT and currently serves as a strategic advisor to the company. Mr. Derham previously served as Vice President, Corporate Development and Finance of Rice Energy, Inc. (“Rice Energy”) and Rice Midstream Partners LP (“Rice Midstream”) from January 2014 through November 2017. Through his various roles working alongside the Rice family, Mr. Derham has focused on evaluating, structuring and negotiating key acquisitions and execution of critical strategic initiatives to generate attractive risk adjusted returns for investors. Mr. Derham also has experience as a private equity investor, working as an associate at First Reserve and as an investment banker at Barclays Investment Bank.

Dr. Kathryn Jackson — Dr. Jackson is an accomplished executive leader with a highly successful career in electricity generation, energy system operations and technology management. Previously, Dr. Jackson was a director of RAC from September 2020 to September 2021 when the Business Combinations were completed. Dr. Jackson served as Director of Energy and Technology Consulting for KeySource, Inc. from October 2016 to May 2021. Prior to this role, Dr. Jackson has served as President and Chief Technology Officer for RTI International Metals, Chief Technology Officer and Senior Vice President for Research and Technology for Westinghouse Electric Company, LLC, and Executive Vice President of River System Operations and Environment for the Tennessee Valley Authority. Dr. Jackson serves on the board of directors of Portland General Electric, Cameco Corporation and EQT. Dr. Jackson previously served on the board of directors of Rice Energy from April 2017 until its acquisition by EQT. Dr. Jackson holds advanced degrees in engineering, industrial engineering, and public policy from Carnegie Mellon University and the University of Pittsburgh.

Joseph Malchow — Mr. Malchow is the Founding General Partner at HNVR Technology Investment Management in Menlo Park, California, a Seed and Series A venture capital firm. The firm supports software entrepreneurs in fields including artificial intelligence, developer tooling, low code business logic, data and computing infrastructure, cybersecurity for enterprise, government, and people, and SaaS in a number of specific verticals including finance and credit, freight and logistics, national security and defense technology, and construction. Mr. Malchow also sits on the Board of Enphase Energy, Inc., a global energy technology company. Previously, Mr. Malchow was a director of RAC from September 2020 to September 2021 when the Business Combinations were completed. Mr. Malchow earned an A.B. from Dartmouth College in 2008. He later studied at the law and business schools of Stanford University, receiving a J.D. in 2013.

Scott Parkes — Mr. Parkes is a Principal at Ares Management LLC and served as a member of Aria’s board of directors from January 2008 to September 2021. In addition to his previous role with Aria, Mr. Parkes has served as a member of the board of directors of Swell Energy Inc. and Paradigm Midstream, LLC, privately held companies, since 2019 and 2018, respectively. Prior to joining Ares in 2015, Mr. Parkes was a Senior Vice President at Energy Investors Funds, where he focused on originating, analyzing, structuring and closing new fund investments, as well as ongoing portfolio company management. Previously, he held various finance roles within Exxon Mobil Corporation. In addition, Mr. Parkes was a Financial Analyst in the Global Power Investment Banking Group at J.P. Morgan. He began his career at as a Financial Analyst at McManus and Miles, a boutique investment bank serving the U.S. electric power industry. Mr. Parkes holds a B.A. from Columbia University in Economics and an M.B.A. from Yale University School of Management in Finance.

Daniel J. Rice, IV — Mr. Rice has over 15 years of experience in the energy industry. Mr. Rice is the Chief Executive Officer and a director of Rice II. Mr. Rice is a Partner of Rice Investment Group and served as Chief Executive Officer of Rice Energy from October 2013 through the completion of its acquisition by EQT in November 2017. Prior to his role as Chief Executive Officer, Mr. Rice served as Chief Operating Officer of Rice Energy from October 2012 through September 2013 and as Vice President and Chief Financial Officer of Rice Energy from October 2008 through September 2012. Mr. Rice oversaw Rice Energy’s growth from start-up through its $1 billion initial public offering in 2014 and eventual $8.2 billion sale to EQT in 2017. Mr. Rice also oversaw the creation and growth of Rice Midstream Partners, which was acquired by EQT Midstream Partners, LP for $2.4 billion in 2018. Mr. Rice established Rice Energy’s strategic framework for value creation, which yielded success for its shareholders and employees. He has utilized his operating and growth strategy formulation experience as the founder of Rice Energy to help portfolio companies of Rice Investment Group to refine and optimize their business strategies in order to profitably grow. Previously, Mr. Rice served as the Chief Executive Officer and director of RAC from September 2020 to September 2021 when the Business Combinations were completed. Mr. Rice currently serves on the board of directors of EQT, and he recently joined the board of Whiting Petroleum in August 2020. Prior to joining Rice Energy, he was an investment banker for Tudor Pickering Holt & Co. in Houston and held finance and strategic roles with Transocean Ltd. and Tyco International plc.

James Torgerson — Mr. Torgerson, previously served as a director of RAC from September 2020 to September 2021 when the Business Combinations were completed. Mr. Torgerson was the Chief Executive Officer of Avangrid, Inc., a public utility company with $35 billion of assets, from December 2015 until June 2020. Prior to that role, Mr. Torgerson served as President and Chief Executive Officer of UIL Holdings Corporation beginning in 2006. Prior to 2006, Mr. Torgerson was President and Chief Executive Officer of Midcontinent Independent System Operator, Inc. Mr. Torgerson served as the chair of the board of directors of the American Gas Association and serves as a trustee of the Yale-New Haven Hospital and as a trustee of Yale New Haven Health System. Until his retirement in June 2020, he served on the board and as an executive committee member of the Edison Electric Institute (“EEI”). Mr. Torgerson also co-chaired EEI’s Board Committee for Reliability, Security and Business Continuity, which included responsibility related to cyber security for the EEI member utilities. Mr. Torgerson, prior to his retirement, was also a member of the Electricity Sub-sector Coordinating Council (“ESCC”), that coordinates with the federal government on physical and cyber security and natural disasters impacting the electric grid.

Corporate Governance

Classified Board of Directors

In accordance with our Amended and Restated Certificate of Incorporation, the Board is divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. Upon expiration of the term of a class of directors, directors for that class will be elected for three-year terms at the annual meeting of stockholders in the year in which that term expires. Each director’s term continues until the election and qualification of his or her successor or his or her earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

At the Company’s special meeting of stockholders on September 9, 2021, Dr. Jackson and Messrs. Derham and Parkes were elected to serve as Class I directors with a term expiring at the Company’s 2022 annual meeting of stockholders, Messrs. Malchow and Rice were elected to serve as Class II directors with a term expiring at the Company’s 2023 annual meeting of stockholders, and Messrs. Stork and Torgerson were elected to serve as Class III directors with a term expiring at the Company’s 2024 annual meeting of stockholders.

Stockholders Agreement

In connection with the Business Combinations, we entered into the Stockholders Agreement with RAC, RAC Opco, RAC Buyer, the Sponsor, and certain stockholders of Archaea Energy that were affiliated with Aria and Archaea. This agreement grants (i) the holders of a majority of the Company Interests (as defined in the Stockholders Agreement) held by the RAC Sponsor Holders (as defined in the Stockholders Agreement) the right to designate two directors for appointment or election to our Board during the term of the Stockholders Agreement and (ii) the Ares Investor (as defined in the Stockholders Agreement) has the right to designate one director for appointment or election to the Board for so long as the Ares Investor holds at least 50% of the Registrable Securities (as defined in the Stockholders Agreement) held by it on the Closing Date. See “Certain Relationships and Related Transactions — Stockholders Agreement” for additional information.

Independence of the Board of Directors

The NYSE listing standards require that a majority of the members of the Board be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

The Board has determined that each of Dr. Kathryn Jackson and Messrs. Derham, Malchow, Parkes, Rice and Torgerson are “independent directors” as defined in the NYSE listing standards and applicable SEC rules.

Committees of the Board of Directors

The Board currently has three standing committees: the audit committee, the compensation committee and the nominating and corporate governance committee. The Board has adopted a charter for each committee, each of which is available at https://ir.archaeaenergy.com/corporate-governance/governance-documents.

Audit Committee

The audit committee consists of Dr. Jackson and Messrs. Malchow and Torgerson. Under the NYSE listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent; Dr. Jackson and Messrs. Malchow and Torgerson are independent.

Mr. Torgerson serves as the chair of the audit committee. Each member of the audit committee is financially literate, and the Board has determined that Mr. Torgerson qualifies as an “audit committee financial expert” as defined in applicable SEC rules. The primary functions of the audit committee include:

•        the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm and any other independent registered public accounting firm engaged by us;

•        pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•        reviewing and discussing with the independent registered public accounting firm all relationships the auditors have with us in order to evaluate their continued independence;

•        setting clear hiring policies for employees or former employees of the independent registered public accounting firm;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•        obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•        reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•        reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

The compensation committee consists of Messrs. Derham, Malchow and Parkes. Under the NYSE listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent; Messrs. Derham and Messrs. Malchow and Parkes are independent. Mr. Malchow serves as the chair of the compensation committee.

The principal functions of the compensation committee include:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our chief executive officer based on such evaluation;

•        reviewing and approving on an annual basis the compensation of all of our other officers;

•        reviewing on an annual basis our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•        if required, producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee consists of Dr. Jackson and Messrs. Rice and Torgerson, each of whom are independent under applicable NYSE listing standards. Dr. Jackson serves as its chairman. The principal functions of the nominating and corporate governance committee include:

•        identifying, screening and reviewing individuals qualified to serve as directors and recommending to the Board candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the Board;

•        developing, recommending to the Board and overseeing implementation of our corporate governance guidelines;

•        coordinating and overseeing the annual self-evaluation of the Board, its committees, individual directors and management in the governance of the Combined Company; and

•        reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The nominating and corporate governance committee is governed by a charter that complies with the rules of the NYSE.

Compensation Committee Interlocks and Insider Participation

Except as provided in the following sentence, none of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on our Board. Both Messrs. Stork and Walton, two of our executive officers, are controlling stockholders, officers and directors of Noble.

Code of Ethics

We have a code of ethics that applies to all of our executive officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of ethics is available on our corporate website at https://ir.archaeaenergy.com/corporate-governance/governance-documents. We intend to make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our website rather than by filing a Current Report on Form 8-K.

Corporate Governance Guidelines

We have adopted corporate governance guidelines in accordance with the corporate governance rules of the NYSE that serve as a flexible framework within which the Board and its committees operate. These guidelines cover a number of areas including board membership criteria and director qualifications, director responsibilities, board agenda, roles of the chairman of the board, chief executive officer and presiding director, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. A copy of our corporate governance guidelines is available on our corporate website at https://ir.archaeaenergy.com/corporate-governance/governance-documents.

Risk Oversight

The Board is responsible for overseeing our risk management process. The Board focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our audit committee is also responsible for discussing our policies with respect to risk assessment and risk management. The Board believes its administration of its risk oversight function has not negatively affected the Board’s leadership structure.

Limitation on Liability and Indemnification of Officers and Directors

Our Amended and Restated Certificate of Incorporation provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

Our bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors. In addition, we have entered into, or will enter into, agreements with our officers and directors to provide contractual indemnification.

Our indemnification obligations may discourage stockholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

We believe that these charter and bylaw provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE AND DIRECTOR COMPENSATION

This section provides an overview of our executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below. As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act, which generally require compensation disclosure for its principal executive officer and its two other most highly compensated executive officers.

The following disclosure concerns the compensation of our NEOs (as defined below) and directors for the fiscal year ended December 31, 2020 (i.e., prior to the Business Combinations).

Summary Compensation Table

The following table sets forth information concerning the compensation paid to Archaea’s principal executive officer during Archaea’s fiscal year ended December 31, 2020 and Archaea’s two other most highly compensated executive officers during the fiscal year ended December 31, 2020 (collectively, the “NEOs”).

2020 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Nicholas Stork Chief Executive Officer	2020	100,000	0	0	0	100,000
Richard Walton President	2020	100,000	0	0	0	100,000
Brian McCarthy Chief Investment Officer and Former Chief Financial Officer of Archaea	2020	200,000	0	0	0	200,000

Narrative Disclosure to the Summary Compensation Table

Executive Offer Letters

Archaea entered into employment agreements with each of Messrs. Stork, Walton and McCarthy at the end of 2018. Each agreement provides for a two-year initial term of employment with automatic one-year renewals. Each agreement also provides for termination benefits described in the “Termination Benefits” section below.

Other Compensation

Retirement.    Archaea maintains a 401(k) retirement savings plan for its employees, including the NEOs, who satisfy certain eligibility requirements. The NEOs are eligible to participate in this plan on the same terms as other employees.

Employee Benefits.    During 2020, Messrs. Stork, Walton and McCarthy were eligible to participate in Archaea’s health, insurance, retirement, and other benefits provided generally to similarly situated employees.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning outstanding equity awards as of December 31, 2020 for each NEO.

OUTSTANDING EQUITY AWARDS AT 2020 FISCAL YEAR END

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Nicholas Stork	1,500	(1)	—	(3)
Richard Walton	1,500	(2)	—	(3)
Brian McCarthy	500	(2)	—	(3)

____________

(1)      Represents Series A units granted pursuant to Archaea’s Series A Incentive Plan, which vested upon consummation of the Business Combinations. As of December 31, 2020, Mr. Stork beneficially owned these unvested Series A units but only had an economic interest in 1,000 of these unvested Series A units, while Mr. McCarthy had an economic interest in 250 of these unvested Series A units.

(2)      Represents beneficially owned Series A units granted pursuant to Archaea’s Series A Incentive Plan, which vested upon consummation of the Business Combinations.

(3)      Because there was no public market for Archaea equity as of December 31, 2020, the market value of the Series A units is not determinable. Accordingly, we cannot calculate the market value of the unvested Series A units as of that date. The values reflect the grant date fair value of $0 calculated in accordance with FASB ASC Topic 718. Assumptions used in the valuation of equity-based awards are discussed in Note 13, “Equity,” to the Archaea audited consolidated financial statements as of and for the year ended December 31, 2020.

Termination Benefits

Each of Messrs. Stork, Walton and McCarthy are eligible for termination benefits pursuant to such NEO’s employment agreement with Archaea. Each agreement provides that upon a termination due to death or permanent disability, the NEO or the NEO’s estate is entitled to an amount equal to 100% of the NEO’s current annual base salary payable in ratable monthly installments over a 12-month period. The agreements also provide that upon a termination by Archaea without cause or by the NEO for good reason, the NEO is entitled to (i) an amount equal to 100% of the NEO’s current annual base salary payable in ratable monthly installments over a 12-month period, and (ii) for a period of up to one year after termination, health coverage under Archaea’s health plans and programs at such costs to the NEO as would have applied if such NEO’s employment with Archaea had continued.

2021 CEO Grant

At the beginning of 2021, to further incentivize and align the interests of Mr. Stork with the interests of the Combined Company’s stockholders after the Closing, Archaea granted 1,500 Series A units which vested upon consummation of the Business Combinations, with a grant date fair value of $1,566 per unit calculated in accordance with FASB ASC Topic 718.

Director Compensation

The directors of Archaea and Aria did not receive any compensation for their service as directors during 2020. Please see “Director Compensation Policy” below for a summary of the material terms of our new non-employee director compensation policy adopted in connection with the Business Combinations.

Post-Business Combinations Compensation

Archaea Energy Inc. 2021 Omnibus Incentive Plan

On September 9, 2021, the stockholders of the Company approved the 2021 Plan, which become effective upon the Closing. The 2021 Plan permits grants of stock options, stock appreciation rights, restricted stock units, share awards, share-based awards, performance awards, dividend equivalents, cash awards and substitute awards to our employees, consultants, and non-employee directors, and employees, consultants, and non-employee directors of our affiliates. Subject to adjustment in the event of certain transactions or changes of capitalization in accordance with the 2021 Plan, 11,300,000 shares of Class A Common Stock are reserved for issuance pursuant to awards under the 2021 Plan. The number of shares of Class A Common Stock available for issuance under the 2021 Plan are subject to an annual increase on the first day of each calendar year beginning January 1, 2022, and ending and including January 1, 2031, equal to the lesser of (i) 5% of the aggregate number of shares of Class A Common Stock and Class B Common Stock, in each case, that is outstanding on the final day of the immediately preceding calendar year and (ii) any such smaller number of shares as is determined by the Board. Please see RAC’s definitive proxy filed on August 12, 2021 for a summary of the material terms of the 2021, which is qualified in its entirety to the full text of the 2021 Plan attached as Exhibit 10.14 to the registration statement of which this prospectus forms a part and which is incorporated herein by reference.

Executive Officer RSU Grants

In connection with the Business Combinations, the Board and its Compensation Committee approved a one-time grant of restricted stock units (“RSUs”) under the 2021 Plan to certain executive officers and in the amounts below, which will be granted following the filing of a registration statement on Form S-8 with respect to the 2021 Plan:

Executive Officer	Number of RSUs
Chad Bellah	33,333
Eric Javidi	62,750
Lindsay Ellis	33,333

Each of these RSU grants will vest in full on the third anniversary of the Closing Date, subject to the executive’s continuous service through that date.

In addition, the Company approved a grant of 140,000 fully vested shares of Class A Common Stock to Eric Javidi, which will be granted following the filing of a registration statement on Form S-8 with respect to the 2021 Plan.

The foregoing summary description of the RSU grants and Mr. Javidi’s fully vested share grant does not purport to be complete and is qualified in its entirety by the forms of award agreements for such grants attached as Exhibit 10.15 and Exhibit 10.16 to the registration statement of which this prospectus forms a part, which are incorporated herein by reference.

Director Compensation Policy

In connection with the Business Combinations, the Company adopted a new non-employee director compensation policy, which is designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage ownership of Company stock to further align their interests with those of its stockholders. The new policy will provide the following compensation for non-employee directors going forward:

•        an annual cash retainer of $75,000 for each non-employee director, paid quarterly in arrears and prorated for the non-employee director’s period of service on the Board; and

•        commencing January 1, 2022, an annual equity award with grant date fair value of $125,000 for each non-employee director, granted in the form of restricted stock units that will vest on the one-year anniversary of the grant date, subject to the director’s continuous service through the vesting date.

In addition, the Board approved a one-time grant of RSUs under the 2021 Plan to each of the Company’s non-employee directors with a grant date fair value of $36,986.30, representing a prorated portion of the annual equity grant for the period during 2021 calendar year beginning on the Closing Date, to be granted following the filing of a registration statement on Form S-8 with respect to the 2021 Plan. Each such grant of RSUs will vest in full on January 1, 2022, subject to the director’s continuous service through that date.

The foregoing summary description of the RSU grants to the non-employee directors does not purport to be complete and is qualified in its entirety by the form of award agreement for such grants attached as Exhibit 10.15 to the registration statement of which this prospectus forms a part, which are incorporated herein by reference.

Under the 2021 Plan, in any single fiscal year, a non-employee director generally may not be granted awards for such individual’s service on the board of directors of the Company having a value that, together with cash fees paid or other compensation provided to such individual for service on the Board, exceeds $500,000.

DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. The full text of our Amended and Restated Certificate of Incorporation is included as Exhibit 3.1 to the registration statement of which this prospectus forms a part and is incorporated herein by reference. We urge you to read our Amended and Restated Certificate of Incorporation in its entirety for a complete description of the rights and preferences of our securities.

Authorized and Outstanding Stock

The Amended and Restated Certificate of Incorporation authorizes 1,100,000,000 shares of capital stock, consisting of (i) 1,090,000,000 shares of Common Stock, consisting of 900,000,000 shares of Class A Common Stock, par value $0.0001 per share, and 190,000,000 shares of Class B Common Stock, par value $0.0001 per share, and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share.

As of the Closing Date, upon consummation of the Business Combinations and the PIPE Financing, there were approximately 52,847,195 shares of Class A Common Stock outstanding held of record by approximately 99 holders, approximately 62,281,735 shares of Class B Common Stock outstanding held of record by approximately 20 holders, no shares of preferred stock outstanding, and warrants to purchase approximately 18,883,500 shares of Class A Common Stock outstanding held of record by approximately three holders. Such holder numbers do not include The Depository Trust Company participants or beneficial owners holding shares through nominee names.

Common Stock

The outstanding shares of Common Stock, the shares of Common Stock issued pursuant to the Business Combination Agreements and the PIPE Financing are validly issued, fully paid and non-assessable.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, under the Amended and Restated Certificate of Incorporation, the holders of Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action and are entitled to one vote per share on matters to be voted on by stockholders. The holders of Common Stock shall at all times vote together as one class on all matters submitted to a vote of the holders of Common Stock.

Notwithstanding the foregoing, except as otherwise required by law or the Amended and Restated Certificate of Incorporation, the holders of the Common Stock shall not be entitled to vote on any amendment to the Amended and Restated Certificate of Incorporation that relates solely to the terms of one or more outstanding series of the preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Amended and Restated Certificate of Incorporation or the DGCL.

Dividends

Subject to the rights, if any, of the holders of any outstanding shares of preferred stock, under the Amended and Restated Certificate of Incorporation, holders of Class A Common Stock are entitled to receive such dividends and other distributions, if any, as may be declared from time to time by the Board in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Dividends will not be declared or paid on the Class B Common Stock unless the dividend consists of shares of Class B Common Stock.

Liquidation, Dissolution and Winding Up

In the event of the voluntary or involuntary liquidation, dissolution or winding-up of the Company, the holders of the Class A Common Stock will be entitled to receive all the remaining assets of the Company available for distribution to stockholders, ratably in proportion to the number of shares of the Class A Common Stock held by them, after the rights of the holders of the preferred stock have been satisfied.

The holders of shares of Class B Common Stock, as such, are not entitled to receive any assets of the Company in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company

Preemptive or Other Rights

Under the Amended and Restated Certificate of Incorporation, holders of Common Stock have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the Common Stock.

Preferred Stock

The Amended and Restated Certificate of Incorporation provides that shares of preferred stock may be issued from time to time in one or more series. The Board is authorized to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as will be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and Board is hereby expressly vested with the authority to the full extent provided by law, to adopt any such resolution or resolutions. The ability of the Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. The Company does not have any preferred stock outstanding. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Election of Directors

The Board is divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class serving a three-year term. The term of office of the Class I directors expires at our annual meeting of stockholders in 2022. The term of office of the Class II directors expires at our annual meeting of stockholders in 2023. The term of office of the Class III directors expires at our annual meeting of stockholders in 2024.

Under the terms of the Amended and Restated Certificate of Incorporation, whenever the holders of one or more series of the preferred stock have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships will be governed by the terms of such series of the preferred stock as set forth in the Amended and Restated Certificate of Incorporation and such directors will not be included in any of the three classes of directors unless expressly provided by such terms.

Under the Amended and Restated Certificate of Incorporation, there is no cumulative voting with respect to the election of directors, with the result that directions will be elected by a plurality of the votes cast at a meeting of stockholders by holders of Common Stock.

Exclusive Forum

The Amended and Restated Certificate of Incorporation requires, unless the Company consents in writing to the selection of an alternative forum, that the Court of Chancery of the State of Delaware (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) will be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Company, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or stockholder of the Company to the Company or its stockholders, (iii) any action, suit or proceeding asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the DGCL or the Amended and Restated Bylaws or the Amended and Restated Certificate of Incorporation or (iv) any action, suit or proceeding asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine. If an action is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. The Amended and Restated Certificate of Incorporation provides that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law.

In addition, the Amended and Restated Certificate of Incorporation requires, unless the Company consents in writing to the selection of an alternative forum, that the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder. We note, however, that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision does not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Warrants

Public Warrants

Each whole Warrant entitles the registered holder to purchase one whole share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the IPO or 30 days after the completion of the Business Combinations, provided in each case that we have an effective registration statement under the Securities Act covering the shares of Class A Common Stock issuable upon exercise of the Warrants and a current prospectus relating to them is available (or we permit holders to exercise their Warrants on a cashless basis under the circumstances specified in the Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Warrant Agreement, a warrantholder may exercise its Warrants only for a whole number of shares of Class A Common Stock. This means that only a whole Warrant may be exercised at any given time by a warrantholder. No fractional Warrants will be issued upon separation of the Units and only whole Warrants will trade. The Warrants will expire five years after the completion the Business Combinations, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation. Upon the exercise of a Warrant to purchase one share of Class A common stock, we will exercise a corresponding warrant to acquire one Class A unit of Opco.

We have agreed that as soon as practicable, but in no event later than 15 business days, after the Closing, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A Common Stock issuable upon exercise of the Warrants and use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the Warrant Agreement. Accordingly, we have filed the registration statement of which this prospectus forms a part. Notwithstanding the above, if the Class A Common Stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the shares of Class A Common Stock issuable upon exercise of the Warrants is not effective by the 60th day after Closing, warrantholders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Class A Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Warrants multiplied by the excess of the “fair market value” (defined below) less the exercise price of the Warrants by (y) the fair market value and (B) 0.361. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the shares of Class A Common Stock as reported during the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of Warrants when the Class A Common Stock Share Price Equals or Exceeds $18.00

Once the Warrants become exercisable, we may call the Warrants for redemption for cash (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per Warrant;

•        upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrantholder; and

•        if, and only if, the reported last sale price of a share of Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrantholders.

We will not redeem the Warrants for cash unless a registration statement under the Securities Act covering the shares of Class A Common Stock issuable upon exercise of the Warrants is effective and a current prospectus relating to those shares of Class A Common Stock is available throughout the 30-day redemption period. Any such exercise would not be on a “cashless” basis and would require the exercising warrantholder to pay the exercise price for each Warrant being exercised. If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each warrantholder is entitled to exercise his, her or its Warrant prior to the scheduled redemption date. However, the price of a share of the Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of Warrants When the Class A Common Stock Share Price Equals or Exceeds $10.00

Once the Warrants become exercisable, we may redeem the outstanding Warrants (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at $0.10 per Warrant upon a minimum of 30 days’ prior written notice of redemption provided that during such 30 day period holders will be able to exercise their Warrants on a cashless basis prior to redemption and receive that number of shares of Class A Common Stock determined by reference to the table below, based on the redemption date and the “fair market value” of the shares of Class A Common Stock (as defined below) except as otherwise described below; provided, further, that if the Warrants are not exercised on a cashless basis or otherwise during such 30 day period, we shall redeem such Warrants for $0.10 per share;

•        if, and only if, the reported last sale price of the Class A Common Stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, reclassifications, recapitalizations and the like) on the trading day prior to the date we send the notice of redemption to the warrantholders; and

•        if, and only if, there is an effective registration statement covering the issuance of shares of Class A Common Stock issuable upon exercise of the Warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

Beginning on the date the notice of redemption is given until the Warrants are redeemed or exercised, holders may elect to exercise their Warrants on a cashless basis. The numbers in the table below represent the number of shares of Class A Common Stock that a warrantholder will receive upon a cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of the shares of Class A Common Stock on the corresponding redemption date (assuming holders elect to exercise their Warrants and such Warrants are not redeemed for $0.10 per Warrant), determined based on volume weighted average price of the shares of Class A Common Stock as reported during the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Warrants, each as set forth in the table below.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant is adjusted as set forth below. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares of the Class A Common Stock deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares of Class A Common Stock deliverable upon exercise of a Warrant as so adjusted. The number of shares of Class A Common Stock in the table below shall be adjusted in the same manner and at the same time as the number of shares of Class A Common Stock issuable upon exercise of a Warrant.

Redemption Date (period to expiration of Warrants)	Fair Market Value of Class A Common Stock
	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A Common Stock to be issued for each Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365-day year. For example, if the volume weighted average share price of Class A Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Warrants, warrantholders may choose to, pursuant to this redemption feature, exercise the Warrants for 0.277 shares of Class A Common Stock for each whole Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average share price of Class A Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Warrants, warrantholders may choose to, pursuant to this redemption feature, exercise the Warrants for 0.298 shares of Class A Common Stock for each whole Warrant. In no event will the Warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of Class A Common Stock per Warrant (subject to adjustment). Finally, as reflected in the table above, if the Warrants are “out of the money” (i.e., the trading price per share of Class A Common Stock is below the exercise price of the Warrants) and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of Class A Common Stock.

This redemption feature differs from the typical warrant redemption features used in other blank check offerings, which typically only provide for a redemption of warrants for cash (other than private placement warrants) when the trading price for the Class A Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding Warrants (other than the Private Placement Warrants) to be redeemed when the Class A Common Stock is trading at or above $10.00 per share, which may be at a time when the trading price per share of Class A Common Stock is below the exercise price of the Warrants. We have established this redemption feature to provide the Warrants with an additional liquidity feature, which provides us with the flexibility to redeem the Warrants without the Warrants having to reach the $18.00 per share threshold. Holders choosing to exercise their Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares representing fair value for their Warrants, based on based on an option pricing model with a fixed volatility input as of the date of this prospectus. This redemption right provides us not only with an additional mechanism by which to redeem all of the outstanding Warrants (other than the Private Placement Warrants), and therefore have certainty as to our capital structure as the Warrants would no longer be outstanding and would have been exercised or redeemed, it will also allow us to quickly proceed with a redemption of the Warrants if we determine it is in our best interest to do so. As such, we would redeem the Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the Warrants and pay the redemption price to the warrantholders.

If we choose to redeem the Warrants when the Class A Common Stock is trading at a price below the exercise price of the Warrants, this could result in the warrantholders receiving fewer shares of Class A Common Stock than they would have received if they had chosen to wait to exercise their Warrants for shares of Class A Common Stock if and when such shares of Class A Common Stock were trading at a price higher than the exercise price of $11.50.

No fractional shares of Class A Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A Common Stock to be issued to the holder.

Redemption Procedures

A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A Common Stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments

The stock prices set forth in the column headings of the table above shall be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant is adjusted as set forth below. The adjusted stock prices in the column headings shall equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant as so adjusted. The number of shares in the table above shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Warrant.

If the number of outstanding shares of Class A Common Stock is increased by a stock dividend payable in shares of Class A Common Stock, or by a split-up of shares of Class A Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering to holders of Class A Common Stock entitling holders to purchase shares of Class A Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) multiplied by (ii) one minus the quotient of (x) the price per share of Class A Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A Common Stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all the holders of Class A Common Stock on account of such shares of Class A Common Stock (or other shares of our capital stock into which the Warrants are convertible), other than as described above, or in connection with certain ordinary cash dividends, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.

If the number of outstanding shares of Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised his, her or its Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of the Class A Common Stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within thirty days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants. The warrant exercise price will not be adjusted for other events.

The Warrants were issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or mistake (including to conform the terms of the Warrants to those described herein), but requires the approval by the holders of at least 50% of the then-outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants and 50% of the registered holders of the Private Placement Warrants to make any change to the terms of the Private Placement Warrants. You should review a copy of the Warrant Agreement, which was filed with our registration statement on Form S-1 that was filed in connection with the IPO, for a complete description of the terms and conditions applicable to the Warrants.

The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Warrants being exercised. The warrantholders do not have the rights or privileges of holders of the Class A Common Stock or any voting rights until they exercise their Warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Class A Common Stock to be issued to the warrantholder.

Private Placement Warrants

The Private Placement Warrants (including the shares of Class A Common Stock or Class A units of Opco (and corresponding shares of Class B Common Stock) issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the Closing (except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with the Sponsor), and they will not be redeemable by us so long as they are held by the Sponsor, Atlas or their permitted transferees. The Sponsor, Atlas or their permitted transferees have the option to exercise the Private Placement Warrants on a cashless basis. Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the Warrants sold as part of the Units in the IPO, including as to exercise price, exercisability and exercise period. If the Private Placement Warrants are held by holders other than the Sponsor, Atlas or their permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the Warrants included in the Units sold in the IPO and will only be exercisable for shares of Class A Common Stock. Upon the exercise of a Warrant to purchase one share of Class A Common Stock, the Company will exercise a corresponding warrant to acquire one Class A unit of Opco.

If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its Warrants for that number of shares of Class A Common Stock or Class A units of Opco (and corresponding shares of Class B Common Stock) equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock or Class A units of Opco (and corresponding shares of Class B Common stock) underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the volume weighted average price of Class A Common Stock as reported during the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these Warrants will be exercisable on a cashless basis so long as they are held by the Sponsor, Atlas or their permitted transferees is because it is not known at this time whether they will be affiliated with us following the Closing. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders are permitted to sell our securities, an insider cannot trade in our securities if he, she or it is in possession of material non-public information.

Accordingly, unlike public stockholders who could sell the shares of Class A Common Stock issuable upon exercise of the Warrants freely in the open market to fund their cash exercise price, the insiders are significantly restricted from doing so. As a result, we believe that allowing the holders to exercise such Warrants on a cashless basis is appropriate.

The Sponsor has agreed not to transfer, assign or sell any of the Private Placement Warrants (including the Class A Common Stock or Class A units of Opco (and corresponding shares of Class B Common Stock) issuable upon exercise of any of these Warrants) until the date that is 30 days after the Closing, except that, among other limited exceptions made to our officers and directors and other persons or entities affiliated with the Sponsor. If the Sponsor transfers the Private Placement Warrants to any person other than a permitted transferee, the transferred Warrants will become identical to the Public Warrants, including that they will be subject to redemption in certain circumstances, they generally will not be exercisable on a cashless basis, and they will be exercisable solely for Class A Common Stock.

Our Transfer Agent and Warrant Agent

The transfer agent for the Common Stock and warrant agent for the Warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law, the Amended and Restated Certificate of Incorporation and Bylaws

Certain provisions of the Amended and Restarted Charter and the bylaws may have an anti-takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by the Company’s stockholders.

These provisions, among other things:

•        establish a staggered board of directors divided into three classes serving staggered three-year terms, such that not all members of the Board will be elected at one time;

•        authorize the Board to issue new series of preferred stock without stockholder approval and create, subject to applicable law, a series of preferred stock with preferential rights to dividends or our assets upon liquidation, or with superior voting rights to the existing Common Stock;

•        eliminate the ability of stockholders to call special meetings of stockholders;

•        eliminate the ability of stockholders to fill vacancies on the Board;

•        establish advance notice requirements for nominations for election to the Board or for proposing matters that can be acted upon by stockholders at annual stockholder meetings;

•        permit the Board to establish the number of directors;

•        provide that the Board is expressly authorized to make, alter or repeal the Bylaws;

•        provide that stockholders can remove directors only for cause; and

•        limit the jurisdictions in which certain stockholder litigation may be brought.

These anti-takeover provisions could make it more difficult for a third-party to acquire the Company, even if the third party’s offer may be considered beneficial by many of the Company’s stockholders. As a result, the Company’s stockholders may be limited in their ability to obtain a premium for their shares. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause the Company to take other corporate actions you desire.

SECURITIES ACT RESTRICTIONS ON RESALE OF SECURITIES

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Common Stock or warrants of the post-combination company for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted Common Stock or warrants of the post-combination company for at least six months but who are our affiliates at the time of, or at any time during the three months preceding a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of shares of the post-combination company Common Stock then outstanding (as of the date of this prospectus, the Company has 115,128,930 shares outstanding); or

•        the average weekly reported trading volume of the post-combination company Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and by the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business-combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials) other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10-type information with the SEC reflecting its status as an entity that is not a shell company.

Following the Closing, we are no longer a shell company, and so, once the conditions listed above are satisfied, Rule 144 will become available for the resale of the above-noted restricted securities.

As of September 30, 2021, we had 115,128,930 shares of Common Stock outstanding. Of these shares, the 23,727,500 shares of Class A Common Stock sold as a part of the units in the IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the other shares of Common Stock were issued in a private placement and are restricted securities under Rule 144.

As of the date of this prospectus, there are 18,883,500 Warrants outstanding, consisting of 11,862,500 Public Warrants originally sold as part of the units issued in the IPO, 6,771,000 Private Placement Warrants that were issued by the Company to the Sponsor and Atlas in a private placement upon consummation of the IPO and 250,000 Forward Purchase Warrants that were issued by the Company to Atlas in a private placement upon consummation of the Business Combinations. Each Warrant is exercisable for one share of Class A Common Stock, in accordance with the terms of the Warrant Agreement governing the warrants. Of these Warrants, the 11,862,500 Public Warrants are freely tradable, except for any warrants purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act.

We expect Rule 144 to be available for the resale of the above noted restricted securities as long as the conditions set forth in the exceptions listed above are satisfied following the Business Combination.

Registration Rights

The holders of the shares of Common Stock issued prior to the IPO and the Private Placement Warrants are entitled to registration rights (including demand and piggyback rights) pursuant to the registration rights agreement dated October 21, 2020, among RAC, the Sponsor, Atlas and certain other security holders.

In addition, the Archaea Holders and the Aria Holders are entitled to registration rights (including demand and piggyback rights) pursuant to the Stockholders Agreement, and pursuant to the Subscription Agreements, the Company has agreed to register for resale the shares of Class A Common Stock issued to the PIPE Investors.

Lock-Up Agreements

The shares of Common Stock issued to the Company’s stockholders prior to the IPO, the Private Placement Warrants and any shares of our Class A Common Stock issued upon conversion or exercise thereof are each subject to transfer restrictions pursuant to a letter agreement entered into by the Sponsor, Atlas, the directors who received such shares and us. This letter agreement provides that such shares may not be transferred, assigned or sold until the earlier of (x) one year after the completion of the Business Combinations or earlier if, subsequent to the Business Combinations, the last sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combinations, or (y) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction after the Business Combinations that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property. The letter agreement also provides that the Private Placement Warrants may not be transferred, assigned or sold until 30 days following the completion of the Business Combinations. In the event of the completion of a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to our completion of the Business Combinations, the lock-up period shall terminate. The transfer restrictions in the letter agreement permit securities to be transferred during the lock-up period to certain permitted transferees, provided that they enter into a written agreement agreeing to be bound by these transfer restrictions.

Pursuant to the terms of the Stockholders Agreement, the Aria Holders (as defined in the Stockholders Agreement) are subject to a 180-day lock-up period on transferring their equity interests in the Company and Opco, while the Archaea Holders (as defined in the Stockholders Agreement) are subject to a lock-up period (x) ending on the date that is the two-year anniversary of the Closing Date solely with respect to the Company Interests distributed by Archaea Energy LLC after the one-year anniversary of the Closing Date to the Archaea Holders who are members of management of the Company as of the Closing or their Affiliates (as defined in the Stockholders Agreement) and (y) ending on the date that is the one-year anniversary of the Closing Date with respect to all other Company Interests issued to the Archaea Holders at the Closing other than those described in the immediately foregoing clause (x).

The lock-up restrictions applicable to the Aria Holders are subject to early expiration based on the per share trading price of the Class A Common Stock, as set forth in the Stockholders Agreement. The Stockholders Agreement generally provides that if, following the Closing, the last sale price of the Class A Common Stock (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and similar transactions) (the “trading share price”) on the principal exchange on which such securities are then listed or quoted for any 10 trading days within any 15 trading-day period commencing 15 days after the Closing, exceeds (i) $13.50 per share, then the Aria Holders, together with their permitted transferees, may transfer the equity interests in the Company that they received pursuant to the Aria Merger Agreement (the “Aria Closing Shares”) during the 180-day lock-up period without restriction in an amount up to one-third of the Aria Closing Shares, (ii) $16.00 per share, then the Aria Holders, together with their permitted transferees, may transfer up to an additional one-third of the Aria Closing Shares in excess of the Aria Closing Shares described in the foregoing clause (i) (i.e., up to two-thirds of the Aria Closing Shares in the aggregate) without restriction, and (iii) $19.00 per share, then the Aria Holders, together with their permitted transferees, may transfer any of the Aria Closing Shares without restriction.

Form S-8 Registration Statement

We intend to file one or more registration statements on Form S-8 under the Securities Act to register the shares of Class A Common Stock issuable under our 2021 Plan. Any such Form S-8 registration statement will become effective automatically upon filing. We expect that the initial registration statement on Form S-8 will cover 14.5 million shares of Class A Common Stock. Once these shares are registered, they can be sold in the public market upon issuance, subject to Rule 144 limitations applicable to affiliates and vesting restrictions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to the Company regarding beneficial ownership of shares of the Common Stock as of September 30, 2021 by:

•        each person known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding Common Stock;

•        each of the Company’s named executive officers and directors; and

•        all executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options, warrants and certain other derivative securities that are currently exercisable or will become exercisable within 60 days. The percentage of beneficial ownership is based on the 115,128,930 shares of Common Stock issued and outstanding as of September 30, 2021.

Unless otherwise indicated, the business address of each of the entities, directors and executives in this table is 4444 Westheimer Road, Suite G450, Houston, Texas 77027. Unless otherwise indicated and subject to community property laws and similar laws, the Company believes that all parties named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Name	Number of Shares	Ownership Percentage
Archaea Energy LLC(1)(2)	20,010,231	17.4
Aria Renewable Energy Systems LLC(2)(3)	21,700,392	18.8
Rice Acquisition Sponsor LLC(2)(4)	11,628,687	9.6
Shalennial Fund I, L.P.(2)(5)	25,888,541	22.5
Nicholas Stork(2)(6)	4,071,711	3.5
Richard Walton(2)(7)	3,275,429	2.8
Brian McCarthy(2)(8)	530,855	*
J. Kyle Derham(2)(9)	11,658,687	9.6
Kathryn Jackson(2)(10)	30,000	*
Joseph Malchow(2)(10)	30,000	*
Scott Parkes(11)	—	—
Daniel J. Rice, IV(2)(9)(12)	37,517,228	30.9
James Torgerson(2)(10)	30,000	*
All directors and executive officers as a group (11 individuals)	43,351,504	35.8

____________

*         less than 1%

(1)      Consists of 20,010,231 shares of Class B Common Stock and 20,010,231 Opco Class A units. The address of Archaea Energy LLC is 4444 Westheimer Road, Suite G450, Houston, Texas 77027.

(2)      Pursuant to the Opco LLC Agreement, at the request of the holder, each Opco Class A unit may be redeemed for, at Opco’s election, a newly-issued share of Class A Common Stock or a cash payment equal to the Cash Election Amount (which is generally the volume-weighted average closing price of one share of Class A Common Stock for the five consecutive trading days prior to the date on which the holder requested the redemption), and upon redemption of such Opco Class A Unit, a share of Class B Common Stock shall be surrendered by the holder and cancelled by the Company.

(3)      Consists of 21,700,231 shares of Class B Common Stock and 21,700,231 Opco Class A units, which are held directly by Aria Renewable Energy Systems LLC (“Aria RES”). Aria RES is indirectly controlled by United States Power Fund III, L.P. (“USP Fund III”) and EIF United States Power Fund IV, L.P. (“EIF USP Fund IV” and, together with USP Fund III, the “Ares Funds”). The general partner of USP Fund III is EIF US Power III, LLC, and the managing member of EIF US Power III, LLC is Ares EIF Management LLC. The general partner of EIF USP Fund IV is EIF US Power IV, LLC, and the managing member of EIF US Power IV, LLC is Ares EIF Management LLC. The sole member of Ares EIF Management LLC is Ares Management LLC. The sole member of Ares Management LLC is Ares Management Holdings L.P. (“Ares Management Holdings”) and the general partner of Ares Management Holdings is Ares Holdco LLC (“Ares Holdco”). The sole member of Ares Holdco is Ares Management Corporation (“Ares Management”). Ares Management GP LLC (“Ares Management GP”) is the sole holder of the Class B common stock, $0.01 par value per share, of Ares Management (the “Ares Class B Common Stock”) and Ares Voting LLC (“Ares Voting”) is the sole holder of the Class C common stock,

$0.01 par value per share, of Ares Management (the “Ares Class C Common Stock”). Pursuant to Ares Management’s Certificate of Incorporation, the holders of the Ares Class B Common Stock and the Ares Class C Common Stock, collectively, will generally have the majority of the votes on any matter submitted to the stockholders of Ares Management if certain conditions are met. The sole member of both Ares Management GP and Ares Voting is Ares Partners Holdco LLC (“Ares Partners” and, together with Aria RES, the Ares Funds, EIF US Power III, LLC, EIF US Power IV, LLC, Ares EIF Management LLC, Ares Management LLC, Ares Management Holdings, Ares Holdco, Ares Holdings, Ares Management, Ares Management GP and Ares Voting, the “Ares Entities”). Ares Partners is managed by a board of managers, which is composed of Michael J Arougheti, Ryan Berry, R. Kipp deVeer, David B. Kaplan, Antony P. Ressler and Bennett Rosenthal (collectively, the “Ares Board Members”). Mr. Ressler generally has veto authority over decisions of the Ares Board Members. Each of the Ares Entities (other than Aria RES) and the Ares Board Members and the other partners, affiliates, members and managers thereof expressly disclaims beneficial ownership of the shares of Class B Common Stock. The address of each Ares Entity (other than each Ares Fund) is 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067. The address of each of the Ares Funds is Three Charles River Place, Suite 101, 63 Kendrick Street, Needham, MA 02494, c/o Ares Management LLC.

(4)      Consists of 2,500 shares of Class A Common Stock, 5,532,287 shares of Class B Common Stock, 5,532,287 Opco Class A units and 6,093,900 shares of Class A Common Stock issuable upon exercise of Warrants. The address of Rice Acquisition Sponsor LLC is 102 East Main Street, Second Story, Carnegie, Pennsylvania 15106.

(5)      Consists of (i) 5,878,310 shares of Class B Common Stock and 5,878,310 Opco Class A units held of record by Shalennial Fund I, L.P. and (ii) 20,010,231 shares of Class B Common Stock and 20,010,231 Opco Class A units held of record by Archaea Energy LLC. Archaea Energy LLC is majority-owned and controlled by Shalennial Fund I, L.P. One year after the closing of the Business Combinations, as a Series B member of Archaea Energy LLC, Shalennial Fund I, L.P. will be entitled to receive a portion of the 20,010,231 shares of Class B Common Stock held of record by Archaea Energy LLC. The number of such shares to be received by Shalennial Fund I, L.P. is based on the 30-day volume weighted average price of the shares of Class A Common Stock on such one-year anniversary. For illustrative purposes, assuming such price is $10 per share, Shalennial Fund I, L.P. would be entitled to receive 9,077,220 shares of Class B Common Stock. A lower price would increase the number of shares that Shalennial Fund I, L.P. and the other Series B members of Archaea Energy LLC would be entitled to receive, with a corresponding decrease in the number of shares that entities affiliated with certain members of Archaea Energy LLC management (as the Series A members of Archaea Energy LLC) would be entitled to receive. A higher price would decrease the number of shares that Shalennial Fund I, L.P. and the other Series B members of Archaea Energy LLC would be entitled to receive, with a corresponding increase in the number of shares that entities affiliated with certain members of Archaea Energy LLC management (as the Series A members of Archaea Energy LLC) would be entitled to receive. For example, for illustrative purposes, assuming such price increases to $20 per share, Shalennial Fund I, L.P. would only be entitled to receive 6,787,170 shares of Class B Common Stock. The address of Shalennial Fund I, L.P. is 102 East Main Street, Second Story, Carnegie, Pennsylvania 15106.

(6)      Consists of (i) 1,632,864 shares of Class B Common Stock and 1,632,864 Opco Class A units held of record by Struan & Company, LLC, for which Mr. Stork serves as a manager, (ii) 1,592,565 shares of Class B Common Stock and 1,592,565 Opco Class A units held of record by Rothwell-Gornt, LLC, a limited liability company controlled by Mr. Stork, (iii) 796,282 shares of Class B Common Stock and 796,282 Opco Class A units held of record by Stork Partners, LLC, a limited liability company controlled by Mr. Stork, and (iv) 50,000 shares of Class A Common Stock purchased in the PIPE Financing. One year after the closing of the Business Combinations, as a Series B member of Archaea Energy LLC, Struan & Company, LLC, and, as a Series A member of Archaea Energy LLC, Rothwell-Gornt, LLC, will be entitled to receive a portion of the 20,010,231 shares held by Archaea Energy LLC. The number of such shares to be received by Struan & Company, LLC and Rothwell-Gornt, LLC is based on the 30-day volume weighted average price of the shares of Class A Common Stock on such one-year anniversary. For purposes of this table, we have assumed such price is $10 per share, in which case, Struan & Company, LLC would be entitled to receive 2,449,296 shares of Class B Common Stock, Rothwell-Gornt, LLC would be entitled to receive 2,388,847 shares of Class B Common Stock and Stork Partners, LLC would be entitled to receive 1,194,423 shares of Class B Common Stock. A lower price would increase the number of shares that Struan & Company, LLC and the other Series B members of Archaea Energy LLC would be entitled to receive, with a corresponding decrease in the number of shares that entities affiliated with certain members of Archaea Energy LLC management, including Rothwell-Gornt, LLC and Stork Partners, LLC (as the Series A members of Archaea Energy LLC) would be entitled to receive. A higher price would decrease the number of shares that Struan & Company, LLC and the other Series B members of Archaea Energy LLC would be entitled to receive, with a corresponding increase in the number of shares that entities affiliated with certain members of Archaea Energy LLC management (as the Series A members of Archaea Energy LLC) would be entitled to receive. For illustrative purposes, assuming such price increases to $20 per share, Struan & Company, LLC would only be entitled to receive 1,836,739 shares of Class B Common Stock, while Rothwell-Gornt, LLC would be entitled to receive 3,331,242 shares of Class B Common Stock and Stork Partners, LLC would be entitled to receive 1,665,621 shares of Class B Common Stock. Because Struan & Company, LLC, Rothwell-Gornt, LLC and Stork Partners, LLC have no voting or investment power over the shares held by Archaea Energy LLC, these shares are not reflected in the table above.

(7)      Consists of (i) 1,632,864 shares of Class B Common Stock and 1,632,864 Opco Class A units held of record by Struan & Company, LLC, for each of which Mr. Walton serves as a manager, (ii) 1,592,565 shares of Class B Common Stock and 1,592,565 Opco Class A units held of record by Green Eyed Devil LLC, a limited liability company controlled by Mr. Walton, and (iii) 50,000 shares of Class A Common Stock purchased in the PIPE Financing. One year after the closing of the Business Combinations, as a Series B member of Archaea Energy LLC, Struan & Company, LLC, and, as a Series A member of Archaea Energy LLC, Green Eyed Devil LLC, will be entitled to receive a portion of the 20,010,231 shares held by Archaea Energy LLC. The number of such shares to be received by Struan & Company, LLC and Green Eyed Devil LLC is based on the 30-day volume weighted average price of the shares of Class A Common Stock on such one-year anniversary. For purposes of this table, we have assumed such price is $10 per share, in which case, Struan & Company, LLC would be entitled to receive 2,449,296 shares of Class B Common Stock and Green Eyed Devil LLC would be entitled to receive 2,388,847 shares of Class B Common Stock. A lower price would increase the number of shares that Struan & Company, LLC and the other Series B members of Archaea Energy LLC would be entitled to receive, with a corresponding decrease in the number of shares that entities affiliated with certain members of Archaea Energy LLC management, including Green Eyed Devil LLC (as the Series A members of Archaea Energy LLC) would be entitled to receive. A higher price would decrease the number of shares that Struan & Company, LLC and the other Series B members of Archaea Energy LLC would be entitled to receive, with a corresponding increase in the number of shares that entities affiliated with certain members of Archaea Energy LLC management (as the Series A members of Archaea Energy LLC) would be entitled to receive. For illustrative purposes, assuming such price increases to $20 per share, Struan & Company, LLC would only be entitled to receive 1,836,739 shares of Class B Common Stock, while Green Eyed Devil LLC would be entitled to receive 3,331,242 shares of Class B Common Stock. Because Struan & Company, LLC and Green Eyed Devil LLC have no voting or investment power over the shares held by Archaea Energy LLC, these shares are not reflected in the table above.

(8)      Consists of 530,855 shares of Class B Common Stock and 530,855 Opco Class A units held of record by McCarthy Biogas Holdings LLC, a limited liability company controlled by Mr. McCarthy.

(9)      Consists of 2,500 shares of Class A Common Stock, 5,532,287 shares of Class B Common Stock and 5,532,287 Opco Class A Units held of record by Rice Acquisition Sponsor LLC as well as 6,093,900 shares of Class A Common Stock issuable upon exercise of Warrants held of record by Rice Acquisition Sponsor LLC. Messrs. Rice and Derham are the managing members of Rice Acquisition Sponsor LLC.

(10)    Consists of 30,000 shares of Class B Common Stock and 30,000 Opco Class A units.

(11)    Scott Parkes is a Principal at Ares Management LLC, which indirectly controls United States Power Fund III, L.P. (“USP Fund III”) and EIF United States Power Fund IV, L.P. (“EIF USP Fund IV” and, together with USP Fund III, the “Ares Funds”).

(12)    Consists of the 20,010,231 shares of Class B Common Stock and 20,010,231 Opco Class A units held of record by Archaea Energy LLC and the 5,878,310 shares of Class B Common Stock and 5,878,310 Opco Class A units held of record by Shalennial Fund I, L.P. Archaea Energy LLC is majority-owned and controlled by Shalennial Fund I, L.P. Mr. Rice is the sole managing member of Rice Investment Group UGP, LLC, which is the general partner of both (i) Shalennial GP I, L.P. (the general partner of Shalennial Fund I, L.P.) and (ii) Rice Investment Group, L.P. (the management company for Shalennial Fund I, L.P.).

SELLING SECURITYHOLDERS

This prospectus relates to the resale by the Selling Securityholders from time to time of up to 110,334,402 shares of Class A Common Stock (which includes up to 18,883,500 shares of Class A Common Stock issuable upon the exercise of the Warrants and 62,281,735 shares of Class A Common Stock issuable upon redemption of the Opco Class A units) and up to 6,771,000 Private Placement Warrants and 250,000 Forward Purchase Warrants. The 11,862,500 shares of Class A Common Stock issuable upon exercise of the Public Warrants are not included in the table below.

The Selling Securityholders may from time to time offer and sell any or all of the shares of Class A Common Stock and Warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such shares of Class A Common Stock and warrants.

When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the Class A Common Stock or Warrants other than through a public sale.

The following table sets forth, as of the date of this prospectus, the names of each Selling Securityholder, the number of shares of Class A Common Stock and Warrants that each Selling Securityholder may offer pursuant to this prospectus, and the number of shares of Class A Common Stock and Warrants owned by each Selling Securityholder before the offering (as of September 30, 2021) and after the offering, assuming that each Selling Securityholders will sell all of their Offered Securities and will make no other purchases or sales of Class A Common Stock or Warrants. Information below regarding the Selling Securityholders is based on information provided to us by the Selling Securityholder.

The percentage of beneficial ownership is based on the 52,847,195 shares of Class A Common Stock issued and outstanding as of September 30, 2021 and is determined in accordance with the rules of the SEC, which, among other things, assumes the exercise of Warrants by a securityholder for shares of Class A Common Stock by such securityholder only.

	Before the Offering		Number of Securities Being Offered		After the Offering
Name of Selling Securityholder	Number of Shares of Class A Common Stock	Number of Warrants	Number of Shares of Class A Common Stock Being Offered	Number of Warrants Being Offered	Number of Shares of Class A Common Stock	Percentage of Outstanding Shares of Class A Common Stock	Number of Warrants
Anderson Biogas Holdings LLC(1)(2)	530,855	—	530,855	—	—	—	—
Archaea Energy LLC(2)(3)	20,010,231	—	20,010,231	—	—	—	—
Aria Renewable Energy Systems LLC(2)(4)	21,700,392	—	21,700,392	—	—	—	—
Atlas Point Energy Infrastructure Fund, LLC(2)(5)	4,437,563	1,991,350	2,309,063	927,100	2,128,500	5.9%	1,028,750
B. Ray Thompson Irrevocable Trust FBO Jessie Lynn Thompson Dated 12/31/76- JKD(6)	15,000	—	15,000	—	—	—	—
Baleen Capital Fund LP(7)	1,200,000	184,069	1,000,000	—	200,000	*	184,069
Berylson Master Fund, LP(8)	998,612	—	800,000	—	198,612	*	—
Best Chapter Management LLP(9)	29,500	120,000	25,000	—	4,500	*	120,000
BNP Paribas Asset Management UK Limited as agent on behalf of BNP Paribas Funds Environmental Absolute Return Thermatics(10)	470,000	—	470,000	—	—	—	—
BNP Paribas Asset Management UK Limited as agent on behalf of BNP Paribas Funds Energy Transition(10)	1,280,000	—	1,280,000	—	—	—	—
Burrus Partners, LP(11)	15,000	—	15,000	—	—	—	—
Carol A. LeWitt	70,000	—	70,000	—	—	—	—
Cassandra Rice 2019 Irrevocable Trust(12)	20,000	—	20,000	—	—	—	—
CH Burrus LLC(13)	150,000	—	150,000	—	—	—	—
Chapter Two Management Trust(14)	42,000	120,000	37,500	—	4,500	*	120,000
Charles Matthew Rittgers	20,000	—	20,000	—	—	—	—

	Before the Offering		Number of Securities Being Offered		After the Offering
Name of Selling Securityholder	Number of Shares of Class A Common Stock	Number of Warrants	Number of Shares of Class A Common Stock Being Offered	Number of Warrants Being Offered	Number of Shares of Class A Common Stock	Percentage of Outstanding Shares of Class A Common Stock	Number of Warrants
Coppermine Co-Investment and Growth Equity Fund, LLC(15)	700,000	—	700,000	—	—	—	—
Daniel J. Rice III(16)	900,000	—	900,000	—	—	—	—
Daniel J. Rice IV 2018 Irrevocable Trust(12)(17)	330,000	—	330,000	—	—	—	—
David Acker	5,000	—	5,000	—	—	—	—
Derek A. Rice 2018 Irrevocable Trust(12)	330,000	—	330,000	—	—	—	—
Douglas R. Zegel	20,000	—	20,000	—	—	—	—
Entities affiliated with Baupost Group Securities, L.L.C.(18)	3,500,000	—	3,500,000	—	—	—	—
Entities affiliated with Energy Capital Partners Holdings, LP(19)	666,667	—	666,667	—	—	—	—
Entities affiliated with Third Point(20)	4,270,000	510,000	2,500,000	—	1,770,000	4.3%	510,000
Evergreen National Indemnity Company(21)	50,000	—	50,000	—	—	—	—
Gabriella de Ferrari	10,000	—	10,000	—	—	—	—
George Lewis 1997 Revocable Trust(22)	20,000	—	20,000	—	—	—	—
Goldman Sachs Clean Energy Income Fund(23)	614,759	—	445,550	—	169,209	*	—
Goldman Sachs Energy Infrastructure Fund(23)	289,390	—	120,717	—	168,673	*	—
Goldman Sachs MLP and Energy Renaissance Fund(23)	266,354	—	112,938	—	153,416	*	—
Goldman Sachs MLP Energy Infrastructure Fund(23)	1,520,795	—	570,795	—	950,000	1.8%	—
Gramercy Indemnity Company(24)	25,000	—	25,000	—	—	—	—
Grant Livesay	10,000	—	10,000	—	—	—	—
Gratia Capital Concentrated Master Fund, LTD(25)	200,000	—	200,000	—	—	—	—
Grayson Lisenby	50,000	—	50,000	—	—	—	—
Green Eyed Devil LLC(2)(26)	1,642,565	—	1,642,565	—	—	—	—
HF Direct Investments Pool, LLC(27)	700,000	—	700,000	—	—	—	—
High Haith Investors (Cayman) II, Ltd(28)	98,603	—	89,300	—	9,303	*	—
High Haith Master Investors (Cayman) L.P.(28)	86,531	—	78,000	—	8,531	*	—
HITE Carbon Offset LP(29)	203,709	27,360	46,900	—	156,809	*	27,360
HITE Carbon Offset Ltd.(29)	451,688	65,006	96,800	—	354,888	*	65,006
HITE Hedge ET LP(29)	1,571,782	189,687	356,300	—	1,215,482	2.6%	189,687
J. Kyle Derham(30)	30,000	—	30,000	—	—	—	—
James Torgerson(2)(31).	30,000	—	30,000	—	—	—	—
James Wilmot Rogers(32)	40,000	—	40,000	—	—	—	—
Jeffrey L. Thompson	75,000	—	75,000	—	—	—	—
Jeffrey Philip Morgan	50,000	—	50,000	—	—	—	—
Jerrold M Jung Trust(2)(33)	113,736	—	113,736	—	—	—	—
Joseph Malchow(2)(31)	30,000	—	30,000	—	—	—	—
Kathryn Jackson(2)(31)	30,000	—	30,000	—	—	—	—
Kensico Associates, L.P.(34)	2,102,700	696,450	842,800	—	1,259,900	3.7%	696,450
Kensico Offshore Fund Master LTD(34)	897,300	303,550	157,200	—	740,100	2.0%	303,550
Keybank National Association Co-Trustee with Neil L Thompson for the Kathleen C & Neil L Thompson Posterity for the Benefit of Jeffrey Thompson Trust(35)	75,000	—	75,000	—	—	—	—
Mary G. West Revocable Trust(36)	10,000	—	10,000	—	—	—	—
McCarthy Biogas Holdings LLC(2)(37)	530,855	—	530,855	—	—	—	—
Morgan Family Partners, LTD(38)	100,000	—	100,000	—	—	—	—
MR95 Property Trust(39)	5,000	—	5,000	—	—	—	—
MT Burrus, LLC(40)	13,545	—	10,000	—	3,545	*	—
Nancy M. Falls(41)	10,000	—	10,000	—	—	—	—
Nancy S. Gillespie Revocable Trust(36)	15,000	—	15,000	—	—	—	—
Nancy Sayles Day Foundation(42)	25,000	—	25,000	—	—	—	—
National Fire & Casualty Company(43)	30,000	—	30,000	—	—	—	—
NFC Insurance Partners, LLC(44)	200,000	—	200,000	—	—	—	—
NFC Partners, LLC(44)	545,000	—	545,000	—	—	—	—

	Before the Offering		Number of Securities Being Offered		After the Offering
Name of Selling Securityholder	Number of Shares of Class A Common Stock	Number of Warrants	Number of Shares of Class A Common Stock Being Offered	Number of Warrants Being Offered	Number of Shares of Class A Common Stock	Percentage of Outstanding Shares of Class A Common Stock	Number of Warrants
Nulsen B. Smith	40,000	—	40,000	—	—	—	—
Paul Rabil	5,000	—	5,000	—	—	—	—
Perkins Blue House Investment Limited Partnership(45)	15,000	—	15,000	—	—	—	—
Rice Acquisition Sponsor LLC(2)(46)	5,534,787	6,093,900	5,534,787	6,093,900	—	—	—
Robert W. Doran Account	50,000	—	50,000	—	—	—	—
Rothwell-Gornt LLC(2)(47)	1,592,565	—	1,592,565	—	—	—	—
Ryan N. Rice 2018 Irrevocable Trust(12)	70,000	—	70,000	—	—	—	—
S & Co. Investment Fund IV, LLC(2)(48)(49)	653,145	—	653,145	—	—	—	—
S & Co. Opportunity Fund, LLC(49)	101,000	—	100,000	—	1,000	*	—
S & Co. Special Equity Fund, LLC(49)	1,200,000	—	1,200,000	—	—	—	—
S.S. Willis Trust u/ind f/b/o Children(22)	22,500	—	22,500	—	—	—	—
Salient Midstream & MLP Fund(50)	206,932	—	206,932	—	—	—	—
Salient MLP & Energy Infrastructure Fund(50)	1,253,156	—	1,253,156	—	—	—	—
Salient MLP Total Return Fund, L.P.(51)	274,643	—	274,643	—	—	—	—
Salient MLP Total Return TE Fund, L.P.(51)	94,108	—	94,108	—	—	—	—
Samantha Rice 2019 Irrevocable Trust(12)	20,000	—	20,000	—	—	—	—
Schroder Investment Management (Luxembourg) S.A.(28)	38,461	—	36,900	—	1,561	*	—
Scott D Salisbury Living Trust(2)(52)	113,736	—	113,736	—	—	—	—
Shalennial Fund I, L.P.(2)(53)	5,878,310	—	5,878,310	—	—	—	—
Spindrift Investors (Bermuda) L.P.(28)	129,300	—	129,300	—	—	—	—
Spindrift Partners, L.P.(28)	166,500	—	166,500	—	—	—	—
Spring Creek Capital, LLC(54)	3,000,000	—	3,000,000	—	—	—	—
State of Utah, School and Institutional Trust Funds(55)	365,472	—	337,828	—	27,644	—	—
Steven D. Boulanger Revocable Trust(56)	35,000	—	35,000	—	—	—	—
Steven I. Oshman	15,000	—	15,000	—	—	—	—
Stillwater Insurance Company(57)	300,000	—	300,000	—	—	—	—
Stillwater Property & Casualty Insurance Company(57)	150,000	—	150,000	—	—	—	—
Stork Partners, LLC(2)(58)	846,282	—	846,282	—	—	—	—
Struan & Company, LLC(2)(59)	1,632,864	—	1,632,864	—	—	—	—
Ted Yowonske(2)(60)	132,713	—	132,713	—	—	—	—
Terrence Trainor	10,000	—	10,000	—	—	—	—
Thaddeus R. Gillespie	15,000	—	15,000	—	—	—	—
The David Willis 2019 Trust(22)	41,500	—	22,500	—	19,000	*	—
The Stephen M. Pulsifer SCI Management Trust(36)	20,000	—	20,000	—	—	—	—
Thomas J. Derham(61)	10,000	—	10,000	—	—	—	—
Thomas V. Quirk	25,000	—	25,000	—	—	—	—
Toby Z. Rice 2018 Irrevocable Trust(12)(62)	330,000	—	330,000	—	—	—	—
Walker N. Moody	62,500	—	62,500	—	—	—	—
WAS Family Trust Two dated 07/29/13(63)	400,000	—	400,000	—	—	—	—
William and Jerri Owen Family Trust(2)(64)	113,736	—	113,736	—	—	—	—
WLS Children’s Trust – WLS. Jr(56)	10,000	—	10,000	—	—	—	—
WT Holdings, Inc.(65)	250,000	—	250,000	—	—	—	—
Zeliff Holdings, Inc.(2)(66)	958,400	—	958,400	—	—	—	—
ZP Master MidCap Fund, Ltd.(67)	299,999	—	299,999	—	—	—	—
ZP Master Utility Fund, Ltd.(67)	33,334	—	33,334	—	—	—	—

____________

*         less than 1%

(1)      The shares (before the offering) consist of 530,855 shares of Class B Common Stock and 530,855 Opco Class A units. Charles L. Anderson, as manager of the Selling Securityholder, has voting and investment power over the reported securities. Mr. Anderson is an employee of the Company and, prior to the consummation of the Business Combinations, Archaea.

(2)      Pursuant to the Opco LLC Agreement, at the request of the holder, each Opco Class A unit may be redeemed for, at Opco’s election, a newly-issued share of Class A Common Stock or a cash payment equal to the Cash Election Amount

(which is generally the volume-weighted average closing price of one share of Class A Common Stock for the five consecutive trading days prior to the date on which the holder requested the redemption), and upon redemption of such Opco Class A Unit, a share of Class B Common Stock shall be surrendered by the holder and cancelled by the Company.

(3)      The shares (before the offering) consist of 20,010,231 shares of Class B Common Stock and 20,010,231 Opco Class A units. Archaea Energy LLC is managed by a board of managers, which is composed of four members (currently, J. Kyle Derham, Daniel J. Rice, IV, Nicholas Stork and Richard Walton); the board of managers has voting and investment power over the reported securities. Messrs. Derham, Rice and Stork are directors of the Company, and Messrs. Stork and Walton are the Company’s Chief Executive Officer and President, respectively. Prior to the consummation of the Business Combinations, Mr. Derham was a director and the Chief Financial Officer of RAC and Mr. Rice was a director and the Chief Executive Officer of RAC. Prior to the consummation of the Business Combinations and currently, Mr. Stork is the Chief Executive Officer of Archaea and Mr. Walton is the President of Archaea.

(4)      The shares (before the offering) consist of 21,700,231 shares of Class B Common Stock and 21,700,231 Opco Class A units. Aria Renewable Energy Systems LLC (“Aria RES”) is indirectly controlled by United States Power Fund III, L.P. (“USP Fund III”) and EIF United States Power Fund IV, L.P. (“EIF USP Fund IV” and, together with USP Fund III, the “Ares Funds”). The general partner of USP Fund III is EIF US Power III, LLC, and the managing member of EIF US Power III, LLC is Ares EIF Management LLC. The general partner of EIF USP Fund IV is EIF US Power IV, LLC, and the managing member of EIF US Power IV, LLC is Ares EIF Management LLC. The sole member of Ares EIF Management LLC is Ares Management LLC. The sole member of Ares Management LLC is Ares Management Holdings L.P. (“Ares Management Holdings”) and the general partner of Ares Management Holdings is Ares Holdco LLC (“Ares Holdco”). The sole member of Ares Holdco is Ares Management Corporation (“Ares Management”). Ares Management GP LLC (“Ares Management GP”) is the sole holder of the Class B common stock, $0.01 par value per share, of Ares Management (the “Ares Class B Common Stock”) and Ares Voting LLC (“Ares Voting”) is the sole holder of the Class C common stock, $0.01 par value per share, of Ares Management (the “Ares Class C Common Stock”). Pursuant to Ares Management’s Certificate of Incorporation, the holders of the Ares Class B Common Stock and the Ares Class C Common Stock, collectively, will generally have the majority of the votes on any matter submitted to the stockholders of Ares Management if certain conditions are met. The sole member of both Ares Management GP and Ares Voting is Ares Partners Holdco LLC (“Ares Partners” and, together with Aria RES, the Ares Funds, EIF US Power III, LLC, EIF US Power IV, LLC, Ares EIF Management LLC, Ares Management LLC, Ares Management Holdings, Ares Holdco, Ares Holdings, Ares Management, Ares Management GP and Ares Voting, the “Ares Entities”). Ares Partners is managed by a board of managers, which is composed of Michael J Arougheti, Ryan Berry, R. Kipp deVeer, David B. Kaplan, Antony P. Ressler and Bennett Rosenthal (collectively, the “Ares Board Member”). Mr. Ressler generally has veto authority over decisions of the Ares Board Members. Each of the Ares Entities (other than Aria RES) and the Ares Board Members and the other partners, affiliates, members and managers thereof expressly disclaims beneficial ownership of the shares offered hereby.

(5)      The shares (before the offering) consist of 4,128,500 shares of Class A Common Stock as well as 309,063 shares of Class B Common Stock and 309,063 Opco Class A units. The Warrants (before the offering) consists of 1,064,250 Public Warrants, 677,100 Private Placement Warrants and 250,000 Forward Purchase Warrants. Paul McPheeters, as Portfolio Manager of CIBC National Trust Company, which manages the Selling Securityholder, has voting and investment power over the reported securities.

(6)      Sylvia M. Thompson, Gregory Erickson and Janet Wornall, each as Co-Trustee of the Selling Securityholder, have voting and investment power over the reported securities. The beneficiary of the Selling Securityholder is the mother of J. Kyle Derham, who is a director of the Company and was a director and the Chief Financial Officer of RAC.

(7)      Fang Li, as Managing Partner of the investment manager for the Selling Securityholder, has voting and investment power over the reported securities.

(8)      James Berylson, as the Managing Member of the general partner of the Selling Securityholder and as the Managing Member of the investment manager of the Selling Securityholder, has voting and investment power over the reported securities.

(9)      Daniel R. Pickering, as Managing Member of the Selling Securityholder, has voting and investment power over the reported securities.

(10)        , as            of the Selling Securityholder, has voting and investment power over the reported securities.

(11)    Gene Burrus, as General Partner of the Selling Securityholder, has voting and investment power over the reported securities.

(12)    Andrew L. Share, as Trustee of the Selling Securityholder, has voting and investment power over the reported securities.

(13)    Charles Burrus, as President of CH Burrus LLC, has voting and investment power over the reported securities. Mr. Burrus served as an M&A advisor to RAC.

(14)    Daniel R. Pickering, as Trustee of the Selling Securityholder, has sole voting and investment power over the reported securities.

(15)    Grant A. Gund and G. Zachary Gund, as Managers of the Selling Securityholder, have voting and investment power over the reported securities.

(16)    The Selling Securityholder is the father of Daniel J. Rice, IV, who is a director of the Company and was a director and Chief Executive Officer of RAC.

(17)    The beneficiary of the Selling Securityholder is Daniel J. Rice, IV, who is a director of the Company and was a director and Chief Executive Officer of RAC.

(18)    The Baupost Group, L.L.C. (“Baupost”) is a registered investment adviser and acts as the investment adviser and general partner to certain private investment limited partnerships on whose behalf these shares were indirectly purchased. Seth A. Klarman, as the sole managing member of the manager of Baupost, has sole voting and investment power over the reported securities.

(19)    The 666,667 shares are currently held by Energy Capital Partners Holdings, LP (“ECP Holdings”) and prior to any sales are expected to be transferred to ECP Energy Transition Opportunities Fund, LP, ECP Energy Transition Opportunities Fund A, LP and/or to ECP Energy Transition Opportunities Fund B, LP (collectively, the “ECP Energy Transition Funds”) in amounts to be determined. Douglas Kimmelman, Andrew Singer, Peter Labbat, Tyler Reeder and Rahman D’Argenio, as the managing members of ECP ControlCo, LLC, which is the general partner of ECP Holdings and the managing member of the general partner of the general partner of each of the ECP Energy Transition Funds, have voting and investment power over the reported securities.

(20)    The reported securities are directly beneficially owned by Third Point Loan LLC (“TP Loan”). TP Loan is an affiliate of Third Point LLC (“Third Point”) and holds the securities listed herein as nominee for funds managed and/or advised by Third Point and not in its individual capacity. Daniel S. Loeb is the Chief Executive Officer of Third Point.

(21)    NFC Investments, LLC, a registered investment adviser and the investment adviser to the Selling Securityholder, has voting and investment authority over the reported securities.

(22)    Matthew Megargel, as Trustee of the Selling Securityholder, has voting and investment power over the reported securities.

(23)    Goldman Sachs Asset Management, L.P., a registered investment adviser and the investment adviser to the Selling Securityholder, has voting and investment authority over the reported securities.

(24)    NFC Investments, LLC, a registered investment adviser and the investment adviser to the Selling Securityholder, has voting and investment authority over the reported securities.

(25)    Steve Pei, as Investment Manager of Gratia Capital LLC, which manages the Selling Securityholder, has voting and investment power over the reported securities.

(26)    The shares (before the offering) consist of 50,000 shares of Class A Common Stock as well as 1,592,565 shares of Class B Common Stock and 1,592,565 Opco Class A units. Richard Walton, as the manager of the Selling Securityholder, has voting and investment power over the reported securities. Mr. Walton is the President of the Company and, prior to the consummation of the Business Combinations and currently, of Archaea.

(27)    Andrew Seamons, as Chief Investment Officer of the Managing Member of the Selling Securityholder, has voting and investment power over the reported securities.

(28)    Wellington Management Company LLP (“WMC”) has the power to vote and dispose the reported securities pursuant to WMC’s investment management relationship with the Selling Securityholder. WMC is a subsidiary of Wellington Management Group LLP (“WMG”). WMG is a Massachusetts limited liability partnership, privately held by 172 partners (as of July 1, 2020). There are no external entities with any ownership interest in the firm. Individual percentages of ownership are confidential. However, no single partner owns or has the right to vote more than 5% of the WMG’s capital. Additional information about WMC is available in Form ADV filed with the SEC.

(29)    Robert Matthew Niblack, as Managing Member of HITE Hedge Capital LLC which is the General Partner of HITE Hedge Capital LP, the General Partner of the Selling Securityholder, has voting and investment power over the reported shares.

(30)    The Selling Securityholder may also be deemed to beneficially own the 2,500 shares of Class A Common Stock and 5,532,287 shares of Class B Common Stock held of record by Rice Acquisition Sponsor LLC. Mr. Derham is a managing member of Rice Acquisition Sponsor LLC. Mr. Derham is a director of the Company and was a director and the Chief Financial Officer of RAC.

(31)    The shares (before the offering) consist of 30,000 shares of Class B Common Stock and 30,000 Opco Class A units. The Selling Securityholder is a director of the Company and, prior to the consummation of the Business Combinations, of RAC.

(32)    The Selling Securityholder was the Chief Accounting Officer of RAC.

(33)    The shares (before the offering) consist of 113,736 shares of Class B Common Stock and 113,736 Opco Class A units. Jerrold Jung, as Trustee of the Selling Securityholder, has voting and investment power over the registered securities.

(34)    Thomas J. Coleman and Michael Lowenstein, as Presidents of the Investment Manager of the Selling Securityholder, have voting and investment power over the reported securities.

(35)    Neil L. Thompson and Keybank National Association, as Co-Trustees of the Selling Securityholder, have voting and investment power over the reported securities.

(36)    Nathaniel Jeppson, as Trustee of the Selling Securityholder, has voting and investment power over the registered securities.

(37)    The shares (before the offering) consist of 530,855 shares of Class B Common Stock and 530,855 Opco Class A units. Brian McCarthy, as the manager of the Selling Securityholder, has voting and investment power over the reported securities. Mr. McCarthy is an employee of the Company and, prior to the Business Combinations and currently, of Archaea.

(38)    Michael Morgan, as General Partner of the Selling Securityholder, has voting and investment power over the reported securities.

(39)    Michael Rabil, as Trustee of the Selling Securityholder, has voting and investment power over the reported securities.

(40)    Matthew Tyrrell Burrus, as President of the Selling Securityholder, has voting and investment power over the reported securities.

(41)    The Selling Securityholder is the mother-in-law of J. Kyle Derham, who is a director of the Company and was a director and the Chief Financial Officer of RAC.

(42)    Nathaniel Jeppson, as Portfolio Manager of the registered investment advisor for the Selling Securityholder, has voting and investment power over the reported securities.

(43)    NFC Investments, LLC, a registered investment adviser and the investment adviser to the Selling Securityholder, has voting and investment authority over the reported securities.

(44)    Charles K. Slatery, as managing member of the Selling Securityholder, has voting and investment power over the reported securities.

(45)    Joe Bob Perkins, who controls the general partner of the Selling Securityholder, has voting and investment power over the reported securities.

(46)    The shares (before the offering) consist of 2,500 shares of Class A Common Stock as well as 5,532,287 shares of Class B Common Stock and 5,532,287 Opco Class A units. J. Kyle Derham and Daniel J. Rice, IV, as the managing members of the Selling Securityholder, have voting and investment power over the reported securities. Messrs. Derham and Rice are directors of the Company. Prior to the consummation of the Business Combinations, Mr. Derham was a director and the Chief Financial Officer of RAC and Mr. Rice was a director and the Chief Executive Officer of RAC.

(47)    The shares (before the offering) consist of 1,592,565 shares of Class B Common Stock and 1,592,565 Opco Class A units. Nicholas Stork, as the manager of the Selling Securityholder, has voting and investment power over the reported securities. Mr. Stork is a director and the Chief Executive Officer of the Company and, prior to the consummation of the Business Combinations and currently, of Archaea.

(48)    The shares (before the offering) consist of 653,145 shares of Class B Common Stock and 653,145 Opco Class A units.

(49)    Nathaniel Jeppson, as the President of the managing member of the Selling Securityholder, has voting and investment power over the reported securities.

(50)    The Selling Securityholder is a registered investment company.

(51)    Greg Reid, as the portfolio manager of the investment manager of the Selling Securityholder, has voting and investment power over the reported securities.

(52)    The shares (before the offering) consist of 113,736 shares of Class B Common Stock and 113,736 Opco Class A units. Scott Salisbury, as Trustee of the Selling Securityholder, has voting and investment power over the registered securities.

(53)    The shares (before the offering) consist of 5,878,310 shares of Class B Common Stock and 5,878,310 Opco Class A units. Daniel J. Rice, as the managing member of the ultimate general partner of the Selling Securityholder, has voting and investment power over the reported securities. Mr. Rice is a director of the Company and was a director and Chief Executive Officer of RAC.

(54)    Eric Butcher, as President of the Selling Securityholder, has voting and investment power over the reported securities.

(55)          , as            of the Selling Securityholder, has voting and investment power over the reported securities.

(56)    Thomas V. Quirk, as Trustee of the Selling Securityholder, has voting and investment power over the reported shares.

(57)    NFC Investments, LLC, a registered investment adviser and the investment adviser to the Selling Securityholder, has voting and investment authority over the reported securities.

(58)    The shares reported (before the offering) consists of 50,000 shares of Class A Common Stock as well as 796,282 shares of Class B Common Stock and 796,282 Opco Class A units. Nicholas Stork, as the manager of the Selling Securityholder, has voting and investment power over the reported securities. Mr. Stork is a director and the Chief Executive Officer of the Company and, prior to the consummation of the Business Combinations and currently, of Archaea.

(59)    The shares (before the offering) consist of 1,632,864 shares of Class B Common Stock and 1,632,864 Opco Class A units. Nicholas Stork and Richard Walton, as the managers of the Selling Securityholder, have voting and investment power over the reported securities. Mr. Stork is a director and the Chief Executive Officer of the Company and, prior to the consummation of the Business Combinations and currently, of Archaea. Mr. Walton is the President of the Company and, prior to the consummation of the Business Combinations and currently, of Archaea.

(60)    The shares (before the offering) consist of 132,713 shares of Class B Common Stock and 132,713 Opco Class A units. The Selling Securityholder is an employee of the Company and, prior to the consummation of the Business Combinations, of Archaea.

(61)    The Selling Securityholder is the brother of J. Kyle Derham, who is a director of the Company and was a director and the Chief Financial Officer of RAC.

(62)    The beneficiary of the Selling Securityholder is the brother of Daniel J. Rice, IV, who is a director of the Company and was a director and the Chief Executive Officer of RAC.

(63)    Harriet C. Stephens, as Trustee of the Selling Securityholder, has voting and investment power over the reported securities.

(64)    The shares (before the offering) consist of 113,736 shares of Class B Common Stock and 113,736 Opco Class A units. William and Jerri Owen, as trustees of the Selling Securityholder, have voting and investment power over the reported securities.

(65)    Emmel B. Golden III, as President of the Selling Securityholder, has voting and investment power over the reported securities.

(66)    The shares (before the offering) consist of 958,400 shares of Class B Common Stock and 958,400 Opco Class A units. Peter H. Zeliff, as President of the Selling Securityholder, has voting and investment power over the reported securities.

(67)    ZP Master MidCap Fund, Ltd. and ZP Master Utility Fund, Ltd. (the “ZP Funds”) have delegated to Zimmer Partners, LP, as investment manager, sole voting and investment power over the reported securities held by the ZP Funds pursuant to their investment management agreements with Zimmer Partners, LP. Stuart J. Zimmer, as the managing member of Sequentis Financial LLC, which is the sole member of the general partner of Zimmer Partners, LP, may be deemed to exercise voting and investment power over the reported securities held by the ZP Funds.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s shares pursuant to this prospectus. To the extent permitted by law, a prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares of Class A Common Stock or warrants registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such shares of Class A Common Stock or warrants in this offering. See “Plan of Distribution.”

For information regarding transactions between us and the Selling Securityholders, see the section entitled “Certain Relationships and Related Transactions.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transactions Policy

Our Board of Directors has adopted a written related party transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related party transactions.

A “related person transaction” is a transaction, arrangement or relationship in which the Company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:

•        any person who is, or at any time during the applicable period was, one of the Company’s executive officers or one of the Company’s directors;

•        any person who is known by the Company to be the beneficial owner of more than 5% of the Company’s voting stock;

•        any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of the Combined Company’s voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of the Company’s voting stock; and

•        any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.

We have policies and procedures designed to minimize potential conflicts of interest arising from any dealings we may have with our affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to our audit committee charter, the audit committee has the responsibility to review related party transactions.

Aria’s Related Party Transactions

There are no transactions or series of related transactions, agreements, arrangements or understandings between Aria and any of its affiliates or other persons, including any stockholder, officer or director of Aria or immediate family member thereof, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Archaea’s and Archaea Energy’s Related Party Transactions

Stockholders Agreement

On the Closing Date, pursuant to the terms of the Business Combination Agreements, RAC, RAC Opco, RAC Buyer, the Sponsor, and certain stockholders of the Combined Company that are affiliated with the Companies entered into the Stockholders Agreement. Such stockholders include entities that own more than 5% of our voting securities (namely, the Sponsor, Aria Renewable Energy Systems LLC, Archaea Energy LLC and Shalennial Fund I, L.P.), entities controlled by our Chief Executive Officer, entities controlled by our President, and entities controlled by one of our other named executive officers.

Pursuant to the terms of the Stockholders Agreement, among other things, (i) the Board shall initially consist of seven members, (ii) the holders of a majority of the Company Interests (as defined in the Stockholders Agreement) held by the RAC Sponsor Holders (as defined in the Stockholders Agreement) will have the right to designate two directors for appointment or election to the Board during the term of the Stockholders Agreement, (iii) the Ares Investor (as defined in the Stockholders Agreement) will have the right to designate one director for appointment or election to the Board for so long as the Ares Investor holds at least 50% of the Registrable Securities (as defined in the Stockholders Agreement) held by it on the Closing Date, (iv) the Board shall take all necessary action to designate the person then serving as the Chief Executive Officer of the Company for appointment or election to the Board during the term of the Stockholders Agreement and (v) the Board will have the right to designate three independent directors (the “Independent Directors”) for appointment or election to the Board during the term of the Stockholders Agreement. Until the Ares Investor no longer holds at least 50% of the Registrable Securities held by it on the Closing Date, the Aria Holders have the right to consult on the persons to be designated as Independent Directors. If neither of the two directors nominated by the RAC Sponsor Holders are reasonably determined to be “independent directors,” the Board shall be permitted in its sole discretion to increase the size of the Board to nine members and to fill the two additional directorships with two additional “independent directors” nominated by the Board.

Additionally, pursuant to the terms of the Stockholders Agreement, the Company Holders (as defined in the Stockholders Agreement) were granted certain customary registration rights. The registration statement of which this prospectus forms a part has been filed pursuant to such registration rights.

Also, the Aria Holders (as defined in the Stockholders Agreement) are subject to a 180-day lock-up period on transferring their equity interests in the Company and Opco, while the Archaea Holders (as defined in the Stockholders Agreement) are subject to a lock-up period (x) ending on the date that is the two-year anniversary of the Closing Date solely with respect to the Company Interests distributed by Archaea Energy LLC after the one-year anniversary of the Closing Date to the Archaea Holders who are members of management of the Company as of the Closing or their Affiliates (as defined in the Stockholders Agreement) and (y) ending on the date that is the one-year anniversary of the Closing Date with respect to all other Company Interests issued to the Archaea Holders at the Closing other than those described in the immediately foregoing clause (x). The lock-up restrictions applicable to the Aria Holders are subject to early expiration based on the per share trading price of the Class A Common Stock, as set forth in the Stockholders Agreement.

Opco LLC Agreement

In connection with the consummation of the Business Combinations, the limited liability company of Opco was amended and restated (referred to herein as the “Opco LLC Agreement”). The Opco LLC Agreement is filed as an exhibit to the registration statement to which this prospectus forms a part, and the following description of the Opco LLC Agreement is qualified in its entirety by reference thereto.

Conversion of Opco Class B Units and Exchange Right

Holders of Opco Class A units (other than the Company) have the right (an “exchange right”), subject to certain limitations, to exchange Opco Class A units (and a corresponding number of shares of Class B Common Stock) for, at our option, (i) shares of Class A Common Stock on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, or (ii) a corresponding amount of cash. Our decision to make a cash payment upon an exercise of an exchange right will be made by our independent directors. We will determine whether to issue shares of Class A Common Stock or pay cash based on facts in existence at the time of the decision, which we expect would include the relative value of the Class A Common Stock (including trading prices for the Class A Common Stock at the time), the cash purchase price, the availability of other sources of liquidity (such as an issuance of preferred stock) to acquire the Class A units of RAC Opco and alternative uses for such cash.

Holders of Opco Class A units are generally permitted to exercise the exchange right on a quarterly basis, subject to certain de minimis allowances. In addition, additional exchanges may occur in connection with certain specified events, and any exchanges involving 500,000 or more Opco Class A units (subject to our discretion to permit exchanges of a lower number of units) may occur at any time upon ten business days’ advanced notice. The exchange rights will be subject to certain limitations and restrictions intended to reduce the administrative burden of exchanges upon us and ensure that RAC Opco will continue to be treated as a partnership for U.S. federal income tax purposes.

Following any exchange of Opco Class A units (and a corresponding number of shares of Class B Common Stock), the Company will retain the Opco Class A units and cancel the shares of Class B Common Stock. As the holders of Opco Class A units (other than the Company) exchange their Opco Class A units, our membership interest in Opco will be correspondingly increased, the number of shares of Class A Common Stock outstanding will be increased, and the number of shares of Class B Common Stock outstanding will be reduced.

Non-Liquidating Distributions and Allocations of Income and Loss

Subject to the obligation of Opco to make tax distributions and to reimburse the Company for its corporate and other overhead expenses, the Company will have the right to determine when non-liquidating distributions will be made to the holders of Opco units and the amount of any such distributions. We have no current plans to cause Opco to make nonliquidating distributions to the holders of Opco units. If we authorize a non-liquidating distribution, the distribution will be made to holders of Opco units on a pro rata basis in accordance with their respective percentage ownership of Opco units.

Opco will allocate its net income or net loss for each year to the holders of its units pursuant to the terms of the Opco LLC Agreement, and holders of its units, including the Company, will generally incur U.S. federal, state and local income taxes on their share of any taxable income of Opco. Net profits and net losses of Opco generally will be allocated to holders of Opco units on a pro rata basis in accordance with their respective percentage ownership of Opco units (except for certain allocations of book income and loss items and book-tax differences that may be specially allocated). To the extent cash is available, tax distributions will be made to the holders of Opco units, on a pro rata basis in accordance with their respective percentage ownership of Opco units, in an amount sufficient to allow the Company to satisfy its actual tax liabilities.

Issuance of Equity

Except as otherwise determined by us, at any time the Company issues a share of Class A Common Stock or any other equity security, the net proceeds received by the Company with respect to such issuance, if any, shall be concurrently invested in Opco, and Opco shall issue to the Company one Class A unit or other economically equivalent equity interest. Conversely, if at any time any shares of Class A Common Stock are redeemed, repurchased or otherwise acquired by the Company, Opco shall redeem, repurchase or otherwise acquire an equal number of Opco units held by the Company, upon the same terms and for the same price, as the shares of Class A Common Stock are redeemed, repurchased or otherwise acquired.

Noble Environmental Relationship

In addition to serving as officers and directors of Archaea, Messrs. Walton and Stork are controlling shareholders, officers and directors of Noble Environmental, Inc. (“Noble”). Mr. Walton is President and a director of Noble, and Mr. Stork is Treasurer and Secretary and a director of Noble. Noble has an ownership interest in Struan & Company, LLC, a minority owner of Archaea.

Landfill Development Option and Right of First Refusal

In connection with the formation of Archaea in 2018, Noble and Archaea entered into a letter agreement whereby Noble granted to Archaea the exclusive option and a right of first refusal to construct, finance, develop and operate gas processing plants and related facilities at the landfill site in East Palestine, Ohio then owned and controlled by a wholly-owned subsidiary of Noble and any future landfill sites owned, controlled, developed or acquired by Noble or its subsidiaries. In the event Archaea exercises its option of right of first refusal, Archaea and Noble will use commercially reasonable efforts to (i) agree to terms with respect to the project, (ii) negotiate definitive operating and governance documentation with respect to the project, (iii) obtain all permits, licenses, approvals, certificates and other governmental or regulatory matters which may be required to consummate the project and (iv) execute and deliver any other documents and do or cause to be done any other acts as may be necessary or advisable to consummate the project. As of the date of this prospectus, Archaea has not exercised any option of right of first refusal under the letter agreement.

Assai EPC Agreement

Assai Energy, LLC, a wholly-owned subsidiary of Archaea, is a party to a construction services and project guarantee agreement with Noble Environmental Specialty Services, LLC, a wholly-owned subsidiary of Noble (“Noble Specialty”), whereby Noble Specialty agreed to provide engineering, procurement, and construction services to Archaea with respect to the Assai project for a fixed price of $19,912,000, subject to certain adjustments as provided in the agreement. The agreement provides that final completion of the Assai project shall occur not later than September 30, 2021, expect for a defined capacity expansion, where completion shall occur not later than March 31, 2022. In the event of Noble Specialty’s default, damages will be calculated based upon actual realized damages incurred by Archaea, not to exceed $7,500,000 for damages, other than those as a result of default by Noble Specialty, which shall be uncapped. Noble provided Archaea with a parent guarantee of performance, payment and completion by Noble Specialty with a cap of $7,500,000.

Loan Guaranty

In connection with Archaea’s acquisition of Big Run Power Producers, LLC (“Big Run”) in November 2020, a wholly-owned subsidiary of Archaea Holdings and Big Run, as borrowers, entered into a credit agreement with Comerica relating to a $5,000,000 secured specific advance facility loan and a $12,000,000 secured term loan. The loans bore interest at LIBOR plus 4.5%, which was 5.5% as of December 31, 2020. The maturity date of the financing arrangement was November 10, 2024. Upon consummation of the Business Combinations, all outstanding amounts under the credit agreement, as well as Noble’s accrued guaranty fee, were repaid in full.

To provide further credit support to Comerica, Archaea sought Noble’s agreement to guaranty the obligations of the borrowers under the credit agreement with a cap of $17,000,000, plus interest and fees. As a condition precedent to and in consideration of Noble furnishing the guaranty, Noble required the borrowers to incur a guaranty fee in an amount equal to 20% of the face value of the guaranteed obligation, or $3,400,000, which accrued interest at an annual rate of 20%, compounded monthly; provided that the interest rate would be reduced to an annual rate of 9%, compounded monthly, with respect to, and as of the date, any portion of the guaranteed obligations had been reduced, decreased or released by Comerica.

The guaranty was terminated on the date on which the borrowings have been irrevocably paid and discharged in full. The terms of the guaranty also provided that the guaranty would be released, assuming there had been no default under the credit agreement, when (i) Big Run achieved (a) a six-month production average of at least 30,000 MMBtu per month for the immediately prior six months with the last two consecutive months having a production of at least 30,000 MMBtu per month, prior to such release, and (b) a six-month average EBITDA for the immediately prior six months of at least $400,000 per month and the last two consecutive months having a minimum EBITDA of $400,000, prior to such release, (ii) Big Run entered into an offtake agreement with an investment grade counterparty for at least 350,000 MMBtu per year on its Ashland, Kentucky site, (iii) Big Run collaterally assigned such offtake agreement to Comerica, and (iv) Big Run shall have collaterally assigned all of its rights, title and interest in and to the all of Big Run’s gas supply contracts, power purchase contracts and other project agreements on the Ashland, Kentucky site.

RAC’s Related Party Transactions

Founder Shares

In September 2020, the Sponsor received 5,750,000 Class B units of RAC Opco for no consideration and purchased 5,750,000 corresponding shares of Class B Common Stock, 2,500 shares of Class A Common Stock and 100 Class A units of RAC Opco and 100 corresponding shares of Class B Common Stock for an aggregate of $26,000. The number of Founder Shares issued was determined based on the expectation that such Founder Shares would represent 20% of the total outstanding equity upon completion of the IPO (excluding the Sponsor Shares). In October, 2020 the Sponsor forfeited 90,000 Class B units of RAC Opco, and 30,000 Class B units of RAC Opco were issued to each of our independent director nominees. In October 2020, we effected a dividend, and RAC Opco effected a distribution, resulting in the Sponsor owning 6,091,250 Class B units and 6,091,250 shares of Class B Common Stock that comprise the Founder Shares. The Sponsor transferred a corresponding number of shares of Class B Common Stock to the independent directors (then director nominees). Following the closing of the IPO, the Sponsor forfeited 309,063 Class B units of RAC Opco, and 309,063 Class B units of RAC Opco were issued to Atlas. The Sponsor transferred a corresponding number of shares of Class B Common Stock to Atlas. Up to 806,250 founder shares were subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option was exercised. The founder shares (including the Class A Common Stock issuable upon exchange thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder. On October 26, 2020, the underwriters partially exercised the over-allotment option to purchase an additional 2,225,000 Units; thus, only 250,000 Founder Shares remained subject to forfeiture to the extent the over-allotment option was exercised. On December 5, 2020, the remaining underwriters’ over-allotment option expired unexercised; thus, 250,000 Founder Shares held by the Sponsor were forfeited for no consideration. As of June 30, 2021, there were 5,931,350 shares of Class B Common Stock issued and outstanding.

Private Placement Warrants

The Sponsor purchased from RAC an aggregate of 6,093,900 Private Placement Warrants at a purchase price of $1.00 per warrant ($6,093,900 in the aggregate) in a private placement that occurred simultaneously with the closing of the IPO. Atlas also purchased 677,100 Private Placement Warrants at a purchase price of $1.00 per warrant ($677,100 in the aggregate). Each Private Placement Warrant entitles the holder to purchase for $11.50 either one share of Class A Common Stock or, so long as they are held by RAC’s initial stockholders or their permitted transferees, one Class A unit of RAC Opco (and corresponding share of Class B Common Stock). The Private Placement Warrants (including the Class A Common Stock or Class A units of RAC Opco (and corresponding shares of Class B Common Stock) issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until 30 days after the completion of the Business Combinations.

Forward Purchase Agreement

Prior to the IPO, RAC entered into a Forward Purchase Agreement, which was subsequently amended in connection with RAC’s entry into the Business Combination Agreements, pursuant to which RAC may elect, in its sole and absolute discretion, to offer Atlas the opportunity to purchase up to $75.0 million of either (i) a number of units (the “forward purchase units”), consisting of one share of the Class A Common Stock (the “forward purchase shares”) and one-eighth of one warrant (the “forward purchase warrants”), for $10.00 per unit or (ii) a number of forward purchase shares for $9.67 per share (such forward purchase shares valued at $9.67 per share or the forward purchase units, as the case may be, the “forward purchase securities”) in a private placement that will close simultaneously with the closing of RAC’s initial business combination. Pursuant to the Forward Purchase Agreement, Atlas agreed to purchase $20.0 million of forward purchase units as part of the PIPE Financing and, upon consummation of the Business Combinations, received 2 million shares of Class A Common stock and 250,000 warrants (each exercisable for one share of Class A Common Stock at a price of $11.50 and which have the same terms as the Public Warrants). The shares of Class A Common Stock and warrants received by Atlas pursuant to the Forward Purchase Agreement are subject to transfer restrictions.

Pursuant to the terms of the Forward Purchase Agreement, we granted Atlas the right to appoint a single observer to the Board until the consummation of RAC’s initial business combination. Such observer did not have voting rights or otherwise have any of the powers of a member of the board of directors of RAC.

RAC Opco LLC Agreement

In connection with the IPO, RAC entered into the Amended and Restated Limited Liability Company Agreement (the “RAC Opco LLC Agreement”) with RAC Opco and RAC Opco’s other members. A form of the RAC Opco LLC Agreement was filed as an exhibit to our Registration Statement on Form S-1 filed in connection with the IPO, and the following description of the RAC Opco LLC Agreement is qualified in its entirety by reference thereto. The RAC Opco LLC Agreement has been further amended and restated as described above.

Conversion of Class B Units of RAC Opco and Exchange Right

Prior to the consummation of the Business Combinations, RAC’s initial stockholders owned all of the outstanding Class B units of RAC Opco. The Class B units of RAC Opco converted into Class A units of RAC Opco in connection with the consummation of the Business Combinations, on a one-for-one basis. The RAC Opco LLC Agreement provided that, following the consummation of RAC’s initial business combination, holders of Class A units of RAC Opco (other than RAC) have the right (an “exchange right”), subject to certain limitations, to exchange Class A units of RAC Opco (and a corresponding number of shares of Class B Common Stock) for, at RAC’s option, (i) shares of Class A Common Stock on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, or (ii) a corresponding amount of cash. Following any exchange of Class A units of RAC Opco (and a corresponding number of shares of Class B Common Stock), RAC would have retained the Class A units of RAC Opco and cancelled the shares of Class B Common Stock. Thus, as the holders of Class A units of RAC Opco (other than RAC) exchanged their Class A units of RAC Opco, RAC’s membership interest in RAC Opco would have correspondingly increased, the number of shares of Class A Common Stock outstanding would increase, and the number of shares of Class B Common Stock outstanding would be reduced.

Founder Shares Anti-Dilution

In the case that additional shares of Class A Common Stock, or equity-linked securities, were issued or deemed issued in excess of the amounts sold in an offering in connection with the Business Combinations (other than the Forward Purchase Securities), the number of Class A units of RAC Opco into which the Class B units of RAC Opco would have converted may be adjusted.

Non-Liquidating Distributions and Allocations of Income and Loss

Prior to the consummation of the Business Combinations, and subject to the obligation of RAC Opco to make tax distributions and to reimburse RAC for its corporate and other overhead expenses, RAC had the right to determine when non-liquidating distributions would be made to the holders of RAC Opco units and the amount of any such distributions.

Other Transactions with the Sponsor and Atlas

Commencing on the date that RAC’s securities were first listed on the NYSE, RAC paid the Sponsor a total of $10,000 per month for office space, utilities, secretarial support and administrative services. Upon completion of the Business Combinations, RAC ceased paying these monthly fees.

Other than these monthly fees, no compensation of any kind, including finder’s and consulting fees, were paid by RAC to the Sponsor, RAC’s officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of the Business Combinations. However, these individuals were reimbursed for any out-of-pocket expenses incurred in connection with activities on RAC’s behalf. RAC’s audit committee reviewed on a quarterly basis all payments that were made to the Sponsor, RAC’s officers and directors or RAC’s or their affiliates and determined which expenses and the amount of expenses that were reimbursable. There was no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on RAC’s behalf.

RAC entered into a registration rights agreement with respect to the Private Placement Warrants, the Warrants issuable upon conversion of working capital loans (if any) and the shares of Class A Common Stock issuable upon exercise of the foregoing and upon exchange of the Founder Shares, which is described under the heading “Description of Securities — Registration Rights.”

Subscription Agreements

On April 7, 2021, in connection with its entry into the Business Combination Agreements, the Company entered into subscription agreements (each, an “Initial Subscription Agreement”) with certain investors (the “Initial PIPE Investors”) pursuant to which, among other things, the Initial PIPE Investors agreed to subscribe for and purchase, and the Company agreed to issue and sell to the Initial PIPE Investors, an aggregate of 30.0 million shares of the Company’s Class A Common Stock for an aggregate purchase price of $300.0 million ($10.00 per share), on the terms and subject to the conditions set forth therein (the “Initial PIPE Financing”). Each Initial Subscription Agreement contains customary representations and warranties of the Company, on the one hand, and the Initial PIPE Investor, on the other hand, and customary conditions to closing, including the substantially concurrent consummation of the Business Combinations. The form of the Initial Subscription Agreement is attached hereto as Exhibit 10.10, and the foregoing description of the Initial Subscription Agreements is not complete and is subject to, and qualified in its entirety by, reference to such form.

On September 13, 2021, due to the expectation that one of the Initial PIPE Investors would not be able to fulfill its $25.0 million commitment for 2.5 million shares ($10.00 per share) in the Initial PIPE Financing, the Company entered into additional subscription agreements (each, a “Follow-On Subscription Agreement”) with certain investors (the “Follow-On PIPE Investors” and, together with the Initial PIPE Investors, the “PIPE Investors”) pursuant to which, among other things, the Follow-On PIPE Investors agreed to subscribe for and purchase from the Company, and the Company agreed to issue and sell to the Follow-On PIPE Investors, an aggregate of approximately 1.7 million newly issued shares of the Company’s Class A Common Stock for an aggregate purchase price of $25.0 million ($15.00 per share), on the terms and subject to the conditions set forth therein (the “Follow-On PIPE Financing” and, together with the Initial PIPE Financing, the “PIPE Financing”). Each Follow-On Subscription Agreement is substantially identical to the form of Initial Subscription Agreement.

Related Party Policy

Following the consummation of the IPO, RAC adopted a code of ethics requiring RAC to avoid, wherever possible, all conflicts of interest, except under guidelines or resolutions approved by the Board (or the appropriate committee of the Board) or as disclosed in our public filings with the SEC. Under RAC’s code of ethics, conflict of interest situations included any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving RAC.

In addition, RAC’s audit committee, pursuant to a written charter that was adopted prior to the consummation of the IPO, was responsible for reviewing and approving related party transactions to the extent that RAC entered into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present was required in order to approve a related party transaction. A majority of the members of the entire audit committee constituted a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee was required to approve a related party transaction. RAC also required each of its directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures were intended to determine whether any such related party transaction impaired the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

To further minimize conflicts of interest, in the event RAC sought to complete its initial business combination with an entity that is affiliated with any of the Sponsor, its officers or directors RAC, or a committee of independent directors, would obtain an opinion from an independent investment banking firm which is a member of FINRA or an independent accounting firm that such initial business combination is fair to RAC from a financial point of view. The Business Combinations involved an entity (Archaea) that is affiliated with Rice Investment Group (which is an affiliate of the Sponsor and certain of its officers and directors). As a result, RAC obtained such an opinion with respect to the Business Combinations.

RAC’s audit committee reviewed on a quarterly basis all payments that were made to the Sponsor, RAC’s officers or directors, or RAC or their affiliates.

PLAN OF DISTRIBUTION

The Selling Securityholders, which as used herein includes donees, pledgees, transferees, distributees or other successors-in-interest selling shares of our Class A Common Stock or warrants or interests in our Class A Common Stock or warrants received after the date of this prospectus from the Selling Securityholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer, distribute or otherwise dispose of certain of their shares of Class A Common Stock or warrants or interests in our Class A Common Stock or warrants on any stock exchange, market or trading facility on which shares of our Class A Common Stock or warrants, as applicable, are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Securityholders may use any method permitted under applicable law, including one or more of the following methods when disposing of their shares of Class A Common Stock or Warrants or interests therein:

•        ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•        one or more underwritten offerings;

•        block trades in which the broker-dealer will attempt to sell the shares of Class A Common Stock or Warrants as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•        purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;

•        an exchange distribution in accordance with the rules of the applicable exchange;

•        privately negotiated transactions;

•        distributions to their employees, members, partners or shareholders;

•        in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•        short sales effected after the date of the registration statement of which this prospectus is a part is declared effective by the SEC;

•        through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•        in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

•        directly to one or more purchasers;

•        delayed delivery requirements;

•        in settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•        by pledge to secure debts and other obligations;

•        through agents;

•        broker-dealers may agree with the Selling Securityholders to sell a specified number of such shares of Class A Common Stock or Warrants at a stipulated price per share or warrant; and

•        a combination of any such methods of sale.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some shares of our Class A Common Stock or Warrants owned by them and, if a Selling Securityholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such shares of Class A Common Stock or Warrants, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the Selling Securityholders to include the pledgee, transferee or other successors in interest as the Selling Securityholders under this prospectus. The Selling Securityholders also may transfer shares of our Class A Common Stock or Warrants in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of shares of our Class A Common Stock or Warrants or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our Class A Common Stock or Warrants in the course of hedging the positions they assume. The Selling Securityholders may also sell shares of our Class A Common Stock or Warrants short and deliver these securities to close out their short positions, or loan or pledge shares of our Class A Common Stock or Warrants to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares of our Class A Common Stock or Warrants offered by this prospectus, which shares or Warrants such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Securityholders from the sale of shares of our Class A Common Stock or Warrants offered by them will be the purchase price of such shares of our Class A Common Stock or Warrants less discounts or commissions, if any. The Selling Securityholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of share of our Class A Common Stock or Warrants to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Securityholders.

The Selling Securityholders also may in the future resell a portion of our Class A Common Stock or Warrants in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of shares of our Class A Common Stock or Warrants may be underwriting discounts and commissions under the Securities Act (it being understood that the Selling Securityholders shall not be deemed to be underwriters solely as a result of their participation in this offering). If any Selling Securityholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the Selling Securityholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Selling Securityholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

To the extent required, our Class A Common Stock or Warrants to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

To facilitate the offering of shares of our Class A Common Stock or Warrants offered by the Selling Securityholders, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our Class A Common Stock or Warrants. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares of Class A Common Stock or Warrants than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our Class A Common Stock or Warrants by bidding for or purchasing shares of Class A Common Stock or Warrants in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares of Class A Common Stock or Warrants sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our Class A Common Stock or Warrants at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Under the Stockholders Agreements, the Registration Rights Agreement and the PIPE Subscription Agreements, we have agreed to indemnify the Selling Securityholders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Selling Securityholders may be required to make with respect thereto. In addition, we and the Selling Securityholders may agree to indemnify any underwriter, broker-dealer or agent against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.

We have agreed to pay all expenses in connection with this offering, other than underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses. The Selling Securityholders will pay, on a pro rata basis, any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses relating to the offering.

Selling Securityholders may use this prospectus in connection with resales of shares of our Class A Common Stock or Warrants. This prospectus and any accompanying prospectus supplement will identify the Selling Securityholders, the terms of our Class A Common Stock or Warrants and any material relationships between us and the Selling Securityholders. Selling Securityholders may be deemed to be underwriters under the Securities Act in connection with shares of our Class A Common Stock or Warrants they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the Selling Securityholders will receive all the net proceeds from the resale of shares of our Class A Common Stock or Warrants.

A Selling Securityholder that is an entity may elect to make an in-kind distribution of Class A Common Stock or Warrants to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or shareholders would thereby receive freely tradable shares of Class A Common Stock or Warrants pursuant to the distribution through a registration statement.

LEGAL MATTERS

Kirkland & Ellis LLP has passed upon the validity of the Class A Common Stock and Warrants offered by this prospectus and certain other legal matters related to this prospectus.

EXPERTS

The consolidated balance sheet of Rice Acquisition Corp., as of December 31, 2020, the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the period from September 1, 2020 (inception) through December 31, 2020, and the related notes, included in this prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm (“Withum”), as set forth in their report thereon appearing elsewhere herein and are included in reliance on such report given the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Aria Energy LLC and subsidiaries as of December 31, 2020 and 2019, and for each of the years in the three-year period ended December 31, 2020, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report on Aria Energy LLC’s December 31, 2020 consolidated financial statements contains an explanatory paragraph that states that Aria Energy LLC’s subsidiary’s default on certain debt obligations and Aria Energy LLC’s Term Loan B secured credit facility’s maturity raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

The consolidated financial statements of Archaea Energy LLC and subsidiaries as of December 31, 2020 and 2019, and for each of the years in the three-year period ended December 31, 2020, have been included herein in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

CHANGE IN AUDITOR

On September 20, 2021, the Audit Committee of the Board dismissed Withum, the Company’s independent registered public accounting firm prior to the Business Combinations. The report of Withum on the financial statements of RAC as of December 31, 2020, and for the period from September 1, 2020 (inception) through December 31, 2020, did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles, except that such audit report emphasized the restatement of RAC’s financial statements due to its change in accounting for warrants. During the period from September 1, 2020 (inception) through December 31, 2020, and the subsequent period through the date of Withum’s dismissal, there were no disagreements between the Company and Withum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Withum, would have caused it to make reference to the subject matter of the disagreements in its reports on the Company’s financial statements for such period. During the period from September 1, 2020 (inception) through December 31, 2020, and the subsequent period through the date of Withum’s dismissal, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act).

The Company has provided Withum with a copy of the foregoing disclosures and has requested that Withum furnish the Company with a letter addressed to the SEC stating whether it agrees with the statements made by the Company set forth above in this section entitled “Change in Auditors.” A copy of Withum’s letter, dated September 21, 2021, is filed as Exhibit 16.1 to the registration statement of which this prospectus forms a part.

On September 20, 2021, the Audit Committee approved the engagement of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements as of and for the year ending December 31, 2021. KPMG served as the independent registered public accounting firm of Archaea Energy LLC and Aria prior to the Closing. During the years ended December 31, 2020 and December 31, 2019 and the subsequent interim period prior to engaging KPMG, the Company did not consult with KPMG with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that KPMG concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any other matter that was the subject of a disagreement of any type described in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act or a “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act).

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Class A Common Stock and Warrants offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company, the Class A Common Stock and Warrants, reference is made to the registration statement and the exhibits and any schedules filed therewith.

Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference.

The SEC maintains a website at www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto and which contains the periodic reports, proxy and information statements and other information that we file electronically with the SEC.

We also maintain an Internet website at ir.archaeaenergy.com. Through our website, we make available, free of charge, the following documents of the Company as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: Annual Reports on Form 10-K; proxy statements for our annual and special shareholder meetings; Quarterly Reports on Form 10-Q; Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13D; and amendments to those documents. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus or the registration statement of which it forms a part.

ARIA FINANCIAL STATEMENTS

RICE ACQUISITION CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2021	December 31, 2020
	(unaudited)
Assets:
Current assets:
Cash	$5,290	$1,335,167
Prepaid expenses	469,693	662,865
Total current assets	474,983	1,998,032
Investments held in Trust Account	237,351,433	237,308,171
Total Assets	$237,826,416	$239,306,203

Liabilities and Stockholders’ Equity:
Current liabilities:
Accrued expenses	$7,950,051	$118,446
Accounts payable	71,571	217,918
Franchise tax payable	99,452	65,481
Total current liabilities	8,121,074	401,845
Deferred legal fees	187,500	187,500
Deferred underwriting commissions in connection with the initial public offering	7,610,750	7,610,750
Derivative warrant liabilities	138,965,647	42,588,487
Total liabilities	154,884,971	50,788,582

Commitments and Contingencies
Class A common stock; 7,794,144 and 18,351,762 shares subject to possible redemption at $10.00 per share as of June 30, 2021 and December 31, 2020, respectively	77,941,440	183,517,620

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 250,000,000 shares authorized; 15,933,356 and 5,375,738 shares issued and outstanding (excluding 7,794,144 and 18,351,762 shares subject to possible redemption) as of June 30, 2021 and December 31, 2020, respectively	1,594	538
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 5,931,350 shares issued and outstanding as of June 30, 2021 and December 31, 2020	593	593
Additional paid-in capital	133,067,223	27,492,099
Accumulated deficit	(123,144,622)	(21,629,069)
Total Rice Acquisition Corp. equity	9,924,788	5,864,161
Non-controlling interest in subsidiary	(4,924,783)	(864,160)
Total stockholders’ equity	5,000,005	5,000,001
Total Liabilities and Stockholders’ Equity	$237,826,416	$239,306,203

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

RICE ACQUISITION CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021

	For The Three Months Ended June 30, 2021	For The Six Months Ended June 30, 2021
General and administrative expenses	$6,168,889	$9,168,480
Franchise tax expense	33,973	73,799
Total operating expenses	(6,202,862)	(9,242,279)
Other income (expense)
Change in fair value of derivative warrant liabilities	(108,151,160)	(96,377,160)
Interest earned on investments held in Trust Account	5,752	43,263
Net loss	(114,348,270)	(105,576,176)
Net loss attributable to non-controlling interest in subsidiary	(4,398,010)	(4,060,622)
Net loss attributable to Rice Acquisition Corp.	$(109,950,260)	$(101,515,554)
Weighted average shares outstanding of redeemable Class A common stock	23,725,000	23,725,000
Basic and diluted net income per share, redeemable Class A common stock	$0.00	$0.00
Weighted average shares outstanding of non-redeemable Class A and Class B common stock	5,933,850	5,933,850
Basic and diluted net loss per share, non-redeemable Class A and Class B common stock	$(19.27)	$(17.79)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

RICE ACQUISITION CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN
STOCKHOLDERS’ EQUITY
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021

	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Non-controlling Interest in Subsidiary	Total Stockholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2020	5,375,738	$538	5,931,350	$593	$27,492,099	$(21,629,069)	$(864,160)	$5,000,001
Change in common stock subject to possible redemption	(877,200)	(88)	—	—	(8,772,002)	—	—	(8,772,090)
Net loss	—	—	—	—	—	8,434,707	337,387	8,772,094
Balance – March 31, 2021	4,498,538	450	5,931,350	593	18,720,097	(13,194,362)	(526,773)	5,000,005
Change in common stock subject to possible redemption	11,434,818	1,144	—	—	114,347,126	—	—	114,348,270
Net loss	—	—	—	—	—	(109,950,260)	(4,398,010)	(114,348,270)
Balance – June 30, 2021	15,933,356	$1,594	5,931,350	$593	$133,067,223	$(123,144,622)	$(4,924,783)	$5,000,005

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

RICE ACQUISITION CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2021

Cash Flows from Operating Activities:
Net loss	$(105,576,176)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of derivative warrant liabilities	96,377,160
Interest earned on securities held in Trust Account	(43,263)
Changes in operating assets and liabilities:
Prepaid expenses	193,172
Accounts payable	(146,347)
Accrued expenses	7,831,605
Franchise tax payable	33,972
Net cash used in operating activities	(1,329,877)
Net change in cash	(1,329,877)
Cash – beginning of the period	1,335,167
Cash – end of the period	$5,290
Supplemental disclosure of noncash financing activities:
Change in value of Class A common stock subject to possible redemption	$105,576,180

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation

Rice Acquisition Corp. is a blank check company incorporated in Delaware on September 1, 2020. As used herein, the “Company” or “Rice” refer to Rice Acquisition Corp. and its majority-owned and controlled operating subsidiary, Rice Acquisition Holdings LLC (“RAC OpCo”), unless the context indicates otherwise. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of June 30, 2021, the Company had not commenced any operations. All activity for the three and six months ended June 30, 2021 relates to the search for a prospective initial Business Combination, including activities in connection with the proposed acquisitions of Aria Energy LLC, a Delaware limited liability company, and Archaea Energy LLC, a Delaware limited liability company. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash, cash equivalents and investments from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Rice Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on October 21, 2020. On October 26, 2020, the Company consummated its Initial Public Offering of 23,725,000 units (each, a “Unit” and collectively, the “Units”), including 2,225,000 additional Units that were issued pursuant to the underwriters’ partial exercise of their over-allotment option (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of approximately $237.3 million, and incurring offering costs of approximately $12.5 million, inclusive of $7.6 million in deferred underwriting commissions (Note 5).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 6,771,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) to the Sponsor and Atlas Point Energy Infrastructure Fund, LLC (“Atlas Point Fund”), at a price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of approximately $6.8 million (Note 4). Each Private Placement Warrant is exercisable to purchase one share of Rice’s Class A common stock or, in certain circumstances, one Class A Unit of RAC OpCo together with a corresponding number of shares of Rice’s non-economic Class B common stock.

Following the Initial Public Offering, the Public Stockholders (as defined below) hold a direct economic equity ownership interest in Rice in the form of shares of Class A common stock, and an indirect ownership interest in RAC OpCo through Rice’s ownership of Class A Units of RAC OpCo. By contrast, the Initial Stockholders (as defined below) own direct economic interests in RAC OpCo in the form of Class B Units and a corresponding non-economic voting equity interest in Rice in the form of shares of Class B common stock, as well as a small direct interest through the Sponsor Shares (as defined in Note 4). Sponsor Shares were purchased for $10.00 each and, in the absence of an initial Business Combination, will generally participate in liquidation or other payments on a pari passu basis with the Public Shares (as defined below). However, given the relatively de minimis number of Sponsor Shares relative to Public Shares, in many cases the economic, governance or other effects of the Sponsor Shares are not material to the holders of Class A common stock or warrants, and for simplicity, portions of this disclosure may not fully describe or reflect these immaterial effects.

Upon the closing of the Initial Public Offering and the Private Placement, approximately $237.3 million of the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants in the Private Placement were placed in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act (as defined below) having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (excluding the amount of any deferred underwriting discount held in Trust) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-business combination company controls 50% or more of the voting securities of the target or is otherwise not required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

The Company will provide the holders of the Company’s Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. Unless otherwise stated herein, the term “Public Shares” includes the 2,500 shares of Class A common stock, par value $0.0001 per share, of the Company held by the Sponsor and forming part of the Sponsor Shares. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. The Company will not redeem the Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the Initial Stockholders (as defined below) have agreed to vote their Founder Shares (as defined below in Note 4), Sponsor Shares and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Stockholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

The Amended and Restated Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Public Shares, without the prior consent of the Company.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or October 26, 2022 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

the Trust Account including interest earned on the funds held in the Trust Account and not previously released to pay franchise and income taxes of the Company or RAC OpCo (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares and Class A Units of RAC OpCo (other than those held by Rice), which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor, Atlas Point Fund and the Company’s officers and directors (the “Initial Stockholders”) have agreed (i) that any Founder Shares and Sponsor Shares held by them will not be entitled to redemption rights, and they will waive any such redemption rights for any Public Shares held by them, in connection with the completion of the initial Business Combination, (ii) that any Founder Shares and Sponsor Shares held by them will not be entitled to redemption rights, and they will waive any such redemption rights for any Public Shares held by them, in connection with a stockholder vote to amend our amended and restated certificate of incorporation in a manner that would affect the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company have not consummated the initial Business Combination within the Combination Period, (iii) that any Founder Shares held by them are subject to forfeiture, and thus will not be entitled to liquidating distributions from the Trust Account, and they will waive any such rights to liquidating distributions for any Founder Shares, if the Company fails to complete the initial Business Combination within the Combination Period (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares and Sponsor Shares they hold if the Company fails to complete the initial Business Combination within the Combination Period), and (iv) in certain limited circumstances the Class B Units of RAC OpCo will have more limited rights to current or liquidating distributions from the Company.

The underwriters agreed to waive their rights to the deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and subsequently liquidates and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares and Sponsor Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share or Class A Unit of RAC OpCo not held by Rice and (ii) the actual amount per Public Share or Class A Unit of RAC OpCo not held by Rice held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share or Class A Unit of RAC OpCo not held by Rice due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable), nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

Business Combination Agreements

On April 7, 2021, the Company entered into (i) the Business Combination Agreement (as amended, supplemented or otherwise modified from time to time, the “Aria Merger Agreement”), by and among the Company, RAC OpCo, LFG Intermediate Co, LLC, a Delaware limited liability company and direct subsidiary of RAC OpCo (“RAC Intermediate”), LFG Buyer Co, LLC, a Delaware limited liability company and a direct subsidiary of RAC Intermediate (“RAC Buyer”), Inigo Merger Sub, LLC, a Delaware limited liability company and a direct subsidiary of RAC Buyer (“Aria Merger Sub”), Aria Energy LLC, a Delaware limited liability company (“Aria”), and the Equityholder Representative (as defined therein), pursuant to which, among other things, Aria Merger Sub will merge with and into Aria, with Aria surviving the merger and becoming a direct subsidiary of RAC Buyer, and (ii) the Business Combination Agreement, dated as of April 7, 2021 (as amended, supplemented or otherwise modified from time to time, the “Archaea Merger Agreement” and, together with the Aria Merger Agreement, the “Business Combination Agreements”), by and among the Company, RAC OpCo, RAC Intermediate, RAC Buyer, Fezzik Merger Sub, LLC, a Delaware limited liability company and direct subsidiary of RAC Buyer (“Archaea Merger Sub”), Archaea Energy, LLC (“Archaea Seller”), a Delaware limited liability company, and Archaea Energy II, LLC, a Delaware limited liability company (“Archaea” and, together with Archaea Seller and Aria, the “Companies”), pursuant to which, among other things, Archaea Merger Sub will merge with and into Archaea, with Archaea surviving the merger and becoming a direct subsidiary of RAC Buyer, in each case, on the terms and subject to the conditions therein (the transactions contemplated by the Business Combination Agreements, the “Business Combinations”).

Consideration

Pursuant to the terms of the Aria Merger Agreement and at the Effective Time (as defined therein), (i) all Class A Units of Aria held by a holder of Aria’s Class A Units shall be cancelled and converted into the right to receive (a) the number of Class A Units of RAC OpCo, (b) the number of Class B common stock, par value $0.0001 (“Class B Common Stock”), of the Company and (c) the amount of cash as set forth in, and in accordance with, the Aria Merger Agreement, (ii) all Class B Units of Aria held by a holder of Aria’s Class B Units shall be cancelled and converted into the right to receive (A) the number of Class A Units of RAC OpCo, (B) the number of shares of Class B Common Stock and (C) the amount of cash as set forth in, and in accordance with, the Aria Merger Agreement, and (iii) all Class C Units of Aria shall be cancelled and extinguished without any conversion thereof.

Pursuant to the terms of the Archaea Merger Agreement and at the Effective Time (as defined therein), all equity interests of Archaea will be cancelled and converted into the right to receive (x) the number of Class A Units of RAC OpCo and (y) the number of shares of Class B Common Stock as set forth in, and in accordance with, the Archaea Merger Agreement.

Following the Business Combinations, holders of Class A Units of RAC OpCo (other than the Company) will have the right (an “exchange right”), subject to certain limitations, to exchange Class A Units of RAC OpCo (and a corresponding number of shares of Class B Common Stock) for, at the Company’s option, (i) shares of Class A Common Stock on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, or (ii) a corresponding amount of cash. the Company’s decision to make a cash payment or issue shares upon an exercise of an exchange right will be made by the Company’s independent directors, and such decision will be based on facts in existence at the time of the decision, which the Company expects would include the relative value of the Class A Common Stock (including trading prices for the Class A Common Stock at the time), the cash purchase price, the availability of other sources of liquidity (such as an issuance of preferred stock) to acquire the Class A Units of RAC OpCo and alternative uses for such cash.

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

Holders of Class A Units of RAC OpCo (other than the Company) will generally be permitted to exercise the exchange right on a quarterly basis, subject to certain de minimis allowances. In addition, additional exchanges may occur in connection with certain specified events, and any exchanges involving more than a specified number of Class A Units of RAC OpCo (subject to the Company’s discretion to permit exchanges of a lower number of units) may occur at any time upon ten business days’ advanced notice. The exchange rights will be subject to certain limitations and restrictions intended to reduce the administrative burden of exchanges upon the Company and ensure that RAC OpCo will continue to be treated as a partnership for U.S. federal income tax purposes.

Following any exchange of Class A Units of RAC OpCo (and a corresponding number of shares of Class B Common Stock), RAC will retain the Class A Units of RAC OpCo and cancel the shares of Class B Common Stock. As the holders of Class A Units of RAC OpCo (other than the Company) exchange their Class A Units of RAC OpCo, the Company’s membership interest in RAC OpCo will be correspondingly increased, the number of shares of Class A Common Stock outstanding will be increased, and the number of shares of Class B Common Stock outstanding will be reduced.

Conditions to Consummation of the Business Combinations

Consummation of the Business Combinations is generally subject to customary conditions of the respective parties, and conditions customary to special purpose acquisition companies, including (i) expiration or termination of all applicable waiting periods under HSR, (ii) the absence of any law or governmental order, threatened or pending, preventing the consummation of the Business Combinations, (iii) completion of the Company Share Redemptions (as defined in the Business Combination Agreements), (iv) receipt of requisite shareholder approval for consummation of the Business Combinations, (v) the consummation of the LES Sale (as defined in the Aria Merger Agreement) by Aria and (vi) the issuance by the Federal Energy Regulatory Commission of an order granting authorization for the Business Combinations pursuant to Section 203 of the Federal Power Act of 1935. In addition, the parties also have the right to not consummate the Business Combinations in the event that the cash on the balance sheet of the combined company following the closing of the Business Combinations (the “Combined Company”) would be less than $150,000,000, subject to the terms of the Business Combination Agreements. Furthermore, the closing of the transactions contemplated by the Aria Merger Agreement is expressly conditioned on the closing of the transactions contemplated by the Archaea Merger Agreement and vice versa.

Termination

Each of the Business Combination Agreements may be terminated by the parties thereto under certain customary and limited circumstances at any time prior to the closing of the Business Combinations, including, without limitation, by mutual written consent or if the Business Combinations have not been consummated within 150 days from the date of the Business Combination Agreements (subject to certain extensions for up to 30 days for delays as set forth in the Business Combination Agreements).

Stockholders Agreement

In connection with the closing of the Business Combinations, the Company, RAC Buyer, RAC OpCo, Sponsor, and certain other individuals affiliated with the Companies (the “Company Holders”) will enter into a stockholders agreement (the “Stockholders Agreement”) pursuant to which, among other things, (i) the board of directors of the Combined Company (the “Board”) will consist of seven members, (ii) the holders of a majority of the Company Interests (as defined in the Stockholders Agreement) held by the RAC Sponsor Holders (as defined in the Stockholders Agreement) will have the right to designate two directors (the “RAC Sponsor Directors”) for appointment or election to the Board during the term of the Stockholders Agreement, (iii) the Ares Investors (as defined in the Stockholders Agreement) will have the right to designate one director (the “Ares Director”) for appointment or election to the Board for so long as the Ares Investors hold at least 50% of the Registrable Securities (as defined in the Stockholders Agreement) held by them on the date that the Business Combinations are consummated (the “Ares Fall-Away Date”), (iv) the Board shall take all necessary action to designate the person then

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

serving as the Chief Executive Officer of the Combined Company (the “CEO Director”) for appointment or election to the Board during the term of the Stockholders Agreement and (v) the Board shall designate three independent directors (the “Independent Directors”) to serve on the Board during the term of the Stockholders Agreement. The Ares Investors shall have the right to consult on the persons to be designated as Independent Directors prior to the Ares Fall-Away Date.

PIPE Financing

On April 7, 2021, the Company entered into subscription agreements (each, a “Subscription Agreement”) with certain investors (the “PIPE Investors”) pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase, and Rice has agreed to issue and sell to the PIPE Investors, an aggregate of 30,000,000 shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), of the Company for an aggregate purchase price of $300,000,000 on the date of Closing (as defined in each Subscription Agreement), on the terms and subject to the conditions set forth therein (the “PIPE Financing”). Each Subscription Agreement contains customary representations and warranties of the Company, on the one hand, and the PIPE Investor, on the other hand, and customary conditions to closing, including the consummation of the Business Combinations.

Additionally, on April 7, 2021, the Company, RAC OpCo, Sponsor and Atlas Point Energy Infrastructure Fund, LLC, a Delaware limited liability company (“Atlas”), entered into an Amendment to Forward Purchase Agreement (the “FPA Amendment”) pursuant to which the Forward Purchase Agreement, dated as of September 30, 2020 (the “Original Agreement”), by and among such parties was amended to provide that Atlas shall purchase a total of $20,000,000 of Forward Purchase Securities (as defined in the Original Agreement) and the Forward Purchase Warrants (as defined in the Original Agreement) will consist of one-eighth of one redeemable warrant (where each whole redeemable warrant is exercisable to purchase one share of Class A Common Stock at an exercise price of $11.50 per share).

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) for interim financial information and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. The interim operating results for the three and six months ended June 30, 2021 are not necessarily indicative of the results that may be expected for the year ending December 31, 2021 or any future periods.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Amendment No. 1 to Annual Report on Form 10-K/A for the period ended December 31, 2020 as filed with the SEC on May 13, 2021, which contains the audited financial statements and notes thereto. The financial information as of December 31, 2020 is derived from the audited financial statements presented in the Company’s Amendment No. 1 to Annual Report on Form 10-K/A for the period ended December 31, 2020.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s condensed consolidated financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Risk and Uncertainties

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (the “COVID-19 outbreak”). In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve. The impact of the COVID-19 outbreak on the Company’s results of operations, financial position and cash flows will depend on future developments, including the duration and spread of the outbreak and related advisories and restrictions. These developments and the impact of the COVID-19 outbreak on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, the Company’s results of operations, financial position and cash flows may be materially adversely affected. Additionally, the Company’s ability to complete an initial Business Combination may be materially adversely affected due to significant governmental measures being implemented to contain the COVID-19 outbreak or treat its impact, including travel restrictions, the shutdown of businesses and quarantines, among others, which may limit the Company’s ability to have meetings with potential investors or affect the ability of a potential target company’s personnel, vendors and service providers to negotiate and consummate an initial Business Combination in a timely manner. The Company’s ability to consummate an initial Business Combination may also be dependent on the ability to raise additional equity and debt financing, which may be impacted by the COVID-19 outbreak and the resulting market downturn.

Liquidity and Capital Resources

As of June 30, 2021, we had approximately $5,000 in our operating bank account and a working capital deficit of approximately $7.6 million.

The Company’s liquidity needs to date had been satisfied through the payment of $26,000 from the Sponsor to purchase the Founder Shares and Sponsor Shares (see Note 4), the loan under the Note of approximately $290,000 (see Note 4), and the net proceeds from the consummation of the Private Placement not held in the Trust Account. The Company repaid the Note in full on November 10, 2020. In addition, in order to finance transaction costs in connection with a Business Combination, the Company’s officers, directors and initial stockholders may, but are not obligated to, provide the Company Working Capital Loans (see Note 4). As of June 30, 2021, there were no amounts outstanding under any Working Capital Loans.

Based on the foregoing, management believes that the Company will have sufficient borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing, and management has the intent and ability to support the Company through such time period. Over this time period, the Company will be using the funds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies

Principles of Consolidation and Financial Statement Presentation

The unaudited condensed consolidated financial statements include the accounts of the Company and its majority-owned and controlled operating subsidiary after elimination of all intercompany transactions and balances as of June 30, 2021 and December 31, 2020. The ownership interest of noncontrolling participants in the operating subsidiary is included as a separate component of stockholders’ equity. The noncontrolling participants’ share of the net loss is included as “Net loss attributable to noncontrolling interest in subsidiary” on the accompanying unaudited condensed consolidated statement of operations.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. There are no cash equivalents as of June 30, 2021 and December 31, 2020.

Investments Held in Trust Account

The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in income on investments held in the Trust Account in the accompanying unaudited condensed consolidated statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” equal or approximate the carrying amounts represented in the condensed consolidated balance sheets.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities were expensed as incurred and presented as non-operating expenses in the condensed statements of operations. Offering costs associated with the Class A common stock issued were charged to stockholders’ equity upon the completion of the Initial Public Offering. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The Public Warrants and the Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the carrying value of the instruments to fair value at each reporting period until they are exercised. The initial fair value of the Public Warrants issued in connection with the Initial Public Offering were estimated using a Monte Carlo simulation model. The fair value of the Public Warrants as of June 30, 2021 is based on observable listed prices for such warrants. The fair value of the Private Placement Warrants as of June 30, 2021 is determined using Black-Scholes option pricing model. The determination of the fair value of the warrant liability may be subject to change as more current information becomes available and accordingly the actual results could differ significantly. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Net Income Per Share of Common Stock

The Company’s condensed consolidated statements of operations include a presentation of net income (loss) per share for Class A common stock subject to possible redemption in a manner similar to the two-class method of net income (loss) per common stock. Net income (loss) per common stock, basic and diluted, for redeemable Class A common stock is calculated by dividing the interest income earned on the Trust Account, less interest available to be withdrawn for the payment of taxes, by the weighted average number of redeemable Class A common stock outstanding for the periods. Net income (loss) per common stock, basic and diluted, for non-redeemable Class A and Class B common stock is calculated by dividing the net income (loss), adjusted for income attributable to redeemable Class A common stock, by the weighted average number of non-redeemable Class A and Class B common stock outstanding for the periods. Non-redeemable Class A common stock includes shares sold in the Private Placement Units and Class B common stock include the Founder Shares as these common stocks do not have any redemption features and do not participate in the income earned on the Trust Account.

The Company has not considered the effect of the warrants sold in the Public Offering (including the consummation of the over-allotment) and Private Placement Warrants to purchase 18,633,500 shares of the Company’s Class A common stock in the calculation of diluted income (loss) per share, since the exercise of the warrants and the conversion of the rights into shares of common stock is contingent upon the occurrence of future events.

The following table reflects the calculation of basic and diluted net income (loss) per share of common stock:
	For the Three Months Ended June 30, 2021	For the Six Months Ended June 30, 2021
Redeemable Class A common stock
Numerator: Income allocable to redeemable Class A common stock
Income from investments held in Trust Account	$5,752	$43,263
Less: Company’s portion available to be withdrawn to pay taxes	(5,752)	(43,263)
Net income attributable to redeemable Class A common stock	$—	$—
Denominator: Weighted average redeemable Class A common stock
Basic and diluted weighted average shares outstanding, redeemable Class A common stock	23,725,000	23,725,000
Basic and diluted net income per share, redeemable Class A common stock	$0.00	$0.00

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

	For the Three Months Ended June 30, 2021	For the Six Months Ended June 30, 2021
Non-redeemable Class A and Class B common stock
Numerator: Net income (loss) minus net income allocable to redeemable Class A common stock
Net income (loss)	$(114,348,270)	$(105,576,176)
Net income allocable to redeemable Class A common stock	—	—
Net income (loss) attributable to non-redeemable Class A and Class B common stock	$(114,348,270)	$(105,576,176)
Denominator: Weighted average non-redeemable Class A and Class B common stock
Basic and diluted weighted average shares outstanding, non-redeemable Class A and Class B common stock	5,933,850	5,933,850
Basic and diluted net loss per share, non-redeemable Class A and Class B common stock	$(19.27)	$(17.79)

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC Topic 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of June 30, 2021 and December 31, 2020, the Company had deferred tax assets of approximately $1,932,000 and $618,000, respectively, with a full valuation allowance against them.

FASB ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of June 30, 2021. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of June 30, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The provision for income taxes was de minimis for the three and six months ended June 30, 2021.

Recent Accounting Pronouncements

In August 2020, the FASB issued Accounting Standard Update (the “ASU”) No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. The Company early adopted the ASU on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncement if currently adopted would have a material effect on the Company’s condensed consolidated financial statements.

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Initial Public Offering

On October 26, 2020, the Company consummated its Initial Public Offering of 23,725,000 Units, including 2,225,000 Over-Allotment Units that were issued pursuant to the underwriters’ partial exercise of their over-allotment option, at $10.00 per Unit, generating gross proceeds of approximately $237.3 million, and incurring offering costs of approximately $12.5 million, inclusive of $7.6 million in deferred underwriting commissions. Of the 23,725,000 Units sold, affiliates of the Sponsor and Atlas Point Fund had purchased 1,980,000 Units (the “Affiliated Units”) and 2,128,500 Units (the “Atlas Units”), respectively, at the Initial Public Offering price. The underwriters did not receive any underwriting discounts or commissions on the 1,980,000 Affiliated Units.

Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Rice’s Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 6).

Note 4 — Related Party Transactions

Founder Shares and Sponsor Shares

In September 2020, the Sponsor paid $25,000 to cover for certain of expenses of the Company in exchange for issuance of (i) 5,750,100 shares of Rice’s Class B common stock, par value $0.0001 per share, and (ii) 2,500 shares of Rice’s Class A common stock, par value $0.0001 per share. In September 2020, the Sponsor received 5,750,000 Class B Units of RAC OpCo (which are profits interest units only). In October 2020, the Sponsor forfeited 90,000 Class B Units of RAC OpCo, and 30,000 Class B Units of RAC OpCo were issued to each of the independent director nominees. The Sponsor transferred a corresponding number of shares of Class B common stock to the independent director nominees. In October 2020, the Company effected a dividend, resulting in an aggregate of (i) 6,181,350 shares of Rice’s Class B common stock, and (ii) 2,500 shares of Rice’s Class A common stock outstanding. All shares and associated amounts have been retroactively restated to reflect the dividend. Upon a liquidation of RAC OpCo, distributions generally will be made to the holders of RAC OpCo Units on a pro rata basis, subject to certain limitations with respect to the Class B Units of RAC OpCo, including that, prior to the completion of the initial Business Combination, such Class B Units will not be entitled to participate in a liquidating distribution.

Also, in September 2020, Rice paid $25,000 to RAC OpCo in exchange for issuance of 2,500 Class A Units of RAC OpCo. In September 2020, the Sponsor received 100 Class A Units of RAC OpCo in exchange for $1,000.

The Company refers to the 6,181,250 shares of Class B common stock and corresponding number of Class B Units of RAC OpCo (or the Class A Units of RAC OpCo into which such Class B Units will convert) collectively as the “Founder Shares”. The Founder Shares consist of Class B Units of RAC OpCo (and any Class A Units of RAC OpCo into which such Class B Units are converted) and a corresponding number of shares of Class B common stock, which together will be exchangeable for shares of Rice’s Class A common stock after the time of the initial Business Combination on a one-for-one basis, subject to adjustment as provided herein. The Company refers to the 2,500 shares of Rice’s Class A common stock and the 100 Class A Units of RAC OpCo and a corresponding number of shares of Rice’s non-economic Class B common stock (which together will be exchangeable into shares of Class A common stock after the initial Business Combination on a one-for-one basis) collectively as the “Sponsor Shares”.

Upon the closing of the Initial Public Offering, the Sponsor forfeited 309,063 Class B Units of RAC OpCo, and 309,063 Class B Units of RAC OpCo were issued to Atlas Point Fund. The Sponsor transferred a corresponding number of shares of Class B common stock to Atlas Point Fund.

The Initial Stockholders agreed to forfeit up to 806,250 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriters, so that the Founder Shares will represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering (excluding the Sponsor Shares). On October 26, 2020, the underwriters partially exercised the over-allotment option to purchase as additional 2,225,000 Units; thus, only 250,000 Founder Shares remained subject to forfeiture. On December 5, 2020, the remaining unexercised over-allotment expired unused and therefore the remaining 250,000 shares of Class B common stock were forfeited.

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Related Party Transactions (cont.)

The Class B Units of RAC OpCo will convert into Class A Units of RAC OpCo in connection with the initial Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like and subject to further adjustment as provided herein. The Founder Shares consist of Class B Units of RAC OpCo (and any Class A Units of RAC OpCo into which such Class B Units are converted) and a corresponding number of shares of Class B common stock, which together will be exchangeable for shares of Class A common stock after the time of the initial Business Combination on a one-for-one basis (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like), and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of the Business Combination (other than the forward purchase securities), the number of Class A Units of RAC OpCo into which the Class B Units of RAC OpCo will convert may be adjusted (unless the holders of a majority of the outstanding Founder Shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon exchange of all Founder Shares will equal, in the aggregate, on an as-exchanged basis, 20% of the sum of the total outstanding shares of Rice’s common stock upon completion of the Initial Public Offering, plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the Business Combination (excluding the forward purchase securities and any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination and excluding the Sponsor Shares). In addition, the number of outstanding shares of Class B common stock will be adjusted through a stock split or stock dividend so that the total number of outstanding shares of Class B common stock corresponds to the total number of Class A Units of RAC OpCo outstanding (other than those held by Rice) plus the total number of Class A Units RAC OpCo into which the Class B Units of RAC OpCo are entitled to convert.

The Initial Stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares held by them (and any shares of Class A common stock acquired upon exchange of Founder Shares) until one year after the date of the consummation of the initial Business Combination or earlier if, subsequent to the initial Business Combination, (i) the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (ii) the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 6,771,000 Private Placement Warrants to the Sponsor and Atlas Point Fund, at a price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of approximately $6.8 million.

Each whole Private Placement Warrant is exercisable for a price of $11.50 to purchase one share of Rice’s Class A common stock or, in certain circumstances, one Class A Unit of RAC OpCo together with a corresponding number of shares of Rice’s non-economic Class B common stock. A portion of the proceeds from the sale of the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor, Atlas Point Fund or their permitted transferees.

With certain limited exceptions, the Private Placement Warrants and the securities underlying such warrants will not be transferable, assignable or saleable until 30 days after the completion of the initial Business Combination.

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Related Party Transactions (cont.)

Related Party Loans

On September 1, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable upon the completion of the Initial Public Offering. The Company borrowed an aggregate of approximately $290,000 under the Note. The outstanding balance of the Note was paid in full as of November 10, 2020. Subsequent to the repayment, the facility was no longer available to the Company.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company will repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of June 30, 2021 and December 31, 2020, the Company had no borrowings under the Working Capital Loans.

The Sponsor, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers or directors, or their affiliates.

Administrative Support Agreement

Commencing on the date the Company’s securities are first listed on NYSE, the Company agreed to pay the Sponsor a total of $10,000 per month for office space, utilities, secretarial support and administrative services provided to members of the management team. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the three and six months ended June 30, 2021, the Company incurred expenses of $30,000 and $60,000 under this agreement, respectively. As of June 30, 2021 and December 31, 2020, the Company had $20,000 and $30,000 outstanding for services in connection with such agreement on the accompanying condensed consolidated balance sheets, respectively.

Note 5 — Commitments and Contingencies

Forward Purchase Agreement

The Company entered into an amended and restated forward purchase agreement (the “Forward Purchase Agreement”) with Atlas Point Fund, pursuant to which Atlas Point Fund, which is a fund managed by CIBC National Trust but is not affiliated with the Company or sponsor, agreed to purchase up to $75,000,000 of either (i) a number of units (the “forward purchase units”), consisting of one share of Class A common stock (the “forward purchase shares”) and one-third of one warrant (the “forward purchase warrants”), for $10.00 per unit or (ii) a number of forward purchase shares for $9.67 per share (such forward purchase shares valued at $9.67 per share or the forward purchase units, as the case may be, the “forward purchase securities”), in a private placement that will close simultaneously with the closing of the Initial Business Combination. The forward purchase warrants will have the same terms as the public warrants and the forward purchase shares will be identical to the shares of Class A common stock included in the units being sold in this offering, except the forward purchase shares and

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Commitments and Contingencies (cont.)

the forward purchase warrants will be subject to transfer restrictions and certain registration rights and the forward purchase units will consist of only one-third of one forward purchase warrant. The funds from the sale of the forward purchase securities may be used as part of the consideration to the sellers in the Initial Business Combination, and any excess funds may be used for the working capital needs of the post-transaction company. This agreement is independent of the percentage of stockholders electing to redeem their public shares and may provide the Company with an increased minimum funding level for the Initial Business Combination. The forward purchase agreement is subject to conditions, including Atlas Point Fund giving the Company its irrevocable written consent to purchase the forward purchase securities no later than five days after the Company notifies it of the Company’s intention to meet to consider entering into a definitive agreement for a proposed Business Combination. Atlas Point Fund may grant or withhold its consent to the purchase entirely within its sole discretion. Accordingly, if Atlas Point Fund does not consent to the purchase, it will not be obligated to purchase the forward purchase securities.

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. Additionally, pursuant to the Forward Purchase Agreement, the Company agreed to grant certain registration rights to Atlas Point Fund in connection with the issuance of any forward purchase units upon the completion of the Company’s Business Combination. The Company will bear the expenses incurred in connection with the registration of such securities.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of Initial Public Offering to purchase up to 3,225,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On October 26, 2020, the underwriters partially exercised the over-allotment option to purchase an additional 2,225,000 Units.

The underwriters were entitled to an underwriting discount of $0.20 per Unit (excluding the Affiliated Units purchased). As a result of affiliates of the Sponsor purchasing 1,980,000 Units, the Company paid an underwriting discount of approximately $4.3 million in the aggregate upon the closing of the Initial Public Offering. In addition, the underwriters will be entitled to a deferred fee of $0.35 per Unit (excluding the Affiliated Units), or approximately $7.6 million in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these condensed consolidated financial statements. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Stockholders’ Equity

Class A Common Stock — The Company is authorized to issue 250,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of June 30, 2021 and December 31, 2020, there were 23,727,500 shares of Class A common stock issued and outstanding, of which 18,351,762 shares of Class A common stock are subject to possible redemption and therefore classified outside of permanent equity in the accompanying condensed consolidated balance sheets.

Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. As of June 30, 2021 and December 31, 2020, there were 5,931,350 shares of Class B common stock issued and outstanding.

Holders of the Class A common stock and holders of the Class B common stock will vote together as a single class on all matters submitted to a vote of the stockholders, except as required by law. Each share of common stock will have one vote on all such matters. Prior to the initial Business Combination, only holders of Class B common stock will have the right to vote on the election of directors.

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.

Note 7 — Warrants

As of June 30, 2021 and December 31, 2020, the Company had 11,862,500 Public Warrants and 6,771,000 Private Placement Warrants outstanding, respectively.

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, it will use its best efforts to file with the SEC and have an effective registration statement covering the shares of the Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of the Class A common stock until the warrants expire or are redeemed. If a registration statement covering the shares of the Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the board and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Newly Issued Price.

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 7 — Warrants (cont.)

Redemption of warrants when our Class A common stock equals or exceeds $18.00 per share:

Once the warrants become exercisable, the Company may redeem the outstanding warrants for cash (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption; and

•        if, and only if, the last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants for cash unless a registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If the Company calls the warrants for redemption for cash as described above, the management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.”

Redemption of warrants when our Class A common stock equals or exceeds $10.00 per share:

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares of Class A common stock determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A common stock;

•        if and only if, the last sale price of Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders; and

•        if, and only if, there is an effective registration statement covering the issuance of shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30- day period after written notice of redemption is given.

The “fair market value” of the Class A common stock shall mean the volume weighted average price of the Class A common stock as reported during the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

None of the Private Placement Warrants will be redeemable by the Company so long as they are held by the initial purchasers of the Private Placement Warrants or their permitted transferees.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Fair Value Measurements

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of June 30, 2021 and December 31, 2020, and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value:

June 30, 2021

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account – U.S. Treasury securities	$237,351,433	$—	$—

Liabilities:
Derivative warrant liabilities – Public warrants	$67,616,251	$—	$—
Derivative warrant liabilities – Private placement warrants	$—	$—	$71,349,396

December 31, 2020

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account – U.S. Treasury securities	$237,308,171	$—	$—

Liabilities:
Derivative warrant liabilities – Public warrants	$27,046,500	$—	$—
Derivative warrant liabilities – Private placement warrants	$—	$—	$15,541,987

Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. There were no transfers to/from Levels 1, 2, and 3 during the three and six months ended June 30, 2021.

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Fair Value Measurements (cont.)

Level 1 assets include investments in U.S. treasury securities. The Company uses inputs such as actual trade data, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within derivative warrant liabilities on the Company’s condensed consolidated balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the statement of operations.

For periods where no observable traded price is available, the fair value of the Public Warrants was estimated using a Monte Carlo simulation model. For periods subsequent to the detachment of the Public Warrants from the Units, the fair value of the Public Warrants is based on the observable listed price for such warrants. The estimated fair value of the Private Placement Warrants, and the Public Warrants prior to being separately listed and traded, is determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock based on historical volatility of select peer companies that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The Warrants are measured at fair value on a recurring basis. The measurement of the Public Warrants as of June 30, 2021 and December 31, 2020 is classified as Level 1 due to the use of an observable market quote in an active market.

The key Level 3 fair value measurement inputs into the Black-Scholes model for the Private Placement Warrants as of June 30, 2021 and December 31, 2020 are as follows:
	June 30, 2021	December 31, 2020
Exercise price	$11.50	$11.50
Stock price	$18.05	$10.83
Volatility	52.0%	22.7%
Term (in years)	5.25	5.82
Risk-free rate	0.91%	0.48%

The change in the fair value of the derivative warrant liabilities, measured using Level 3 inputs, for the three and six months ended June 30, 2021 is summarized as follows:
Derivative warrant liabilities at January 1, 2021	$15,541,987
Change in fair value of derivative warrant liabilities	(2,284,001)
Derivative warrant liabilities at March 31, 2021	13,257,986
Change in fair value of derivative warrant liabilities	58,091,410
Derivative warrant liabilities at June 30, 2021	$71,349,396

Level 3 financial liabilities consist of the Private Placement Warrant liability for which there is no current market such that the determination of fair value requires significant judgment or estimation. Changes in fair value measurements categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate.

Note 9 — Subsequent Events

Management has evaluated subsequent events to determine if events or transactions occurring through the date the condensed consolidated financial statements were issued, require potential adjustment to or disclosure in the condensed consolidated financial statements and has concluded that all such events, except as noted above, that would require recognition or disclosure have been recognized or disclosed.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of
Rice Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Rice Acquisition Corp. (the “Company”), as of December 31, 2020, the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the period from September 1, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from September 1, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Financial Statements

As discussed in Note 2 to the consolidated financial statements, the Securities and Exchange Commission issued a public statement entitled Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “Public Statement”) on April 12, 2021, which discusses the accounting for certain warrants as liabilities. The Company previously accounted for its warrants as equity instruments. Management evaluated its warrants against the Public Statement, and determined that the warrants should be accounted for as liabilities. Accordingly, the 2020 consolidated financial statements have been restated to correct the accounting and related disclosure for the warrants.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York
May 13, 2021

RICE ACQUISITION CORP.
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2020
(as restated)

Assets:
Current assets:
Cash	$1,335,167
Prepaid expenses	662,865
Total current assets	1,998,032
Investments held in Trust Account	237,308,171
Total Assets	$239,306,203

Liabilities and Stockholders’ Equity:
Current liabilities:
Accrued expenses	$118,446
Accounts payable	217,918
Franchise tax payable	65,481
Total current liabilities	401,845
Warrant Liabilities	42,588,487
Deferred legal fees	187,500
Deferred underwriting commissions in connection with the initial public offering	7,610,750
Total liabilities	50,788,582

Commitments and Contingencies

Class A common stock; 18,351,762 shares subject to possible redemption at $10.00 per share	183,517,620

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 250,000,000 shares authorized; 5,375,738 shares issued and outstanding (excluding 18,351,762 shares subject to possible redemption)	538
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 5,931,350 shares issued and outstanding	593
Additional paid-in capital	27,492,099
Accumulated deficit	(21,629,069)
Total Rice Acquisition Corp equity	5,864,161

Non-controlling interest in subsidiary	(864,160)

Total stockholders’ equity	5,000,001
Total Liabilities and Stockholders’ Equity	$239,306,203

The accompanying notes are an integral part of these Consolidated Financial Statements.

RICE ACQUISITION CORP.
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE PERIOD FROM SEPTEMBER 1, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
(as restated)

General and administrative expenses	$291,301
Franchise tax expense	65,481
Total operating expenses	(356,782)
Loss on initial issuance of warrants	(1,654,000)
Transaction costs allocated to warrant liabilities	(787,138)
Interest Income	32,171
Change in fair value of warrant liabilities	(19,728,480)
Net loss	(22,494,229)
Net loss attributable to non-controlling interest in subsidiary	(865,160)
Net loss attributable to Rice Acquisition Corp.	$(21,629,069)

Weighted average shares outstanding of redeemable Class A common stock	23,725,000
Basic and diluted net income per share, redeemable Class A	$—
Weighted average shares outstanding of nonredeemable Class A and Class B common stock(1)	5,685,606
Basic and diluted net loss per share, nonredeemable Class A and Class B	$(3.80)

____________

(1)      This number excludes an aggregate of up to 250,000 shares of Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters. On December 5, 2020, the remaining unexercised over-allotment expired unused and therefore the remaining 250,000 shares of Class B common stock were forfeited (see Note 5).

The accompanying notes are an integral part of these Consolidated Financial Statements.

RICE ACQUISITION CORP.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE PERIOD FROM SEPTEMBER 1, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
(as restated)

	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Non-controlling Interest in subsidiary	Total Stockholders’ Equity
	Class A		Class B
	Shares	Amount	Shares(1)	Amount
Balance – September 1, 2020 (inception)	—	$—	—	$—	$—	$—	$—	$—
Issuance of Class A and Class B common stock to Sponsor	2,500	—	6,181,350	618	24,382	—	—	25,000
Issuance of Units in subsidiary to Sponsor	—	—	—	—	—	—	1,000	1,000
Sale of Class A shares in initial public offering, gross	23,725,000	2,373	—	—	222,812,627	—	—	222,815,000
Offering costs	—	—	—	—	(11,829,150)	—	—	(11,829,150)
Class A Common stock subject to possible redemption	(18,351,762)	(1,835)	—	—	(183,515,785)	—	—	(183,517,620)
Forfeited Shares	—	—	(250,000)	(25)	25	—	—	—
Net loss	—	—	—	—	—	(21,629,069)	(865,160)	(22,494,229)
Balance – December 31, 2020	5,375,738	$538	5,931,350	$593	$27,492,099	$(21,629,069)	$(864,160)	$5,000,001

____________

(1)      In October 2020, the Company effected a dividend of Class B common stock, resulting in an aggregate of 6,181,350 shares of Class B common stock outstanding. All shares and associated amounts have been retroactively restated to reflect the dividend (see Note 5).

The accompanying notes are an integral part of these Consolidated Financial Statements.

RICE ACQUISITION CORP.
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM SEPTEMBER 1, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
(as restated)

Cash Flows from Operating Activities:
Net loss	$(22,494,229)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrant liabilities	19,728,480
General and administrative expenses paid through Note from Sponsor	130,377
Loss on initial issuance of warrants	1,654,000
Transaction costs allocated to warrant liability	787,138
Interest earned on securities held in Trust Account	(32,171)
Changes in operating assets and liabilities:
Prepaid expenses	(662,865)
Accounts payable	44,898
Accrued expenses	33,446
Franchise tax payable	65,481
Net cash used in operating activities	(745,445)

Cash Flows from Investing Activities
Cash deposited in Trust Account	(237,276,000)
Net cash used in investing activities	(237,276,000)

Cash Flows from Financing Activities:
Proceeds from note payable to related party	44,500
Repayment of note payable to related party	(289,713)
Proceeds received from initial public offering, gross	237,250,000
Proceeds received from private placement	6,771,000
Offering costs paid	(4,419,175)
Net cash provided by financing activities	239,356,612

Net change in cash	1,335,167
Cash – beginning of the period	—
Cash – end of the period	$1,335,167

Supplemental disclosure of noncash financing activities:
Offering costs paid by Sponsor in exchange for issuance of Class A and Class B common stock	$25,000
Non-controlling interest in subsidiary	$1,000
Offering costs included in accounts payable	$173,020
Offering costs included in accrued expenses	$85,000
Offering costs funded with note payable – related party	$114,836
Deferred legal fees	$187,500
Deferred underwriting commissions	$7,610,750
Initial value of Class A ordinary shares subject to possible redemption	$193,104,980
Change in value of Class A ordinary shares subject to possible redemption	$(9,587,360)
Initial classification of warrant liability	$21,206,020

The accompanying notes are an integral part of these Consolidated Financial Statements.

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations

Rice Acquisition Corp. (the “Company”) was incorporated in Delaware on September 1, 2020. As used herein, “the Company” or “Rice” refer to Rice Acquisition Corp. and its majority-owned and controlled operating subsidiary, Rice Acquisition Holdings LLC (the “Opco”), unless the context indicates otherwise. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from September 1, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the preparation of its initial public offering (the “Initial Public Offering”) and since the closing of the Initial Public Offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering (as defined below). The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Rice Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on October 21, 2020. On October 26, 2020, the Company consummated its Initial Public Offering of 23,725,000 units (each, a “Unit” and collectively, the “Units”), including 2,225,000 additional Units that were issued pursuant to the underwriters’ partial exercise of their over-allotment option (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of approximately $237.3 million, and incurring offering costs of approximately $12.5 million, inclusive of $7.6 million in deferred underwriting commissions (Note 6).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 6,771,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) to the Sponsor and Atlas Point Energy Infrastructure Fund, LLC (“Atlas Point Fund”), at a price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of approximately $6.8 million (Note 5). Each Private Placement Warrant is exercisable to purchase one share of Rice’s Class A common stock or, in certain circumstances, one Class A Unit of Opco together with a corresponding number of shares of Rice’s non-economic Class B common stock.

Following the Initial Public Offering, the Public Stockholders (as defined below) will hold a direct economic equity ownership interest in Rice in the form of shares of Class A common stock, and an indirect ownership interest in Opco through Rice’s ownership of Class A Units of Opco. By contrast, the Initial Stockholders (as defined below) will own direct economic interests in Opco in the form of Class B Units and a corresponding non-economic voting equity interest in Rice in the form of shares of Class B common stock, as well as a small direct interest through the Sponsor Shares (as defined in Note 5). Sponsor Shares were purchased for $10.00 each and, in the absence of an initial Business Combination, will generally participate in liquidation or other payments on a pari passu basis with the Public Shares (as defined below). However, given the relatively de minimis number of Sponsor Shares relative to Public Shares, in many cases the economic, governance or other effects of the Sponsor Shares are not material to the holders of Class A common stock or warrants, and for simplicity, portions of this disclosure may not fully describe or reflect these immaterial effects.

Upon the closing of the Initial Public Offering and the Private Placement, approximately $237.3 million of the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants in the Private Placement were placed in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act (as defined below) having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (excluding the amount of any deferred underwriting discount held in Trust) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-business combination company controls 50% or more of the voting securities of the target or is otherwise not required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

The Company will provide the holders (the “Public Stockholders”) of the Company’s Public Shares with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. Unless otherwise stated herein, the term “Public Shares” includes the 2,500 shares of Class A common stock, par value $0.0001 per share, of the Company held by the Sponsor and forming part of the Sponsor Shares. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. The Company will not redeem the Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the Initial Stockholders (as defined below) have agreed to vote their Founder Shares (as defined below in Note 5), Sponsor Shares and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Stockholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

The Amended and Restated Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Public Shares, without the prior consent of the Company.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or October 26, 2022 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to pay

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

franchise and income taxes of the Company or Opco (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares and Class A Units of Opco (other than those held by Rice), which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor, Atlas Point Fund and the Company’s officers and directors (the “Initial Stockholders”) have agreed (i) that any Founder Shares and Sponsor Shares held by them will not be entitled to redemption rights, and they will waive any such redemption rights for any Public Shares held by them, in connection with the completion of the initial Business Combination, (ii) that any Founder Shares and Sponsor Shares held by them will not be entitled to redemption rights, and they will waive any such redemption rights for any Public Shares held by them, in connection with a stockholder vote to amend our amended and restated certificate of incorporation in a manner that would affect the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company have not consummated the initial Business Combination within the Combination Period, (iii) that any Founder Shares held by them are subject to forfeiture, and thus will not be entitled to liquidating distributions from the Trust Account, and they will waive any such rights to liquidating distributions for any Founder Shares, if the Company fails to complete the initial Business Combination within the Combination Period (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares and Sponsor Shares they hold if the Company fails to complete the initial Business Combination within the Combination Period), and (iv) in certain limited circumstances the Class B Units of Opco will have more limited rights to current or liquidating distributions from the Company.

The underwriters agreed to waive their rights to the deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and subsequently liquidates and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares and Sponsor Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share or Class A Unit of Opco not held by Rice and (ii) the actual amount per Public Share or Class A Unit of Opco not held by Rice held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share or Class A Unit of Opco not held by Rice due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable), nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Basis of Presentation and Principles of Consolidation

The Company’s Consolidated Financial Statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include all adjustments necessary for the fair presentation of the Company’s financial position for the periods presented.

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

The consolidated financial statements include the accounts of the Company and its majority-owned and controlled operating subsidiary after elimination of all intercompany transactions and balances as of December 31, 2020. The ownership interest of noncontrolling participants in the operating subsidiary is included as a separate component of stockholders’ equity. The noncontrolling participants’ share of the net loss is included as “Net loss attributable to noncontrolling interest in Opco” on the accompanying consolidated statement of operations.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s Consolidated Financial Statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Liquidity and Capital Resources

As of December 31, 2020, the Company had approximately $1.3 million in its operating bank account and working capital of approximately $1.6 million (including tax obligations of approximately $32,000 that may be paid using the withdrawal of interest earned from Trust Account).

The Company’s liquidity needs to date had been satisfied through the payment of $26,000 from the Sponsor to purchase the Founder Shares and Sponsor Shares (see Note 5), the loan under the Note of approximately $290,000 (see Note 5), and the net proceeds from the consummation of the Private Placement not held in the Trust Account. The Company repaid the Note in full on November 10, 2020. In addition, in order to finance transaction costs in connection with a Business Combination, the Company’s officers, directors and initial stockholders may, but are not obligated to, provide the Company Working Capital Loans (see Note 5). As of December 31, 2020, there were no amounts outstanding under any Working Capital Loans.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

Risk and Uncertainties

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (the “COVID-19 outbreak”). In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve. The impact of the COVID-19 outbreak on the Company’s results of operations, financial position and cash flows will depend on future developments, including the duration and spread of the outbreak and related advisories and restrictions. These developments and the impact of the COVID-19 outbreak on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, the Company’s results of operations, financial position and cash flows may be materially adversely affected. Additionally, the Company’s ability to complete an Initial Business Combination may be materially adversely affected due to significant governmental measures being implemented to contain the COVID-19 outbreak or treat its impact, including travel restrictions, the shutdown of businesses and quarantines, among others, which may limit the Company’s ability to have meetings with potential investors or affect the ability of a potential target company’s personnel, vendors and service providers to negotiate and consummate an Initial Business Combination in a timely manner. The Company’s ability to consummate an Initial Business Combination may also be dependent on the ability to raise additional equity and debt financing, which may be impacted by the COVID-19 outbreak and the resulting market downturn. The Consolidated Financial Statements does not include any adjustments that might result from the outcome of this uncertainty.

Note 2 — Restatement of Previously Issued Financial Statements

In April 2021, the Company concluded that, because of a misapplication of the accounting guidance related to its Public and Private Placement warrants the Company issued in October 2020, the Company’s previously issued financial statements for the period ended October 26, 2020 and the year ended December 31, 2020 should no longer be relied upon. As such, the Company is restating its financial statements for the Affected Periods included in this Annual Report.

On April 12, 2021, the staff of the Securities and Exchange Commission (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Staff Statement”). In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. Since issuance on October 26, 2020, the Company’s warrants were accounted for as equity within the Company’s previously reported balance sheets, and after discussion and evaluation, including with the Company’s independent auditors, management concluded that the warrants should be presented as liabilities with subsequent fair value remeasurement.

Historically, the Warrants were reflected as a component of equity as opposed to liabilities on the balance sheets and the statements of operations did not include the subsequent non-cash changes in estimated fair value of the Warrants, based on our application of FASB ASC Topic 815-40, Derivatives and Hedging, Contracts in Entity’s Own Equity (“ASC 815-40). The views expressed in the SEC Staff Statement were not consistent with the Company’s historical interpretation of the specific provisions within its warrant agreement and the Company’s application of ASC 815-40 to the warrant agreement. The Company reassessed its accounting for Warrants issued on October 26, 2020, in light of the SEC Staff’s published views. Based on this reassessment, management determined that the Warrants should be classified as liabilities measured at fair value upon issuance, with subsequent changes in fair value reported in the Company Statement of Operations each reporting period.

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Restatement of Previously Issued Financial Statements (cont.)

Impact of the Restatement

The impact of the restatement on the balance sheets, statements of operations and statements of cash flows is presented below. The restatement had no impact on net cash flows from operating, investing or financing activities.
	As of December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Balance Sheet
Total assets	$239,306,203	$—	$239,306,203
Liabilities, redeemable non-controlling interest and stockholders’ equity
Total current liabilities	$401,845	$—	$401,845
Deferred legal fees	187,500	—	187,500
Deferred underwriting commissions	7,610,750	—	7,610,750
Warrant liabilities	—	42,588,487	42,588,500
Total liabilities	8,200,095	42,588,487	50,788,595
Class A common stock, $0.0001 par value; shares subject to possible redemption	215,965,000	(32,447,380)	183,517,620
Stockholders’ equity
Preferred stock – $0.0001 par value	—	—	—
Class A common stock – $0.0001 par value	213	325	538
Class B common stock – $0.0001 par value	593	—	593
Additional paid-in-capital	15,463,913	12,028,186	27,492,099
Accumulated deficit	(312,126)	(21,316,943)	(21,629,069)
Total Rice Acquisition Corp equity	15,152,593	(41,735,825)	5.864,161
Non-controlling interest in subsidiary	(11,485)	(852,675)	(864,160)
Total stockholders’ equity	15,141,108	—	5,000,001
Total liabilities and stockholders’ equity	$239,306,203	$—	$239,306,203
	Period From September 1, 2020 (Inception) Through December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Statement of Operations and Comprehensive Loss
Loss from operations	$(356,782)	$—	$(356,782)
Compensation expense attributable to the sale of private placement warrants	—	(1,654,000)	(1,654,000)
Offering costs allocated to warrant liability	—	(787,138)	(787,138)
Change in fair value of warrant liabilities	—	(19,728,480)	(19,728,480)
Interest income	32,171	—	32,171
Total other (expense) income	32,171	(22,169,618)	(22,137,447)
Loss before income tax expense	(324,611)	(22,169,618)	(22,494,229)
Net loss attributable to non-controlling interest	(12,485)	(852,675)	(865,160)
Net loss	$(312,126)	$(21,316,943)	$(21,629,069)

Basic and Diluted weighted-average Class A common shares outstanding	23,725,000	—	23,725,000
Basic and Diluted net loss per Class A common shares	$0.00	—	$0.00
Basic and Diluted weighted-average Class B common shares outstanding	5,685,606	—	5,685,606
Basic and Diluted net loss per Class B common shares	$(0.05)	(3.75)	$(3.80)

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Restatement of Previously Issued Financial Statements (cont.)

	Period From September 1, 2020 (Inception) Through December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Statement of Cash Flows
Net loss	$(324,611)	$(22,169,618)	$(22,494,229)
Change in fair value of warrant liabilities	—	19,728,840	19,728,840
Compensation expense attributable to the sale of private placement warrants	—	1,654,000	1,654,000
Offering costs allocated to warrant liability	—	787,138	787,138
Net cash used in operating activities	(745,445)	—	(745,445)
Net cash used in investing activities	(237,276,000)	—	(237,276,000)
Net cash provided by financing activities	239,356,612	—	239,356,612
Net change in cash	$1,335,167	$—	$1,335,167
	As of October 26, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Balance Sheet
Total assets	$240,445,800	$—	$240,445,800
Liabilities, redeemable non-controlling interest and stockholders’ equity
Total current liabilities	$1,256,827	$—	$1,256,827
Deferred legal fees	187,500	—	187,500
Deferred underwriting commissions	7,610,750	—	7,610,750
Warrant liabilities	—	22,860,020	22,860,020
Total liabilities	9,055,077	22,860,020	31,915,097
Class A common stock, $0.0001 par value; shares subject to possible redemption	215,965,000	(12,434,304)	203,530,696
Stockholders’ equity
Preferred stock – $0.0001 par value	—	—	—
Class A common stock – $0.0001 par value	213	124	441
Class B common stock – $0.0001 par value	618	—	337
Additional paid-in-capital	15,560,408	(7,890,816)	7,669,592
Accumulated deficit	(131,265)	(2,441,138)	(2,572,403)
Total Rice Acquisition Corp equity	15,429,974	(10,331,830)	5,098,144
Non-controlling interest in subsidiary	(4,251)	(93,886)	(98,137)
Total stockholders’ equity	15,425,723	(10,425,716)	5,000,007
Total liabilities and stockholders’ equity	$240,445,800	$—	$240,445,800

Note 3 — Summary of Significant Accounting Policies

Use of Estimates

The preparation of Consolidated Financial Statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the Consolidated Financial Statements, and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies (cont.)

of circumstances that existed at the date of the Consolidated Financial Statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. There are no cash equivalents as of December 31, 2020.

Investments Held in Trust Account

Upon the closing of the Initial Public Offering and the Private Placement, the Company was required to place net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement in a Trust Account, which may be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by management of the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account. Investments held in Trust Account are classified as trading securities, which are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in gain on marketable securities, dividends and interest held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in Trust Account are determined using available market information, other than for investments in open-ended money market funds with published daily net asset values (“NAV”), in which case the Company uses NAV as a practical expedient to fair value. The NAV on these investments is typically held constant at $1.00 per unit.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000, and investments held in Trust Account. At December 31, 2020, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value Measurement

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies (cont.)

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Fair Value of Financial Instruments

As of December 31, 2020, the carrying values of cash, accounts payable, accrued expenses, and franchise tax payable approximate their fair values due to the short-term nature of the instruments. As of December 31, 2020, the Company’s portfolio of investments held in the Trust Account is comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less, which are recognized at fair value. The fair value of investments held in Trust Account is determined using quoted prices in active markets.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of underwriting, legal, accounting, underwriting commissions and other costs incurred that were directly related to the Initial Public Offering and that were charged to stockholders’ equity upon the completion of the Initial Public Offering.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in FASB ASC Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Shares of conditionally redeemable Class A common stock (including Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, shares of Class A common stock are classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of December 31, 2020, an aggregate of 18,351,762 shares of Class A common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of the Company’s consolidated balance sheet.

Net Loss Per Common Share

Net loss per share of common stock is computed by dividing net loss applicable to stockholders by the weighted average number of shares of common stock outstanding during the period. The Company has not considered the effect of the warrants sold in the Initial Public Offering and Private Placement to purchase an aggregate of 18,351,762 shares of Class A common stock in the calculation of diluted earnings per share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted earnings per common share is the same as basic earnings per common share for the period presented.

The Company’s statement of operations includes a presentation of income per share for common stock subject to redemption in a manner similar to the two-class method of income per share. Net income per share, basic and diluted for Class A common stock is calculated by dividing the net gain from investments held in the Trust Account of approximately $32,000, net of applicable franchise taxes of approximately $32,000 for the period from September 1, 2020 (inception) through December 31, 2020, by the weighted average number of shares of Class A common stock outstanding for the period. Net loss per share, basic and diluted for Class B common stock for the period from September 1, 2020 (inception) through December 31, 2020 is calculated by dividing the change in fair value of warrant liability of approximately $19.7 million, compensation expense of approximately $1.7 million, approximately $787,000 related to warrant financing costs, general and administration expenses of approximately $291,000 and franchise taxes of approximately $33,000, net of noncontrolling interest of approximately $865,000, resulting in a net loss of approximately $21.6 million, by the weighted average number of Class B common stock outstanding for the period.

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies (cont.)

Income Taxes

The Company complies with the accounting and reporting requirements of Financial Accounting Standards Board (“FASB”) Accounting Standard Codification, or FASB ASC, 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense.

Derivative warrant liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The Company accounts for its 18,633,500 common stock warrants issued in connection with its Initial Public Offering (11,862,500) and Private Placement (6,771,000) as derivative warrant liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of warrants issued by the Company in connection with the Public Offering and Private Placement has been estimated using Monte-Carlo simulations at each measurement date.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncement if currently adopted would have a material effect on the Company’s Consolidated Financial Statements.

Note 4 — Initial Public Offering

On October 26, 2020, the Company consummated its Initial Public Offering of 23,725,000 Units, including 2,225,000 Over-Allotment Units that were issued pursuant to the underwriters’ partial exercise of their over-allotment option, at $10.00 per Unit, generating gross proceeds of approximately $237.3 million, and incurring offering costs of approximately $12.5 million, inclusive of $7.6 million in deferred underwriting commissions. Of the 23,725,000 Units sold, affiliates of the Sponsor and Atlas Point Fund had purchased 1,980,000 Units (the “Affiliated Units”) and 2,128,500 Units (the “Atlas Units”), respectively, at the Initial Public Offering price. The underwriters did not receive any underwriting discounts or commissions on the 1,980,000 Affiliated Units.

Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Rice’s Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Related Party Transactions

Founder Shares and Sponsor Shares

In September 2020, the Sponsor paid $25,000 to cover for certain of expenses of the Company in exchange for issuance of (i) 5,750,100 shares of Rice’s Class B common stock, par value $0.0001 per share, and (ii) 2,500 shares of Rice’s Class A common stock, par value $0.0001 per share. In September 2020, the Sponsor received 5,750,000 Class B Units of Opco (which are profits interest units only). In October 2020, the Sponsor forfeited 90,000 Class B Units of Opco, and 30,000 Class B Units of Opco were issued to each of the independent directors. The Sponsor transferred a corresponding number of shares of Class B common stock to the independent directors. In October 2020, the Company effected a dividend, resulting in an aggregate of (i) 6,181,350 shares of Rice’s Class B common stock, and (ii) 2,500 shares of Rice’s Class A common stock outstanding. All shares and associated amounts have been retroactively restated to reflect the dividend. Upon a liquidation of Opco, distributions generally will be made to the holders of Opco Units on a pro rata basis, subject to certain limitations with respect to the Class B Units of Opco, including that, prior to the completion of the initial Business Combination, such Class B Units will not be entitled to participate in a liquidating distribution.

Also, in September 2020, Rice paid $25,000 to Opco in exchange for issuance of 2,500 Class A Units of Opco. In September 2020, the Sponsor received 100 Class A Units of Opco in exchange for $1,000.

The Company refers to the 6,181,250 shares of Class B common stock and corresponding number of Class B Units of Opco (or the Class A Units of Opco into which such Class B Units will convert) collectively as the “Founder Shares”. The Founder Shares consist of Class B Units of Opco (and any Class A Units of Opco into which such Class B Units are converted) and a corresponding number of shares of Class B common stock, which together will be exchangeable for shares of Rice’s Class A common stock after the time of the initial Business Combination on a one-for-one basis, subject to adjustment as provided herein. The Company refers to the 2,500 shares of Rice’s Class A common stock and the 100 Class A Units of Opco and a corresponding number of shares of Rice’s non-economic Class B common stock (which together will be exchangeable into shares of Class A common stock after the initial Business Combination on a one-for-one basis) collectively as the “Sponsor Shares”.

Upon the closing of the Initial Public Offering, the Sponsor forfeited 309,063 Class B Units of Opco, and 309,063 Class B Units of Opco were issued to Atlas Point Fund. The Sponsor transferred a corresponding number of shares of Class B common stock to Atlas Point Fund.

The Initial Stockholders agreed to forfeit up to 806,250 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriters, so that the Founder Shares will represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering (excluding the Sponsor Shares). On October 26, 2020, the underwriters partially exercised the over-allotment option to purchase as additional 2,225,000 Units; thus, only 250,000 Founder Shares remain subject to forfeiture to the extent the over-allotment option is fully exercised. On December 5, 2020, the remaining unexercised over-allotment expired unused and therefore the remaining 250,000 shares of Class B common stock were forfeited.

The Class B Units of Opco will convert into Class A Units of Opco in connection with the initial Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like and subject to further adjustment as provided herein. The Founder Shares consist of Class B Units of Opco (and any Class A Units of Opco into which such Class B Units are converted) and a corresponding number of shares of Class B common stock, which together will be exchangeable for shares of Class A common stock after the time of the initial Business Combination on a one-for-one basis (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like), and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of the Business Combination (other than the forward purchase securities), the number of Class A Units of Opco into which the Class B Units of Opco will convert may be adjusted (unless the holders of a majority of the outstanding Founder Shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon exchange of all Founder Shares will equal, in

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Related Party Transactions (cont.)

the aggregate, on an as-exchanged basis, 20% of the sum of the total outstanding shares of Rice’s common stock upon completion of the Initial Public Offering, plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the Business Combination (excluding the forward purchase securities and any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination and excluding the Sponsor Shares). In addition, the number of outstanding shares of Class B common stock will be adjusted through a stock split or stock dividend so that the total number of outstanding shares of Class B common stock corresponds to the total number of Class A Units of Opco outstanding (other than those held by Rice) plus the total number of Class A Units Opco into which the Class B Units of Opco are entitled to convert.

The Initial Stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares held by them (and any shares of Class A common stock acquired upon exchange of Founder Shares) until one year after the date of the consummation of the initial Business Combination or earlier if, subsequent to the initial Business Combination, (i) the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (ii) the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 6,771,000 Private Placement Warrants to the Sponsor and Atlas Point Fund, at a price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of approximately $6.8 million.

Each whole Private Placement Warrant is exercisable for a price of $11.50 to purchase one share of Rice’s Class A common stock or, in certain circumstances, one Class A Unit of Opco together with a corresponding number of shares of Rice’s non-economic Class B common stock. A portion of the proceeds from the sale of the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor, Atlas Point Fund or their permitted transferees.

With certain limited exceptions, the Private Placement Warrants and the securities underlying such warrants will not be transferable, assignable or saleable until 30 days after the completion of the initial Business Combination.

Related Party Loans

On September 1, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 pursuant to a promissory note (the “Note”). This loan is non-interest bearing and payable upon the completion of the Initial Public Offering. The Company borrowed an aggregate of approximately $290,000 under the Note. The outstanding balance of the Note was paid in full as of November 10, 2020.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company will repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Related Party Transactions (cont.)

would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, the Company had no borrowings under the Working Capital Loans.

The Sponsor, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers or directors, or their affiliates.

Administrative Support Agreement

Commencing on the date the Company’s securities are first listed on NYSE, the Company agreed to pay the Sponsor a total of $10,000 per month for office space, utilities, secretarial support and administrative services provided to members of the management team. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees.

Note 6 — Commitments and Contingencies

Forward Purchase Agreement

The Company entered into an amended and restated forward purchase agreement (the “Forward Purchase Agreement”) with Atlas Point Fund, pursuant to which Atlas Point Fund, which is a fund managed by CIBC National Trust but is not affiliated with the Company or sponsor, agreed to purchase up to $75,000,000 of either (i) a number of units (the “forward purchase units”), consisting of one share of Class A common stock (the “forward purchase shares”) and one-third of one warrant (the “forward purchase warrants”), for $10.00 per unit or (ii) a number of forward purchase shares for $9.67 per share (such forward purchase shares valued at $9.67 per share or the forward purchase units, as the case may be, the “forward purchase securities”), in a private placement that will close simultaneously with the closing of the Initial Business Combination. The forward purchase warrants will have the same terms as the public warrants and the forward purchase shares will be identical to the shares of Class A common stock included in the units being sold in this offering, except the forward purchase shares and the forward purchase warrants will be subject to transfer restrictions and certain registration rights and the forward purchase units will consist of only one-third of one forward purchase warrant. The funds from the sale of the forward purchase securities may be used as part of the consideration to the sellers in the Initial Business Combination, and any excess funds may be used for the working capital needs of the post-transaction company. This agreement is independent of the percentage of stockholders electing to redeem their public shares and may provide the Company with an increased minimum funding level for the Initial Business Combination. The forward purchase agreement is subject to conditions, including the Company extending an offer to Atlas Point Fund to purchase the forward purchase securities, Atlas Point Fund giving the Company its irrevocable written consent to purchase the forward purchase securities no later than five days after the Company notifies it of the Company’s intention to meet to consider entering into a definitive agreement for a proposed Business Combination. Atlas Point Fund may grant or withhold its consent to the purchase entirely within its sole discretion. Accordingly, if Atlas Point Fund does not consent to the purchase, it will not be obligated to purchase the forward purchase securities.

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. Additionally,

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Commitments and Contingencies (cont.)

pursuant to the Forward Purchase Agreement, the Company agreed to grant certain registration rights to Atlas Point Fund in connection with the issuance of any forward purchase units upon the completion of the Company’s Business Combination. The Company will bear the expenses incurred in connection with the registration of such securities.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of Initial Public Offering to purchase up to 3,225,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On October 26, 2020, the underwriters partially exercised the over-allotment option to purchase an additional 2,225,000 Units.

The underwriters were entitled to an underwriting discount of $0.20 per Unit (excluding the Affiliated Units purchased). As a result of affiliates of the Sponsor purchasing 1,980,000 Units, the Company paid an underwriting discount of approximately $4.3 million in the aggregate upon the closing of the Initial Public Offering. In addition, the underwriters will be entitled to a deferred fee of $0.35 per Unit (excluding the Affiliated Units), or approximately $7.6 million in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Note 7 — Stockholders’ Deficit

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2020, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — As of December 31, 2020, the Company is authorized to issue 250,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of December 31, 2020, there were 23,737,500 shares of Class A common stock issued and outstanding, of which 18,351,762 shares are subject to possible redemption and therefore classified outside of permanent equity in the accompanying consolidated balance sheet.

Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. On September 2, 2020, the Company issued 5,750,100 shares of Class B common stock. In October 2020, the Company effected a dividend of Class B common stock, resulting in an aggregate of 6,181,350 shares of Rice’s Class B common stock outstanding. All shares and associated amounts have been retroactively restated to reflect the dividend. Of the 6,181,350 shares of Rice’s Class B common stock outstanding, up to 806,250 shares of Class B common stock were subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the Initial Stockholders will collectively own 20% of the Company’s issued and outstanding common stock after the Initial Public Offering (excluding the Sponsor Shares). On October 26, 2020, the underwriters partially exercised the over-allotment option to purchase an additional 2,225,000 Units; thus, only 250,000 Founder Shares remained subject to forfeiture to the extent the over-allotment option is fully exercised. On December 5, 2020, the remaining underwriters’ over-allotment option expired unexercised; thus, 250,000 Founder shares held by the Sponsor were forfeited for no consideration. As of December 31, 2020, there were 5,931,350 shares of Class B common stock issued and outstanding.

Holders of the Class A common stock and holders of the Class B common stock will vote together as a single class on all matters submitted to a vote of the stockholders, except as required by law. Each share of common stock will have one vote on all such matters. Prior to the initial Business Combination, only holders of Class B common stock will have the right to vote on the election of directors.

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Warrant Liability

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, it will use its best efforts to file with the SEC and have an effective registration statement covering the shares of the Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of the Class A common stock until the warrants expire or are redeemed. If a registration statement covering the shares of the Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the board and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Newly Issued Price.

Redemption of warrants when our Class A common stock equals or exceeds $18.00 per share:

Once the warrants become exercisable, the Company may redeem the outstanding warrants for cash (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption; and

•        if, and only if, the last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants for cash unless a registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If the Company calls the warrants for redemption for cash as described above, the management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.”

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Warrant Liability (cont.)

Redemption of warrants when our Class A common stock equals or exceeds $10.00 per share:

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares of Class A common stock determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A common stock;

•        if and only if, the last sale price of Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders; and

•        if, and only if, there is an effective registration statement covering the issuance of shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30- day period after written notice of redemption is given.

The “fair market value” of the Class A common stock shall mean the volume weighted average price of the Class A common stock as reported during the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

None of the Private Placement Warrants will be redeemable by the Company so long as they are held by the initial purchasers of the Private Placement Warrants or their permitted transferees.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

See Note 9 for additional disclosures regarding the valuation of the warrant liabilities.

Note 9 — Fair Value Measurements

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:   Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Fair Value Measurements (cont.)

Level 2:   Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:   Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments - Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheet and adjusted for the amortization or accretion of premiums or discounts.

At December 31, 2020, assets held in the Trust Account were comprised of $237,307,717 in U.S. Treasury securities. During the period from October 26, 2020 (inception) to December 31, 2020, the Company did not withdraw any interest income from the Trust Account.

The following table presents information about the Company’s held-to-maturity assets that are measured at fair value on a recurring basis at December 31, 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value. The gross holding gains and fair value of held-to-maturity securities at December 31, 2020, are as follows:
	Fair Value Measured as of December 31, 2020
	Level 1	Level 2	Level 3	Total
Assets
Investments held in Trust Account – U.S. Treasury Securities	$237,307,717	$—	$—	$237,307,717
Liabilities:
Warrant Liability – Public Warrants			27,046,487	27,046,487
Warrant Liability – Private Warrants	—	—	15,542,000	15,542,000
Total fair value	$237,307,717	$—	$42,588,487	$279,896,204

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the Company’s balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the statement of operations.

Initial Measurement

The Company established the initial fair value for the Warrants on October 26, 2020, the date of the Company’s Initial Public Offering, using a Monte Carlo simulation model for the Public Warrants and a Black-Scholes model for the Private Placement Warrants. The Company allocated the proceeds received from (i) the sale of Units (which is inclusive of one share of Class A ordinary shares and one-half of one Public Warrant), (ii) the sale of Private Placement Warrants, and (iii) the issuance of Class B ordinary shares, first to the Warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to Class A ordinary shares subject to possible redemption, Class A ordinary shares and Class B ordinary shares based on their relative fair values at the initial measurement date. The Warrants were classified as Level 3 at the initial measurement date due to the use of unobservable inputs.

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Fair Value Measurements (cont.)

The key inputs into the Monte Carlo simulation model for the Public Warrants and the Black-Scholes model for the Private Placement Warrants were as follows at initial measurement:
As of October 26, 2020
Exercise price	$11.50
Stock price	$9.39
Term (in years)	6
Volatility	20%
Risk-free interest rate	0.46%
Dividend yield	—

On October 26, 2020, the fair value of the Public Warrants was determined to be $1.22 per warrant for an aggregate value of $14.4 million. The fair value of the Private Placement Warrants was determined to be $1.24 per warrant for an aggregate value of $8.4 million.

Subsequent Measurement

The Warrants are measured at fair value on a recurring basis. The subsequent measurement of the Public Warrants as of December 31, 2020 is classified as Level 1 due to the use of an observable market quote in an active market.

The key inputs into the Black-Scholes model for the Private Placement Warrants were as follows as of December 31, 2020:
As of December 31, 2020
Exercise price	$11.50
Stock price	$10.83
Term (in years)	5.82
Volatility	22.68
Risk-free interest rate	0.48
Dividend yield	—

As of December 31, 2020, the derived fair value of the Private Placement Warrants was determined to be $2.30 per warrant for an aggregate value of $15.5 million. The observable fair value of the Public Warrants was $2.20 per warrant for an aggregate value of $27.0 million.

The following table presents the changes in the fair value of warrant liabilities:

	Private Placement	Level	Public	Level	Warrant Liabilities
Fair Value as of September 3, 2020	$—		$—		$—
Initial measurement on October 26, 2020	$8,425,987	3	$14,435,020	3	$22,860,007
Change in fair value	$7,117,000		$12,611,480		$19,728,480
Fair Value as of December 31, 2020	$15,541,987	3	$27,046,500	1	$42,588,487

Due to the use of quoted prices in an active market (Level 1) to measure the fair value of the Public Warrants, subsequent to initial measurement, the Company had transfers out of Level 3 totaling $14.4 million during the period from October 26, 2020 through December 31, 2020.

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Fair Value Measurements (cont.)

Level 3 financial liabilities consist of the Private Placement Warrant liability for which there is no current market for these securities such that the determination of fair value requires significant judgment or estimation. Changes in fair value measurements categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate.

At October 26, 2020, at initial measurement, the private warrants value exceeded their cost by approximately $1,654,000. This amount is recognized as loss on issuance of private placement warrants for the period ending December 31, 2020.

Note 10 — Income Taxes

The Company’s taxable income primarily consists of interest income on the Trust Account. The Company’s general and administrative expenses are generally considered start-up costs and are not currently deductible. There was no income tax expense for the period from September 1, 2020 (inception) through December 31, 2020.

The income tax provision (benefit) consists of the following from September 1, 2020 (inception) through December 31, 2020:
Current
Federal	$—
State	—
Deferred
Federal	(68,168)
State	—
Change in valuation allowance	68,168
Income tax provision	$—

The Company’s net deferred tax assets are as follows as of December 31, 2020:
Start-up/Organization costs	$61,173
Net operating loss carryforwards	6,995
Total deferred tax assets	68,168
Valuation allowance	(68,168)
Deferred tax asset, net of allowance	$—

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance.

There were no unrecognized tax benefits as of December 31, 2020. No amounts were accrued for the payment of interest and penalties at December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — Income Taxes (cont.)

A reconciliation of the statutory federal income tax rate (benefit) to the Company’s effective tax rate (benefit) is as follows from September 1, 2020 (inception) through December 31, 2020:
Statutory Federal income tax rate	21.0%
Change in Valuation Allowance	(21.0)%
Income Taxes Benefit	0.0%

Note 11 — Subsequent Events

Management has evaluated subsequent events to determine if events or transactions occurring through May 13, 2021, the date the consolidated financial statements was available for issuance, require potential adjustment to or disclosure in the consolidated financial statements and has concluded that all such events that would require recognition or disclosure have been recognized or disclosed.

ARIA ENERGY LLC AND SUBSIDIARIES
Unaudited Consolidated Financial Statements
For the Six Months Ended June 30, 2021

ARIA ENERGY LLC AND SUBSIDIARIES
Unaudited Consolidated Balance Sheets
(In thousands of dollars)

Assets	June 30 2021	December 31 2020
Current assets:
Cash and cash equivalents	$35,699	14,257
Accounts receivable	28,280	20,395
Inventory	8,416	7,770
Related party accounts receivable and advances (note 13)	473	332
Deposits	1,151	1,086
Prepaid expenses and other current assets	2,425	2,682
Assets held for sale	—	70,034
Total current assets	76,444	116,556
Noncurrent assets:
Property and equipment – net of accumulated depreciation of $129,758 and $123,138 at June 30, 2021 and December 31, 2020, respectively (note 4)	65,532	70,759
Intangible assets – net of accumulated amortization of $132,432 and $125,922 at June 30, 2021 and December 31, 2020, respectively (note 5)	120,413	126,922
Investment in joint ventures (note 6)	85,299	77,993
Other noncurrent assets	581	689
Total noncurrent assets	271,825	276,363
Total assets	$348,269	392,919
Liabilities and Equity
Current liabilities:
Trade accounts payable	$2,230	1,570
Current portion of long-term debt, net of unamortized debt origination costs (note 7)	137,086	102,831
Accrued and other current liabilities	11,992	25,736
Liabilities held for sale	—	12,534
Total current liabilities	151,308	142,671
Noncurrent liabilities:
Long-term debt, net of unamortized debt origination costs (note 7)	—	136,593
Derivative liabilities (note 8)	253	1,268
Below market contracts (note 5)	4,546	5,769
Asset retirement obligations (note 9)	3,529	3,408
Post-retirement obligations (note 10)	3,616	3,750
Other long-term liabilities (note 6)	1,714	1,400
Total noncurrent liabilities	13,658	152,188
Total liabilities	164,966	294,859
Commitments and contingencies (note 15)
Equity:
Controlling interest:
Class A units	299,327	299,327
Class B units	19,327	19,327
Class C units	1	1
Retained loss	(134,197)	(218,957)
Accumulated other comprehensive loss	(1,155)	(1,349)
Total controlling interest	183,303	98,349
Noncontrolling interest	—	(289)
Total equity	183,303	98,060
Total liabilities and equity	$348,269	392,919

See accompanying notes to unaudited consolidated financial statements.

ARIA ENERGY LLC AND SUBSIDIARIES
Unaudited Consolidated Statements of Operations
(In thousands of dollars)

	For the six months ended June 30,
	2021	2020
Revenue:
Energy	$84,484	62,649
Construction	24	7,246
Amortization of intangibles and below-market contracts	(1,908)	(1,834)
Total revenue	82,600	68,061
Cost of revenue:
Cost of energy	41,116	36,013
Construction	23	6,901
Depreciation, amortization and accretion	11,314	15,580
Total cost of revenue	52,453	58,494
Gross profit	30,147	9,567
Gain on disposal of assets	(1,347)	—
General and administrative expenses	13,063	9,631
Operating income (loss)	18,431	(64)
Other income (expense):
Equity in income of joint ventures	13,325	3,446
Interest expense, net	(8,676)	(9,664)
Gain (loss) on swap contracts	556	(322)
Gain on extinguishment of debt	61,411	—
Other income	2	1
Total other income (expenses)	66,618	(6,539)
Net income (loss)	85,049	(6,603)
Net income attributable to noncontrolling interest	289	38
Net income (loss) attributable to controlling interest	$84,760	(6,641)

See accompanying notes to unaudited consolidated financial statements.

ARIA ENERGY LLC AND SUBSIDIARIES
Unaudited Consolidated Statements of Comprehensive Income
(In thousands of dollars)

	For the six months ended June 30,
	2021	2020
Net income (loss)	$85,049	(6,603)
Other comprehensive income:
Net actuarial income (loss)	194	(22)
Other comprehensive income (loss)	85,243	(6,625)
Comprehensive income attributable to noncontrolling interest	289	38
Comprehensive income (loss) attributable to controlling interest	$84,954	(6,663)

See accompanying notes to unaudited consolidated financial statements.

ARIA ENERGY LLC AND SUBSIDIARIES
Unaudited Consolidated Statements of Equity
(In thousands of dollars)

	Controlling interest
	Class A units	Class B units	Class C units	Retained earning (loss)	Accumulated other comprehensive (loss) income	Total controlling interest	Noncontrolling Interest	Total equity
Balance – January 1, 2021	$299,327	$19,327	$1	$(218,957)	$(1,349)	$98,349	$(289)	$98,060
Net income (loss)	—	—	—	84,760	—	84,760	289	85,049
Other comprehensive income (loss)	—	—	—	—	194	194	—	194
Distributions	—	—	—	—	—	—	—	—
Balance – June 30, 2021	$299,327	$19,327	$1	$(134,197)	$(1,155)	$183,303	$—	$183,303

	Controlling interest						Noncontrolling Interest	Total equity
	Class A units	Class B units	Class C units	Retained earnings (loss)	Accumulated other comprehensive (loss) income	Total controlling interest
Balance – January 1, 2020	$299,327	$19,327	$1	$(188,956)	$(1,304)	$128,395	$(266)	$128,129
Net income (loss)	—	—	—	(6,641)	—	(6,641)	38	(6,603)
Other comprehensive income (loss)	—	—	—	—	(22)	(22)	—	(22)
Distributions	—	—	—	—	—	—	(50)	(50)
Balance – June 30, 2020	$299,327	$19,327	$1	$(195,597)	$(1,326)	$121,732	$(278)	$121,454

See accompanying notes to unaudited consolidated financial statements.

ARIA ENERGY LLC AND SUBSIDIARIES
Unaudited Consolidated Statements of Cash Flows
(In thousands of dollars)

	For the six months ended June 30,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$85,049	(6,603)
Adjustments to reconcile consolidated net income (loss) to net cash provided by operating activities:
Depreciation	6,591	7,793
Gain on disposal of assets	(1,572)	—
Amortization of debt origination costs	492	602
Amortization of intangible assets	6,510	9,625
Amortization of below market contracts	(1,223)	(1,461)
Return on investment in joint venture	12,166	4,156
Equity in earnings of joint ventures	(13,325)	(3,101)
Change in fair value of derivatives	(1,015)	(326)
Accretion of asset retirement obligation	121	233
Gain on extinguishment of debt	(61,411)	—
Net periodic post-retirement benefit cost	61	63
Changes in operating assets and liabilities:
Accounts receivable	(6,143)	(4,355)
Inventory	(720)	(664)
Deposits	(65)	(882)
Prepaid expenses and other assets	180	161
Other noncurrent assets	106	187
Trade accounts payable	269	561
Accrued and other current liabilities	6,021	2,065
Net cash provided by operating activities	32,092	8,054
Cash flows from investing activities:
Purchase of property and equipment	(1,331)	(514)
Contributions to joint ventures	(6,630)	(2,000)
Net cash used in investing activities	(7,961)	(2,514)
Cash flows from financing activities:
Payments on note payable and revolving credit agreement	(2,689)	(8,000)
Proceeds from revolving credit agreement	—	4,000
Payments on long-term debt	—	(2,408)
Payment for interest rate cap	—	(95)
Distributions to non-controlling interest	—	(50)
Net cash used in financing activities	(2,689)	(6,553)
Net increase (decrease) in cash and cash equivalents	21,442	(1,013)
Cash and cash equivalents – beginning of period	14,257	7,081
Cash and cash equivalents – end of period	$35,699	6,068
Supplemental cash flow information:
Cash paid for interest	$4,403	6,167
Noncash investing transactions – purchase of property and equipment	52	89

See accompanying notes to unaudited consolidated financial statements.

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Unaudited Consolidated Financial Statements
(Dollars in thousands)

(1)    Organization and Description of Business

Aria Energy LLC and its subsidiaries (the Company) design, install, own, and operate long-lived energy projects. The Company was originally formed on September 6, 2007, as EIF Renewable Energy Holdings LLC, a Delaware LLC, headquartered in Novi, Michigan. The Company generates its revenue from customers located throughout the United States from the production and sale of electrical energy from landfill gas fuel engines and renewable energy attributes, production and sale of renewable natural gas (RNG), operating and maintaining landfill gas projects owned by third parties, and constructing energy projects. The Company is currently investing in a project where the fuel source will be methane emanating from dairy herds.

Revenue is generated from the sale of commodities (power and gas), sale of capacity (power market) and also from the sale of attributes, i.e., RECs in the power market and RINs/LCFS in RNG market. RECs are Renewable Energy Credits; RINs are Renewable Identification Numbers; and LCFS is Low Carbon Fuel Standard, California Program.

The Company benefits from Federal and state renewable fuel standards and Federal compliance requirements for landfill owners and operators.

Funds managed by Ares EIF Management LLC hold 94.35% of the ownership interests in the Company.

The accompanying consolidated financial statements present the consolidated financial position and results of operations of Aria Energy LLC and its wholly owned subsidiaries.

The impact of the pandemic caused by the novel coronavirus (“COVID-19”) and measures to prevent its spread have been impactful and continue to affect our business in several ways. In March of 2020, Aria implemented a COVID-19 response team, led by senior management, which initially met on a daily basis to report health status and develop guidelines to protect our workforce. Daily health monitoring and internal contact tracing protocols were implemented. The response team sought feedback from employees, particularly those working in our plants, in developing policies and protocols. Work-from-home protocols were implemented immediately where possible for non-operations personnel. For on-site employees, PPE was provided and enhanced hygiene and physical distancing protocols were implemented. The necessary IT improvements were initiated to facilitate a remote work environment, and we leveraged supplier networks to source COVID-19 specific PPE. Communications from senior leadership to all employees were enhanced, with weekly updates provided. To date, the Company has not experienced any spread of the disease within its operating and management locations or any material interruptions to its business operations.

In the first half of 2021, several vaccines have been authorized for broad use against COVID-19 in the United States and internationally. As a result of distribution of the vaccines, various federal, state and local government have begun to ease the movement restrictions and initiatives while continuing to adhere to enhanced safety measures, such as physical distancing and face mask protocols. However, the uncertainty continues to exist regarding the severity and duration of the pandemic, the speed and effectiveness of vaccine and treatment developments and deployment, potential mutations of COVID-19, and the effect of actions taken and that will be taken to contain COVID-19 or treat its effect, among others.

We remain uncertain of the ultimate effect COVID-19 could have on our business notwithstanding the distribution of several U.S. government approved vaccines and various federal, state and local governments having begun to ease the movement restrictions and public health initiatives while continuing to adhere to enhanced safety measures, such as physical distancing and face mask protocols. This uncertainty as to the duration and severity of economic effects from the COVID-19 pandemic stems from the potential for, among other things, (i) continued rates of reported cases of COVID-19 and the potential for mutations of COVID-19 to result in increased rates of reported cases for which currently approved vaccines are not effective, (ii) unexpected disruptions to our operating projects and (iii) changes to customer demands.

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Unaudited Consolidated Financial Statements
(Dollars in thousands)

(2)    Going Concern

We have prepared the accompanying consolidated financial statements on the basis that the Company will continue as a going concern. As discussed in note 7, the Company has a Term Loan B under its senior secured credit facility that matures on May 27, 2022. Currently, the Company does not have a commitment to refinance the term loan or the related revolver and does not have the capability to satisfy the term loan in the normal course of business.

Accordingly, the circumstances of the Term Loan B raise substantial doubt about the Company’s ability to continue as a going concern. Continuation of an entity as a going concern is assumed in financial reporting in the absence of significant information to the contrary. Ordinarily, information that significantly contradicts the going concern assumption relates to the entity’s inability to continue to meet its obligations as they become due without substantial disposition of assets outside the ordinary course of business, restructuring of debt, externally forced revisions of its operations, or similar actions.

The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

(3)    Summary of Significant Accounting Policies

(a)     Basis of Presentation

The consolidated financial statements of the Company have been prepared on the basis of United States generally accepted accounting principles (U.S. GAAP).

(b)    Segment Reporting

The Company reports segment information in two segments: RNG and electric operations (landfill gas-to-energy, LFGTE). Landfill gas fuel source is a common element, though the Company has a new RNG plant that is under construction that will utilize waste from dairy cattle. The Company currently manages RNG and electric production as separate operating groups and measures production output in terms of megawatt hours (MWh) for LFGTE projects, and energy content is expressed as “millions of British thermal units” or MMBtu for RNG. Other segment reporting considerations include:

•        There are separate operating and leadership teams for RNG and LFGTE, each of whom have different skill sets. The processes for production are unique.

•        Customers are different. Utilities and ISO’s are buyers of electricity and RECs. Municipalities and energy companies are the primary buyers of commodity and RINs.

•        Economics are much stronger with RNG. Prices for both segments are volatile, but based on different drivers.

•        The Company operates a small portfolio of LFGTE plants for third parties. Operationally these plants are the same as wholly owned projects.

•        The Company operates RNG plants for its joint-venture (JV) Mavrix LLC (Mavrix). These plants are operationally the same as wholly owned plants.

•        Construction activity is limited to wholly owned or JV plants. No construction activity is performed for third parties. Construction revenue only exists when building assets for non-consolidated subsidiaries.

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Unaudited Consolidated Financial Statements
(Dollars in thousands)

(3)    Summary of Significant Accounting Policies (cont.)

(c)     Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect amounts reported in the consolidated financial statements. Actual results could differ from those estimates. The areas most subject to estimation are the projected sale prices of RIN and LCFS attributes.

(d)    Noncontrolling Interests

Noncontrolling interest represents the portion of equity ownership in subsidiaries that is not attributable to the equity holders of Aria Energy LLC. Noncontrolling interests are initially recorded at transaction price which is equal to their fair value and subsequently the amount is adjusted for the proportionate share of earnings and other comprehensive income attributable to the noncontrolling interests and any dividends or distributions paid to the noncontrolling interests. In the second quarter of 2021, noncontrolling interest was extinguished as part of the sale of LES Project Holdings LLC. See note 7 for further discussion on the sale and accompanying accounting treatment.

(e)     Revenue Recognition

The Company generates revenue from the production and sale of electricity, gas, and their renewable energy attributes, and performance of other landfill energy services. Based on requirements of U.S. GAAP, a portion of revenue is accounted for under Accounting Standards Codification (ASC) 840, Leases, and a portion under ASC 606, Revenue from Contracts with Customers. Under ASC 840, revenue is recognized as accruable, generally upon delivery of electricity, gas, and their related renewable attributes. Under ASC 606, revenue is recognized upon the transfer of control of promised goods or services to the customer in an amount that reflects the consideration to which is expected to be entitled in exchange for those goods or services. Based on the terms of the power purchase agreements (PPAs), the amounts recorded under ASC 840 are generally consistent with revenue recognized under ASC 606. For the six months ended June 30, 2021, approximately 36% of revenue was accounted for under ASC 606 and 64% under ASC 840. For the six months ended June 30, 2020, approximately 42% of revenue was accounted for under ASC 606 and 58% under ASC 840.

The following tables display the Company’s revenue by major source for the six months ended June 30, 2021 and 2020:
	Six Months Ended June 30,
	2021	2020
Major goods/services Line:
Gas commodity	$14,574	10,947
Gas renewable attributes	41,148	21,932
Gas service	706	483
Electric commodity	19,610	18,702
Electric service	3,430	4,256
Electric renewable attributes	5,016	6,329
Construction	24	7,246
	$84,508	69,895

Operating Segments
RNG	$56,452	40,607
LFGTE	28,056	29,288
	$84,508	69,895

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Unaudited Consolidated Financial Statements
(Dollars in thousands)

(3)    Summary of Significant Accounting Policies (cont.)

Below is a description of accounting policies for each revenue stream:

(i)     Electricity

The Company sells a portion of the electricity it generates under the terms of power purchase agreements or other contractual arrangements which is included in energy revenue. Most PPAs are accounted for as operating leases under ASC 840, as the majority of the output under each PPA is sold to a single offtaker. The PPAs have no minimum lease payments and all of the rental income under these leases is recorded as revenue when the electricity is delivered. PPAs that are not accounted for as leases are considered derivatives. The Company has elected the normal purchase normal sale exception for these contracts, and accounts for these PPAs under ASC 606. Revenue is recognized over time using an output method, as energy delivered best depicts the transfer of goods or services to the customer. Performance obligation for the delivery of energy is generally measured by MWh’s delivered based on contractual prices.

Certain of the Company’s generated electricity is sold through energy wholesale markets (New York Independent System Operator (NYISO), New England Independent System Operator (NEISO), and the Pennsylvania, Jersey, Maryland Independent System Operator (PJM)) into the day-ahead market. These electricity generation revenue streams are accounted for under ASC 606. These electric revenue streams are recognized over time using an output method, as energy delivered best depicts the transfer of goods or services to the customer. Performance obligation for the delivery of energy is generally measured by MWh’s delivered based on contractual prices. The Company also sells its capacity into the month-ahead and three-year ahead markets in the wholesale markets to satisfy system integrity and reliability requirements. Revenue from capacity is recognized under ASC 606 over time using an output method. Capacity, which is a stand-ready obligation to deliver energy when required by the customer, is measured using MWs of capacity.

(ii)    Gas

The Company sells the gas it generates pursuant to various contractual arrangements which is included in energy revenue. These gas sales are accounted for as operating leases under ASC 840, as the majority of the output under each contract is sold to a single offtaker. These agreements have no minimum lease payments and all of the rental income under these leases is recorded as revenue when the gas is delivered to the customer based on contractual prices.

The Company also has a division that resells biogas it purchases pursuant to various contractual arrangements which is included in energy revenue. This revenue is accounted for under ASC 606. Revenues related to these contracts are recognized at a point in time when control is transferred upon delivery of the biogas. Revenue is recognized on a monthly basis based on the volume of RNG delivered and the price agreed upon with the customer.

(iii)   Renewable Attributes

The Company also generates revenue through the sale of renewable attributes, which is included in energy revenue.

The Company’s electric plants generate renewable energy credits, or RECs, as they generate electricity. The majority of the Company’s RECs are generated by plants for which the Company has a PPA to sell all of the outputs (both energy and RECs) to the PPA counterparty and therefore are accounted for as operating leases in accordance with ASC 840, with revenue recognized as the energy and RECs are generated and delivered. For RECs not bundled with a PPA, the Company considers the RECs when held by the Company to be an inventory item, and outputs that are an

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Unaudited Consolidated Financial Statements
(Dollars in thousands)

(3)    Summary of Significant Accounting Policies (cont.)

economic benefit obtained directly through the operation of the plants. For these stand-alone sales, revenue is recognized under ASC 606 at a point-in-time, when control is transferred. For RECs subject to sales agreements prior to energy generated, control is deemed to be transferred and revenue recognized when related energy is generated even in cases where there is a certification lag as it has been deemed to be perfunctory. The value of RECs held in inventory is immaterial as the majority of RECs are either sold as part of a PPA or sold in an active market where a sales agreement exists for the credits at the time they are generated.

The Company generates renewable fuel credits called renewable identification numbers, or RINs. Pipeline-quality renewable natural gas processed from landfill gas qualifies for RINs when delivered to a compressed natural gas fueling station. RINs are similar to RECs on the electric side in that they reflect the value of renewable energy as a means to satisfy regulatory requirements or goals. They are different in that RINs exist pursuant to a national program and not an individual state program. The majority of the Company’s RINs are generated by plants for which the Company has a PPA to sell all of the outputs and are therefore accounted for as operating leases in accordance with ASC 840, with revenue recognized when the fuel is produced and transferred to a third party.

(iv)   Construction Type Contracts

The Company, on occasion, enters into contracts to construct energy projects. This contract revenue is recorded under ASC 606 over time, using an input method based on costs incurred.

(v)    Operation and Maintenance (O&M)

The Company provides O&M services at projects owned by third parties which are included in revenue from services. Revenue for these services is recognized under ASC 606. O&M revenue is recognized over time, using the output method, based on the production of electricity from the project.

(vi)   PPA and O&M Contract Amortization

Through acquisitions, the Company has both above and below-market contracts from PPAs and O&M agreements related to the sale of electricity or delivery of services in future periods for which the fair value has been determined to be more or less than market. The amount above and below market value is being amortized to revenue over the remaining life of the underlying contract which is included in energy revenue.

The Company elected to recognize revenue using the right to invoice practical expedient. The Company determined that the amounts invoiced to customers correspond directly with the value to customers and the Company’s satisfaction of the performance obligations to date. Furthermore, with the election of the right to invoice practical expedient, the Company also elects to omit disclosures on the remaining, or unsatisfied performance obligations since the revenue recognized corresponds to the amount that the Company has the right to invoice.

(f)     Cash and Cash Equivalents

The Company considers all investments with an original maturity of three months or less when purchased to be cash equivalents.

The Company maintains amounts on deposit with various financial institutions, which may exceed federally insured limits. Management periodically evaluates the creditworthiness of those institutions. The Company has not experienced any losses on such deposits.

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Unaudited Consolidated Financial Statements
(Dollars in thousands)

(3)    Summary of Significant Accounting Policies (cont.)

(g)    Accounts Receivable

Accounts receivable are stated at the invoiced or estimated amounts adjusted for any allowance for doubtful accounts. An allowance for doubtful accounts is established based on a specific assessment of all invoices that remain unpaid following normal customer payment periods. There was no allowance for doubtful accounts at June 30, 2021 and December 31, 2020 based on the Company’s history with its existing customers. Payments on accounts receivable balances are typically due and paid within 30 days of invoice.

(h)    Inventory

Inventory is stated at the lower of weighted average cost or net realizable value. Inventory consists primarily of engine parts and supplies used in the maintenance of production equipment.

(i)     Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Expenditures for major renewals and betterments that extend the useful life of the assets are capitalized and depreciated over the remaining life of the assets. Maintenance and repair costs incurred by the Company are charged to expense as incurred in cost of energy. Changes in the assumption of useful lives of assets could have a significant impact on the Company’s results of operations and financial condition. Upon sale or retirement, the asset cost and related accumulated depreciation are eliminated from the respective accounts and any resulting gain or loss is recognized in income. Interest incurred on funds borrowed to finance capital projects is capitalized until the project under construction is ready for its intended use. There was no interest capitalized for the six months ended June 30, 2021 and 2020.

Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:
Depreciable life – in years
Buildings	20 – 40
Machinery and equipment	10 – 20
Furniture and fixtures	5

(j)     Held for Sale

During 2020, the Company enacted a plan to sell LES Project Holdings, LLC (LESPH), and accordingly, the business was classified as held for sale through December 31, 2020. An agreement to sell the membership interests of the business subsequently was executed on March 1, 2021. The sale of LESPH was completed on June 10, 2021. Proceeds from the sale were $58,500, which were sent to the lenders of the LESPH debt discussed in note 7. As discussed further in note 7, in connection with the sale, the Company was released from its obligations under the LESPH debt and a gain on the extinguishment of debt in the amount of $61,411 was recorded in conjunction with the sale, which accounts for the proceeds received, the debt and interest payable relieved and settlement of LESPH intercompany balances. The Company recorded an ordinary gain on sale of assets in the amount of $1,347.

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Unaudited Consolidated Financial Statements
(Dollars in thousands)

(3)    Summary of Significant Accounting Policies (cont.)

The assets and liabilities included in the consolidated balance sheet that are held for sale as of December 31, 2020 are as follows:
In $000s
Current assets:
Accounts receivable	2,092
Inventory	3,034
Related party accounts receivable and advances	88
Prepaid expenses and other current assets	686
Total current assets	5,900
Non current assets:
Property and equipment	4,906
Intangible assets	82,179
Held for sale valuation allowance	(25,293)
Investment in joint ventures	2,342
Total non current assets	64,134
Total assets held for sale	70,034

Current liabilities
Trade accounts payable	824
Accrued and other current liabilities	2,066
Total current liabilities	2,890
Non current liabilities
Below market contracts	6,060
Asset retirement obligations	3,584
Total non current liabilities	9,644
Total liabilities held for sale	12,534

The net gain (loss) associated with LESPH included in the net gain (loss) on the Company’s consolidated statements of comprehensive income (loss) was $67,052 and $(6,224) for the six months ended June 30, 2021 and 2020, respectively, of which $67,341 and $(6,262), respectively, were attributable to the Company.

(k)    Impairment of Long-Lived Assets

In accordance with ASC 360, Property, Plant and Equipment (“ASC 360”), property and equipment, and intangible assets with finite useful lives are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset or asset group to future undiscounted cash flows expected to be generated by the asset or asset group. Such estimates are based on certain assumptions, which are subject to uncertainty and may materially differ from actual results. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

For purposes of testing for an impairment loss, a long-lived asset or assets shall be grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. The lowest level of cash inflows and outflows largely independent of other assets is generally determined to be a project, which represents a single electrical or gas generation facility located at a single landfill site. The group of assets and liabilities at the project level includes property and equipment, intangible assets (relating to gas rights agreements specific

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Unaudited Consolidated Financial Statements
(Dollars in thousands)

(3)    Summary of Significant Accounting Policies (cont.)

to the project site and, if applicable, the power purchase agreement also specific to the project site), and liabilities associated with out of market contracts (out of market power purchase agreements, if applicable).

There were no triggering events related to the Company’s projects in the Term Loan B portfolio in the six months ended June 30, 2021. Accordingly, no impairment charge was recognized in 2021 for this group of assets.

(l)     Other Noncurrent Assets

The other noncurrent asset as of June 30, 2021 and December 31, 2020 represents long-term deposits with transportation and utility companies.

(m)   Debt Origination Costs

Debt origination costs were incurred by the Company in connection with various legal, consulting, and financial costs associated with debt financing and are reported net of accumulated amortization. These charges are being amortized over the term of the related debt agreements using the effective interest rate and are recorded as a reduction to long-term debt.

(n)    Investments in Joint Ventures

Investments in joint ventures are reported on the equity method. Under this method, the Company records its proportional share of its income or losses of joint ventures as equity in income of joint ventures in the consolidated statements of operations.

(o)    Derivative Instruments

The Company applies the provisions of ASC 815, Derivatives and Hedging, (“ASC 815”). ASC 815 requires each derivative instrument to be recorded and recognized on the consolidated balance sheets at fair value, unless they meet the normal purchase/normal sale criteria and are designated and documented as such. Changes in the fair value of derivative instruments are recognized in earnings.

(p)    Asset Retirement Obligations

Asset retirement obligations (AROs) associated with long-lived assets are those for which a legal obligation exists under enacted laws, statutes, and written or oral contracts and for which the timing and/or method of settlement may be conditional on a future event. AROs are recognized at fair value in the period in which they are incurred and a reasonable estimate of fair value can be made. Upon initial recognition of an obligation, the Company capitalizes the asset retirement cost by increasing the carrying amount of the related long-lived asset by the same amount. Over time, the liability is accreted to its expected future value, while the capitalized cost is depreciated over the useful life of the related asset. Accretion expense is included in depreciation, amortization and accretion in the consolidated statements of operations. See note 9 for further disclosures on AROs.

(q)    Postretirement Obligations

Postretirement benefits amounts recognized in consolidated financial statements are determined on an actuarial basis. The Company obtains an independent actuary valuation of its postretirement obligation annually as of December 31. To calculate the present value of plan liabilities, the discount rate needs to be determined which is an estimate of the interest rate at which the retirement benefits could be effectively settled. The discount rate is determined using the average effective rate derived through matching of projected benefit payments with the discount rate curve published by Citigroup as of each reporting date. See note 10 for further disclosures on postretirement obligations.

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Unaudited Consolidated Financial Statements
(Dollars in thousands)

(3)    Summary of Significant Accounting Policies (cont.)

(r)     Other Long-Term Liabilities

Other long-term liabilities are recognized in the consolidated financial statements as obligations of the Company that are due more than one year in the future. Based on a contractual obligation under its Mavrix LLC (Mavrix) operating agreement (as discussed in note 6), as of June 30, 2021 and December 31, 2020, the Company estimates an earn-out related to the performance of the Mavrix joint ventures payable in 2022 in the amount of $1,714 and $1,400, respectively. The maximum earnout under the operating agreement is $9,500.

(s)     Comprehensive (Loss) Income

Comprehensive (loss) income consists of net (loss) income and other comprehensive (loss) income. Other comprehensive (loss) income includes certain changes in assets and liabilities recognized directly to equity, such as actuarial gains/losses on the Company’s postretirement plan.

(t)     Income Taxes

Aria Energy LLC is a limited liability company taxed as a partnership and therefore no provision for federal income taxes has been made in the consolidated financial statements since taxable income or loss of Aria Energy LLC is required to be reported by the respective members on their individual income tax returns.

In 2016, Congress enacted the Bipartisan Budget Act of 2015 (the Act), which includes major changes in the way the IRS audit entities that are classified as partnerships. In the event the Company is audited by the taxing authority and assessed additional amounts due to the underpayment of tax in previous tax years, the Company intends to make the push-out election allowed by Treasury. That election allows the Company to notify its partners of their share of imputed underpayment amounts for including in their current tax returns. The Company has evaluated its tax position and believes it has no uncertain tax positions.

One of Aria Energy LLC’s subsidiaries is treated as a corporation for tax purposes. Income taxes of this subsidiary are accounted for under the asset and liability method. This entity has reported tax losses since inception; therefore there continues to be a full valuation allowance at June 30, 2021 and December 31, 2020 recorded against its net deferred tax asset. The entity has recorded no income tax expense for the six months ended June 30, 2021 and June 30, 2020.

(u)    Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable. Certain accounts receivable are concentrated within entities engaged in the energy industry. These industry concentrations may impact the Company’s overall exposure to credit risk, either positively or negatively, in that the customers may be similarly affected by changes in economic, industry or other conditions. Receivables and other contractual arrangements are subject to collateral requirements under the terms of enabling agreements. However, the Company believes that the credit risk posed by industry concentration is offset by the creditworthiness of its customer base.

(v)    Cost of Energy

Cost of energy consists primarily of labor, parts, and outside services required to operate and maintain Company owned project facilities, electricity consumed in the process of gas production, the transportation of gas or transmission of electricity to the delivery point, and royalty payments to landfill owners as stipulated in the gas rights agreements.

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Unaudited Consolidated Financial Statements
(Dollars in thousands)

(3)    Summary of Significant Accounting Policies (cont.)

(w)    Fair Value Measurements

Fair value is the price at which an asset could be exchanged or a liability transferred in an orderly transaction between knowledgeable, willing parties in the principal or most advantageous market for the asset or liability. Where available, fair value is based on observable market prices or derived from such prices. Where observable prices or inputs are not available, valuation models are applied. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the price transparency for the instruments or market and the instruments’ complexity. The framework for establishing fair value is based on a hierarchy that prioritizes the inputs and valuation techniques used to measure fair value.

The Company employs varying methods and assumptions in estimating the fair value of each class of financial instruments for which it is practicable to estimate fair value. For cash and cash equivalents, accounts receivable and trade accounts payables, the carrying amounts approximate fair value due to the short maturity of these instruments. For long-term debt, the carrying amounts approximate fair value as the interest rates obtained by the Company approximate the prevailing interest rates available to the Company for similar instruments.

In accordance with ASC 820, Fair Value Measurement (“ASC 820”), the hierarchy alluded to above is established that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The hierarchy defines three levels of inputs that may be used to measure fair value:

In general, fair values determined by Level 1 inputs use quoted prices in active markets for identical assets or liabilities that the Company has the ability to access.

Fair values determined by Level 2 inputs use other inputs that are observable, either directly or indirectly. These Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset. These Level 3 fair value measurements are based primarily on management’s own estimates using pricing models, discounted cash flow methodologies, or similar techniques taking into account the characteristics of the asset.

In instances whereby inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Company’s assessment of the significance of particular inputs to these fair value measurements requires judgment and considers factors specific to each asset or liability.

(x)    Recently Issued Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board issued ASU No. 2016-02, Leases (Topic 842), which sets out the principles for the recognition, measurement, presentation, and disclosure of leases for both parties to a contract (i.e., lessees and lessors). The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating based on the principle of whether or not the lease is effectively a financed purchase by the lessee. The classification will determine whether lease expense is recognized on an effective interest method or on a straight-line basis over the term of the lease, respectively. A lessee is also required to record a right of use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Unaudited Consolidated Financial Statements
(Dollars in thousands)

(3)    Summary of Significant Accounting Policies (cont.)

term of 12 months or less will be accounted for similar to existing guidance for operating leases today. Topic 842 supersedes the previous leases standard, ASC Topic 840, Leases. This guidance is effective for annual periods beginning after December 15, 2021. Early application is permitted. The Company is currently evaluating the effect the standard will have on its consolidated financial statements and disclosures.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses. The new guidance changes how entities measure credit losses on financial instruments and the timing of when such losses are recorded. The new standard is effective for fiscal years beginning after December 15, 2022, with early adoption is permitted. The Company is currently evaluating the impact this ASU will have on its consolidated financial statements and related disclosures.

In August 2020, the FASB issued ASU 2020-06, Debt: Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40), which simplifies the accounting for convertible instruments and contracts in an entity’s own equity. This guidance is effective for annual reporting periods beginning after December 15, 2021, including interim periods within those years, with early adoption permitted only as of annual reporting periods beginning after December 15, 2020. The Company is currently assessing the impact this standard will have on its consolidated financial statements or related financial statement disclosures.

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848), which provides optional expedients and exceptions to the current guidance on contract modifications and hedging relationships to ease the financial reporting burdens of the expected market transition from London Interbank Offered Rate (“LIBOR”) and other interbank offered rates to alternative reference rates. The guidance was effective upon issuance and may be applied prospectively to contract modifications made and hedging relationships entered into or evaluated on or before December 31, 2022. The Company does not currently anticipate this impact to have a material effect on its agreements, but is currently assessing the impact this standard may have on its consolidated financial statements or related financial statement disclosures.

(4)    Property, Plant and Equipment

Property, plant and equipment are summarized as follows:
	June 30, 2021	December 31, 2020
Buildings	$25,213	25,186
Machinery and equipment	167,223	166,191
Furniture and fixtures	1,154	1,154
Construction in progress	1,700	1,366

Total cost	195,290	193,897

Accumulated depreciation	(129,758)	(123,138)

Net property, plant and equipment	$65,532	70,759

Depreciation expense was $6,591 and $7,793 for the six months ended June 30, 2021 and 2020, respectively.

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Unaudited Consolidated Financial Statements
(Dollars in thousands)

(5)    Intangible Assets

Intangible assets consist of gas rights agreements, operations and maintenance contracts, power purchase, gas sales and gas purchase agreements that were created as a result of the allocation of the purchase price under business acquisitions based on their future value to the Company and amortized over their estimated useful lives. The gas rights agreements have various renewal terms in their underlying contracts that are factored into the useful lives when amortizing the intangible asset.

Amortizable Intangible Assets
	June 30, 2021
	Gross carrying amount	Accumulated amortization	Net
Gas rights agreements	$217,286	107,546	109,740
Operations and maintenance contracts	3,500	2,600	900
Gas sales agreements	32,059	22,286	9,773
Total	$252,845	132,432	120,413
	December 31, 2020
	Gross carrying amount	Accumulated amortization	Net
Gas rights agreements	$217,285	102,944	114,341
Operations and maintenance contracts	3,500	2,475	1,025
Gas sales agreements	32,059	20,503	11,556
Total	$252,844	125,922	126,922

Details of the intangible assets are summarized below:
Type of contract	Amortization line item	Remaining lives	2021 expense	2020 expense
Gas rights	Depreciation, amortization and accretion	4 to 16 years	$4,601	7,553
Operation and maintenance	Amortization of intangibles and below-market contracts	5 years	126	289
Gas sales	Amortization of intangibles and below-market contracts	1 to 8 years	1,783	1,783

Below-Market Contracts

Due to business acquisitions and asset acquisitions, the Company previously acquired certain below-market contracts, which are classified as noncurrent liabilities on the Company’s consolidated balance sheets. These include:
	June 30, 2021			December 31, 2020
	Gross liability	Accumulated amortization	Net	Gross liability	Accumulated amortization	Net
Gas purchase agreements	$19,828	15,282	$4,546	$19,828	14,059	$5,769
Total	$19,828	15,282	$4,546	$19,828	14,059	$5,769

For intangibles and below-market contracts, depreciation, amortization and accretion was $5,287 and $8,166 for the six months ended June 30, 2021 and 2020, respectively. Below-market contracts relate to the purchase of gas, and they are amortized to cost of energy. Amortization was $1,223 and $1,460 for the six months ended June 30, 2021 and 2020, respectively, which was recorded as a decrease to cost of energy.

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Unaudited Consolidated Financial Statements
(Dollars in thousands)

(6)    Investment in Joint Ventures

The Company holds 50% interests in two joint ventures accounted for using the equity method — Mavrix, LLC (Mavrix) and Sunshine Gas Producers, LLC. Up until the sale of LESPH in June 2021, the Company also held 50% interests in the following four joint ventures: Riverview Energy Systems, LLC, Adrian Energy Systems, LLC, Salem Energy Systems, LLC and Salt Lake Energy Systems LLC. See note 3(j) and note 7 for more discussion on the sale of LESPH.

Under the terms of the Mavrix LLC Contribution Agreement dated September 30, 2017, the Company is required to make an Earn-Out Payment to its JV partner holding the other 50% membership (in Mavrix LLC) of an amount up to $9.5 million. As defined in the Contribution Agreement, the payment represents additional consideration for the Company’s equity interest in Mavrix, the Earn-Out Payment will be based on the performance of certain projects owned by Mavrix, through the Earn-Out Period which ends September 30, 2022. No Earn-Out Payment is made until after the Earn-Out Period. The Company has estimated the Earn-Out Payment to be $1,714 at June 30, 2021 and $1,400 at December 31, 2020, and has recorded these amounts in other long-term liabilities in the respective periods.

Summary information on the joint ventures is as follows:
	June 30, 2021	December 31 2020
Assets	$186,521	171,288
Liabilities	14,862	13,570
Net assets	$171,659	157,718
Company’s share of equity in net assets	$85,299	77,993
	Six Months Ending June 30,
	2021	2020
Revenue	$52,902	24,892
Net income	25,275	7,112
Company’s share of net income	13,325	3,446

(7)     Long-Term Debt
	June 30, 2021	December 31 2020
Notes payable – due October 7, 2020	$—	102,831
Term Loan B – due May 2022	137,978	137,978
Debt origination costs – net of accumulated amortization of $6,700 and $6,208 at June 30, 2021 and December 31, 2020, respectively	(892)	(1,385)
Total	$137,086	239,424

Less:
Current portion of debt	137,978	102,831
Current portion of debt origination costs	(892)	—
Long-term portion	$—	136,593

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Unaudited Consolidated Financial Statements
(Dollars in thousands)

(7)    Long-Term Debt (cont.)

Notes Payable

In October 2010, LESPH entered into a credit agreement with a syndicate of bank lenders (the Banks) that provided for a term note and a working capital commitment (Line of Credit) which is described below. The term note, along with working capital commitment, is collateralized exclusively by the assets of LESPH, and is nonrecourse to Aria Energy LLC. In accordance with the associated credit agreement, the above notes payable were due October 7, 2020, but were unpaid as of December 31, 2020.

The Company enacted a plan to sell LESPH in 2020. On March 1, 2021, the Company entered into a Membership Interest Purchase Agreement (MIPA) for the purpose of selling 100% of the membership interests in LESPH. In accordance with Section 4.02 of the MIPA, the Sellers obligations at closing include the execution of the Lender Release, as defined in the agreement, releasing of Liens and claims with respect to LESPH and its consolidated and non-consolidated subsidiaries, terminating the LESPH credit agreement and discharging the borrowers’ obligations.

The sale of LESPH occurred on June 10, 2021 and the extinguishment of the debt resulted in a gain being recorded equal to the difference between the reacquisition price and the net carrying amount of the debt of $122,600 ($102,830 in principal, $19,770 in unpaid interest). This gain is classified as part of nonoperating income on the Statement of Operations.

Senior Secured Credit Facility Revolver and Term Loan B

Aria Energy LLC and certain subsidiaries (Borrowers) entered into a senior secured credit facility that provides for a $200,000 secured term loan, and a $40,214 secured revolving credit facility, of which $40,000 can be used for letters of credit. During 2020, the revolving credit maturity date was extended until November 24, 2021. The facility is secured by a first lien security interest in the assets of the Borrowers. Payments on the term loan are due in quarterly installments of $500 that began on September 30, 2015 and will continue through March 31, 2022, with remaining amounts outstanding due and payable on May 27, 2022. Under the credit agreement, the Company is subject to a financial covenant that requires maintaining a maximum total debt to EBITDA (Total Secured Leverage) ratio of 6.0 to 1.0. The Company was in compliance with this covenant at June 30, 2021.

Interest on the term loan is paid quarterly at a rate of LIBOR minimum of 1.00% plus a spread of 4.00% (5.50% and 5.50% for 2021 and 2020, respectively). Interest on the revolver is paid at a variable rate; the Company has the option of a rate based on Eurodollar plus 3.75% to 4.00 depending on the Total Secured Leverage ratio, or a rate based on the Banks’ Prime Rate plus a margin of 2.75% to 3.00% depending on the Total Secured Leverage ratio. All spreads based on Eurodollar and the Banks’ Prime rate shall be increased by 0.50% (50 basis points) until such time that the Borrowers obtain both (1) a public corporate credit rating of B or higher with stable outlook from S&P and (2) a public corporate family rating of Ba3 or higher with stable outlook from Moody’s.

As of June 30, 2021, $137,978 was outstanding on the term loan at a 5.50% interest rate; and as of the same date, $0 was drawn on the revolver. As of June 30, 2021, the Company had $16,094 in letters of credit outstanding which reduces the amount available under the revolving credit facility.

As of December 31, 2020, $137,978 was outstanding on the term loan at a 5.50% interest rate; and as of the same date, $0 was drawn on the revolver. As of December 31, 2020, the Company had $19,407 in letters of credit outstanding which reduces the amount available under the revolving credit facility.

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Unaudited Consolidated Financial Statements
(Dollars in thousands)

(8)    Derivative Instruments

The Company is exposed to certain risks in the normal course of its business operations. The main risks are those relating to the variability of future earnings and cash flows — e.g., market risks, which are managed through the use of derivative instruments. All derivative financial instruments are reported in the consolidated balance sheets at fair value, unless they meet the normal purchase normal sale criteria and are designated and documented as such.

The Company has a natural gas variable to fixed priced swap agreement with an original notional quantity of 4,007 MMBTU. The swap agreement provides for a fixed to variable rate swap calculated monthly, until the termination date of the contract, June 30, 2023. The agreement was intended to manage the risk associated with changing commodity prices. Changes in the fair values of natural gas swap are recognized in gain (loss) on swaps and realized losses are recognized as a component of cost of energy expense as summarized in the table below.

Valuation of the natural gas swap was calculated by discounting future net cash flows that were based on a forward price curve for natural gas over the life of the contract, with an adjustment for the counterparty’s credit default hedge rate which are considered level 2 inputs in the fair value hierarchy (see note 3(w)).

On April 6, 2020 the Company entered into an interest rate cap with a total notional amount of $110,000 and an effective date of April 30, 2020. The cap agreement provides a fixed cap rate of 1.00% per annum related to the one-month LIBOR and with a termination date of May 31, 2022. The market value at both June 30, 2021 and December 31, 2020 was valued at zero and all associated fees with this transaction were recorded. The Company made cash payments for the natural gas swap of $459 and $744 for the six months ended June 30, 2021 and June 30, 2020 respectively.
	June 30, 2021	December 31 2020
Natural gas swap liability	$253	1,268
	Six Months Ending June 30,
	2021	2020
Natural gas swap – unrealized gain (loss)	$556	(322)

(9)    Asset Retirement Obligations

The following table presents the activity for the AROs for the year-to-date periods ended June 30, 2021 and December 31, 2020:
	June 30, 2021	December 31 2020
Balance at beginning of period	$3,408	6,536
Accretion expense	121	456
Revision to estimated cash flows	—	—
Transfer to liabilities classified as held for sale	—	(3,584)
Settlement of asset retirement obligation	—	—

Balance at end of period	$3,529	3,408

Accretion expense represents the increase in asset retirement obligations over the remaining operational life of the asset and is recognized in depreciation, amortization and accretion.

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Unaudited Consolidated Financial Statements
(Dollars in thousands)

(10)  Benefit Plans

401(k) Plan

The Company maintains a qualified tax deferred 401(k) retirement plan (the Plan). Under the provisions of the Plan, substantially all employees meeting minimum age and service requirements are entitled to contribute on a before and after-tax basis a certain percentage of their compensation. The Company matches up to 100% of employees’ first 3% contribution and 50% of the employees’ next 2% contribution. Employees vest immediately in their contributions and the Company’s contribution. The Company’s contributions for the six months ended June 30, 2021 and June 30, 2020 were $342 and $341, respectively.

Postretirement Obligations

The Company sponsors an unfunded defined benefit health care plan that provides postretirement medical benefits to full-time employees who meet minimum age and service requirements.

Net periodic benefit cost recognized in the consolidated statements of comprehensive loss was:
	Six Months Ending June 30,
	2021	2020
Service cost	$19	24
Interest cost	45	52
Amortization of prior service cost	6	6
Recognition of net actuarial loss	40	44
Net periodic benefit cost	$110	126

(11)  Capital

The Company is authorized to issue three classes of membership units, consisting of Class A units, Class B units and Class C units. The Class A units and the Class B units have the voting interests — voting together as a single class. The Class C units have a nonvoting interest. The Class A units and the Class B units receive all distributions until set Internal Rate of Returns are reached. The Company is authorized to issue an unlimited number of Class A units and Class B units and have the following units outstanding (in thousands):
	June 30, 2021
Price per share	Class A	Class B	Class C
$1.00	441,482	27,120	—
0.10	—	—	9
0.88	11,364	—	—

Total shares outstanding	452,846	27,120	9
	December 31, 2020
Price per share	Class A	Class B	Class C
$ 1.00	441,482	27,120	—
0.10	—	—	9
0.88	11,364	—	—

Total shares outstanding	452,846	27,120	9

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Unaudited Consolidated Financial Statements
(Dollars in thousands)

(12)  Earnings per Unit

Basic earnings per unit is computed using the “two-class” method which includes the weighted average number of units outstanding during the period and other securities that participate in dividends (a participating security) (if any). During the periods where the Company incurs net losses, the Company allocates no loss to participating securities because these securities have no contractual obligation to share in the losses of the Company. Under the two-class method, basic net loss per unit applicable to unitholders is computed by dividing the net loss applicable to common unitholders by the weighted average number of common units outstanding for the period. Diluted net loss per unit is computed similar to basic net loss per unit except that the denominator is increased to include the number of additional units for the potential dilutive effects of a warrant, convertible preferred stock and stock options outstanding during the period calculated in accordance with the treasury stock method, or the two-class method, whichever is more dilutive. For all periods presented, basic and diluted net loss per unit are the same, as any additional unit equivalents would be anti-dilutive.
	For the six months ended
Earnings per common unit	June 30, 2021	June 30, 2020
Net income (loss) attributable to the Company (thousands of $)	84,760	(6,641)
Weighted average number of common units outstanding (thousands of shares)	479,966	479,966
Earnings (loss) per common unit ($)	0.18	(0.01)

(13)  Related Party Transactions

Sales are made to and services are purchased from entities and individuals affiliated through common ownership. The Company provides operations and maintenance services, and administration and accounting services to their 50% owned joint ventures. The following is a summary of transactions and balances with these related parties:
	Six Months Ending June 30,
	2021	2020
Sales of construction services	$24	7,246
Sales of operations and maintenance services	746	850
Sales of administrative and other services	195	200
Accounts receivable	473	186

(14)  Segment Reporting

The Company has two reportable segments for the six months ending June 30, 2021 and 2020, Renewable Natural Gas (RNG) and Renewable Baseload Electricity. Renewable Baseload Electricity is the generation of power and Landfill Gas to Electricity (LFGTE) plant. The corporate entity is not determined to be an operating segment but is discretely disclosed for purposes of reconciliation of the Company’s consolidated financial statements. The following tables are consistent with the manner in which the Chief Operating Decision Maker (CODM) evaluates the performance of each segment and allocates the Company’s resources.

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Unaudited Consolidated Financial Statements
(Dollars in thousands)

(14)  Segment Reporting (cont.)

2021 Segment Information

For the six months ended June 30, 2021

2021 Segment Information
	RNG	LFGTE	Corporate	Total
Total revenue	$54,669	27,931	—	82,600
Net income (loss)	38,773	64,925	(18,938)	84,760
EBITDA	43,892	71,779	(10,236)	105,435
Adjusted EBITDA	41,411	9,328	(7,065)	43,674
Total assets	168,572	143,533	36,164	348,269
Capital expenditures and investment in joint ventures	7,507	361	93	7,961

The following table is a reconciliation of the Company’s reportable segments’ net income from continuing operations to Adjusted EBITDA for the six months ended June 30, 2021:

For the six months ended June 30, 2021

Reconciliation of reportable segments’ net income from continuing operations to Adjusted EBITDA
	RNG	LFGTE	Corporate	Total
Net income (loss)	$38,773	64,925	(18,938)	84,760
Depreciation, amortization and accretion	5,119	6,854	26	11,999
Interest expense	—	—	8,676	8,676
EBITDA	$43,892	71,779	(10,236)	105,435
Gain on disposal of assets	—	(1,347)	—	(1,347)
Net derivative activity	(1,015)	—	—	(1,015)
Equity in income of joint ventures	(11,523)	(1,802)	—	(13,325)
Return on investment in joint ventures	10,057	2,109	—	12,166
Debt forbearance costs	—	—	990	990
Gain on extinguishment of debt	—	(61,411)	—	(61,411)
Costs related to sale of equity	—	—	2,181	2,181
Adjusted EBITDA	$41,411	9,328	(7,065)	43,674

2020 Segment Information

For the six months ended June 30, 2020

2020 Segment Information
	RNG	LFGTE	Corporate	Total
Total revenue	$38,825	29,236	—	68,061
Net income (loss)	11,068	(1,002)	(16,707)	(6,641)
EBITDA	16,099	10,115	(6,989)	19,225
Adjusted EBITDA	15,213	11,290	(6,394)	20,109
Total assets	148,786	251,388	14,548	414,722
Capital expenditures and investment in joint ventures	2,780	121	(387)	2,514

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Unaudited Consolidated Financial Statements
(Dollars in thousands)

(14)  Segment Reporting (cont.)

The following table is a reconciliation of the Company’s reportable segments’ net income from continuing operations to Adjusted EBITDA for the six months ended June 30, 2020:

For the six months ended June 30, 2020

Reconciliation of reportable segments’ net income from continuing operations to Adjusted EBITDA
	RNG	LFGTE	Corporate	Total
Net income (loss)	$11,068	(1,002)	(16,707)	(6,641)
Depreciation, amortization and accretion	5,031	11,117	42	16,190
Interest expense	—	—	9,676	9,676
EBITDA	$16,099	10,115	(6,989)	19,225
Impairment of assets	—	—	—	—
Net derivative activity	(421)	—	—	(421)
Equity in income of joint ventures	(1,765)	(1,681)	—	(3,446)
Return on investment in joint ventures	1,300	2,856	—	4,156
Debt forbearance costs	—	—	491	491
Costs related to sale of equity	—	—	104	104
Adjusted EBITDA	$15,213	11,290	(6,394)	20,109

(15)  Commitments and Contingencies

(a)     Gas Rights Agreements

The Company has various gas rights agreements with Landfill owners that terminate from 2024 to 2036. In some cases these agreements are evergreen. The terms of the gas rights agreements generally require the payment of a royalty based on revenue generated from production.

(b)    Capital Commitments

The Company has $0 and $559 related to its construction projects at June 30, 2021 and December 31, 2020, respectively.

(c)     Leases

The Company leases office space in Novi, Michigan under a ten-year term with monthly lease payments starting at $4. After the first year the monthly lease payment is increased by 2% annually. On October 20, 2020 the Company signed a lease extension agreement for two additional years. The lease will expire on June 30, 2023. The total lease expense was $28 and $27 for the six months ended June 30, 2021 and 2020, respectively. Future minimum lease payments will be $32 for the remainder of 2021, $64 for fiscal year 2022 and $32 for fiscal year 2023.

(d)    Litigation

From time to time, the Company has become involved in claims and legal matters arising in the ordinary course of business. Management is not currently aware of any matters that will have a material adverse effect on the financial position, results of operations, or cash flows of the Company.

(e)     Concentrations

A substantial portion of the Company’s energy revenues are generated from one customer who comprises 47% and 31% of total revenue for the six months ended June 30, 2021 and 2020, respectively.

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Unaudited Consolidated Financial Statements
(Dollars in thousands)

(15)  Commitments and Contingencies (cont.)

(f)     Environmental

The Company is subject to a range of federal, state and local regulations governing the wellfields (on the associated landfill) and pipelines. The Company believes its operations currently comply in all material respects all environmental laws and regulations applicable to its business. However, there can be no assurance that environmental requirements will not change in the future or that the Company will not incur significant costs to comply with such requirements.

(16)  Subsequent Events

The Company has evaluated subsequent events from the balance sheet date through September 8, 2021 and determined that except for the transactions described below, there are no events that have occurred that would require adjustments to the disclosures in the consolidated financial statements.

Business Combination Agreement

On April 7, 2021, Rice Acquisition Corp., a special purpose acquisition company, announced an agreement to enter into a business combination with the Company and Archaea Energy LLC. The combined company will be named Archaea Energy Inc., with an executive team comprised of leaders from the Company and Archaea Energy LLC.

The transaction is expected to close in the third quarter of 2021 and plans to be listed on the NYSE under the ticker symbol “LFG”. The Company is being acquired for approximately $680 million. Archaea Energy LLC is being acquired for $347 million.

KPMG LLP Suite 1900 150 West Jefferson Detroit, MI 48226

REPORT OF INDEPENDENT REGISTERED AUDITORS

To the Board of Directors
Aria Energy LLC.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Aria Energy LLC and subsidiaries (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive loss, equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company’s subsidiary, LES Project Holdings LLC (LESPH), is in default on its debt obligations which are collateralized by certain assets of LESPH. As a result, LESPH’s debt obligations are reflected as a current liability in the balance sheet. Further, the Company’s Term Loan B secured credit facility matures May 27, 2022. The Company does not have the ability to satisfy these debt obligations in the normal course of business which raise substantial doubt about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plan in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2014.
Detroit, Michigan

May 13, 2021

KPMG LLP, a Delaware limited liability partnership and a member firm of the

KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.

ARIA ENERGY LLC AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands of dollars)

	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$14,257	7,081
Accounts receivable	20,395	16,773
Inventory	7,770	10,664
Related party accounts receivable and advances (note 13)	332	299
Deposits	1,086	1,003
Prepaid expenses and other current assets	2,682	2,485
Assets held for sale	70,034	—
Total current assets	116,556	38,305

Noncurrent assets:
Property and equipment – net of accumulated depreciation of $123,138 and $153,079 at December 31, 2020 and 2019, respectively (note 4)	70,759	88,818
Intangible assets – net of accumulated amortization of $125,922 and $198,603 at December 31, 2020 and 2019, respectively (note 5)	126,922	227,855
Investment in joint ventures (note 6)	77,993	70,108
Other noncurrent assets	689	1,056
Total noncurrent assets	276,363	387,837
Total assets	$392,919	426,142

Liabilities and Equity
Current liabilities:
Trade accounts payable	$1,570	2,525
Current portion of long-term debt, net of unamortized debt origination costs (note 7)	102,831	106,372
Accrued and other current liabilities	25,736	21,679
Liabilities held for sale	12,534	—
Total current liabilities	142,671	130,576
Noncurrent liabilities:
Long-term debt, net of unamortized debt origination costs (note 7)	136,593	140,078
Derivative liabilities (note 8)	1,268	2,514
Below market contracts (note 5)	5,769	14,710
Asset retirement obligations (note 9)	3,408	6,536
Post-retirement obligations (note 10)	3,750	3,599
Other long-term liabilities (note 6)	1,400	—
Total noncurrent liabilities	152,188	167,437
Total liabilities	294,859	298,013
Commitments and contingencies (note 15)
Controlling interest:
Class A units	299,327	299,327
Class B units	19,327	19,327
Class C units	1	1
Retained loss	(218,957)	(188,956)
Accumulated other comprehensive loss	(1,349)	(1,304)
Total controlling interest	98,349	128,395
Noncontrolling interest	(289)	(266)
Total equity	98,060	128,129
Total liabilities and equity	$392,919	426,142

See accompanying notes to consolidated financial statements.

ARIA ENERGY LLC AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands of dollars)

	Years ended December 31,
	2020	2019	2018
Revenue:
Energy	$132,580	120,489	155,112
Construction	9,983	12,497	13,172
Amortization of intangibles and below-market contracts	(3,682)	(3,669)	(3,119)
Total revenue	138,881	129,317	165,165
Cost of revenue:
Cost of energy	72,519	73,537	79,899
Construction	9,507	11,902	12,596
Depreciation, amortization and accretion	30,564	32,092	34,154
Total cost of revenue	112,590	117,531	126,649
Gross profit	26,291	11,786	38,516
Impairment of assets	25,293	1,634	26,167
General and administrative expenses	20,782	18,810	21,049
Operating income	(19,784)	(8,658)	(8,700)
Other income (expense):
Equity in income of joint ventures	9,298	4,378	3,260
Interest expense, net	(19,305)	(22,053)	(20,431)
Gain (loss) on swap contracts	(135)	(619)	1,727
Loss on disposal of assets	—	—	(556)
Other income	3	5	9
Total other expenses	(10,139)	(18,289)	(15,991)
Net loss	(29,923)	(26,947)	(24,691)
Net income attributable to noncontrolling interest	78	84	67
Net loss attributable to controlling interest	$(30,001)	(27,031)	(24,758)

See accompanying notes to consolidated financial statements.

ARIA ENERGY LLC AND SUBSIDIARIES
Consolidated Statements of Comprehensive Loss
(In thousands of dollars)

	Years ended December 31,
	2020	2019	2018
Net loss	$(29,923)	(26,947)	(24,691)
Other comprehensive income (loss):
Net actuarial income (loss)	(45)	(723)	299
Comprehensive loss	(29,968)	(27,670)	(24,392)
Comprehensive income attributable to noncontrolling interest	78	84	67
Comprehensive loss attributable to controlling interest	$(30,046)	(27,754)	(24,459)

See accompanying notes to consolidated financial statements.

ARIA ENERGY LLC AND SUBSIDIARIES
Consolidated Statements of Equity
(In thousands of dollars)

	Controlling interest
	Class A units	Class B units	Class C units	Retained loss	Accumulated other comprehensive (loss) income	Total controlling interest	Noncontrolling Interest	Total equity
Balance – December 31, 2017	$330,939	21,220	1	(137,167)	(880)	214,113	(233)	213,880
Net income (loss)	—	—	—	(24,758)	—	(24,758)	67	(24,691)
Other comprehensive income	—	—	—	—	299	299	—	299
Distributions	(21,331)	(1,277)	—	—	—	(22,608)	(83)	(22,691)
Balance – December 31, 2018	$309,608	19,943	1	(161,925)	(581)	167,046	(249)	166,797
Net income (loss)	—	—	—	(27,031)	—	(27,031)	84	(26,947)
Other comprehensive loss	—	—	—	—	(723)	(723)	—	(723)
Distributions	(10,281)	(616)	—	—	—	(10,897)	(101)	(10,998)
Balance – December 31, 2019	299,327	19,327	1	(188,956)	(1,304)	128,395	(266)	128,129
Net income (loss)	—	—	—	(30,001)	—	(30,001)	78	(29,923)
Other comprehensive loss	—	—	—	—	(45)	(45)	—	(45)
Distributions	—	—	—	—	—	—	(101)	(101)
Balance – December 31, 2020	$299,327	19,327	1	(218,957)	(1,349)	98,349	(289)	98,060

See accompanying notes to consolidated financial statements.

ARIA ENERGY LLC AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands of dollars)

	Years ended December 31,
	2020	2019	2018
Cash flows from operating activities:
Net loss	$(29,923)	(26,947)	(24,691)
Adjustments to reconcile consolidated net loss to net cash provided by operating activities:
Depreciation	15,473	15,620	16,196
Impairment of assets	25,293	1,634	26,167
Amortization of debt origination costs	1,382	1,503	1,619
Amortization of intangible assets	18,754	20,256	21,723
Amortization of below market contracts	(2,881)	(2,920)	(3,498)
Return on investment in joint venture	13,016	11,023	5,032
Equity in earnings of unconsolidated joint ventures	(8,823)	(3,783)	(2,601)
Change in fair value of interest rate and natural gas swap	(1,246)	(126)	(1,727)
Accretion of asset retirement obligation	456	361	407
Settlement of asset retirement obligation	—	(100)	—
Net periodic post-retirement benefit cost	106	80	132
Changes in operating assets and liabilities:
Accounts receivable	(5,835)	3,440	3,731
Costs in excess of billing	—	40	431
Other noncurrent assets	368	508	1,185
Deposits	(83)	(199)	(377)
Inventory	(140)	(592)	(893)
Prepaid expenses and other assets	(883)	(486)	(196)
Trade accounts payable	(131)	(1,512)	(857)
Accrued and other expenses	6,126	2,925	4,447
Net cash provided by operating activities	31,029	20,725	46,230

Cash flows from investing activities:
Purchase of property and equipment	(2,324)	(6,769)	(8,824)
Contributions to joint ventures	(13,020)	(8,674)	—
Payments on related party notes payable	—	(585)	(18,450)
Net cash used in investing activities	(15,344)	(16,028)	(27,274)

Cash flows from financing activities:
Payments on note payable and revolving credit agreement	(16,408)	(5,632)	(4,107)
Proceeds from revolving credit agreement	8,000	4,000	—
Distributions to controlling interest	—	(10,897)	(22,608)
Distributions to noncontrolling interest	(101)	(101)	(83)
Net cash used in financing activities	(8,509)	(12,630)	(26,798)
Net increase (decrease) in cash and cash equivalents	7,176	(7,933)	(7,842)
Cash and cash equivalents – beginning of year	7,081	15,014	22,856
Cash and cash equivalents – end of year	$14,257	7,081	15,014

Supplemental cash flow information:
Cash paid for interest	$11,617	13,230	13,230
Noncash investing transactions – purchase of property and equipment	151	298	298

See accompanying notes to consolidated financial statements.

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands)

Note 1 — Organization and Description of Business

Aria Energy LLC and its subsidiaries (the Company) design, install, own, and operate long-lived energy projects. The Company was originally formed on September 6, 2007, as EIF Renewable Energy Holdings LLC, a Delaware LLC, headquartered in Novi, Michigan. The Company generates its revenue from customers located throughout the United States from the production and sale of electrical energy from landfill gas fuel engines and renewable energy attributes, production and sale of renewable natural gas (RNG), operating and maintaining landfill gas projects owned by third parties, and constructing energy projects. The Company is currently investing in a project where the fuel source will be methane emanating from dairy herds.

Revenue is generated from the sale of commodities (power and gas), sale of capacity (power market) and also from the sale of attributes, i.e., RECs in the power market and RINs/LCFS in RNG market. RECs are Renewable Energy Credits; RINs are Renewable Identification Numbers; and LCFS is Low Carbon Fuel Standard, California Program.

The Company benefits from Federal and state renewable fuel standards and Federal compliance requirements for landfill owners and operators.

Funds managed by Ares EIF Management LLC hold 94.35% of the ownership interests in the Company.

The accompanying consolidated financial statements present the consolidated financial position and results of operations of Aria Energy LLC and its wholly owned subsidiaries and a 90% owned joint venture.

In March 2020, the World Health Organization classified the outbreak of COVID-19 as a pandemic and recommended containment and mitigation measures worldwide. In response to the COVID-19 pandemic, the Company implemented a COVID-19 response team, led by senior management, which initially met on a daily basis to report health status and develop guidelines to protect its workforce. Daily health monitoring and internal contact tracing protocols were implemented. The response team sought feedback from employees, particularly those working in plants, in developing policies and protocols. Work-from-home protocols were implemented immediately where possible for non-operations personnel. For on-site employees, personal protective equipment (PPE) was provided and enhanced hygiene and physical distancing protocols were implemented. The necessary IT improvements were initiated to facilitate a remote-work environment, and the Company leveraged supplier networks to source COVID-19-specific PPE. Communications from senior leadership to all employees were enhanced; weekly updates were provided.

To date, the Company has not experienced any spread of the disease within its operating and management locations and has had no interruptions to its business operations.

The Company remains vigilant in protecting business operations from the potential effects of COVID-19. Safety protocols, including travel restrictions, remote work, masks, social distancing, daily health screenings and daily exposure reporting and notification, continue to be the cornerstone of the Company’s employee protection plan. The Company is encouraging all employees to seek vaccination against the virus and is providing resources to help locate available vaccines; the Company is also providing four hours of paid vacation for all employees who have been vaccinated.

The Company does not believe COVID-19 had any effect on RIN prices. RINs are based on a federal government program that is managed by Environmental Protection Agency. RIN prices began increasing in late 2019 and rose consistently throughout 2020.

Note 2 — Going Concern

We have prepared the accompanying consolidated financial statements on the basis that the Company will continue as a going concern. As disclosed in note 7, LES Project Holdings LLC (LESPH), a subsidiary of Aria Energy LLC has defaulted on a term note obligation by failing to meet its financial covenants. The contractual maturity of the debt was October 7, 2020. The Company has classified the debt principal amounts of $102,831 as a current long-term

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands)

Note 2 — Going Concern (cont.)

debt and associated unpaid interest obligations of $16,008 as accrued and other current liabilities as of December 31, 2020 in the consolidated balance sheets. If the lenders were to require the payment of the LESPH’s debt, the Company does not have the ability to pay the obligation. The obligation is nonrecourse to Aria Energy LLC. On June 1, 2020, the Company entered into a Sale Support and Cooperation Agreement (the “Agreement”) with the Lender Parties. As part of the Agreement, the Company and Lender Parties entered into a Mutual Release Agreement that becomes effective upon the sale of LESPH. As noted in Note 16, the Company, in March 2021, entered into an agreement to sell its membership interests in LESPH, which is expected to close the week of May 17, 2021.

Further, as discussed in note 7, the Company has a Term Loan B under its senior secured credit facility that matures on May 27, 2022. Currently, the Company does not have a commitment to refinance the term loan or the related revolver and does not have the capability to satisfy the term loan in the normal course of business.

Accordingly, these circumstances raise substantial doubt about the Company’s ability to continue as a going concern. Continuation of an entity as a going concern is assumed in financial reporting in the absence of significant information to the contrary. Ordinarily, information that significantly contradicts the going concern assumption relates to the entity’s inability to continue to meet its obligations as they become due without substantial disposition of assets outside the ordinary course of business, restructuring of debt, externally forced revisions of its operations, or similar actions.

The factors noted above raise substantial doubt about the Company’s ability to continue as a going concern, as the Company does not have the ability to satisfy the debt obligations in the normal course of business. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 3 — Summary of Significant Accounting Policies

(a)    Basis of Presentation

The consolidated financial statements of the Company have been prepared on the basis of United States generally accepted accounting principles (U.S. GAAP).

(b)    Segment Reporting

The Company reports segment information in two segments: RNG and electric operations (landfill gas-to-energy, LFGTE). Landfill gas fuel source is a common element, though the Company has a new RNG plant that is under construction that will utilize waste from dairy cattle. The Company currently manages RNG and electric production as separate operating groups and measures production output in terms of megawatt hours (MWh) for LFGTE projects, and energy content is expressed as “millions of British thermal units” or MMBtu for RNG. Other segment reporting considerations include:

•        There are separate operating and leadership teams for RNG and LFGTE, each of whom have different skill sets. The processes for production are unique.

•        Customers are different. Utilities and ISO’s are buyers of electricity and RECs. Municipalities and energy companies are the primary buyers of commodity and RINs.

•        Economics are much stronger with RNG. Prices for both segments are volatile, but based on different drivers.

•        The Company operates a small portfolio of LFGTE plants for third parties. Operationally these plants are the same as wholly owned projects.

•        The Company operates RNG plants for its joint-venture (JV) Mavrix LLC (Mavrix). These plants are operationally the same as wholly owned plants.

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands)

Note 3 — Summary of Significant Accounting Policies (cont.)

•        Construction activity is limited to wholly owned or JV plants. No construction activity is performed for third parties. Construction revenue only exists when building assets for non-consolidated subsidiaries.

(c)     Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect amounts reported in the consolidated financial statements. Actual results could differ from those estimates. The areas most subject to estimation are the projected sale prices of RIN and LCFS attributes.

(d)    Noncontrolling Interests

Noncontrolling interest represents the portion of equity ownership in subsidiaries that is not attributable to the equity holders of Aria Energy LLC. Noncontrolling interests are initially recorded at transaction price which is equal to their fair value and subsequently the amount is adjusted for the proportionate share of earnings and other comprehensive income attributable to the noncontrolling interests and any dividends or distributions paid to the noncontrolling interests.

(e)     Revenue Recognition

The Company generates revenue from the production and sale of electricity, gas, and their renewable energy attributes, and performance of other landfill energy services. Based on requirements of U.S. GAAP, a portion of revenue is accounted for under Accounting Standards Codification (ASC) 840, Leases, and a portion under ASC 606, Revenue from Contracts with Customers. Under ASC 840, revenue is recognized as accruable, generally upon delivery of electricity, gas, and their related renewable attributes. Under ASC 606, revenue is recognized upon the transfer of control of promised goods or services to the customer in an amount that reflects the consideration to which is expected to be entitled in exchange for those goods or services. Based on the terms of the power purchase agreements (PPAs), the amounts recorded under ASC 840 are generally consistent with revenue recognized under ASC 606. For the year ended December 31, 2020, approximately 41% of revenue was accounted for under ASC 606 and 59% under ASC 840. For the year ended December 31, 2019, approximately 43% of revenue was accounted for under ASC 606 and 57% under ASC 840.

The following table’s display the Company’s revenue by major source for the year’s ended December 31, 2020, 2019, and 2018:
	Years Ended December 31,
Major goods/service Line:	2020	2019	2018
Gas commodity	$23,730	23,968	27,342
Gas renewable attributes	51,413	40,374	65,895
Electric commodity	35,359	38,503	44,007
Electric operations and maintenance	11,003	8,046	7,851
Electric renewable attributes	11,075	9,598	10,017
Construction	9,983	12,497	13,172
	$142,563	132,986	168,284

Operating Segments
RNG	$85,126	76,839	106,409
LFGTE	57,437	56,147	61,875
	$142,563	132,986	168,284

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands)

Note 3 — Summary of Significant Accounting Policies (cont.)

Below is a description of accounting policies for each revenue stream:

(i)     Electricity

The Company sells a portion of the electricity it generates under the terms of power purchase agreements or other contractual arrangements which is included in energy revenue. Most PPAs are accounted for as operating leases under ASC 840, as the majority of the output under each PPA is sold to a single offtaker. The PPAs have no minimum lease payments and all of the rental income under these leases is recorded as revenue when the electricity is delivered. PPAs that are not accounted for as leases are considered derivatives. The Company has elected the normal purchase normal sale exception for these contracts, and accounts for these PPAs under ASC 606. Revenue is recognized over time using an output method, as energy delivered best depicts the transfer of goods or services to the customer. Performance obligation for the delivery of energy is generally measured by MWh’s delivered based on contractual prices.

Certain of the Company’s generated electricity is sold through energy wholesale markets (New York Independent System Operator (NYISO), New England Independent System Operator (NEISO), and the Pennsylvania, Jersey, Maryland Independent System Operator (PJM)) into the day-ahead market. These electricity generation revenue streams are accounted for under ASC 606. These electric revenue streams are recognized over time using an output method, as energy delivered best depicts the transfer of goods or services to the customer. Performance obligation for the delivery of energy is generally measured by MWh’s delivered based on contractual prices. The Company also sells its capacity into the month-ahead and three-year ahead markets in the wholesale markets to satisfy system integrity and reliability requirements. Revenue from capacity is recognized under ASC 606 over time using an output method. Capacity, which is a stand-ready obligation to deliver energy when required by the customer, is measured using MWs of capacity.

(ii)    Gas

The Company sells the gas it generates pursuant to various contractual arrangements which is included in energy revenue. These gas sales are accounted for as operating leases under ASC 840, as the majority of the output under each contract is sold to a single offtaker. These agreements have no minimum lease payments and all of the rental income under theses leases is recorded as revenue when the gas is delivered to the customer based on contractual prices.

The Company also has a division that resells biogas it purchases pursuant to various contractual arrangements which is included in energy revenue. This revenue is accounted for under ASC 606. Revenues related to these contracts are recognized at a point in time when control is transferred upon delivery of the biogas. Revenue is recognized on a monthly basis based on the volume of RNG delivered and the price agreed upon with the customer.

(iii)   Renewable Attributes

The Company also generates revenue through the sale of renewable attributes, which is included in energy revenue.

The Company’s electric plants generate renewable energy credits, or RECs, as they generate electricity. The majority of the Company’s RECs are generated by plants for which the Company has a PPA to sell all of the outputs (both energy and RECs) to the PPA counterparty and therefore are accounted for as operating leases in accordance with ASC 840, with revenue recognized as the energy and RECs are generated and delivered. For RECs not bundled with a PPA, the Company considers the RECs when held by the Company to be an inventory item, and outputs that are an economic benefit obtained directly through the operation of the plants. For these stand-alone sales,

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands)

Note 3 — Summary of Significant Accounting Policies (cont.)

revenue is recognized under ASC 606 at a point-in-time, when control is transferred. For RECs subject to sales agreements prior to energy generated, control is deemed to be transferred and revenue recognized when related energy is generated even in cases where there is a certification lag as it has been deemed to be perfunctory. The value of RECs held in inventory is immaterial as the majority of RECs are either sold as part of a PPA or sold in an active market where a sales agreement exists for the credits at the time they are generated.

The Company generates renewable fuel credits called renewable identification numbers, or RINs. Pipeline-quality renewable natural gas processed from landfill gas qualifies for RINs when delivered to a compressed natural gas fueling station. RINs are similar to RECs on the electric side in that they reflect the value of renewable energy as a means to satisfy regulatory requirements or goals. They are different in that RINs exist pursuant to a national program and not an individual state program. The majority of the Company’s RINs are generated by plants for which the Company has a PPA to sell all of the outputs and are therefore accounted for as operating leases in accordance with ASC 840, with revenue recognized when the fuel is produced and transferred to a third party.

(iv)    Construction Type Contracts

The Company, on occasion, enters into contracts to construct energy projects. This contract revenue is recorded under ASC 606 over time, using an input method based on costs incurred.

(v)     Operation and Maintenance (O&M)

The Company provides O&M services at projects owned by third parties which are included in revenue from services. Revenue for these services is recognized under ASC 606. O&M revenue is recognized over time, using the output method, based on the production of electricity from the project.

(vi)    PPA and O&M Contract Amortization

Through acquisitions, the Company has both above and below-market contracts from PPAs and O&M agreements related to the sale of electricity or delivery of services in future periods for which the fair value has been determined to be more or less than market. The amount above and below market value is being amortized to revenue over the remaining life of the underlying contract which is included in energy revenue.

The Company elected to recognize revenue using the right to invoice practical expedient. The Company determine that the amounts invoiced to customers correspond directly with the value to customers and the Company’s satisfaction of the performance obligations to date. Furthermore, with the election of the right to invoice practical expedient, the Company also elects to omit disclosures on the remaining, or unsatisfied performance obligations since the revenue recognized corresponds to the amount that the Company has the right to invoice.

(f)     Cash and Cash Equivalents

The Company considers all investments with an original maturity of three months or less when purchased to be cash equivalents.

The Company maintains amounts on deposit with various financial institutions, which may exceed federally insured limits. Management periodically evaluates the creditworthiness of those institutions. The Company has not experienced any losses on such deposits.

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands)

Note 3 — Summary of Significant Accounting Policies (cont.)

(g)    Accounts Receivable

Accounts receivable are stated at the invoiced or estimated amounts adjusted for any allowance for doubtful accounts. An allowance for doubtful accounts is established based on a specific assessment of all invoices that remain unpaid following normal customer payment periods. There was no allowance for doubtful accounts at December 31, 2020 and 2019 based on the Company’s history with its existing customers. Payments on accounts receivable balances are typically due and paid within 30 days of invoice.

(h)    Inventory

Inventory is stated at the lower of weighted average cost or net realizable value. Inventory consists primarily of engine parts and supplies used in the maintenance of production equipment.

(i)     Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Expenditures for major renewals and betterments that extend the useful life of the assets are capitalized and depreciated over the remaining life of the assets. Maintenance and repair costs incurred by the Company are charged to expense as incurred in cost of energy. Changes in the assumption of useful lives of assets could have a significant impact on the Company’s results of operations and financial condition. Upon sale or retirement, the asset cost and related accumulated depreciation are eliminated from the respective accounts and any resulting gain or loss is recognized in income. Interest incurred on funds borrowed to finance capital projects is capitalized until the project under construction is ready for its intended use. There was no interest capitalized for the years ended December 31, 2020 and 2019.

Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:
Depreciable life – in years
Buildings	20 – 40
Machinery and equipment	10 – 20
Furniture and fixtures	5

(j)     Held for Sale

During 2020, the Company enacted a plan to sell LESPH, and accordingly, the business was classified held for sale at December 31, 2020. An agreement to sell the membership interests of the business subsequently occurred on March 1, 2021 for the purchase price, net of $1,000 of estimated transaction expenses, of $57,500. An impairment of the net assets held for sale in the amount of $25,293 was recognized as of December 31, 2020.

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands)

Note 3 — Summary of Significant Accounting Policies (cont.)

The assets and liabilities included in the consolidated balance sheet that are held for sale as of December 31 are as follows:
In $000s
Current assets:
Accounts receivable	2,092
Inventory	3,034
Related party accounts receivable and advances	88
Prepaid expenses and other current assets	686
Total current assets	5,900
Noncurrent assets:
Property and equipment	4,906
Intangible assets	82,179
Held for sale valuation allowance	(25,293)
Investment in joint ventures	2,342
Total noncurrent assets	64,134
Total assets held for sale	70,034

Current liabilities
Trade accounts payable	824
Accrued and other current liabilities	2,066
Total current liabilities	2,890
Noncurrent liabilities
Below market contracts	6,060
Asset retirement obligations	3,584
Total noncurrent liabilities	9,644
Total liabilities held for sale	12,534

The net loss associated with LESPH included in the net loss on the Company’s consolidated statements of comprehensive loss was $(38,367), $(15,161) and $(38,372) for the years ended December 31, 2020, 2019, and 2018, respectively, of which $(38,445), $(15,245) and $(38,439) respectively, were attributable to the Company.

(k)    Impairment of Long-Lived Assets

In accordance with ASC 360, Property, Plant and Equipment (“ASC 360”), property and equipment, and intangible assets with finite useful lives are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset or asset group to future undiscounted cash flows expected to be generated by the asset or asset group. Such estimates are based on certain assumptions, which are subject to uncertainty and may materially differ from actual results. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

For purposes of testing for an impairment loss, a long-lived asset or assets shall be grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. The lowest level of cash inflows and outflows largely independent of other assets is generally determined to be a project, which represents a single electrical

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands)

Note 3 — Summary of Significant Accounting Policies (cont.)

or gas generation facility located at a single landfill site. The group of assets and liabilities at the project level includes property and equipment, intangible assets (relating to gas rights agreements specific to the project site and, if applicable, the power purchase agreement also specific to the project site), and liabilities associated with out of market contracts (out of market power purchase agreements, if applicable).

The Company recorded a valuation allowance in relation to its sale of LESPH’s assets and liabilities. A definitive Membership Interest Purchase Agreement (MIPA) with Energy Power Investment Company LLC was entered into in March 2021. Given the characteristics of the cooperative sale process, this was treated as a separate transaction from the settlement of the debt (through the execution of the Mutual Release Agreement, discussed in note 2). Since the former will result in a loss, it is recognized as an impairment charge of $25,293 in 2020. The gain resulting from the settlement of the debt will be recognized in 2021 upon the sale of LESPH.

There were no triggering events related to the Company’s projects in the Term B Loan portfolio in 2020. Accordingly, no impairment charge was recognized in 2020 for this group of assets.

There were impairment charges recorded in 2019 of $1,634: $1,279 was charged to intangible assets and $355 was charged to property and equipment. An impairment charge of $26,167 was recognized in 2018 as a result of non-renewal of certain PPAs. Specifically, a $20,532 impairment was charged to intangible assets and $5,635 was charged to property and equipment.

(l)     Other Noncurrent Assets

The other noncurrent asset as of December 31, 2020 and 2019 represents long-term deposits with transportation and utility companies.

(m)   Debt Origination Costs

Debt origination costs were incurred by the Company in connection with various legal, consulting, and financial costs associated with debt financing and are reported net of accumulated amortization. These charges are being amortized over the term of the related debt agreements using the effective interest rate and are recorded as a reduction to long-term debt. Expected amortization expense in each year 2021 – 2022 is $993 and $391, respectively.

(n)    Investments in Joint Ventures

Investments in joint ventures are reported on the equity method. Under this method, the Company records its proportional share of its income or losses of joint ventures as equity in income of joint ventures in the consolidated statements of operations.

(o)    Derivative Instruments

The Company applies the provisions of ASC 815, Derivatives and Hedging, (“ASC 815”). ASC 815 requires each derivative instrument to be recorded and recognized on the consolidated balance sheets at fair value, unless they meet the normal purchase/normal sale criteria and are designated and documented as such. Changes in the fair value of derivative instruments are recognized in earnings.

(p)    Asset Retirement Obligations

Asset retirement obligations (AROs) associated with long-lived assets are those for which a legal obligation exists under enacted laws, statutes, and written or oral contracts and for which the timing and/or method of settlement may be conditional on a future event. AROs are recognized at fair value in the period in which they are incurred and a reasonable estimate of fair value can be made. Upon initial

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands)

Note 3 — Summary of Significant Accounting Policies (cont.)

recognition of an obligation, the Company capitalizes the asset retirement cost by increasing the carrying amount of the related long-lived asset by the same amount. Over time, the liability is accreted to its expected future value, while the capitalized cost is depreciated over the useful life of the related asset. Accretion expense is included in depreciation, amortization and accretion in the consolidated statements of operations. See note 9 for further disclosures on AROs.

(q)    Postretirement Obligations

Postretirement benefits amounts recognized in consolidated financial statements are determined on an actuarial basis. The Company obtains an independent actuary valuation of its postretirement obligation annually as of December 31. To calculate the present value of plan liabilities, the discount rate needs to be determined which is an estimate of the interest rate at which the retirement benefits could be effectively settled. The discount rate is determined using the average effective rate derived through matching of projected benefit payments with the discount rate curve published by Citigroup as of each reporting date. See note 10 for further disclosures on postretirement obligations.

(r)     Other Long-Term Liabilities

Other long-term liabilities are recognized in the consolidated financial statements as obligations of the Company that are due more than one year in the future. Based on a contractual obligation under its Mavrix operating agreement, the Company estimates an earn-out related to the performance of the Mavrix joint ventures payable in 2022 in the amount of $1,400. The maximum earnout under the operating agreement is $9,500.

(s)     Comprehensive (Loss) Income

Comprehensive (loss) income consists of net (loss) income and other comprehensive (loss) income. Other comprehensive (loss) income includes certain changes in assets and liabilities recognized directly to equity, such as actuarial gains/losses on the Company’s postretirement plan.

(t)     Income Taxes

Aria Energy LLC is a limited liability corporation taxed as a partnership and therefore no provision for federal income taxes has been made in the consolidated financial statements since taxable income or loss of Aria Energy LLC is required to be reported by the respective members on their individual income tax returns.

In 2016, Congress enacted the Bipartisan Budget Act of 2015 (the Act), which includes major changes in the way the IRS audit entities that are classified as partnerships. In the event the Company is audited by the taxing authority and assessed additional amounts due to the underpayment of tax in previous tax years, the Company intends to make the push-out election allowed by Treasury. That election allows the Company to notify its partners of their share of imputed underpayment amounts for including is their current tax returns. The Company has evaluated its tax position and believes it has no uncertain tax positions.

One of Aria Energy LLC’s subsidiaries is treated as a corporation for tax purposes. Income taxes of this subsidiary are accounted for under the asset and liability method. This entity has reported tax losses since inception, and there is a full valuation allowance of $605 and $504 at December 31, 2020 and 2019, respectively, recorded against its net deferred tax asset.

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands)

Note 3 — Summary of Significant Accounting Policies (cont.)

(u)    Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable. Certain accounts receivable are concentrated within entities engaged in the energy industry. These industry concentrations may impact the Company’s overall exposure to credit risk, either positively or negatively, in that the customers may be similarly affected by changes in economic, industry or other conditions. Receivables and other contractual arrangements are subject to collateral requirements under the terms of enabling agreements. However, the Company believes that the credit risk posed by industry concentration is offset by the creditworthiness of its customer base.

(v)     Cost of Energy

Cost of energy consists primarily of labor, parts, and outside services required to operate and maintain Company owned project facilities, electricity consumed in the process of gas production, the transportation of gas or transmission of electricity to the delivery point, and royalty payments to landfill owners as stipulated in the gas rights agreements.

(w)    Fair Value Measurements

Fair value is the price at which an asset could be exchanged or a liability transferred in an orderly transaction between knowledgeable, willing parties in the principal or most advantageous market for the asset or liability. Where available, fair value is based on observable market prices or derived from such prices. Where observable prices or inputs are not available, valuation models are applied. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the price transparency for the instruments or market and the instruments’ complexity. The framework for establishing fair value is based on a hierarchy that prioritizes the inputs and valuation techniques used to measure fair value.

The Company employs varying methods and assumptions in estimating the fair value of each class of financial instruments for which it is practicable to estimate fair value. For cash and cash equivalents, accounts receivable and trade accounts payables, the carrying amounts approximate fair value due to the short maturity of these instruments. For long-term debt, the carrying amounts approximate fair value as the interest rates obtained by the Company approximate the prevailing interest rates available to the Company for similar instruments.

In accordance with ASC 820, Fair Value Measurement (“ASC 820”), the hierarchy alluded to above is established that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The hierarchy defines three levels of inputs that may be used to measure fair value:

In general, fair values determined by Level 1 inputs use quoted prices in active markets for identical assets or liabilities that the Company has the ability to access.

Fair values determined by Level 2 inputs use other inputs that are observable, either directly or indirectly. These Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset. These Level 3 fair value measurements are based primarily on management’s own estimates using pricing models, discounted cash flow methodologies, or similar techniques taking into account the characteristics of the asset.

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands)

Note 3 — Summary of Significant Accounting Policies (cont.)

In instances whereby inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Company’s assessment of the significance of particular inputs to these fair value measurements requires judgment and considers factors specific to each asset or liability.

(x)    Recently Issued Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board issued ASU No. 2016-02, Leases (Topic 842), which sets out the principles for the recognition, measurement, presentation, and disclosure of leases for both parties to a contract (i.e., lessees and lessors). The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating based on the principle of whether or not the lease is effectively a financed purchase by the lessee. The classification will determine whether lease expense is recognized on an effective interest method or on a straight-line basis over the term of the lease, respectively. A lessee is also required to record a right of use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases today. Topic 842 supersedes the previous leases standard, ASC Topic 840, Leases. This guidance is effective for annual periods beginning after December 15, 2021. Early application is permitted. The Company is currently evaluating the effect the standard will have on its consolidated financial statements and disclosures.

Note 4 — Property, Plant and Equipment

Property, plant and equipment are summarized as follows:
	December 31
	2020	2019
Buildings	$25,186	33,003
Machinery and equipment	166,191	205,850
Furniture and fixtures	1,154	1,527
Construction in progress	1,366	1,517
Total cost	193,897	241,897
Accumulated depreciation	(123,138)	(153,079)
Net property, plant and equipment	$70,759	88,818

Depreciation expense was $15,473, $15,620, and $16,196 for the years ended December 31, 2020, 2019 and 2018, respectively.

Note 5 — Intangible Assets

Intangible assets consist of gas rights agreements, operations and maintenance contracts, power purchase, gas sales and gas purchase agreements that were created as a result of the allocation of the purchase price under business acquisitions based on their future value to the Company and amortized over their estimated useful lives. The gas rights agreements have various renewal terms in their underlying contracts that are factored into the useful lives when amortizing the intangible asset.

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands)

Note 5 — Intangible Assets (cont.)

Amortizable Intangible Assets
	December 31, 2020
	Gross carrying amount	Accumulated amortization	Net
Gas rights agreements	217,285	102,944	114,341
Operations and maintenance contracts	3,500	2,475	1,025
Gas sales agreements	32,059	20,503	11,556
Total	252,844	125,922	126,922
	December 31, 2019
	Gross carrying amount	Accumulated amortization	Net
Gas rights agreements	384,700	175,497	209,203
Operations and maintenance contracts	9,699	6,169	3,530
Gas sales agreements	32,059	16,937	15,122
Total	426,458	198,603	227,855

Details of the intangible assets are summarized below:
Type of contract	Amortization line item	Remaining lives	2020 expense	2019 expense	2018 expense
Gas rights	Depreciation, amortization and accretion	4 to 16 years	$14,636	16,111	17,551
Operation and maintenance	Amortization of intangibles and below-market contracts	5 years	552	579	579
Gas sales	Amortization of intangibles and below-market contracts	1 to 8 years	3,566	3,566	3,566
Power purchase	Amortization of intangibles and below-market contracts	None	—	—	27

Estimated amortization for the years ending December 31 are as follows:
2021	$12,724
2022	12,132
2023	11,220
2024	10,294
2025	10,025
Thereafter	70,527
Total	$126,922

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands)

Note 5 — Intangible Assets (cont.)

Below-Market Contracts

Due to business acquisitions and asset acquisitions, the Company previously acquired certain below-market contracts, which are classified as noncurrent liabilities on the Company’s consolidated balance sheets. These include:
	December 31, 2020			December 31, 2019
	Gross liability	Accumulated amortization	Net	Gross liability	Accumulated amortization	Net
Power purchase agreements	$—	—	—	12,200	5,704	6,496
Gas purchase agreements	19,828	14,059	5,769	19,828	11,614	8,214
Total	19,828	14,059	5,769	32,028	17,318	14,710

Of these contracts, $12,200 was related to the sale of power by LESPH and was reclassified to held for sale in 2020. Amortization was $436 and $476 for the years ended December 31, 2020 and 2019 respectively, which is recorded as amortization of intangibles and below-market contracts. The remaining $19,828 relates to the purchase of gas, and they are amortized to cost of energy. Amortization was $2,445 for the three years ended December 31, 2020, 2019 and 2018, which was recorded as a decrease to cost of energy.

Estimated amortization for the years ending December 31 are as follows:
2021	$2,433
2022	2,409
2023	927
Thereafter	—
Total	$5,769

Note 6 — Investment in Joint Ventures

The Company holds 50% interests in six joint ventures accounted for using the equity method — Mavrix, LLC, Riverview Energy Systems, LLC, Adrian Energy Systems, LLC, Salem Energy Systems, LLC, Salt Lake Energy Systems LLC, and Sunshine Gas Producers, LLC.

Under the terms of the Mavrix LLC Contribution Agreement dated September 30, 2017, the Company is required to make an Earn-Out Payment to its JV partner holding the other 50% membership (in Mavrix LLC) of an amount up to $9.5 million. As defined in the Contribution Agreement, the payment represents additional consideration for the Company’s equity interest in Mavrix, the Earn-Out Payment will be based on the performance of certain projects owned by Mavrix, through the Earn-Out Period which ends September 30, 2022. No Earn-Out Payment is made until after the Earn-Out Period. The Company has estimated the Earn-Out Payment to be $1,400, and has recorded that amount in other long-term liabilities.

Summary information on the joint ventures is as follows:
	December 31
	2020	2019
Assets	$171,288	150,390
Liabilities	13,570	9,745
Net assets	$157,718	140,645
Company’s share of equity in net assets	$77,993	70,108

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands)

Note 6 — Investment in Joint Ventures (cont.)

	December 31
	2020	2019
Revenue	$60,459	45,298
Net income	18,801	9,358
Company’s share of net income	9,298	4,378

Note 7 — Long-Term Debt
	December 31
	2020	2019
Notes payable – due October 7, 2020	$102,831	102,831
Term Loan B – due May 2022	137,978	142,385
Revolving Credit Facility	—	4,000
Debt origination costs – net of accumulated amortization of $6,208 and $14,971 at December 31, 2020 and 2019, respectively	(1,385)	(2,766)
Total	239,424	246,450
Less:
Current portion of debt	102,831	106,738
Current portion of debt origination costs	—	(366)
Long-term portion	$136,593	140,078

Notes Payable

In October 2010, LESPH, a subsidiary of Aria Energy LLC entered into a credit agreement with a syndicate of bank lenders (the Banks) that provided for a term note and a working capital commitment (Line of Credit) which is described below. The term note, along with working capital commitment, is collateralized exclusively by the assets of LESPH, and is nonrecourse to Aria Energy LLC. The working capital commitment expired in October 2015. The note is due in quarterly installments at prime rate plus 2.0% in 2020 and 2019 (6.0% and 7.5% as of December 31, 2020 and 2019, respectively). In accordance with the associated credit agreement, the above notes payable were due October 7, 2020, however, balances were not paid as of December 31, 2020.

Under its credit agreement, LESPH is subject to various financial covenants, including maintaining a minimum debt service coverage ratio of 1.10 to 1.00. LESPH was not in compliance with these financial covenants at December 31, 2020 and 2019, having declared a default in November 2015. Subsequently, it was further determined that there were additional defaults around compliance reporting, and lack of proper notifications.

As discussed in note 2, the debt was due in full on October 7, 2020, and the amount outstanding under the term note has been classified as a current liability. On June 1, 2020 the Company signed a Sale Support and Cooperation Agreement with the lenders. As discussed in note 16, the Company has signed an agreement to sell LESPH, with closing expected for the week of May 17, 2021.

Senior Secured Credit Facility Revolver and Term Loan B

Aria Energy LLC and certain subsidiaries (Borrowers) entered into a senior secured credit facility that provides for a $200,000 secured term loan, and a $40,214 secured revolving credit facility, of which $40,000 can be used for letters of credit. During 2020, the revolving credit maturity date was extended until November 24, 2021. The facility is secured by a first lien security interest in the assets of the Borrowers. Payments on the term loan are due in quarterly installments of $500 that began on September 30, 2015 and will continue through March 31, 2022, with remaining amounts outstanding due and payable on May 27, 2022. Mandatory Prepayments are to be made from Excess Cash Flows as defined in the credit agreement, following each fiscal year. There was a $0 mandatory prepayment made in 2020 and $3,632 mandatory prepayment made in 2019. Voluntary prepayments are permitted

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands)

Note 7 — Long-Term Debt (cont.)

from time-to-time and at the Company’s option may be applied to remaining scheduled amortization payments or to the final payment at maturity. The Company made a $2,000 voluntary prepayment in 2020 executing the option to apply the payment to future principal installments, which fulfills the current obligation through 2021. Under the credit agreement, the Company is subject to a financial covenant that requires maintaining a maximum total debt to EBITDA (Total Secured Leverage) ratio of 6.0 to 1.0. The Company was in compliance with this covenant at December 31, 2020.

Interest on the term loan is paid quarterly at a rate of LIBOR minimum of 1.00% plus a spread of 4.00% (5.50% and 6.20% for 2020 and 2019, respectively). Interest on the revolver is paid at a variable rate; the Company has the option of a rate based on Eurodollar plus 3.75% to 4.00 depending on the Total Secured Leverage ratio, or a rate based on the Banks’ Prime Rate plus a margin of 2.75% to 3.00% depending on the Total Secured Leverage ratio., All spreads based on Eurodollar and the Banks’ Prime rate shall be increased by 0.50% (50 basis points) until such time that the Borrowers obtain both (1) a public corporate credit rating of B or higher with stable outlook from S&P and (2) a public corporate family rating of Ba3 or higher with stable outlook from Moody’s.

As of December 31, 2020, $137,978 was outstanding on the term loan at a 5.50% interest rate; and as of the same date, $0 was drawn on the revolver. As of December 31, 2020, the Company had $19,407 in letters of credit outstanding which reduces the amount available under the revolving credit facility.

As of December 31, 2019, $142,385 was outstanding on the term loan at a 6.20% interest rate; and as of the same date, $4,000 was drawn on the revolver. As of December 31, 2019, the Company had $21,260 in letters of credit outstanding, which reduces the amount available under the revolving credit facility.

Note 8 — Derivative Instruments

The Company is exposed to certain risks in the normal course of its business operations. The main risks are those relating to the variability of future earnings and cash flows — e.g., market risks, which are managed through the use of derivative instruments. All derivative financial instruments are reported in the consolidated balance sheets at fair value, unless they meet the normal purchase normal sale criteria and are designated and documented as such.

The Company has a natural gas variable to fixed priced swap agreement with an original notional quantity of 4,007 MMBtu. The swap agreement provides for a fixed to variable rate swap calculated monthly, until the termination date of the contract, June 30, 2023. The agreement was intended to manage the risk associated with changing commodity prices. Changes in the fair values of natural gas swap are recognized in gain (loss) on swaps and realized losses are recognized as a component of cost of energy expense as summarized in the table below.

Valuation of the natural gas swap was calculated by discounting future net cash flows that were based on a forward price curve for natural gas over the life of the contract, with an adjustment for the counterparty’s credit default hedge rate which are considered level 2 inputs in the fair value hierarchy (see note 3(t)).

On April 6, 2020 the Company entered into an interest rate cap with a total notional amount of $110,000 and an effective date of April 30, 2020. The cap agreement provides a fixed cap rate of 1.00% per annum related to the one-month LIBOR and with a termination date of May 31, 2022. The market value at 12/31/2020 was valued at zero and all associated fees with this transaction were recorded. The Company made cash payments for the natural gas swap of $1,286, $745 and $494 for the years ended December 31, 2020, December 31, 2019, and December 31, 2018 respectively. In 2018 the Company received $539 in settlement of the interest rate swap.
	December 31
	2020	2019	2018
Natural gas swap liability	$1,268	2,514	2,640

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands)

Note 8 — Derivative Instruments (cont.)

	December 31
	2020	2019	2018
Natural gas swap – unrealized loss	$(40)	(619)	875
Interest rate CAP – unrealized loss	(95)	—
Interest rate swaps – unrealized gain	—	—	852
Interest rate swaps – realized gain	—	—	539

Note 9 — Asset Retirement Obligations

The following table presents the activity for the AROs for the years ended December 31, 2020 and 2019:
	December 31
	2020	2019
Balance at beginning of year	$6,536	6,022
Accretion expense	456	361
Revision to estimated cash flows	—	253
Transfer to liabilities classified as held for sale	(3,584)	—
Settlement of asset retirement obligation	—	(100)
Balance at end of year	$3,408	6,536

Accretion expense represents the increase in asset retirement obligations over the remaining operational life of the asset and is recognized in depreciation, amortization and accretion.

Note 10 — Benefit Plans

401(k) Plan

The Company maintains a qualified tax deferred 401(k) retirement plan (the Plan). Under the provisions of the Plan, substantially all employees meeting minimum age and service requirements are entitled to contribute on a before and after-tax basis a certain percentage of their compensation. The Company matches up to 100% of employees’ first 3% contribution and 50% of the employees’ next 2% contribution. Employees vest immediately in their contributions and the Company’s contribution. The Company’s contributions in 2020 and 2019 were $590 and $544, respectively.

Postretirement Obligations

The Company sponsors an unfunded defined benefit health care plan that provides postretirement medical benefits to full-time employees who meet minimum age and service requirements.

The following table sets forth changes in the plan’s benefit obligations:
	2020	2019
Benefit obligation at beginning of year	$3,599	2,796
Service cost	49	41
Interest cost	103	109
Plan amendments	—	186
Net actuarial loss (gain) for the prior year	144	566
Net benefits paid	(145)	(99)
Benefit obligation at end of year	$3,750	3,599

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands)

Note 10 — Benefit Plans (cont.)

Amounts recognized in the consolidated balance sheets consist of:
	December 31
	2020	2019
Accrued benefit liability	$(3,750)	(3,599)
Unrecognized net actuarial loss	1,205	1,148
Unrecognized prior service benefit (cost)	144	156
Net amount recognized	$(2,401)	(2,295)

Net periodic benefit cost recognized in the consolidated statements of comprehensive loss was:
	December 31
	2020	2019	2018
Service cost	$49	41	45
Interest cost	103	109	98
Amortization of prior service cost	12	(9)	(9)
Recognition of net actuarial loss	87	38	65
Net periodic benefit cost	$251	179	199

Amounts recognized in other comprehensive loss consist of:
	December 31
	2020	2019	2018
Net actuarial (loss) gain	$(45)	(723)	290

Weighted average assumptions used to determine net benefit cost for 2020 and 2019 were as follows:
	2020	2019	2018
Discount rate:
a. Net periodic expense	3.03%	4.09%	3.46%
b. End of year disclosure	2.22	3.03	4.09
Healthcare cost trend rate:
a. Assumed for next year	N/A	N/A	N/A
b. Ultimate rate	N/A	N/A	N/A
c. Year of ultimate rate	N/A	N/A	N/A

One of the requirements of U.S. GAAP is to report the effect of increasing (decreasing) by one percentage point the assumed health care cost trend rate for future years on (1) the aggregate of the service and interest components of net periodic benefit cost, and (2) the accumulated postretirement benefit obligation. Due to the fact that HRA contribution caps are not anticipated to increase with medical trend, there is no impact to liabilities or plan expenses related to changes in the health care trend.

As this plan is not pre-funded, no contributions other than those necessary to cover benefit payments are anticipated. Estimated future benefit payments are as follows:
Year	Payments
2021	$193
2022	209
2023	165
2024	176
2025	168
2026 – 2030	946

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands)

Note 10 — Benefit Plans (cont.)

Because benefits were assumed to be capped, the increase (decrease) of the assumed health care cost trend rate was not calculated. A change in the discount rate used to value plan liabilities by 1% would have the following effect:
	1% increase	1% decrease
Service cost	$42	57
Interest cost	121	79
Net period benefit cost	$163	136
Benefit obligation	$3,325	4,271
Discount rate	3.22%	1.22%

Note 11 — Capital

The Company is authorized to issue three classes of membership units, consisting of Class A units, Class B units and Class C units. The Class A units and the Class B units have the voting interests — voting together as a single class. The Class C units have a nonvoting interest. The Class A units and the Class B units receive all distributions until set Internal Rate of Returns are reached. The Company is authorized to issue an unlimited number of Class A units and Class B units and have the following units outstanding (in thousands):
	2020
Price per share	Class A	Class B	Class C
$1.00	441,482	27,120	—
0.10	—	—	9
0.88	11,364	—	—
Total shares outstanding	452,846	27,120	9
	2019
Price per share	Class A	Class B	Class C
$1.00	441,482	27,120	—
0.10	—	—	9
0.88	11,364	—	—
Total shares outstanding	452,846	27,120	9

Note 12 — Earnings per Unit

Basic earnings per unit is computed using the “two-class” method which includes the weighted average number of units outstanding during the period and other securities that participate in dividends (a participating security) (if any). During the periods where the Company incurs net losses, the Company allocates no loss to participating securities because these securities have no contractual obligation to share in the losses of the Company. Under the two-class method, basic net loss per unit applicable to unitholders is computed by dividing the net loss applicable to common unitholders by the weighted average number of common units outstanding for the period. Diluted net loss per unit is computed similar to basic net loss per unit except that the denominator is increased to include the number of additional units for the potential dilutive effects of a warrant, convertible preferred stock and stock options outstanding during the period calculated in accordance with the treasury stock method, or the two-class method, whichever is more dilutive. For all periods presented, basic and diluted net loss per unit are the same, as any additional unit equivalents would be anti-dilutive.

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands)

Note 12 — Earnings per Unit (cont.)

Earnings per common unit	December 31, 2020	December 31, 2019	December 31, 2018
Net loss attributable to the Company (thousands of $)	(30,001)	(27,031)	(24,758)
Weighted average number of common units outstanding (thousands of shares)	479,966	479,966	479,966
Earnings (loss) per common unit ($)	(0.06)	(0.06)	(0.05)

Note 13 — Related Party Transactions

Sales are made to and services are purchased from entities and individuals affiliated through common ownership. The Company provides operations and maintenance services, and administration and accounting services to their 50% owned joint ventures. The following is a summary of transactions and balances with these related parties:
	December 31
	2020	2019
Sales of construction services	$9,983	12,497
Sales of operations and maintenance services	1,701	1,635
Sales of administrative and other services	409	382
Accounts receivable	332	299

Note 14 — Segment Reporting

The Company has two reportable segments for the years ending December 31, 2020, 2019, and 2018, Renewable Natural Gas (RNG) and Renewable Baseload Electricity. Renewable Baseload Electricity is the generation of power and Landfill Gas to Electricity (LFGTE) plant. The corporate entity is not determined to be an operating segment but is discretely disclosed for purposes of reconciliation of the Company’s consolidated financial statements. The following tables are consistent with the manner in which the Chief Operating Decision Maker (CODM) evaluates the performance of each segment and allocates the Company’s resources.

2020 Segment Information
	RNG	LFGTE	Corporate	Total

Total revenue	$81,559	57,322	—	138,881
Net income (loss)	30,459	(26,126)	(34,334)	(30,001)
EBITDA	40,592	(4,531)	(14,941)	21,120
Adjusted EBITDA	38,784	25,137	(12,686)	51,235
Total assets	158,790	213,533	20,596	392,919
Capital expenditures and investment in joint ventures	14,364	980	—	15,344

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands)

Note 14 — Segment Reporting (cont.)

The following table is a reconciliation of the Company’s reportable segments’ net income from continuing operations to Adjusted EBITDA for the year ended December 31, 2020:
	RNG	LFGTE	Corporate	Total
Net income (loss)	$30,459	(26,126)	(34,334)	(30,001)
Depreciation, amortization and accretion	10,133	21,595	74	31,802
Interest expense	—	—	19,319	19,319
EBITDA	$40,592	(4,531)	(14,941)	21,120
Impairment of assets	—	25,293	—	25,293
Net derivative activity	(1,151)	—	—	(1,151)
Equity in income of joint ventures	(6,107)	(3,191)	—	(9,298)
Return on investment in joint ventures	5,450	7,566	—	13,016
Debt forbearance costs	—	—	1,815	1,815
Costs related to sale of equity	—	—	440	440
Adjusted EBITDA	$38,784	25,137	(12,686)	51,235

2019 Segment Information
	RNG	LFGTE	Corporate	Total
Total revenue	$73,273	56,044	—	129,317
Net income (loss)	14,314	(5,966)	(35,379)	(27,031)
EBITDA	21,503	20,033	(13,121)	28,415
Adjusted EBITDA	25,093	24,596	(12,381)	37,308
Total assets	150,667	259,911	15,564	426,142
Capital expenditures and investment in joint ventures	14,579	1,449	—	16,028

The following table is a reconciliation of the Company’s reportable segments’ net income from continuing operations to Adjusted EBITDA for the year ended December 31, 2019:
	RNG	LFGTE	Corporate	Total
Net income (loss)	$14,314	(5,966)	(35,379)	(27,031)
Depreciation, amortization and accretion	7,189	25,999	129	33,317
Interest expense	—	—	22,129	22,129
EBITDA	$21,503	20,033	(13,121)	28,415
Impairment of assets	—	1,634	—	1,634
Net derivative activity	(126)	—	—	(126)
Equity in income of joint ventures	(664)	(3,714)	—	(4,378)
Return on investment in joint ventures	4,380	6,643	—	11,023
Debt forbearance costs	—	—	623	623
Costs related to sale of equity	—	—	117	117
Adjusted EBITDA	$25,093	24,596	(12,381)	37,308

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands)

Note 14 — Segment Reporting (cont.)

2018 Segment Information

	RNG	LFGTE	Corporate	Total
Total revenue	$102,844	62,321	—	165,165
Net income (loss)	41,304	(30,975)	(35,087)	(24,758)
EBITDA	48,085	(2,980)	(14,401)	30,704
Adjusted EBITDA	47,139	25,586	(12,422)	60,303
Total assets	157,825	282,906	24,973	465,704
Capital expenditures and investment in joint ventures	26,325	949	—	27,274

The following table is a reconciliation of the Company’s reportable segments’ net income from continuing operations to Adjusted EBITDA for the year ended December 31, 2018:
	RNG	Power	Corporate	Total
Net income (loss)	$41,304	(30,975)	(35,087)	(24,758)
Depreciation, amortization and accretion	6,781	27,995	52	34,828
Interest expense	—	—	20,634	20,634
EBITDA	$48,085	(2,980)	(14,401)	30,704
Impairment of assets	—	26,167	—	26,167
Net derivative activity	(875)	—	(852)	(1,727)
Equity in income of joint ventures	(2,427)	(833)	—	(3,260)
Return on investment in joint ventures	1,800	3,232	—	5,032
Loss on disposal of assets	556	—	—	556
Debt forbearance costs	—	—	1,792	1,792
Costs related to sale of equity	—	—	1,039	1,039
Adjusted EBITDA	$47,139	25,586	(12,422)	60,303

Note 15 — Commitments and Contingencies

From time to time, the Company has become involved in claims and legal matters arising in the ordinary course of business. Management is not currently aware of any matters that will have a material adverse effect on the financial position, results of operations, or cash flows of the Company.

(a)    Gas Rights Agreements

The Company has various gas rights agreements with Landfill owners that terminate from 2024 to 2036. In some cases these agreements are evergreen. The terms of the gas rights agreements generally require the payment of a royalty based on revenue generated from production.

(b)    Capital Commitments

The Company has $559 and $7,584 related to its construction projects at December 31, 2020 and 2019, respectively.

(c)     Leases

The Company leases office space in Novi, Michigan under a ten year term with monthly lease payments starting at $4. After the first year the monthly lease payment is increased by 2% annually. Monthly rent is now $5. On October 20, 2020 the Company signed a lease extension agreement for two

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands)

Note 15 — Commitments and Contingencies (cont.)

additional years. The lease will expire on June 30, 2023. The total lease expense was $63 and $62 for the years ended December 31, 2020 and 2019, respectively. Future minimum lease payments will be $64, $64 and $32 per year for 2021 - 2023, respectively.

(d)    Litigation

From time to time, the Company has become involved in claims and legal matters arising in the ordinary course of business. Management is not currently aware of any matters that will have a material adverse effect on the financial position, results of operations, or cash flows of the Company.

(e)     Concentrations

A substantial portion of the Company’s energy revenues are generated from one customer who comprises 32% and 28% of total revenue for the years ended December 31, 2020 and 2019, respectively.

(f)     Environmental

The Company is subject to a range of federal, state and local regulations governing the wellfields (on the associated landfill) and pipelines. The Company believes its operations currently comply in all material respects all environmental laws and regulations applicable to its business. However, there can be no assurance that environmental requirements will not change in the future or that the Company will not incur significant costs to comply with such requirements.

Note 16 — Subsequent Events

The Company has evaluated subsequent events from the balance sheet date through May 13, 2021, the date at which the consolidated financial statements were issued and determined that except for the transactions described below, there are no events that have occurred that would require adjustments to the disclosures in the consolidated financial statements.

Sale of LESPH

As noted in notes 2(j), 2(k), and 7, the Company enacted a plan to sell LESPH in 2020. On March 1, 2021, the Company entered into a Membership Interest Purchase Agreement (MIPA) for the purpose of selling 100% of the membership interests in LESPH. In accordance with Section 4.02 of the MIPA, the Sellers obligations at closing include the execution of the Lender Release, as defined in the agreement, releasing of Liens and claims with respect to LESPH and its consolidated and non-consolidated subsidiaries, terminating the LESPH credit agreement and discharging the borrowers’ obligations.

Final regulatory approval of the sale was received on May 5, 2021; the transaction is expected to close the week of May 17, 2021.

Business Combination Agreement

On April 7, 2021, Rice Acquisition Corp., a special purpose acquisition company, announced an agreement to enter into a business combination with the Company and Archaea Energy LLC. The combined company will be named Archaea Energy, with an executive team comprised of leaders from the Company and Archaea Energy LLC.

The transaction is expected to close in the third quarter of 2021 and plans to be listed on the NYSE under the ticker symbol “LFG”. The Company is being acquired for approximately $680 million. Archaea Energy LLC is being acquired for $347 million.

ARCHAEA ENERGY LLC
AND SUBSIDIARIES

CONSOLIDATED
FINANCIAL STATEMENTS

JUNE 30, 2021

ARCHAEA ENERGY LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
June 30, 2021 (unaudited) and December 31, 2020
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$573,667	$1,495,844
Restricted cash	35,729,235	—
Accounts receivable – net	1,780,813	1,780,110
Contract assets	223,386	48,234
Prepaid expenses and other current assets	12,961,258	4,682,125
Total current assets	51,268,359	8,006,313

Noncurrent assets:
Property and equipment – net of accumulated depreciation of $918,235 and $37,183 at June 30, 2021 and December 31, 2020, respectively	55,961,757	441,024
Construction in progress	73,793,522	51,927,377
Intangible assets – net of accumulated amortization of $150,000 and $100,000 at June 30, 2021 and December 31, 2020, respectively	8,592,745	8,692,745
Goodwill	2,754,438	2,754,438
Other noncurrent assets	2,870	2,458,870
Total noncurrent assets	141,105,332	66,274,454
Total assets	$192,373,691	$74,280,767

ARCHAEA ENERGY LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS — (Continued)
June 30, 2021 (unaudited) and December 31, 2020
	2021	2020
Liabilities and Members’ Equity
Current liabilities:
Line of credit	$7,056,583	$—
Trade accounts payable	11,787,543	14,845,004
Current portion of long-term debt, net of unamortized debt origination costs	5,036,824	1,302,384
Contract liabilities	571,950	1,422,685
Deferred salaries	492,008	—
Deferred acquisition costs	300,000	300,000
Accrued and other current liabilities	4,565,813	6,547,038
Total current liabilities	29,810,721	24,417,111

Noncurrent liabilities:
Long-term debt, net of unamortized debt origination costs	134,514,571	14,773,024
Deferred salaries	—	393,606
Deferred acquisition costs	2,700,000	2,700,000
Asset retirement obligations	309,413	305,865
Other long-term liabilities	3,728,842	200,500
Total noncurrent liabilities	141,252,826	18,372,995

Total liabilities	171,063,547	42,790,106
Members’ equity
Controlling interest:
Members’ equity	35,178,979	34,930,001
Accumulated deficit	(14,331,403)	(4,155,904)
Total controlling interest	20,847,576	30,774,097
Noncontrolling interest	462,568	716,564
Total members’ equity	21,310,144	31,490,661
Total liabilities and members’ equity	$192,373,691	$74,280,767

See accompanying notes to the consolidated financial statements

ARCHAEA ENERGY LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
Six Months Ended June 30, 2021 (unaudited) and 2020 (unaudited)
	2021	2020
Revenue
Energy revenue	$3,058,704	$—
Equipment sales	3,632,026	2,509,799
Services	90,739	82,962
Total revenue	6,781,469	2,592,761

Cost of operations:
Cost of operations	5,508,041	1,321,150
Depreciation and amortization	934,599	67,066

Total cost of operations	6,442,640	1,388,216

General and administrative expenses	11,042,836	2,449,220

Operating loss	(10,704,007)	(1,244,675)

Other income (expense):
Other income	294,127	27,877
Interest expense	(19,615)	—
Total other income (expense)	274,512	27,877

Net loss	(10,429,495)	(1,216,798)

Net income (loss) attributable to noncontrolling interest	(253,996)	128,286

Net loss attributable to controlling interest	$(10,175,499)	$(1,345,084)

See accompanying notes to the consolidated financial statements

ARCHAEA ENERGY LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY
Six Months Ended June 30, 2021 (unaudited) and 2020 (unaudited)
	Members’ Equity	Accumulated Deficit	Total Controlling Interest	Noncontrolling Interest	Total Equity
Balance – December 31, 2019	$2,470,002	$(1,683,332)	$786,670	$—	$786,670
Net income (loss)	—	(1,345,084)	(1,345,084)	128,286	(1,216,798)
Common stock	—	—	—	480,392	480,392
Contributions	15,750,000	—	15,750,000	—	15,750,000
Balance – June 30, 2020	$18,220,002	$(3,028,416)	$15,191,586	$608,678	$15,800,264

Balance – December 31, 2020	$34,930,001	$(4,155,904)	$30,774,097	$716,564	$31,490,661
Net loss	—	(10,175,499)	(10,175,499)	(253,996)	(10,429,495)
Share-based awards	178,979	—	178,979	—	178,979
Contributions	69,999	—	69,999	—	69,999
Balance – June 30, 2021	$35,178,979	$(14,331,403)	$20,847,576	$462,568	$21,310,144

See accompanying notes to the consolidated financial statements

ARCHAEA ENERGY LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS
Six Months Ended June 30, 2021 (unaudited) and 2020 (unaudited)
	2021	2020
Cash flows from operating activities:
Net loss	$(10,175,499)	$(1,345,084)
Adjustments to reconcile consolidated net loss to net cash used in operating activities:
Depreciation and amortization	931,051	67,066
Amortization of debt issuance costs	13,951	—
Bad debt expense	9,161	3,058
Noncontrolling interest	(253,996)	128,286
Accretion expense	3,548	—
Forgiveness of Paycheck Protection Loan	(200,499)	—
Compensation – Series A incentive units	178,979	—
Changes in operating assets and liabilities:
Accounts receivable	440,797	(453,717)
Contract assets	(175,152)	(482,657)
Prepaid expenses and other current assets	(443,681)	(45,466)
Trade accounts payable	1,960,934	(493,764)
Deferred salaries	98,402	98,404
Contract liabilities	(850,735)	391,316
Other liabilities	19,101	(11,699)
Accrued and other expenses	932,941	(99,247)
Net cash used in operating activities	(7,510,697)	(2,243,504)

Cash flows from investing activities:
Cash paid for acquisition of Gulf Coast Environmental Services, LLC	—	(500,000)
Cash paid for note receivable from Gulf Coast Environmental Services, LLC	—	(656,014)
Cash paid for acquisition of PEI Power, LLC, net of cash acquired	(31,526,978)	—
Cash paid for purchase of property and equipment	(3,276,742)	(67,135)
Cash paid for biogas rights	—	(7,851,494)
Cash paid for construction in progress	(53,331,904)	(1,313,036)
Net cash used in investing activities	(88,135,624)	(10,387,679)

Cash flows from financing activities:
Borrowings on line of credit agreement	8,578,204	—
Repayments on line of credit agreement	(1,521,621)	—
Borrowings on Paycheck Protection Program loans	—	691,000
Borrowings on long-term debt	128,140,500	—
Cash paid for deferred financing costs	(4,500,200)	—
Repayment on long-term debt	(313,503)	—
Capital contributions	69,999	15,750,000
Net cash provided by financing activities	130,453,379	16,441,000
Net increase in cash, cash equivalents and restricted cash	34,807,058	3,809,817
Cash, cash equivalents and restricted cash – beginning	1,495,844	422,958
Cash, cash equivalents and restricted cash – ending	$36,302,902	$4,232,775

Supplemental cash flow information:
Cash paid for interest	$2,332,680	$—
Noncash investing activities – CAPEX incurred but not paid	$10,965,295	$80,984

See accompanying notes to the consolidated financial statements

ARCHAEA ENERGY LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of Archaea Energy LLC and Subsidiaries (the Company) is presented to assist in understanding the Company’s consolidated financial statements. The financial statements and notes are prepared by the management of the Company, who are responsible for their integrity and objectivity. These unaudited interim financial statements reflect all adjustments which are, in the opinion of management, necessary to present fairly the results for the interim periods presented. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the presentation of the financial statements.

Description of Business and Principles of Consolidation

Archaea Energy LLC was founded in November 2018. The Company aims to partner with landfill owners to harness the power of their biogas. The Company looks to source, build and manage projects for the entirety of an energy project’s lifecycle. Through June 30, 2021, the Company has been primarily engaged in the development of high BTU biogas facilities aimed at providing a renewable fuel source expected to power truck and bus fleets across the United States. The Company has entered into various landfill biogas right agreements with certain landfill owners for the construction and operation of biogas facilities. By partnering with landfill owners, the Company expects to capture and convert landfill gases to generate renewable natural gas.

The Company commenced principal operations at its Big Run site in April 2021. The Company continues to incur significant expenditures for the design and development of several biogas facilities, most notable its Assai project located in the Scranton, PA metro area. The Company’s activities are subject to certain risks and uncertainties, including the ability to raise additional capital to complete the biogas facilities and to successfully market its renewable fuel solutions to transportation and other markets.

During the year ended December 31, 2020, the Company purchased 100% of Big Run Power Producers, LLC, a biogas facility located in Ashland, Kentucky. This facility started the pilot stage of RNG production during April 2021, and the Company continues to bring additional wells on-line.

During the year ended December 31, 2020, the Company purchased 72.2% of Gulf Coast Environmental Systems, LLC (“GCES”). Located in Conroe, Texas, GCES is an original equipment manufacturer of air, water, and soil remediation pollution control systems.

On April 7, 2021, the Company completed the acquisition of PEI Power LLC (“PEI”) and acquired 100% of the outstanding membership interests of PEI for cash consideration. PEI is a biogas fuel combustion power generating facility with a combined capacity of approximately 85 MW located in Archbald, PA.

The consolidated financial statements of the Company include all wholly owned subsidiaries, as well as all variable interest entities that the Company determined it is the primary beneficiary. All intercompany balances and transactions have been eliminated.

Basis of Presentation

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”).

Segment Reporting

The Company reports segment information in three segments: renewable natural gas (“RNG”), renewable electricity generation (“REG”) and GCES. The Company currently manages RNG as its primary business operations, which is to construct and develop biogas facilities on landfill sites of for conversion to RNG.

The Company’s REG started during 2021 with the acquisition of PEI Power, LLC and is typically sold under a market-based contract with a regional transmission organization.

ARCHAEA ENERGY LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

GCES was acquired by the Company in 2020 as a complementary operation to provide cost savings in association with the construction of its plants due to their specialization in manufacturing customized pollution control systems. While RNG is a customer of GCES, GCES also has external third-party customers. See Note 19.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, as well as contingent assets and liabilities. The estimates and assumptions used in the accompanying financial statements are based upon management’s evaluation of the relevant facts and circumstances as of the date of the financial statements. Actual results may differ from the estimates and assumptions used in preparing the accompanying financial statements.

Noncontrolling Interest

Noncontrolling interest represents the portion of equity ownership in subsidiaries that is not attributable to the members’ equity holders of the Company. Noncontrolling interests are initially recorded at transaction price which is equal to their fair value, and the amount is subsequently adjusted for the proportionate share of earnings and other comprehensive income attributable to the noncontrolling interests and any dividends or distributions paid to the noncontrolling interests.

Fair Value Measurements

Fair value is the price at which an asset could be exchanged, or a liability transferred in an orderly transaction between knowledgeable, willing parties in the principal or most advantageous market for the asset or liability. Where available, fair value is based on observable market prices or derived from such prices. Where observable prices or inputs are not available, valuation models are applied. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the price transparency for the instruments or market and the instruments’ complexity. The framework for establishing fair value is based on a hierarchy that prioritizes the inputs and valuation techniques used to measure fair value.

In accordance with ASC 820, Fair Value Measurement (“ASC 820”), the hierarchy discussed above requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The hierarchy defines three levels of inputs that may be used to measure fair value, as discussed below.

In general, fair values determined by Level 1 inputs use quoted prices in active markets for identical assets or liabilities that the Company has the ability to access.

Fair values determined by Level 2 inputs use other inputs that are observable, either directly or indirectly. These Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset or liability. These Level 3 fair value measurements are based primarily on management’s own estimates using pricing models, discounted cash flow methodologies, or similar techniques taking into account the characteristics of the asset.

In instances whereby inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Company’s assessment of the significance of particular inputs to these fair value measurements requires judgment and considers factors specific to each asset or liability.

ARCHAEA ENERGY LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company’s financial assets and liabilities are classified based on the lowest level of input that is significant for the fair value measurement. The Company reflects transfers between the three levels at the beginning of the reporting period in which the availability of observable inputs no longer justifies classification in the original level. There were no transfers between fair value hierarchy levels for the six months ended June 30, 2021 or the year ended December 31, 2020.

As of the six months ended June 30, 2021 and year ended December 31, 2020, the fair value of other financial instruments including cash and cash equivalents, prepaid expenses, accounts payable, accrued and deferred expenses approximate the carrying values because of the short-term maturity of those items. The fair value of long-term debt approximates the carrying value due to the proximity of when it was entered into and June 30, 2021. There were no changes in the methods or assumptions used in the valuation techniques by the Company during the six months ended June 30, 2021 and year ended December 31, 2020.

Fair Value on a Nonrecurring Basis

Business Acquisitions

For acquisitions that are determined to be the acquisition of a business, the Company records the identifiable assets acquired, liabilities assumed and noncontrolling interest, if applicable, at fair value at the date of acquisition on a nonrecurring basis. Fair value may be estimated using comparable market data, a discounted cash flow method, or a combination of the two. In the discounted cash flow method, estimated future cash flows are based on management’s expectations for the future and can include estimates of future biogas production, commodity prices, operating and development costs, and a risk-adjusted discount rate. The Company’s acquisitions are discussed in Note 4.

Asset Retirement Obligations

The Company accounts for asset retirement obligations as required under ASC 410, Asset Retirement and Environmental Obligations, (“ASC 410”). ASC 410 requires the fair value of a liability for an asset retirement obligation be recognized in the period in which the legal obligation arises, with the associated discounted asset retirement costs being capitalized as a part of the carrying amount of the long-lived asset and the annual accretion expense recorded in operations. The Company has asset retirement obligations (AROs) arising from legal or regulatory requirements to perform certain asset retirement activities at the time that certain contracts terminate. The liability was initially measured at fair value and subsequently is adjusted for accretion expense and changes in the amount or timing of the estimated cash flows.

The fair value of asset retirement obligations (ARO) are measured using expected cash outflows associated with the ARO. ARO estimates are derived from historical costs and management’s expectations of future cost elements, and therefore, the Company has designated these liabilities as Level 3 financial liabilities. The significant inputs to this fair value measurement include estimates of assets removal, site clean-up, transportation and remediation costs, inflation and credit-adjusted 20-year risk-free rate. See Note 12 for a reconciliation of the beginning and ending balances of the liability for the Company’s asset retirement obligations recorded in the consolidated financial statements.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers (“ASC 606”). In accordance with ASC 606, revenue is recognized when promised goods or services are transferred to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. See Note 3.

ARCHAEA ENERGY LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Business Acquisitions

The Company determines and allocates the purchase price of an acquired company to the tangible and intangible assets acquired, the liabilities assumed and noncontrolling interest, if applicable, as of the date of acquisition. Results of operations and cash flows of the acquired companies are included in the Company’s operating results from the date of acquisition.

The purchase price allocation process requires the Company to use significant estimates and assumptions which may include estimated fair values of intangible assets, assumed from the acquiree under existing contractual obligations, estimated income taxes assumed from the acquiree and estimated fair value of any contingent consideration.

The Company uses its best estimates and assumptions as part of the purchase price allocation process to accurately value assets acquired and liabilities assumed at the acquisition date, and these estimates and assumptions are inherently uncertain and subject to refinement during the measurement period not to exceed one year from the acquisition date. As a result, any adjustment identified subsequent to the measurement period is included in operating results in the period in which the amount is determined.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The Company maintains cash and cash equivalents at financial institutions, which may periodically exceed federally insured amounts. The Company has not experienced any losses on such accounts.

Restricted Cash

The Company maintains escrow accounts under the terms of the Assai Energy 3.75% Senior Secured Notes and the Assai Energy 4.47% Senior Secured Notes — See Note 10. The escrow accounts are legally restricted disbursement accounts for payment of construction-related costs for the Assai biogas project, as well as for future interest and principal payments to the secured investors and future royalty payments. Due to these arrangements the Company has classified the amounts in escrow as restricted cash.

Accounts Receivable and Allowance for Doubtful Accounts

The Company recognizes accounts receivable at invoiced amounts and maintains a valuation allowance for accounts in which collectability is in question. The carrying amount of accounts receivable represents the amount management expects to collect from outstanding balances. Credit is extended to all qualified customers under various payment terms with no collateral required.

The carrying amount of accounts receivable is reduced by amounts that best reflect management’s estimate of the amounts that will not be collected. Management takes into consideration various credit factors including credit worthiness of the customers, the historical experience with the customer, the timeliness of payments on outstanding invoices and the existence of disputed charges. Receivables are written off against the allowance in the period they are determined to be uncollectible. The allowance for doubtful accounts was $132,920 at June 30, 2021 and December 31, 2020.

Prepaid Expenses

As of June 30, 2021 and December 31, 2020, prepaid expenses consisted primarily of prepaid property insurance premiums, prepaid engineering, procurement and construction deposits, and prepaid royalty expenses related to biogas plants. The Company recognizes those costs over the term of the related agreement.

ARCHAEA ENERGY LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is recognized using the straight-line method at rates based on the estimated useful lives of the various classes of property and equipment. Estimates of useful lives are based upon a variety of factors including durability of the asset, the amount of usage that is expected from the asset, the rate of technological change and the Company’s business plans for the asset. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset. Depreciation expense for the six months ended June 30, 2021 and 2020 was approximately $881,000 and $17,100, respectively.

The cost of assets sold or otherwise disposed of and the accumulated depreciation thereon are removed from the accounts and the resulting gain or loss is reflected in the statement of operations.

Expenditures for maintenance and repairs are expensed as incurred and significant major improvements are capitalized and depreciated over the estimated useful life of the asset.

Impairment of Long-lived Assets

In accordance with ASC 360, Property, Plant and Equipment (“ASC 360”), long-lived assets with finite useful lives are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset or asset group to future undiscounted cash flows expected to be generated by the asset or asset group. Such estimates are based on certain assumptions, which are subject to uncertainty and may materially differ from actual results. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

The Company evaluates long-lived assets, such as property and equipment, and construction-in-progress, when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. When the Company believes an impairment condition may have occurred, it is required to estimate the undiscounted future cash flows associated with the long-lived asset or group of long-lived assets at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities for long-lived assets that are expected to be held and used. If the Company determines that the undiscounted cash flows from an asset to be held and used are less than the carrying amount of the asset, or if the Company has classified an asset as held for sale, the Company would evaluate fair value to determine the amount of any impairment charge.

Goodwill

Goodwill is the excess of the consideration transferred over the fair value of the acquired assets and assumed liabilities in a business acquisition. The Company accounts for its goodwill pursuant to the provisions of ASC 350 Intangibles — Goodwill and Other (“ASC 350”). In accordance with ASC 350, goodwill is not amortized, but rather tested for impairment annually, or earlier if an event occurs, or circumstances change, that indicate the fair value of a reporting unit may be below its carrying amount. The Company adopted ASU 2017-04, which eliminated Step 2 from the goodwill impairment test, and as such, an impairment charge is recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value. The Company tests goodwill for impairment at each fiscal year end.

Goodwill is tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount.

In connection with the acquisition of GCES in January 2020, the Company recognized $2,754,438 of goodwill during the year ended December 31, 2020.

ARCHAEA ENERGY LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Leases

The Company accounts for its operating leases in accordance with ASC 840, Leases (“ASC 840”). The Company is expected to adopt the new lease standard, ASU 2016-02, also known as ASC 842 — Leases, in the fiscal year beginning January 1, 2022. The new standard is not expected to have a material impact on the Company.

Income Taxes

Archaea Energy LLC is organized as a limited liability company. Therefore, the Company’s net taxable income or expense is reported on the members’ income tax returns for the year.

Archaea Holding, LLC is the majority shareholder of GCES. GCES is consolidated for financial reporting purposes, but files its own income tax returns as a C-Corporation. Any income tax liabilities, benefits or deferred taxes included in these statements are related to GCES.

The Company accounts for its income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date.

Judgement is required in determining the provisions for income and other taxes and related accruals, and deferred tax assets and liabilities. In the ordinary course of business, there are transactions and calculations where the ultimate tax outcome is uncertain. Additionally, the Company’s various tax returns are subject to audit by various tax authorities. Although the Company believes that is estimates are reasonable, actual results could differ from these estimates.

Debt Issuance Costs

Debt issuance costs include loan acquisition fees which are recorded at cost and are being amortized both on a straight-line basis over the term of the underlying loan as well as the effective yield method. The straight-line basis is not materially different from the effective yield method required by GAAP. The cost of the loan acquisition fees was $4,711,270 and $290,570 at June 30, 2021 and December 31, 2020, respectively. Amortization of the debt issuance costs for the six months ended June 30, 2021 was $149,190, of which, $135,239 was capitalized as additional construction in progress and $13,951 was expensed.

Derivative Instruments

The Company applies the provisions of ASC 815, Derivatives and Hedging, (“ASC 815”). ASC 815 requires each derivative instrument to be recorded and recognized on the consolidated balance sheets at fair value, unless they meet the normal purchase/normal sale criteria and are designated and documented as such. Changes in the fair value of derivative instruments are recognized in earnings. The Company’s offtake agreements were determined to meet the normal purchase/normal sale criteria and were designated and documented as such. As the biogas facilities achieve COD and the offtake agreements take effect, the revenues associated with these offtake agreements will be recognized in accordance with ASC 606. These offtake agreements range from 20 to 25 years and commit the majority of the facility’s natural gas production to the offtaker.

ARCHAEA ENERGY LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — RECENTLY ISSUED AND ADOPTED ACCOUNTING STANDARDS

In May 2014, the FASB issued Accounting Standards Update No. 2014-09 (Topic 606) “Revenue from Contracts with Customers.” Topic 606 supersedes the revenue recognition requirements in Topic 605 “Revenue Recognition” (Topic 605) and requires entities to recognize revenue when control of the promised goods or services is transferred to customers at an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. The Company adopted Topic 606 as of January 1, 2019. The adoption of ASC 606 did not have any effects on the financial statements, as the Company had not yet commenced principal operations and has not generated revenue. See Note 3.

In February 2016, the FASB issued Accounting Standards Update (ASU) No. 2016-02 Leases (Topic 842) to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The main difference between previous generally accepted accounting principles and the new requirements under Topic 842 is the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases under previous generally accepted accounting principles. ASU 2016-02 is effective for the Company for fiscal years beginning after December 15, 2021 with early adoption permitted. The Company will adopt Topic 842 as of January 1, 2022, and management is currently evaluating impact, if any, the adoption of this guidance will have on the financial condition, results of operations, cash flows or financial disclosures.

In January 2017, the FASB issued Accounting Standards Update No. 2017-04 (ASU 2017-04) “Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment.” ASU 2017-04 eliminates step two of the goodwill impairment test and specifies that goodwill impairment should be measured by comparing the fair value of a reporting unit with its carrying amount. Additionally, the amount of goodwill allocated to each reporting unit with a zero or negative carrying amount of net assets should be disclosed. ASU 2017-04 is effective for annual or interim goodwill impairment tests performed in fiscal years beginning after December 15, 2019; early adoption is permitted. The Company adopted ASU 2017-04 as of January 1, 2020, and the adoption of the guidance did not have a material impact on the consolidated financial statements.

In June 2018, the FASB issued ASU No. 2018-07, which expands the scope of Topic 718, “Compensation — Stock Compensation”, to include share-based payment transactions for acquiring goods and services from non-employees. An entity should apply the requirements of Topic 718 to non-employee awards except for specific guidance on inputs to an option pricing model and the attribution of cost. This amendment specifies that Topic 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. This amendment also clarifies that Topic 718 does not apply to share-based payments used to effectively provide (1) financing to the issuer or (2) awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under Topic 606, Revenue from Contracts with Customers. The standard is effective for fiscal years beginning after December 15, 2018, including interim periods within that fiscal year. The Company adopted the guidance as of January 1, 2019. The Series A incentive membership units issued have a weighted average grant date fair value of $1,566 and $0, per unit, for the six months ended June 30, 2021 and year ended December 31, 2020, respectively.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes, to simplify the accounting for income taxes. The guidance eliminates certain exceptions related to the approach for intra-period tax allocations, the methodology for calculating income taxes in an interim period, and recognition of the deferred tax liabilities for outside basis differences related to changes in ownership of equity method investments and foreign subsidiaries. The guidance also simplifies aspects of accounting for franchise taxes, enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. The standard is effective for fiscal years beginning after December 15, 2020 and interim periods within those fiscal years with early adoption permitted. The Company adopted ASU No. 2019-12 as of January 1, 2021, and the adoption of the guidance did not have a material impact on the consolidated financial statements.

ARCHAEA ENERGY LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
NOTE 2 — RECENTLY ISSUED AND ADOPTED ACCOUNTING STANDARDS (cont.)

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (ASC 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. ASU 2020-04 provides optional guidance for a limited period of time to ease the transition from LIBOR to an alternative reference rate. The guidance intends to address certain concerns relating to accounting for contract modifications and hedge accounting. These optional expedients and exceptions to applying GAAP, assuming certain criteria are met, are allowed through December 31, 2022. The Company is currently evaluating the provisions of this update and has not yet determined whether it will elect the optional expedients. The Company does not expect the transition to an alternative rate to have a material impact on its business, operations or liquidity

NOTE 3 — REVENUE FROM CONTRACTS WITH CUSTOMERS

The Company’s revenues are comprised of sales of customized pollution control equipment (Equipment) and maintenance agreement services (Services), renewable electricity generation (REG), renewable natural gas (RNG) and renewable energy attributes. All revenue is recognized when (or as) the Company satisfies its performance obligation(s) under the contract by transferring the promised product or service either when (or as) its customer obtains control of the product or service. A performance obligation is a promise in a contract to transfer a distinct product or service to a customer. A contract’s transaction price is allocated to each distinct performance obligation. Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring its products or services.

RNG

The Company’s RNG production started during 2021 with the commencement of Big Run and is currently sold under short-term market-based contracts. When the performance obligation is satisfied through delivery of RNG to the customer, revenue is recognized. The Company receives payments from the sale of RNG production within one month after delivery.

The Company also earns revenue through the sale of environmental attributes known as renewable identification numbers (RINs), which are generated when selling RNG. All 2021 RIN sales were under short-term contracts, and RIN revenue is recognized when the RIN is transferred to a third party.

REG

The Company’s REG production started during 2021 with the acquisition of PEI Power LLC (See Note 4) and is typically sold under a market-based contract with a regional transmission organization. When the performance obligation is satisfied through delivery of REG to the customer, revenue is recognized. The Company receives payments from the sale of REG production within one month after delivery.

The Company also earns revenue through the sale of environmental attributes known as renewable energy credits (RECs), which are generated when selling REG. All 2021 REC sales were under contracts independent from REG sales, and REC revenue is recognized when the REC is transferred to a third party.

GCES Equipment and Services

The Company’s performance obligations related to the sales of Equipment are satisfied over time because the Company’s performance under each customer contract produces 1) an asset with no alternative future use to the entity, because each products solution is customized to the specific needs of each customer and 2) the Company has enforceable right to payment under the customer termination provisions for convenience. The Company measures progress under these arrangements using an input method based on costs incurred.

The Company’s performance obligations related to the sales of Services are satisfied over time because the customer simultaneously receives and consumes the benefits provided by the Company’s performance as it performs. The Company elected to recognize the sales of Services using the “right-to-invoice” practical expedient.

ARCHAEA ENERGY LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
NOTE 3 — REVENUE FROM CONTRACTS WITH CUSTOMERS (cont.)

Contract Assets and Contract Liabilities

The timing of revenue recognition may differ from the timing of invoicing to customers. Contract assets include unbilled amounts from projects when revenues recognized under the cost-to-cost measure of progress exceed the amounts invoiced to customers, as the amounts cannot be billed under the terms of the contracts. Such amounts are recoverable from customers based upon various measures of performance, including achievement of certain milestones, completion of specified units or completion of a contract.

Contract liabilities from contracts arise when amounts invoiced to customers exceed revenues recognized under the cost-to-cost measure of progress. Contract liabilities additionally include advanced payments from customers on certain contracts. Contract liabilities decrease as revenue is recognized from the satisfaction of the related performance obligation and are recorded as either current or long-term, depending upon when such revenue is expected to be recognized.

Contract assets and liabilities consisted of the following at June 30, 2021 and December 31, 2020:
	2021	2020
Contract assets, current	$223,386	$48,234
Contract liabilities, current	(571,950)	(1,422,685)

Transaction Price Allocated to Remaining Unsatisfied Performance Obligations

Remaining performance obligations at June 30, 2021 were $2,785,920.

Projects are included within remaining performance obligations at such time the project is awarded and agreement on contract terms has been reached. Remaining performance obligations include amounts related to contracts for which a fixed price contract value is not assigned only when a reasonable estimate of total transaction price can be made. Remaining performance obligations include unrecognized revenues to be realized from uncompleted contracts.

Although many of the Company’s contracts are subject to cancellation at the election of the customers, in accordance with industry practice, the Company does not limit the amount of unrecognized revenue included within remaining performance obligations due to the inherent substantial economic penalty that would be incurred by customers upon cancellation.

The Company believes the reported remaining performance obligations for construction contracts are firm and contract cancellations have not had a material adverse effect on operations of the Company.

Remaining performance obligations also include unrecognized revenues expected to be realized over the remaining term of service contracts. However, to the extent a service contract includes a cancellation clause which allows for the termination of such contract by either party without a substantive penalty, the remaining contract term, and therefore, the amount of unrecognized revenues included within remaining performance obligations, is limited to the notice period required for the termination.

Remaining performance obligations are comprised of: (a) original contract amounts, (b) change orders for which written confirmations from the customers have been received, (c) pending change orders for which confirmations, in the ordinary course of business, are expected to be received, (d) claim amounts made against customers for which the Company has determined to have a legal basis under existing contractual arrangements and as to which the variable consideration constraint does not apply, and (e) other forms of variable consideration to the extent that such variable consideration has been included within the transaction price of the contracts. Such claim and other variable consideration amounts were immaterial for all periods presented.

ARCHAEA ENERGY LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
NOTE 3 — REVENUE FROM CONTRACTS WITH CUSTOMERS (cont.)

The following table disaggregates revenue by significant product type for the six months ended June 30, 2021 and 2020:
	2021	2020
Equipment	$3,632,026	$2,509,799
REG and RECs	2,237,480	—
RNG and RINs	821,224	—
Services	90,739	82,962
Total	$6,781,469	$2,592,761

NOTE 4 — BUSINESS ACQUISITIONS

Gulf Coast Environmental Systems, LLC

On January 14, 2020, the Company entered into a Membership Interest and Loan Purchase Agreement (“Agreement”) with Noble Environmental, Inc. (“Noble”) an environmental services company headquartered in Canonsburg, PA, providing innovative technologies and practices to solid waste management transforming waste to renewable natural gas. Per the Agreement, the Company purchased 51% of the Class A membership interests (5,100 of the 10,000 issued and outstanding Class A interests) of GCES for consideration of $500,000. The purchase of 51% of the Class A interest transferred control of GCES to the Company. Additionally, as part of Agreement, the Company purchased a loan receivable from GCES (the Loan) that was held by Noble for consideration of $656,014. In February 2020, the Company made a capital contribution in exchange for additional Class A interest increasing its GCES ownership to 72.2%

The acquisition of GCES was accounted for using the acquisition method, whereby all of the assets acquired, and liabilities assumed were recognized at their fair value on the acquisition date, with any excess of the purchase price over the estimated fair value recorded as goodwill.

The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of acquisition:
Cash consideration	$500,000
Gross-up for non-controlling interests	480,392
Total Purchase Price	$980,392

Accounts receivable	$471,283
Contract assets	60,226
PPE	103,410
Intangibles	500,000
Goodwill	2,754,438
Other assets	12,000
Assets Acquired	$3,901,357

Accounts payable	$1,640,994
Other current liabilities	99,247
Contract liabilities	509,757
Loan payable to Archaea	656,014
Other long-term liabilities	14,953
Liabilities Assumed	$2,920,965
Net Assets Acquired	$980,392

ARCHAEA ENERGY LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
NOTE 4 — BUSINESS ACQUISITIONS (cont.)

After allocating the purchase price to the assets acquired and liabilities assumed based on their fair values at the date of acquisition, the Company recorded goodwill of approximately $2,700,000.

Goodwill is attributed to the cost savings associated with acquiring one of the Company’s suppliers and its assembled workforce.

The fair values of intangible assets were based on valuations using the income approach. The preliminary fair value of intangible assets and their estimated useful lives are as follows:
Identified Intangible Assets	Fair Value	Estimated Useful Life
Customer relationships	$350,000	5 years
Trade names	150,000	5 years
Total	$500,000

Big Run Power Producers, LLC

On November 10, 2020, the Company acquired all of the outstanding membership interests of Big Run Power Producers LLC, a non-functioning, partially constructed landfill gas processing facility in Ashland, Kentucky, for a total base purchase consideration of approximately $10,600,000, plus $3,000,000 contingent consideration in the form of a 10-year, $300,000 per year earnout provision based on the amount of production of renewable natural gas once the facility becomes commercially operational. Additionally, $1,255,000 in prepaid royalty fees were conveyed at purchase. This acquisition did not meet the definition of a business and was recorded as an asset acquisition in accordance with ASC 805-50. There were additional liabilities assumed in the amount of approximately $2,100,000 as part of the acquisition such that the total cost allocated to the assets acquired was approximately $15,800,000, of which substantially all the value was attributable to the plant asset. The full amount of the $3,000,000 contingent consideration was recorded on the acquisition date as it was determined probable and reasonably estimable based on internal models. This amount is recorded on the balance sheet as deferred acquisition costs.

PEI Power LLC

On April 7, 2021, the Company completed the acquisition of PEI Power LLC (“PEI”) for cash consideration. PEI is a biogas fuel combustion power generating facility with a combined capacity of approximately 85 MW located in Archbald, PA.

This acquisition did not meet the definition of a business and was recorded as an asset acquisition in accordance with ASC 805-50. The purchase consideration consisted of total cash consideration of $35,027,978 plus transaction costs of $3,808,803. There were additional liabilities assumed in the amount of approximately $1,544,600 as part of the acquisition such that the total cost allocated to the assets acquired was approximately $40,381,318 of which substantially all of the value was attributable to the Pipeline assets.

ARCHAEA ENERGY LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 — PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following at June 30, 2021 and December 31, 2020:
	2021	2020
PROPERTY AND EQUIPMENT
Machinery & Equipment	$56,715,090	$337,583
Furniture & Fixtures	37,313	13,035
Leasehold Improvements	87,500	87,500
Vehicles	38,864	38,864
Land	1,225	1,225

	56,879,992	478,207
Less Accumulated Depreciation	(918,235)	(37,183)

PROPERTY AND EQUIPMENT – NET	$55,961,757	$441,024

NOTE 6 — CONSTRUCTION IN PROGRESS

Costs associated with the construction of biogas facilities are capitalized as construction in progress during the construction period. Costs included in construction in progress consist of direct costs including, engineering, pipeline and plant construction, wages and fringe benefits, consulting, equipment, and other overhead costs.

When biogas plants are placed in service, the costs associated with each biogas plant will be transferred to property and equipment and depreciated over its expected useful life. As of June 30, 2021 and December 31, 2020, the consolidated balance of construction in progress totaled $73,793,522 and $51,927,377, respectively.

NOTE 7 — INTANGIBLE ASSETS

Intangible assets consist of gas rights agreements, operations and maintenance contracts, power purchase, gas sales and gas purchase agreements that were recognized as a result of the allocation of the purchase price under business acquisitions based on their future value to the Company, and such intangible assets will be amortized over their estimated useful lives. The gas rights agreements have various renewal terms in their underlying contracts that are factored into the useful lives when amortizing the intangible asset.

Amortizable Intangibles:
	June 30, 2021
	Gross Carrying Amount	Accumulated Amortization	Net	Weighted Average Amortization Period
Biogas rights agreements	$8,242,745	$—	$8,242,745	20 years
Customer relationships	350,000	105,000	245,000	5 years
Trade names	150,000	45,000	105,000	5 years

Total	$8,742,745	$150,000	$8,592,745

ARCHAEA ENERGY LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
NOTE 7 — INTANGIBLE ASSETS (cont.)
	December 31, 2020
	Gross Carrying Amount	Accumulated Amortization	Net	Weighted Average Amortization Period
Biogas rights agreements	$8,292,745	$—	$8,292,745	20 years
Customer relationships	350,000	70,000	280,000	5 years
Trade names	150,000	30,000	120,000	5 years

Total	$8,792,745	$100,000	$8,692,745

The only amortizing intangible assets during the six months ended June 30, 2021 and the year ended December 31, 2020 were associated with the GCES trade names and customer relationships. These intangible assets have a remaining useful life of three years and will amortize at a rate of $100,000 per year through 2024. The biogas rights agreements have useful lives of 20 years, which will start amortizing once their associated facilities reach COD.

NOTE 8 — OPERATING LEASES

The Company evaluates each arrangement involving the use of property plant or equipment at inception to determine if it contains a lease under ASC 840.

Office Leases

GCES entered into a facility lease for its headquarters with two of its minority owners in 2013, prior to the Company’s acquisition of GCES in 2020. The GCES facilities are now owned by two noncontrolling interest owners of GCES, thereby causing this lease to be a related party agreement. During the six months ended June 30, 2021, the Company paid $105,000 under this lease which expires in May 2022. The Company has also entered into warehouse and office leases with third parties ranging from one to three years.

For the six months ended June 30, 2021 and 2020, the Company recognized rent expense of $406,241 and $173,376, respectively.

Future minimum lease payments under the above non-cancellable leases are as follows:
Year Ending June 30,
2022	$859,596
2023	311,446
2024	20,713
2025	—
2026	—
Thereafter	—

Total	$1,191,755

NOTE 9 — LINE OF CREDIT

The Company has in place a revolving line of credit agreement with Comerica Bank (“Comerica”) that provides for maximum borrowings of $8,000,000. The outstanding principal balance of each advance is subject to interest at a rate based on the one-month LIBOR rate plus 4.5%. At June 30, 2021 and December 31, 2020, the outstanding balance on the line of credit was $7,056,583 and $0, respectively.

ARCHAEA ENERGY LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — LONG-TERM DEBT

Assai Energy 4.47% and 3.75% Senior Secured Notes

On April 5, 2021, Assai Energy, LLC (“Assai”), a wholly owned subsidiary of Archaea Energy LLC, entered into a note agreement with certain investors for the purchase of $60,828,000 of notes with an annual rate of 4.47% (“4.47% Note”). The interest is payable quarterly in arrears on each payment date commencing on June 30, 2021. The Note is due on September 30, 2041. Wilmington Trust, National Association is the collateral agent for the secured parties.

The Company has received total proceeds of $60,828,000 of which approximately $30,000,000 was used to complete the acquisition of PEI (See Note 4). The remaining proceeds are being used to fund the Assai project. The total interest expense incurred under this Note for the six months ended June 30, 2021 was $635,889. The interest related to the biogas facilities has been capitalized during the during the construction period.

On January 15, 2021, Assai entered into a note agreement with certain investors for $72,542,000 in principal amount at an annual rate of 3.75% (“3.75% Note”). The interest is payable quarterly in arrears on each payment date commencing on March 31, 2021. The Note is due September 30, 2031.

As of June 30, 2021, the Company received total proceeds of $66,558,000. The total interest expense incurred under this Note for the six months ended June 30, 2021 was $873,977. The interest related to this security agreement has been capitalized during the during the construction of the biogas facilities.

Wilmington Trust, National Association is the collateral agent for the secured parties for the 4.47% Note and 3.75% Note. The notes are secured by all plant assets and plant revenues. Cash received from the agreement is restricted for use on Assai related costs and cannot be used for general corporate purposes.

Comerica Bank Promissory Note

On November 10, 2020, Archaea Holdings, LLC (“Archaea Holdings”) and Big Run Power Producers, LLC (“BRPP”), both wholly owned subsidiaries of the Company, entered into a Promissory Note with Comerica and with Noble Environmental, Inc. (“Noble”) as the Guarantor. Noble is a related party to the Company.

Pursuant to the credit agreement, Comerica has made available to the borrowers $5,000,000 secured specific advance facility loan (the “SAF Loan”) and $12,000,000 secured term loan (the “Term Loan”). The SAF Loan and the Term loan bear interest at LIBOR plus 4.5%. In addition to the Term Loan and the SAF Loan, the Bank has also made available to the borrowers a corporate credit card program with a credit limit of $500,000 for use by the borrowers in connection with the operation of the business (the “Corporate Credit Account”). The maturity date of the financing arrangement is November 10, 2024.

As a condition precedent to and in consideration of Noble furnishing the Noble Guaranty, Noble has required that Archaea Holdings and BRPP pay Noble the guaranty fee. The guaranty fee is accrued on the face value of the guaranteed obligation of $17,500,000 at the effective date of the Noble Guaranty, subject to adjustment as follows:

a)      Shall accrue from the effective date through the maturity date at the rate of 20% per annum, compounding monthly (the “PIK Interest Rate”).

b)      At such time that any portion of the guaranteed obligation has been reduced, decreased, or released by the Bank and Noble has received written verification thereof satisfactory to Noble and its legal counsel, then:

•        interest on the guaranteed obligation which remains in place and outstanding will continue to accrue interest at the PIK interest rate, and

ARCHAEA ENERGY LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
NOTE 10 — LONG-TERM DEBT (cont.)

•        interest accrued at the PIK interest rate through the date of any such reduction, decrease or release for that portion of the guaranteed obligation which has been reduced, decreased, or released shall thereafter accrue interest at the rate of 12% per annum, compounding monthly.

Through June 30, 2021, the Company received total proceeds of approximately $16,995,000. Total interest expense incurred under the SAF Loan, the Term Loan, and the Noble Guaranty was $3,202,476. The total interest incurred as a result of the Noble Guaranty, a related party transaction due to the minority ownership interest Noble holds in Archaea, was $2,375,844 through June 30, 2021. The interest has been capitalized during construction period of the Big Run facility. As of June 30, 2021, there was a minimal amount available for future withdrawal per the Note Agreement.

As of December 31, 2020, the Company had received total proceeds of approximately $16,319,000. Total interest expense incurred under the SAF Loan, the Term Loan, and the Noble Guaranty was $633,322. The interest incurred as a result of the Noble Guaranty is indicative of a related party transaction, due to the minority ownership stake Noble holds in Archaea. The interest has been capitalized during the construction period of the Big Run facility.

Included in long-term debt are vehicle loans of $40,676 and $46,486 at June 30, 2021 and December 31, 2020, respectively.

Long-term debt is summarized as follows at June 30, 2021 and December 31, 2020:
	2021	2020
Comerica Bank – Specific Advance Facility Note	$4,994,491	$4,319,492
Comerica Bank – Term Note	11,692,308	12,000,000
Wilmington Trust – Term Note	60,828,000	—
Wilmington Trust – Term Note	66,558,000	—
Kubota Corporation – Term Notes	40,676	46,486
	144,113,475	16,365,978
Less unamortized debt issuance costs	4,562,080	290,570
Long-term debt less debt issuance costs	139,551,395	16,075,408
Less current maturities	5,036,824	1,302,384
Long-term debt	$134,514,571	$14,773,024

Future maturities of long-term debt (exclusive of debt issuance costs) are as follows:
Year Ending June 30,	Amount
2022	$5,565,191
2023	8,624,191
2024	8,881,191
2025	15,065,903
2026	6,662,000
Thereafter	99,314,999

Total	$144,113,475

ARCHAEA ENERGY LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 — PAYCHECK PROTECTION PROGRAM LOAN

During 2020, the Company received a $200,500 loan and GCES received a $490,500 loan from the Small Business Administration (SBA) as provided for under the Paycheck Protection Program (Program) established in accordance with the Coronavirus Aid, Relief, and Economic Security Act (CARES ACT) signed into law on March 27, 2020. The Company utilized the loan proceeds in accordance with established Program guidelines which would result in forgiveness of the full amount of the loan. The forgiveness of the loan resulted in no interest being charged to the Company.

In March 2021, the Company had received notification from the lending institution that the full amount of the loan had been forgiven, and the proceeds are recorded in other income in the June 30, 2021 income statement. The amount of the proceeds received under this loan at December 31, 2020 was reflected in the accompanying balance sheets as other long-term liability.

In December 2020, GCES had received notification from the lending institution that the full amount of the loan had been forgiven, and the proceeds were recorded in other income in the year ended December 31, 2020 income statement.

NOTE 12 — ASSET RETIREMENT OBLIGATION

The Company has asset retirement obligations (“ARO”) associated with the future environmental remediation responsibility to restore the land and remove biogas plants and related facilities within one year of the expiration of certain operating lease agreements. Pursuant to GAAP, an asset retirement obligation associated with the retirement of a tangible long-lived asset is required to be recognized as a liability in the period in which a legal obligation is incurred and becomes determinable, with an offsetting increase in the carrying amount of the associated asset. The cost of the tangible asset, including the initially recognized ARO, is depleted such that the cost of the ARO is recognized over the useful life of the asset. The fair value of the ARO is measured using expected cash outflows associated with the ARO, adjusted for inflation and discounted at our credit-adjusted risk-free rate when the liability is initially recorded. Accretion expense is recognized over time as the discounted liability is accreted to its expected settlement value. The revisions to the liability typically occur due to changes in the estimated retirement costs, biogas plant lives, and the changes in inflation and discount rate.

The following is a reconciliation of the ARO liability as of June 30, 2021 and December 31, 2020:
	2021	2020
Asset retirement obligation liabilities – beginning	$305,865	$—

Liabilities incurred	—	305,865

Accretion expense	3,548	—

Asset retirement obligation liabilities – ending	$309,413	$305,865

NOTE 13 — EQUITY

Series B membership interests

Series B membership units represent “common interests” with preferential rights over Series A membership units “profits interest”. The Company’s operating agreement provides specified thresholds which outline the way Series B membership interest shall recover their initial investment. Series A membership interest shall only participate in profit distributions of the Company once the Series B membership interest have recovered their initial investment plus a predetermined rate of return as defined in the operating agreement. A total of 35,000,000 Series B membership units have been issued and are outstanding as of June 30, 2021.

ARCHAEA ENERGY LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
NOTE 13 — EQUITY (cont.)

As of June 30, 2021 and December 31, 2020, no distributions have been made representing return of investments or profits.

Series A incentive plan

On November 13, 2018, The Company adopted a “Series A Incentive Plan” to provide economic incentives to selected employees and other service providers of the Company in order to align their interests with equity holders of the Company. As of June 30, 2021 and December 31, 2020, the Company’ common interest holders have authorized a total of 10,000 Series A units for awards.

As of June 30, 2021 and December 31, 2020, the Company has awarded 9,750 and 8,500, respectively, of Series A units to management. The units awarded vest over a four-year period. The holders of Series A units are eligible to receive distributions of the Company’s profits as outlined in the plan subject to preference rights of Series B membership units. For the six months ended June 30, 2021 and year ended December 31, 2020, the Company did not distribute any profits to the issued Series A units.

Series A plan activities during the six months ended June 30, 2021 was as follows:
	Series A Incentive Units Outstanding	Weighted Average Grant Date Fair Value
Outstanding at December 31, 2020	8,500	$—

Granted	1,500	$1,566
Exercised	—	$—
Forfeited	(250)	$—
Expired	—	$—
Outstanding at June 30, 2021	9,750	$241

Nonvested at December 31, 2020	4,500	$—

Granted	1,500	$1,566
Forfeited	(250)	$—
Vested	—	$—
Nonvested at June 30, 2021	5,750	$409

The Series A units awards were determined to be equity classified. For the six months ended June 30, 2021 and 2020, the Company recognized $178,979 and $0, respectively, of compensation costs related to Series A units awards.

NOTE 14 — EMPLOYEE BENEFIT PLAN

The Company maintains a defined contribution benefit plan in compliance with Section 401(k) (the “401(k) Plan”) of the Internal Revenue Code (“IRC”), which covers all employees who meet the 401(k) Plan’s eligibility requirements. During the six months June 30, 2021 and 2020, the Company’s matching contribution was 100% of each participant’s contribution up to a maximum of 5% of the participant’s eligible compensation, subject to limitations imposed by the IRC.

ARCHAEA ENERGY LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 — RISKS AND UNCERTAINTIES

The Company maintains at a financial institution cash and cash equivalents which may periodically exceed federally insured limits. It is the opinion of management that the solvency of the financial institution is not of particular concern currently. As such, management believes the Company is not exposed to any significant credit risk related to cash and cash equivalents.

The coronavirus pandemic could materially and adversely impact the Company’s future revenues, along with impacting the Company’s customers and suppliers in the future. At this time, the impact on future operations of the Company cannot be predicted due to the uncertainty in any future operational disruptions due to the coronavirus pandemic and potential related restrictions.

NOTE 16 — PROVISION FOR INCOME TAX

The Components of the provision for income taxes are as follows:
	June 30, 2021	June 30, 2020
Current:
Federal	$—	$—
State and local	—	—
Total current tax provision	—	—

Deferred:
Federal	—	—
State and local	—	—
Total deferred tax provision	—	—
Total	$—	$—

At June 30, 2021, included in other assets are net deferred income tax liabilities of $0. These amounts represent the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Company’s deferred tax assets and liabilities consist of the following:
	June 30, 2021	December 31, 2020
Deferred tax assets
Bad debts	$27,960	$27,960
Accrued expenses	13,970	13,970
Section 163(j) carryforward	4,210	4,210
Federal net operating losses	386,160	194,000
Valuation allowance	(300,750)	(108,590)
Deferred tax liabilities
Intangibles	(84,130)	(84,130)
Depreciation	(47,420)	(47,420)
Total	$—	$—

The Company assessed the available positive and negative evidence to estimate whether sufficient future taxable income will be generated to permit use of existing deferred tax assets in each taxpaying jurisdiction. On the basis of this evaluation, as of June 30, 2021, it was determined that a full valuation allowance does need to be recorded as the Company does not believe the deferred tax assets in that jurisdiction are more likely than not to be realized; however, the amount of the deferred tax assets considered realizable could be adjusted if estimates of future taxable income during the carryforward period change or if objective negative evidence is no longer present.

ARCHAEA ENERGY LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
NOTE 16 — PROVISION FOR INCOME TAX (cont.)

The following table summarizes the reconciliation between effective income tax rate and the federal statutory rate:
	June 30, 2021	June 30, 2020
Federal statutory rate	21.00%	21.00%
State income tax rate, net of federal impact	0.00%	0.00%
Miscellaneous permanent items	0.00%	0.00%
Nontaxable Income from Flow-through entities	-19.16%	-37.08%
Valuation Allowance	-1.84%	16.08%
	0.00%	0.00%

The June 30, 2021 effective tax rate is less than the statutory rate primarily due to the removal of non-taxable income from flow-through entities.

No uncertain tax benefits have been recorded in 2021.

On March 27, 2020, the “Coronavirus Aid, Relief and Economic Security (CARES) Act was signed into law. The CARES Act includes provisions relating to refundable payroll tax credits, deferment of the employer portion of certain payroll taxes, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations and technical corrections to tax depreciation methods for qualified improvement property. The Company analyzed the provisions of the CARES Act and determined there was no significant impact to its income tax for the six months ended June 30, 2021.

Additionally, the CARES Act is an economic emergency aid package to help mitigate the impact of the COVID-19 pandemic. The Company implemented certain provisions of the CARES Act, specifically securing loans under the Paycheck Protection Program. Under the CARES Act all provisions of the loans have been forgiven as of June 30, 2021.

NOTE 17 — NET EARNINGS PER SHARE

Net earnings per share of common interest Series B membership units is computed using the weighted average number of shares of Series B membership units outstanding. Basic earnings per share excludes dilution and is computed by dividing net income by the weighted average number of units of Series B units outstanding for the period. Unvested Series A membership units are the only potential dilutive share equivalents the Company had outstanding for the periods presented.

Weighted-average membership units outstanding
Series B (Preferential rights) – Earnings per unit	June 30, 2021	June 30, 2020
Net loss attributable to the Company	$(10,429,495)	$(1,216,798)
Common interests (number of units)	34,965,001	10,345,002

Earning per unit	$(0.30)	$(0.12)

The dilution from unvested Series A membership unit is also based on the treasury stock method. Proceeds equal to the unearned compensation related to the units are assumed to be used to repurchase shares on the open market at the average market price for the period. Since the Company is not a public traded company on the market yet, the 5,750 nonvested Series A units outstanding as of June 30, 2021 were excluded from potential dilutive shares by the application of the treasury stock method.

ARCHAEA ENERGY LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 — CONTINGENCIES

Management has regular litigation reviews, including updates from corporate and outside counsel, to assess the need for accounting recognition or disclosure of these contingencies. The Company accrues an undiscounted liability for those contingencies where the incurrence of a loss is probable, and the amount can be reasonably estimated. If a range of amounts can be reasonably estimated and no amount within the range is a better estimate than any other amount, then the minimum of the range is accrued. The Company does not record liabilities when the likelihood that the liability has been incurred is probable, but the amount cannot be reasonably estimated or when the liability is believed to be only reasonably possible or remote. The Company does not believe the ultimate outcome of any currently pending lawsuit will have a material adverse effect upon the Company’s financial statements, and the liability is believed to be only reasonably possible or remote. In July 2021, the Company settled certain lawsuits on confidential terms with the lawsuits being dismissed with prejudice.

NOTE 19 — REPORTABLE SEGMENTS

The Company’s chief operating decision maker, evaluates the performance of its segments based on operational measures, including revenues, net income and capital expenditures.
	GCES	RNG	REG	Corporate/ Elimination	Total
For the six months ended June 30, 2021
Revenue, third party	$3,722,765	$821,224	$2,237,480	$—	$6,781,469
Intersegment revenue	359,220	76,378	—	(435,598)	—
Total revenue	$4,081,985	$897,602	$2,237,480	$(435,598)	$6,781,469

Net income (loss)	$(913,655)	$(8,353,578)	$(1,157,406)	$(4,857)	$(10,429,496)

Additions to property and equipment and construction in progress	—	$88,135,624	—	—	$88,135,624

June 30, 2021
Goodwill	$2,754,438	$—	$—	$—	$2,754,438
Total Assets	$4,367,036	$186,268,119	$1,738,536	$—	$192,373,691

For the six months ended June 30, 2020
Revenue, third party	$2,592,761	$—	$—	$—	$2,592,761
Intersegment revenue	535,742	—	—	(535,742)	—
Total revenue	$3,128,503	$—	$—	$(535,742)	$2,592,761

Net income (loss)	$461,460	$(1,486,367)		$(191,891)	$(1,216,798)

Additions to property and equipment and construction in progress	$—	$9,231,665	$—	$—	$9,231,665

December 31, 2020
Goodwill	$2,754,438	$—	$—	$—	$2,754,438
Total Assets	$6,026,243	$68,254,524	$—	$—	$74,280,767

ARCHAEA ENERGY LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20 — RELATED PARTY TRANSACTIONS

Engineering, Procurement and Construction Contract

Assai Energy, LLC (a wholly owned subsidiary of the Company) entered into a construction services and project guarantee agreement with Noble Environmental Specialty Services, LLC (“NESS”) (a wholly owned subsidiary of NEI). NESS is responsible for the construction of an RNG plant, with capacity of 15,000-standard cubic feet per minute (scfm) of landfill gas, located at the Keystone Landfill, near Scranton, PA. The total contract price for the engineering, procurement and construction (“EPC”) contract is $19,912,000. As of June 30, 2021, there has been approximately $15,542,000 advanced to NESS for this project, of which approximately $10,559,000 has been included in prepaid expenses on the consolidated balance sheet. The Company has the right of first refusal to any additional landfill development projects or additional EPC contracts with NEI or NESS. This agreement is considered to be a related party transaction due to the owners of NESS also being certain employees of the Company.

NOTE 21 — SUBSEQUENT EVENTS

The Company has evaluated subsequent events from the balance sheet date through September 3, 2021, and has determined that except for the transactions described below, there are no events that have occurred that require adjustments to the disclosures in these unaudited consolidated financial statements.

Business Combination Agreement

On April 7, 2021, Rice Acquisition Corp., a special purpose acquisition company, announced an agreement to enter into a business combination with Aria Energy LLC (“Aria”) and Archaea Energy LLC (“Archaea LLC”), which will create the industry-leading renewable natural gas (“RNG”) platform. The combined Company will be named Archaea Energy Inc. (the “combined Company”), with an experienced executive team comprised of leaders from Archaea LLC and Aria. The transaction is expected to close in the third quarter of 2021 and the combined Company plans to be listed on the NYSE under the ticker symbol “LFG”. The Company is being acquired for $347,000,000. Aria is being acquired for $680,000,000. More information can be found at sec.gov under the ticker symbol “RICE”.

Secured Promissory Notes

On July 15 and July 26, 2021, Archaea Holdings LLC entered into several secured Promissory Notes with certain lenders, including related parties to the Company, in the aggregate principal amount of approximately $30,000,000. Promissory Notes totaling approximately $16,500,000 bear interest at 20% per annum, and Promissory Notes totaling approximately $13,500,000 bear interest at 7.5% per annum.

All unpaid principal and unpaid accrued interest of the foregoing Promissory Notes are due the earlier of (a) the one-year anniversary of the respective issuance date (July 15, 2022 or July 26, 2022), (b) closing date of the Business Combination Agreement discussed above, or (c) the date on which all amounts under Promissory Notes shall become due and payable in the event of the Company’s default. The Promissory Notes bearing interest at 20% per annum include a guaranteed minimum interest payment of approximately $1,000,000 in aggregate. Based on the expected business combination transaction close date in the third quarter of 2021, the Company anticipates repayment to occur in the third quarter of 2021.

These Promissory Notes are secured by the amounts due under the respective Security and Pledge Agreement between Archaea Holdings LLC and the lenders.

ARCHAEA ENERGY LLC AND SUBSIDIARIES INDEPENDENT AUDITORS’ REPORT

December 31, 2020 and 2019

The Board of Directors
Archaea Energy, LLC.:

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Archaea Energy, LLC and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of operations, changes in members’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Archaea Energy, LLC and its subsidiaries as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2020 in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Philadelphia, PA
May 12, 2021

ARCHAEA ENERGY LLC AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS

December 31, 2020 and 2019

	2020	2019
Assets
Current assets:
Cash and cash equivalents	$1,495,844	$422,958
Accounts receivable – net	1,780,110	—
Contract assets	48,234	—
Prepaid expenses and other current assets	4,682,125	27,462
Total current assets	8,006,313	450,420

Noncurrent assets:
Property and equipment – net of accumulated depreciation of $37,183 and $389 at December 31, 2020 and 2019 respectively	441,024	13,611
Intangible assets – net of accumulated amortization of $100,000 and $0 at December 31, 2020 and 2019, respectively	8,692,745	391,250
Goodwill	2,754,438	—
Construction in progress	51,927,377	187,235
Other noncurrent assets	2,458,870	—
Total noncurrent assets	66,274,454	592,096
Total assets	$74,280,767	$1,042,516

Liabilities and Members’ Equity
Current liabilities:
Trade accounts payable	$14,845,004	$24,203
Current portion of long-term debt, net of unamortized debt origination costs	1,302,384	30,000
Contract liabilities	1,422,685	—
Deferred acquisition costs	300,000	—
Accrued and other current liabilities	6,547,038	4,840
Total current liabilities	24,417,111	59,043

Noncurrent liabilities:
Long-term debt, net of unamortized debt origination costs	14,773,024	—
Deferred salaries	393,606	196,803
Deferred acquisition costs	2,700,000	—
Asset retirement obligations	305,865	—
Other long-term liabilities	200,500	—
Total noncurrent liabilities	18,372,995	196,803
Total liabilities	42,790,106	255,846

Members’ equity
Controlling interest:
Members’ equity	34,930,001	2,470,002
Accumulated deficit	(4,155,904)	(1,683,332)
Total controlling interest	30,774,097	786,670
Noncontrolling interest	716,564	—
Total members’ equity	31,490,661	786,670
Total liabilities and members’ equity	$74,280,767	$1,042,516

The accompanying notes are an integral part of these financial statements

ARCHAEA ENERGY LLC AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31, 2020, 2019, and 2018

	2020	2019		2018
Revenue
Equipment sales	$6,133,853	$		$
Services	389,393
Total revenue	6,523,246		—		—

Cost of operations:
Cost of operations	4,751,766		—		—
Depreciation and amortization	137,183		389		—
Total cost of operations	4,888,949		389		—
Gross profit (loss)	1,634,297		(389)		—
General and administrative expenses	4,372,003		1,562,941		120,002
Operating loss	(2,737,706)		(1,563,330)		(120,002)

Other income (expense):
Other income	521,071		—		—
Interest expense	(20,001)		—		—
Interest income	236		—		—
Total other income (expense)	501,306		—		—
Net loss	(2,236,400)		(1,563,330)		(120,002)
Net income attributable to noncontrolling interest	236,172		—		—
Net loss attributable to controlling interest	$(2,472,572)		$(1,563,330)		$(120,002)

The accompanying notes are an integral part of these financial statements

ARCHAEA ENERGY LLC AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

Years Ended December 31, 2020, 2019 and 2018

	Members’ Equity	Accumulated Deficit	Total controlling Interest	Noncontrolling Interest	Total Equity
Balance – January 1, 2018	$—	$—	$—	$—	$—
Net loss		(120,002)			(120,002)
Contributions	120,002				120,002
Balance – December 31, 2018	$120,002	$(120,002)	$—	$—	$—
Net loss	—	(1,563,330)	(1,563,330)	—	(1,563,330)
Contributions	2,350,000	—	2,350,000	—	2,350,000
Balance – December 31, 2019	2,470,002	(1,683,332)	786,670	—	786,670
Net (loss) income	—	(2,472,572)	(2,472,572)	236,172	(2,236,400)
Common stock	—	—	—	480,392	480,392
Contributions	32,459,999	—	32,459,999	—	32,459,999
Balance – December 31, 2020	$34,930,001	$(4,155,904)	$(1,685,902)	$716,564	$31,490,661

The accompanying notes are an integral part of these financial statements

ARCHAEA ENERGY LLC AND SUBSIDIARIES CONSOLIDATED STATEMENT OF CASH FLOWS

Years Ended December 31, 2020, 2019 and 2018

	2020	2019	2018
Cash flows from operating activities:
Net loss	$(2,472,572)	$(1,563,330)	(120,002)
Adjustments to reconcile consolidated net loss to net cash used in operating activities:
Depreciation and amortization	137,183	389	—
Bad debt expense	75,940	—	—
Non-controlling interest	236,172	—	—
Forgiveness of Paycheck Protection Loan	(490,500)	—	—
Changes in operating assets and liabilities:
Accounts receivable	(1,384,767)	—	—
Contract assets	11,992	—	—
Prepaid expenses and other current assets	(3,262,747)	(27,462)	—
Trade accounts payable	(246,830)	24,203	—
Deferred salaries	196,803	196,803	—
Contract liabilities	912,928	—	—
Other liabilities	(27,494)	4,840	—
Accrued and other expenses	479,950	30,000	—
Net cash used in operating activities	(5,833,942)	(1,334,557)	(120,002)

Cash flows from investing activities:
Deposit for pending acquisition of PEI Power LLC	(2,456,000)	—	—
Cash paid for acquisition of Gulf Coast Environmental Services, LLC	(500,000)	—	—
Cash paid for note receivable from Gulf Coast Environmental Services, LLC	(656,014)	—	—
Cash paid for purchase of property and equipment	(364,056)	(14,000)	—
Cash paid for acquisition of Big Run Power Producers, LLC	(10,636,787)	—	—
Cash paid for biogas rights	(7,901,495)	(391,250)	—
Cash paid for construction in progress	(19,805,227)	(187,235)	—
Net cash used in investing activities	(42,319,579)	(592,485)	—

Cash flows from financing activities:
Borrowing on long-term debt	16,365,978	—	—
Cash paid for deferred financing costs	(290,570)	—	—
Borrowings on Paycheck Protection Program loans	691,000	—	—
Capital contributions	32,459,999	2,350,000	120,002
Net cash provided by financing activities	49,226,407	2,350,000	120,002
Net increase in cash and cash equivalents	1,072,886	422,958	—
Cash and cash equivalents – beginning of year	422,958	—	—
Cash and cash equivalents – end of year	$1,495,844	$422,958	—
Supplemental cash flow information:
Cash paid for interest	$43,535	$—
Noncash investing transactions – purchase of construction in progress	$17,541,688	$—

The accompanying notes are an integral part of these financial statements

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2020, 2019 and 2018

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of Archaea Energy LLC and Subsidiaries (the Company) is presented to assist in understanding the Company’s consolidated financial statements (financial statements). The consolidated financial statements and notes are representations of the Company’s management, who are responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the presentation of the consolidated financial statements.

Description of Business and Principles of Consolidation

Archaea Energy, LLC (the Company) was founded in November 2018. The Company aims to partner with landfill owners to harness the power of their biogas. The Company looks to source, build and manage projects for the entirety of an energy project’s lifecycle. Through December 31, 2020, the Company has been primarily engaged in the development of high Btu biogas facilities aimed at providing a renewable fuel source expected to power truck and bus fleets across the United States. The Company has entered into various landfill biogas right agreements with certain landfill owners for the construction and operation of biogas facilities. By partnering with landfill owners, the Company expects to capture and convert landfill gases to generate renewable natural gas solutions.

The Company has not commenced principal operations within the biogas industry and has incurred significant expenditures for the design and development of several biogas facilities. The Company’s activities are subject to certain risks and uncertainties, including the ability to raise additional working capital to complete the biogas facilities and to successfully market its renewable fuel solutions to transportation and other markets.

During the year ended December 31, 2020, the Company purchased 100% of Big Run Power Producers, LLC, a biogas facility located in Ashland, Kentucky. As of December 31, 2020, this facility was not operational.

During the year ended December 31, 2020, the Company purchased 72.2% of Gulf Coast Environmental Systems, LLC (“GCES”). Located in Conroe, Texas, Gulf Coast is an original equipment manufacturer of air, water, and soil remediation pollution control systems.

The consolidated financial statements of the Company include all wholly owned subsidiaries, as well as all variable interest entities that the Company is the primary beneficiary. All intercompany balances and transactions have been eliminated.

Basis of Presentation

The audited financial statements have been prepared in accordance with accounting principles generally accepted in the United States (GAAP).

Segment Reporting

The Company reports segment information in two segments: renewable natural gas (RNG) and GCES. The company currently manages RNG as its primary business operations, which is to construct and develop biogas facilities on the sites of landfills for conversion to RNG. RNG has several projects under construction and had not yet generated revenue as of December 31, 2020. GCES was acquired by the Company in 2020 as a complimentary operation to provide cost savings in association with the construction of its plants due to their specialization in manufacturing customized pollution control systems. While RNG is a customer of GCES, GCES also has external third-party customers. See note 19.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, as well as contingent assets and liabilities. The estimates and

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2020, 2019 and 2018

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

assumptions used in the accompanying financial statements are based upon management’s evaluation of the relevant facts and circumstances as of the date of the financial statements. Actual results may differ from the estimates and assumptions used in preparing the accompanying financial statements.

Noncontrolling Interest

Noncontrolling interest represents the portion of equity ownership in subsidiaries that is not attributable to the equity holders of the parent company. Noncontrolling interests are initially recorded at transaction price which is equal to their fair value and subsequently the amount is adjusted for the proportionate share of earnings and other comprehensive income attributable to the noncontrolling interests and any dividends or distributions paid to the noncontrolling interests

Fair Value Measurements

Fair value is the price at which an asset could be exchanged, or a liability transferred in an orderly transaction between knowledgeable, willing parties in the principal or most advantageous market for the asset or liability. Where available, fair value is based on observable market prices or derived from such prices. Where observable prices or inputs are not available, valuation models are applied. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the price transparency for the instruments or market and the instruments’ complexity. The framework for establishing fair value is based on a hierarchy that prioritizes the inputs and valuation techniques used to measure fair value.

In accordance with ASC 820, Fair Value Measurement (“ASC 820”), the hierarchy alluded to above is established that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The hierarchy defines three levels of inputs that may be used to measure fair value, as discussed below.

In general, fair values determined by Level 1 inputs use quoted prices in active markets for identical assets or liabilities that the Company has the ability to access.

Fair values determined by Level 2 inputs use other inputs that are observable, either directly or indirectly. These Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset. These Level 3 fair value measurements are based primarily on management’s own estimates using pricing models, discounted cash flow methodologies, or similar techniques taking into account the characteristics of the asset.

In instances whereby inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Company’s assessment of the significance of particular inputs to these fair value measurements requires judgment and considers factors specific to each asset or liability.

The Company’s financial assets and liabilities are classified based on the lowest level of input that is significant for the fair value measurement. The Company reflects transfers between the three levels at the beginning of the reporting period in which the availability of observable inputs no longer justifies classification in the original level. There were no transfers between fair value hierarchy levels for the year ended December 31, 2020 and 2019.

The Company’s financial assets and liabilities are classified based on the lowest level of input that is significant for the fair value measurement. The Company reflects transfers between the three levels at the beginning of the reporting period in which the availability of observable inputs no longer justifies classification in the original level. There were no transfers between fair value hierarchy levels for the year ended December 31, 2020 and 2019.

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2020, 2019 and 2018

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

As of the year ended December 31, 2020 and 2019, the fair value of other financial instruments including cash and cash equivalents, prepaid expenses, accounts payable, accrued and deferred expenses approximate the carrying values because of the short term maturity of those items. The fair value of long term debt approximates the carrying value due to the proximity of when it was entered into and December 31, 2020. There were no changes in the methods or assumptions used in the valuation techniques by the Company during the years ended December 31, 2020 or December 31, 2019.

Fair Value on a Nonrecurring Basis

Business Acquisitions

The Company records the identifiable assets acquired and liabilities assumed at fair value at the date of acquisition on a nonrecurring basis. Fair value may be estimated using comparable market data, a discounted cash flow method, or a combination of the two. In the discounted cash flow method, estimated future cash flows are based on management’s expectations for the future and can include estimates of future biogas production, commodity prices, operating and development costs, and a risk-adjusted discount rate. The Company’s acquisitions are discussed in Note 4.

Asset Retirement Obligations

The Company accounts for asset retirement obligations as required under ASC 410, Asset Retirement and Environmental Obligations, (“ASC 410”). ASC 410 requires the fair value of a liability for an asset retirement obligation be recognized in the period in which the legal obligation arises, with the associated discounted asset retirement costs being capitalized as a part of the carrying amount of the long-lived asset and the annual accretion expense recorded in operations. The Company has recorded in the consolidated financial statements estimates for asset retirement The Company has asset retirement obligations (AROs) arising from legal or regulatory requirements to perform certain asset retirement activities at the time that certain contracts terminate. The liability was initially measured at fair value and subsequently is adjusted for accretion expense and changes in the amount or timing of the estimated cash flows.

The fair value of asset retirement obligations (ARO) is measured using expected cash outflows associated with the ARO. ARO estimates are derived from historical costs and management’s expectations of future cost elements, and therefore, the Company has designated these liabilities as Level 3 financial liabilities. The significant inputs to this fair value measurement include estimates of assets removal, site clean-up, transportation and remediation costs, inflation and credit-adjusted 20-years risk free rate. See Note 12 for a reconciliation of the beginning and ending balances of the liability for the Company’s asset retirement obligations.

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification Topic 606, “Revenue from Contracts with Customers” (“ASC 606”). In accordance with ASC 606, revenue is recognized when promised goods or services are transferred to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. See Note 3.

Business Acquisitions

The Company determines and allocates the purchase price of an acquired company to the tangible and intangible assets acquired and the liabilities assumed as of the date of acquisition. Results of operations and cash flows of the acquired companies are included in the Company’s operating results from the date of acquisition.

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2020, 2019 and 2018

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The purchase price allocation process requires the Company to use significant estimates and assumptions which may include estimated fair values of intangible assets, assumed from the acquiree under existing contractual obligations, estimated income taxes assumed from the acquiree and estimated fair value of any contingent consideration.

The Company uses its best estimates and assumptions as part of the purchase price allocation process to accurately value assets acquired and liabilities assumed at the acquisition date, these estimates and assumptions are inherently uncertain and subject to refinement. As a result, any adjustment identified subsequent to the measurement period is included in operating results in the period in which the amount is determined.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The Company maintains cash and cash equivalents at financial institutions, which may periodically exceed federally insured amounts. The Company has not experienced any losses on such accounts.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are valued at the net present value of the consideration given and represents the amount management expects to collect from outstanding balances. Credit is extended to all qualified customers under various payment terms with no collateral required.

The carrying amount of accounts receivable is reduced by amounts that best reflect management’s estimate of the amounts that will not be collected. Management takes into consideration various credit factors including credit worthiness of the customers, the historical experience with the customer, the timeliness of payments on outstanding invoices and the existence of disputed charges. Receivables are written off against the allowance in the period they are determined to be uncollectible. The allowance for doubtful accounts was $132,920 and $0 at December 31, 2020 and 2019, respectively.

Prepaid Expenses

As of December 31, 2020, and 2019, prepaid expenses consisted primarily of prepaid property insurance premiums and prepaid royalty expenses related to biogas plants. The Company recognizes those costs over the term of the agreement.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed by using the straight-line method at rates based on the estimated useful lives of the various classes of property and equipment. Estimates of useful lives are based upon a variety of factors including durability of the asset, the amount of usage that is expected from the asset, the rate of technological change and the Company’s business plans for the asset. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset. Depreciation expense for the year ended December 31, 2020 and 2019 was approximately $37,000 and $400, respectively.

The cost of assets sold or otherwise disposed of and the accumulated depreciation thereon are eliminated from the accounts and the resulting gain or loss is reflected in income. Expenditures for maintenance and repairs are expensed as incurred and significant major improvements are capitalized and depreciated over the estimated useful life of the asset.

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2020, 2019 and 2018

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Impairment of long-lived assets

In accordance with ASC 360, Property, Plant and Equipment (“ASC 360”) and intangible assets with finite useful lives are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset or asset group to future undiscounted cash flows expected to be generated by the asset or asset group. Such estimates are based on certain assumptions, which are subject to uncertainty and may materially differ from actual results. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

The Company evaluates long-lived assets, such as property and equipment, and construction-in-progress, when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. When the Company believes an impairment condition may have occurred, it is required to estimate the undiscounted future cash flows associated with the long-lived asset or group of long-lived assets at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities for long-lived assets that are expected to be held and used. If the Company determines that the undiscounted cash flows from an asset to be held and used are less than the carrying amount of the asset, or if the Company has classified an asset as held for sale, the Company would evaluate fair value to determine the amount of any impairment charge.

Goodwill

Goodwill is the excess of the consideration transferred over the fair value of the acquired assets and assumed liabilities in a business acquisition. The Company accounts for its goodwill pursuant to the provisions of FASB ASC Topic 350. In accordance with Topic 350, goodwill is not amortized, but rather tested for impairment annually, or earlier if an event occurs, or circumstances change, that indicate the fair value of a reporting unit may be below its carrying amount. The Company adopted ASU 2017-04, which eliminated Step 2 from the goodwill impairment test, and as such, an impairment charge is recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value. The Company tests goodwill for impairment at each fiscal year end.

Goodwill will be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount.

In connection with the acquisition of Gulf Coast Environmental Systems, LLC in January 2020, the Company recognized $2,754,438 of goodwill for the year ended December 31, 2020. The Company will perform an annual impairment assessment by applying the methodology of ASU 2017-04, for the year ending December 31, 2021.

Leases

The Company accounts for its operating leases in accordance with ASC 840. The Company is expected to adopt new leases standard, ASU 2016-02, also known as ASC 842 — Leases, in the fiscal year beginning January 1, 2021.

Income Taxes

Archaea Energy LLC is organized as a limited liability company. Therefore, the Company’s net taxable income or expense is reported on the members’ income tax returns for the year.

Archaea Energy LLC is the sole member of Archaea Holding LLC and Archaea Operating LLC. These entities are disregarded entities for federal income tax purposes, therefore the taxable income of these entities for federal income tax purposes is reported in the federal income tax returns of the members of Archaea Energy LLC.

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2020, 2019 and 2018

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Archaea Holding LLC is the sole member of Assai Energy, LLC, AHMFLG, LLC, AH Medora LFG, LLC, AHJRLLFG, LLC, Biofuels San Bernardino Biogas, LLC, Archaea EPC, LLC, REA PEI, LLC, Archaea AD, LLC and Big Run Power Producers, LLC. These entities are disregarded for federal income tax purposes, therefore the taxable income from these entities is reported in the federal income tax returns of the members of Archaea Energy LLC.

Archaea Holding, LLC is the majority shareholder of GCES. GCES is consolidated for financial reporting purposes, but files its own income tax returns as a C-Corporation. Any income tax liabilities, benefits or deferred taxes included in these statements are related to Gulf Coast.

The Company accounts for its income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement caring amount of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date.

Judgement is required in determining the provisions for income and other taxes and related accruals, and deferred tax assets and liabilities. In the ordinary course of business, there are transactions and calculations where the ultimate tax outcome is uncertain. Additionally, the Company’s various tax returns are subject to audit by various tax authorities. Although the company believes that is estimates are reasonable, actual results could differ from these estimates.

Debt Issuance Costs

Debt issuance costs include loan acquisition fees which are recorded at cost and will be amortized on a straight-line basis over the term of the underlying loans, which is not materially different from the effective yield method required by GAAP. The cost of the loan acquisition fees was $290,570 and $0 at December 31, 2020 and 2019, respectively. There was no amortization for the year ended December 31, 2020. Amortization of the debt issuance costs will begin January 1, 2021. Future amortization is expected to be $72,642 for the years ending December 31, 2021 through December 31, 2023 and $72,644 for the year ended December 31, 2024.

Derivative Instruments

The Company applies the provisions of ASC 815, Derivatives and Hedging, (“ASC 815”). ASC 815 requires each derivative instrument to be recorded and recognized on the consolidated balance sheets at fair value, unless they meet the normal purchase/normal sale criteria and are designated and documented as such. Changes in the fair value of derivative instruments are recognized in earnings. The Company’s offtake agreements were determined to meet the normal purchase/normal sale criteria and were designated and documented as such. The offtake agreements pertain to the sale of natural gas generated from the Company’s biogas facilities that had not achieved COD as of December 31, 2020 and, therefore, did not generate any revenue during the year ended December 31, 2020. Once the biogas facilities achieve COD and the offtake agreements take effect, the revenues associated with the offtake agreements will be recognized in accordance with ASC 606. These offtake agreements range from 20 to 25 years and commit the majority of the facilities natural gas production to the offtaker.

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2020, 2019 and 2018

NOTE 2 — RECENTLY ISSUED AND ADOPTED ACCOUNTING STANDARDS

In May 2014, the FASB issued Accounting Standards Update No. 2014-09 (Topic 606) “Revenue from Contracts with Customers.” Topic 606 supersedes the revenue recognition requirements in Topic 605 “Revenue Recognition” (Topic 605) and requires entities to recognize revenue when control of the promised goods or services is transferred to customers at an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. The Company adopted Topic 606 as of January 1, 2019. The adoption of ASC 606 did not have any effects on the financial statements, as the Company had not yet commenced principal operations and has not generated revenue. ASC 606 has been implemented on the revenues associated with Gulf Coast. See Note 3.

In February 2016, the FASB issued Accounting Standards Update (ASU) No. 2016-02 Leases (Topic 842) to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The main difference between previous generally accepted accounting principles and the new requirements under Topic 842 is the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases under previous generally accepted accounting principles. ASU 2016-02 is effective for the Company for fiscal years beginning after December 15, 2021 with early adoption permitted. The Company will adopt Topic 842 as of January 1, 2021, and the management is currently evaluating impact, if any, the adoption of this guidance will have on the financial condition, results of operations, cash flows or financial disclosures. The Company is still assessing the impact of adopting ASC 842 as of December 31, 2020.

In January 2017, the FASB issued Accounting Standards Update No. 2017-04 (ASU 2017-04) “Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment.”

ASU 2017-04 eliminates step two of the goodwill impairment test and specifies that goodwill impairment should be measured by comparing the fair value of a reporting unit with its carrying amount. Additionally, the amount of goodwill allocated to each reporting unit with a zero or negative carrying amount of net assets should be disclosed. ASU 2017-04 is effective for annual or interim goodwill impairment tests performed in fiscal years beginning after December 15, 2019; early adoption is permitted. The Company adopted ASU 2017-04 as of January 1, 2020, and the adoption of the guidance did not have a material impact on the consolidated financial statements.

In June 2018, the FASB issued ASU No. 2018-07, which expands the scope of Topic 718, “Compensation — Stock Compensation”, to include share-based payment transactions for acquiring goods and services from non-employees. An entity should apply the requirements of Topic 718 to non-employee awards except for specific guidance on inputs to an option pricing model and the attribution of cost. This amendment specifies that Topic 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. This amendment also clarifies that Topic 718 does not apply to share-based payments used to effectively provide (1) financing to the issuer or (2) awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under Topic 606, Revenue from Contracts with Customers. The standard is effective for fiscal years beginning after December 15, 2018, including interim periods within that fiscal year. The Company adopted the guidance as of January 1, 2019, and there was no effect on the financial statements or financial statement disclosures as Series A incentive membership units issued have zero fair value for the year ended December 31, 2020 and 2019.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes, to simplify the accounting for income taxes. The guidance eliminates certain exceptions related to the approach for intraperiod tax allocations, the methodology for calculating income taxes in an interim period, and recognition of the deferred tax liabilities for outside basis differences related to changes in ownership of equity method investments and foreign subsidiaries. The guidance also simplifies aspects of accounting for franchise taxes, enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. The standard is effective for fiscal years beginning after December 15, 2020 and interim periods within those fiscal years with early adoption permitted. The Company has not adopted this standard; upon adoption, the Company does not believe this guidance will have a material impact on it consolidated financial statements.

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2020, 2019 and 2018

NOTE 3 — REVENUE FROM CONTRACTS WITH CUSTOMERS

The Company’s revenues are comprised of sales of customized pollution control equipment (Equipment) and maintenance agreement services (Services) provided solely by the GCES operating segment. All revenue is recognized when (or as) the Company satisfies its performance obligation(s) under the contract (either implicit or explicit) by transferring the promised product or service either when (or as) its customer obtains control of the product or service. A performance obligation is a promise in a contract to transfer a distinct product or service to a customer. A contract’s transaction price is allocated to each distinct performance obligation. Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring its products or services.

The Company’s performance obligations related to the sales of Equipment are satisfied over time because the Company’s performance under each customer contract produces 1) an asset with no alternative future use to the entity, because each products solution is customized to the specific needs of each customer and 2) the Company has enforceable right to payment under the customer termination provisions for convenience. The Company measures progress under these arrangements using an input method based on costs incurred.

The Company’s performance obligations related to the sales of Services are satisfied over time because the customer simultaneously receives and consumes the benefits provided by the entity’s performance as the Company performs. The Company elected to recognize the sales of Services using the as-invoiced practical expedient. As of and for the year ended December 31, 2020, 100% of the company’s revenues were recognized over time.

Contract Assets and Contract Liabilities

Accounts receivable are recognized in the period when the right to consideration is unconditional. Accounts receivable are recognized net of an allowance for doubtful accounts. A considerable amount of judgment is required in assessing the likelihood of realization of receivables.

The timing of revenue recognition may differ from the timing of invoicing to customers. Contract assets include unbilled amounts from projects when revenues recognized under the cost-to-cost measure of progress exceed the amounts invoiced to customers, as the amounts cannot be billed under the terms of the contracts. Such amounts are recoverable from customers based upon various measures of performance, including achievement of certain milestones, completion of specified units or completion of a contract.

In addition, many time and material arrangements, are billed in arrears pursuant to contract terms that are standard within the industry, resulting in contract assets and/or unbilled receivables being recorded, as revenue is recognized in advance of billings.

Also included in contract assets are amounts the Company seeks or will seek to collect from customers or others for errors or changes in contract specifications or design, contract change orders or modifications in dispute or unapproved as to both scope and/or price, or other customer-related causes of unanticipated additional contract costs (claims and unapproved change orders). Contract assets do not include capitalized costs to obtain and fulfill a contract. Contract assets are generally classified as current within the combined balance sheets. The Company has evaluated all unapproved change orders and has updated the related contract amount as necessary to properly reflect the estimated transaction price. As of December 31, 2020 and 2019, there were no claim amounts included within contract assets or accounts receivable. For contracts in claim status, contractually billed amounts will generally not be paid by the customer to the Company until final resolution of related claims.

Contract liabilities from contracts arise when amounts invoiced to customers exceed revenues recognized under the cost-to-cost measure of progress. Contract liabilities additionally include advanced payments from customers on certain contracts. Contract liabilities decrease as revenue is recognized from the satisfaction of the related performance obligation and are recorded as either current or long-term, depending upon such revenue is expected to be recognized.

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2020, 2019 and 2018

NOTE 3 — REVENUE FROM CONTRACTS WITH CUSTOMERS (cont.)

Contract assets from contracts arise when revenues received exceed amounts invoiced to customers under the cost-to-cost measure of progress.

Net contract liabilities consisted of the following at December 31:
	2020	2019
Contract assets, current	$48,234	$—
Contract liabilities, current	(1,422,685)	—
Net contract liabilities	$(1,374,451)	$—

Transaction Price Allocated to Remaining Unsatisfied Performance Obligations

Remaining performance obligations at December 31, 2020 were $3,434,900.

Projects are included within remaining performance obligations at such time the project is awarded and agreement on contract terms has been reached. Remaining performance obligations include amounts related to contracts for which a fixed price contract value is not assigned only when a reasonable estimate of total transaction price can be made. Remaining performance obligations include unrecognized revenues to be realized from uncompleted contracts.

Although many of the Company’s contracts are subject to cancellation at the election of the customers, in accordance with industry practice, the Company does not limit the amount of unrecognized revenue included within remaining performance obligations due to the inherent substantial economic penalty that would be incurred by customers upon cancellation.

The Company believes the reported remaining performance obligations for construction contracts are firm and contract cancellations have not had a material adverse effect on operations of the Company. Remaining performance obligations also include unrecognized revenues expected to be realized over the remaining term of service contracts. However, to the extent a service contract includes a cancellation clause which allows for the termination of such contract by either party without a substantive penalty, the remaining contract term, and therefore, the amount of unrecognized revenues included within remaining performance obligations, is limited to the notice period required for the termination.

Remaining performance obligations are comprised of: (a) original contract amounts, (b) change orders for which written confirmations from the customers have been received, (c) pending change orders for which confirmations, in the ordinary course of business, are expected to be received, (d) claim amounts made against customers for which the Company has determined to have a legal basis under existing contractual arrangements and as to which the variable consideration constraint does not apply, and (e) other forms of variable consideration to the extent that such variable consideration has been included within the transaction price of the contracts. Such claim and other variable consideration amounts were immaterial for all periods presented.

Disaggregation of Revenues

Revenues are principally derived from the provision of engineering consulting and construction management services to a variety of industrial, commercial, and institutional customers and Original Equipment Manufacturing (OEM) of certain specialty process equipment to the biogas and natural gas industries. Such revenues are performance obligations satisfied exclusively over time and therefore a disaggregation between over time and at a point in time for revenue realization is not applicable.

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2020, 2019 and 2018

NOTE 4 — BUSINESS ACQUISITIONS

Gulf Coast Environmental Systems, LLC

On January 14, 2020, the Company entered into a Membership Interest and Loan Purchase Agreement (“Agreement”) with NEI, an environmental services company headquartered in Pittsburgh, PA, providing innovative technologies and practices to solid waste management transforming waste to renewable natural gas. Per the Agreement, the Company purchased 51% of the Class A membership interests (5,100 of the 10,000 issued and outstanding Class A interests) of GCES for consideration of $500,000. The purchase of 51% of the Class A interest transferred control of GCES to Archaea. Additionally, as part of Agreement, the Company purchased a loan receivable from GCES (the Loan) that was held by NEI for consideration of $656,014.

The acquisition of GCES was accounted for using the acquisition method, whereby all of the assets acquired and liabilities assumed were recognized at their fair value on the acquisition date, with any excess of the purchase price over the estimated fair value recorded as goodwill.

The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of acquisition:
Cash consideration	$500,000
Gross-up for non-controlling interests	480,392
Total Purchase Price	$980,392
Accounts receivable	$471,283
Contract assets	60,226
PPE	103,410
Intangibles	500,000
Goodwill	2,754,438
Other assets	12,000
Assets Acquired	$3,901,357
Accounts payable	$1,640,994
Other current liabilities	99,247
Contract liabilities	509,757
Loan payable to Archaea	656,014
Other long-term liabilities	14,953
Liabilities Assumed	$2,920,965
Net Assets Acquired	$980,392

After allocating the purchase price to the assets acquired and liabilities assumed based on their fair values at the date of acquisition, the Company recorded goodwill of approximately $2.7 million. Goodwill is attributed to the cost savings associated with acquiring one of the Company’s suppliers and its assembled workforce.

The fair values of intangible assets were based on valuations using the income approach. The preliminary fair value of intangible assets and their estimated useful lives are as follows:
Identified Intangible Assets	Fair Value	Remaining Useful Life
Customer relationships	$350,000	5 years
Trade names	150,000	5 years
Total	$500,000

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2020, 2019 and 2018

NOTE 4 — BUSINESS ACQUISITIONS (cont.)

Big Run Power Producers, LLC

On November 10, 2020, the Company acquired all of the outstanding membership interests of Big Run Power Producers LLC, a non-functioning, partially constructed landfill gas processing facility in Ashland, Kentucky, for a total base purchase consideration of $10,636,787, plus $3,000,000 contingent consideration in the form of a 10-year, $300,000 per year earnout provision based on the amount of production of renewable natural gas once the facility becomes commercially operational. Additionally, $1,255,000 in prepaid royalty fees were conveyed at purchase. This acquisition did not meet the definition of a business and was recorded as an asset acquisition in accordance with ASC 805-50. There were additional liabilities assumed in the amount of $2,140,228 as part of the acquisition such that the total cost allocated to the assets acquired was $15,777,014, of which substantially all the value was attributable to the CIP Plant asset. The full amount of the $3,000,000 contingent consideration was recorded on the acquisition date as it was determined probable and reasonably estimable. This amount is recorded on the balance sheet as deferred acquisition costs.

Biofuels San Bernardino Biogas LLC

On September 14, 2019, Archaea Holding, LLC completed the purchase of substantially all the assets of BioFuels San Bernardino Biogas, LLC (“Bernie”) for cash consideration of $390,000. This acquisition did not meet the definition of a business and was recorded as an asset acquisition in accordance with ASC 805-50.

Bernie holds landfill gas rights agreements with two landfills located in San Bernardino County, California. In connection with these agreements, Bernie has also entered two leases for land use with San Bernardino County whereby it expects to construct and develop two biogas facilities as part of the Company’s strategic plan to convert landfill gases into renewable energy sources. See Note 17.

PEI Power LLC

On December 21, 2020, Archaea Holdings, LLC (“Buyer”) entered into The Membership Interest Purchase and Sale Agreement (“Agreement”) with Energy Transfer Operating, L.P. (“Parent”), SemGroup LLC (“Seller”), and PEI Power LLC (“PEI”). Upon the terms and subject to the conditions contained in the Agreement, the Company will purchase and acquire all the membership interests of PEI at the closing. The aggregate consideration is $29,768,000 plus any repairs paid by PEI up to the closing date. Contemporaneously with the execution of this Agreement, the Company had delivered $2,456,000 deposit to the escrow account in December 2020. Additionally, in association with this transaction the Company prepaid $2,830,000 in acquisition costs during 2020 that were contingent upon the successful closing of this transaction which did not occur until quarter two 2021. Since these funds were due back to the Company if the transaction did not successfully close, this amount was recorded in other current assets at December 31, 2020.

As of December 31, 2020, the Company did not close this acquisition transaction and control of PEI Power LLC had not yet been transferred to the Company. The $2,456,000 deposit the Company delivered to the escrow account was included in other non-current assets in the Company’s consolidated balance sheet as of December 31, 2020.

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2020, 2019 and 2018

NOTE 5 — PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following at December 31:

	2020	2019
PROPERTY AND EQUIPMENT
Machinery & Equipment	$337,584	$—
Furniture & Fixtures	13,035	14,000
Leasehold Improvements	87,500	—
Vehicles	38,864	—
Land	1,225	—
	478,208	14,000
Less Accumulated Depreciation	(37,183)	(389)
PROPERTY AND EQUIPMENT – NET	$441,025	$13,611

NOTE 6 — CONSTRUCTION IN PROGRESS

Costs associated with the construction of biogas facilities are capitalized as Construction in Progress during the construction period. Costs included in construction in progress consist of direct costs including, engineering, pipeline and plant construction, wages and fringe benefits consulting, equipment, and other overhead costs.

When biogas plants are placed in service, the costs associated with each biogas plant will be transferred to property and equipment and depreciated over its expected useful life. As of December 31, 2020, and 2019, the consolidated balance of construction in progress totaled $51,927,377 and $187,235, respectively. No biogas plants have been put in service as of December 31, 2020.

NOTE 7 — INTANGIBLE ASSETS

Intangible assets consist of gas rights agreements, operations and maintenance contracts, power purchase, gas sales and gas purchase agreements that were created as a result of the allocation of the purchase price under business acquisitions based on their future value to the Company and amortized over their estimated useful lives. The gas rights agreements have various renewal terms in their estimated useful lives. The gas rights agreements have various renewal terms in their underlying contracts that are factored into the useful lives when amortizing the intangible asset.

Amortizable Intangibles:
	December 31, 2020
	Gross Carrying Amount	Accumulated Amortization	Net	Weighted Average
Biogas rights agreements	$8,292,745	$—	$8,292,745	20 years
Customer relationships	350,000	70,000	280,000	4 years
Trade names	150,000	30,000	120,000	4 years
Total	$8,792,745	$100,000	$8,692,745
	December 31, 2019
	Gross Carrying Amount	Accumulated Amortization	Net	Weighted Average
Biogas rights agreements	$391,250	$—	$391,250	20 years
Customer relationships	—	—	—
Trade names	—	—	—
Total	$391,250	$—	$391,250

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2020, 2019 and 2018

NOTE 7 — INTANGIBLE ASSETS (cont.)

The only amortizing intangible assets during the year ended December 31, 2020 were associated with the GCES Trade names and Customer Relationships. These intangible assets have a remaining useful life of four years and will amortize at a rate of $100,000 per year through 2024. The biogas rights agreements have useful lives of 20 years, which will start amortizing once their associated facilities reach COD.

NOTE 8 — DETAIL OF SELECTED BALANCE SHEET ACCOUNTS

	2020	2019
PREPAID EXPENSES
Prepaid Royalties	$1,255,081	$—
Prepaid Insurance	112,397	690
Other Prepaid Expenses	19,647	26,772
Other Current Assets	3,295,000	—
TOTAL PREPAID EXPENSES	$4,682,125	$27,462

ACCRUED EXPENSES
Accrued Expenses and Construction Costs	$5,957,250	$34,840
Accrued Interest	589,788	—
TOTAL ACCRUED EXPENSES	$6,547,038	$34,840

NOTE 9 — OPERATING LEASES

The Company evaluates each arrangement involving the use of property plant or equipment at inception to determine if it contains a lease under ASC 840.

Office Leases

During 2013, GCES entered into a facility lease for their company headquarters with two of their minority owners. During 2020, the Company paid $210,000 to the minority owners under this lease. The lease expires in May 2022 and requires payments of $17,500 per month. Lease expense under this arrangement was $210,000 during 2020. The GCES facilities are also owned by two minority owners of GCES, thereby causing this lease to be a related party transaction.

The Company entered into a warehouse lease in Dunmore, PA during 2020 for a 1-year term for $8,500 per month. During 2020, the Company paid $34,000 under this lease. The lease expires in September 2021 and requires a monthly payment of $8,500.

The Company also entered into an office in Philadelphia, PA during 2021 for a 3-year term for approximately $6,600 per month. Although no amounts were included in the current year lease expense, these amounts have been reflected in the minimum lease commitments schedule below.

In March 2021, the Company has entered an office lease in Canonsburg, PA for a 1-year term for $8,100 per month. Although no amounts were included in the current year lease expense, these amounts have been reflected in the minimum lease commitments schedule below.

Lease expense under these two arrangements was $378,974, $30,000 and $0 during the years ended December 31, 2020, 2019, and 2018, respectively.

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2020, 2019 and 2018

NOTE 9 — OPERATING LEASES (cont.)

Future minimum lease payments under the above two non-cancellable capital leases as of December 31, 2020 are as follows:
Year Ending December 31,
2021	$434,584
2022	193,027
2023	82,851
2024	—
2025	—
Thereafter	—
Total	$710,462

NOTE 10 — LONG TERM DEBT

Promissory Note

On November 10, 2020, Archaea Holdings, LLC (“Archaea Holdings”) and Big Run Power Producers, LLC (“BRPP”) entered into a Promissory Note with Comerica Bank (the “Bank”) and with Noble Environmental, Inc. (“Noble”) as the Guarantor, pursuant to that certain credit agreement by and between the Bank, as the lender, and Archaea Holdings and BRRP, as the borrowers. Due to Noble being a minority interest owner of the Company, this guarantee is a related party transaction.

Pursuant to the credit agreement, the Bank has made available to the borrowers $5,000,000 secured specific advance facility loan (the “SAF Loan”) and $12,000,000 secured term loan (the “Term Loan”). The SAF Loan and the Term loan bear interest at LIBOR plus 4.5%, which was 5.5% as of December 31, 2020. In addition to the Term Loan and the SAF Loan, the Bank has also made available to the borrowers a corporate credit card account with a credit limit of $500,000 for use by the borrowers in connection with the operation of the business (the “Corporate Credit Account”). The maturity date of the financing arrangement is November 10, 2024.

As a condition precedent to and in consideration of Noble furnishing the Noble Guaranty, Noble has required that Archaea Holdings and BRPP pay Noble the guaranty fee, an amount equal to 20% of the face value of the guaranteed obligation, which shall accrue interest at the interest rate subject to adjustment as follows:

a)      Shall accrue from the effective date through the maturity date at the rate of 20% per annum, compounding monthly (the “PIK Interest Rate”).

b)      At such time that any portion of the guaranteed obligation has been reduced, decreased, or released by the Bank and Noble has received written verification thereof satisfactory to Noble and its legal counsel, then:

•        interest on the guaranteed obligation which remains in place and outstanding will continue to accrue interest at the PIK interest rate, and

•        interest accrued at the PIK interest rate through the date of any such reduction, decrease or release for that portion of the guaranteed obligation which has been reduced, decreased, or released shall thereafter accrue interest at the rate of 9% per annum, compounding monthly.

As of December 31, 2020, the Company received total proceeds of $16,365,978. As of December 31, 2020, the Company received total proceeds of approximately $16,365,978. Total interest expense incurred under the SAF Loan, the Term Loan, and the Noble Guaranty was $633,322.  This interest has been capitalized during the construction period of the Big Run facility.  The interest incurred as a result of the Noble Guaranty is indicative of a related party transaction, due to the minority ownership stake Noble holds in Archaea.  As of December 31, 2020, there was approximately $700,000 available for future withdraw according to the Note Agreement.

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2020, 2019 and 2018

NOTE 10 — LONG TERM DEBT (cont.)

Other long-term debt

The Company has two utility vehicle loans, totaling approximately $46,000, within Assai Energy, LLC. These notes bear interest at 0%, the maturity date is December 16, 2024.

Long-term debt is summarized as follows at December 31:
	2020	2019
Comerica Bank – Specific Advance Facility Note	$4,259,499	$—
Comerica Bank – Term Note	12,059,993	—
Kubota Corporation – Term Notes	46,486	—
	16,365,978	—
Less unamortized debt issuance costs	290,570	—
Long-term debt less debt issuance costs	16,075,408	—
Less current maturities	1,302,384	—
Long-term debt	$14,773,024	$—

Future maturities of long-term debt (exclusive of debt issuance costs) are as follows:
Year Ending December 31,	Amount
2021	$1,302,383
2022	2,577,691
2023	2,577,691
2024	9,908,213
Total	$16,365,978

NOTE 11 — PAYCHECK PROTECTION PROGRAM LOAN

During 2020, the Company received a $200,500 loan from the Small Business Administration (SBA) as provided for under the Paycheck Protection Program (Program) established in accordance with the Coronavirus Aid, Relief, and Economic Security Act (CARES ACT) signed into law on March 27, 2020. The Company utilized the loan proceeds in accordance with established Program guidelines which would result in forgiveness of the full amount of the loan. The forgiveness of the loan resulted in no interest being charged to the Company.

In April 2021, the Company had received notification from the lending institution that the full amount of the loan had been forgiven. The amount of the proceeds received under this loan at December 31, 2020 is reflected in the accompanying balance sheets as other long-term liability.

Additionally, the Company received a separate loan for the benefit of GCES in the amount of $490,500 loan from the SBA under the Program. The Company utilized the loan proceeds in accordance with established Program guidelines which would result in forgiveness of the full amount of the loan in December 2020. This loan was forgiven during the year ended December 31, 2020. The forgiveness of the loan was recorded through other income during the year ended December 31, 2020.

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2020, 2019 and 2018

NOTE 12 — ASSET RETIREMENT OBLIGATION

The Company has asset retirement obligations (“ARO”) associated with the future environmental remediation responsibility to restore the land and remove biogas plants and related facilities within one year of the expiration of certain operating lease agreements. Pursuant to GAAP, an asset retirement obligation associated with the retirement of a tangible long-lived asset is required to be recognized as a liability in the period in which a legal obligation is incurred and becomes determinable, with an offsetting increase in the carrying amount of the associated asset. The cost of the tangible asset, including the initially recognized ARO, is depleted such that the cost of the ARO is recognized over the useful life of the asset. The fair value of the ARO is measured using expected cash outflows associated with the ARO, discounted at the inflation and our credit-adjusted risk-free rate when the liability is initially recorded. Accretion expense is recognized over time as the discounted liability is accreted to its expected settlement value. The revisions to the liability typically occur due to changes in the estimated retirement costs, biogas plant lives, and the changes in inflation and discount rate.

The following is a reconciliation of our ARO liability as of December 31, 2020 and 2019:
	2020	2019
Asset retirement obligation liabilities – beginning	$—	$—
Liabilities incurred	305,865	—
Accretion expense	—	—
Asset retirement obligation liabilities – ending	$305,865	$—

NOTE 13 — EQUITY

Series B membership interests

Series B membership units represent “common interests” with preferential rights over Series A membership units “profits interest”. The Company’s operating agreement provides specified thresholds which outline the way Series B membership interest shall recover their initial investment. Series A membership interest shall only participate in profit distributions of the Company once the Series B membership interest have recovered their initial investment plus a predetermined rate of return as defined in the operating agreement.

During the years ended December 31, 2020, 2019 and 2018, the Company issued a total of 32,529,998, 2,350,000 and $120,002 of Series B membership units, respectively. A total of 35,000,000 Series B membership units have been issued and are outstanding as of December 31, 2020.

As of December 31, 2020, 2019 and 2018, no distributions have been made representing return of investments or profits.

Series A incentive plan

On November 13, 2018, The Company adopted a “Series A Incentive Plan” to provide economic incentives to selected employees and other service providers of the Company in order to align their interests with equity holders of the Company. As of December 31, 2020, the Company’ common interest holders have authorized a total of 10,000 Series A units for awards.

As of December 31, 2020, the Company has awarded a total of 8,500 Series A units to management. The units awarded vest over a four-year period. The holders of Series A units are eligible to receive distributions of the Company’s profits as outlined in the plan subject to secondary preference rights of Series B membership units. For the three years ended December 31, 2020, 2019 and 2018, the Company did not distribute any profits to those issued units.

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2020, 2019 and 2018

NOTE 13 — EQUITY (cont.)

Series A plan activities during the year ended December 31, 2020 was as follows:
	Series A Incentive Units Outstanding	Weighted Average Grant Date Fair Value
Outstanding at December 31, 2019	9,000	$—
Granted	1,000	$—
Exercised	—	$—
Forfeited	(1,500)	$—
Expired	—	$—
Outstanding at December 31, 2020	8,500	$—
Nonvested at December 31, 2019	7,000	$—
Granted	1,000	$—
Vested	(2,000)	$—
Forfeited	(1,500)	$—
Nonvested at December 31, 2020	4,500	$—

The Series A units awards were determined to be equity classified. For the year ended December 31, 2020 and 2019, the Company did not recognize any compensation costs related to vested Series A units awards as the fair value of the units was zero on the grant date.

NOTE 14 — EMPLOYEE BENEFIT PLAN

The Company maintains a defined contribution benefit plan in compliance with Section 401(k) (the “401(k) Plan”) of the Internal Revenue Code (“IRC”), which covers all employees who meet the 401(k) Plan’s eligibility requirements. During the year ended December 31, 2020 and 2019, the Company’s matching contribution was 100% of each participant’s contribution up to a maximum of 5% of the participant’s eligible compensation, subject to limitations imposed by the IRC. The expenses relating to the 401(k) Plan were approximately $49,000 for 2020, $15,000 for 2019, and $0 for 2018.

NOTE 15 — RISKS AND UNCERTAINTIES

The Company maintains at a financial institution cash and cash equivalents which may periodically exceed federally insured limits. It is the opinion of management that the solvency of the financial institution is not of particular concern currently. As such, management believes the Company is not exposed to any significant credit risk related to cash and cash equivalents.

The coronavirus pandemic could materially and adversely impact the Company’s future revenues, along with impacting the Company’s customers and suppliers in the future. At this time, the impact on future operations of the Company cannot be predicted due to the uncertainty in any future operational disruptions due to the coronavirus pandemic and potential related restrictions.

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2020, 2019 and 2018

NOTE 16 — PROVISION FOR INCOME TAX

The Components of the provision for income taxes are as follows for December 31:

2020
Current:
Federal	$—
State and local	—
Total current tax provision	—

Deferred:
Federal	—
State and local	—
Total deferred tax provision	—
Total	$—

At December 31, 2020, included in other assets are net deferred income tax liabilities of $0. These amounts represent the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Company’s deferred tax assets and liabilities consist of the following as of December 31:
2020
Deferred tax assets
Bad debts	$27,960
Accrued expenses	13,970
Section 163(j) carryforward	4,210
Federal net operating losses	194,000
Valuation allowance	(108,590)

Deferred tax liabilities
Intangibles	(84,130)
Depreciation	(47,420)
Total	$—

The Company assessed the available positive and negative evidence to estimate whether sufficient future taxable income will be generated to permit use of existing deferred tax assets in each taxpaying jurisdiction. On the basis of this evaluation, as of December 31, 2020, it was determined that a full valuation allowance does need to be recorded as the Company does not believe the deferred tax assets in that jurisdiction are more likely than not to be realized.

The following table summarizes the reconciliation between effective income tax rate and the federal statutory rate at December 31:
2020
Federal statutory rate	21.00%
State income tax rate, net of federal impact	-0.01%
Miscellaneous permanent items	-0.20%
PPP Loan Forgiveness – Non-Taxable	4.57%
Nontaxable Income from Flow-through entities	-28.98%
Valuation Allowance	3.61%
-0.01%

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2020, 2019 and 2018

NOTE 16 — PROVISION FOR INCOME TAX (cont.)

The 2020 effective tax rate is less than the statutory rate primarily due to the removal of non-taxable income from flow-through entities.

On March 27, 2020 the “Coronavirus Aid, Relief and Economic Security (CARES) Act was signed into law. The Act includes provisions relating to refundable payroll tax credits, deferment of the employer portion of certain payroll taxes, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations and technical corrections to tax depreciation methods for qualified improvement property. The Company analyzed the provisions of the Act and determined there was no significant impact to its income tax for the year-ended December 31, 2020.

Additionally, the Act is an economic emergency aid package to help mitigate the impact of the COVID-19 pandemic. The Company implemented certain provisions of the Act, specifically securing loans under the Paycheck Protection Program. The Company believes all the loans will be forgiven under the Act’s provisions.

NOTE 17 — NET EARNINGS PER SHARE DATA

Net earnings per share of common interest Series B membership unit is computed using the weighted average number of shares of Series B membership units outstanding. Basic earnings per share excludes dilution and is computed by dividing net income by the weighted average number of units of Series B units outstanding for the period. Unvested Series A membership units are the only potential dilutive share equivalents the Company had outstanding for the periods presented

Weighted-average membership units outstanding
Series B (Preferential rights) – Earnings per unit	December 31, 2020	December 31, 2019	December 31, 2018
Net income (loss) attributable to the Company	$(2,472,572)	$(1,563,330)	$(120,002)
Common interests (number of units)	18,735,000	1,295,000	120,002
Earning per unit	$(0.13)	$(1.21)	$(1.00)

The dilution from unvested Series A membership unit is also based on the treasury stock method. Proceeds equal to the unearned compensation and windfall tax benefits recognized, minus tax shortfalls recognized, related to the units are assumed to be used to repurchase shares on the open market at the average market price for the period. Since the Company is not a public traded company on the market yet, the unearned compensation for the unvested Series A units was zero, therefore the 4,500 unvested Series A units outstanding as of December 31, 2020 were excluded from potential dilutive shares by the application of unearned compensation in the treasury stock method.

NOTE 18 — CONTINGENCIES

Management has regular litigation reviews, including updates from corporate and outside counsel, to assess the need for accounting recognition or disclosure of these contingencies. The Company accrues an undiscounted liability for those contingencies where the incurrence of a loss is probable, and the amount can be reasonably estimated. If a range of amounts can be reasonably estimated and no amount within the range is a better estimate than any other amount, then the minimum of the range is accrued. The Company does not record liabilities when the likelihood that the liability has been incurred is probable, but the amount cannot be reasonably estimated or when the liability is believed to be only reasonably possible or remote. As of December 31, 2020, based on the considerations of all relevant facts and circumstances, the Company does not believe the ultimate outcome of any currently pending lawsuit against Gulf Coast will have a material adverse effect upon the Company’s financial statements, and the liability is believed to be only reasonably possible or remote, therefore, no liability has been accrued on the Company’s consolidated financial statements as of December 31, 2020.

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2020, 2019 and 2018

NOTE 19 — REPORTABLE SEGMENTS

Prior to the acquisition of GCES in 2020, the Company managed its business with one reportable segment RNG. As a result, the reportable segment information below is only attributable to the year ended December 31, 2020. All information presented in the consolidated financial statements for the previous years is attributable to the RNG segment.

The Company’s chief operating decision maker, evaluates the performance of its segments based on operational measures, including earnings before interest, taxes, depreciation and amortization, or EBITDA, as well as net income/(loss) and net income/(loss) attributable to the controlling interest.

The Company had two customers in the GCES segment during 2020 that comprised of 27% and 20% of the Company’s consolidated revenues during the year ended December 31, 2020. This does not represent a concentration of credit risk because the equipment sold to these customers is generally billed in advance. There were no such customers during the years ended December 31, 2019 and 2018.
	For the year ended December 31, 2020
	GCES	RNG	Eliminations	Total
Revenue
Equipment sales	$8,618,368	$—	(2,484,515)	6,133,853
Services	389,393	—	—	389,393
Amortization of intangibles and below-market contracts
Total revenue	9,007,761	—	(2,484,515)	6,523,246
Cost of operations:
Cost of operations	6,020,396	199,413	(1,468,044)	4,751,766
Depreciation and amortization	134,132	3,052	—	137,183
Total cost of revenue	6,154,528	202,465	(1,468,044)	4,888,950
Gross profit (loss)	2,853,233	(202,465)	(1,016,471)	1,634,296
General and administrative expenses	2,465,965	1,906,038	—	4,372,003
Operating income (loss)	387,269	(2,108,504)	(1,016,471)	(2,737,707)
Other income (expense):
Other income	521,307	—	—	521,307
Interest expense	(20,001)	—	—	(20,001)
Total other income (expense)	501,306	—	—	501,306
Net loss	888,575	(2,108,504)	(1,016,471)	(2,236,401)
Net income attributable to noncontrolling interest	236,172	—	—	236,172
Net loss attributable to controlling interest	$652,403	$(2,108,504)	(1,016,471)	$(2,472,573)

Balance Sheet
Total Cash Used in Investing Activities	$156,185	42,163,394	—	42,319,579
Goodwill	2,754,438	—	—	2,754,438
Intangible Assets	400,000	8,292,745	—	8,692,745
Total Assets	$6,026,243	69,270,996	(1,016,471)	74,280,767

NOTE 20 — RELATED PARTY TRANSACTIONS

GCES Facility Lease

During 2013, GCES entered into a facility lease for their company headquarters with two of their minority owners. During 2020, the Company paid $210,000 to the minority owners under this lease. The lease expires in May 2022 and requires payments of $17,500 per month.

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2020, 2019 and 2018

NOTE 21 — SUBSEQUENT EVENTS

Assai Energy Senior Secured Note

On January 15, 2021, Assai Energy, LLC (“Assai”), a wholly owned subsidiary of Archaea Energy LLC, entered into a Senior Secured Note Purchase Agreement (the “Note”) with certain investors for the purchase of $72,542,000 in principal amount of its 3.75% Senior Secured Notes. The interests are payable quarterly in arrears on each payment date and the Note is due on September 30, 2031.

On April 5, 2021, Assai Energy, LLC entered into a Senior Secured Note Purchase Agreement (the “Note”) with certain investors for the purchase of $60,828,000 in principal amount of its 4.47% Senior Secured Notes. The interests are payable quarterly in arrears on each payment date and the Note is due on September 30, 2041.

The proceeds from the notes will be used to complete the acquisition of PEI Power LLC (see disclosure below) and to continue to fund the development of the Assai biogas project on the site of the Keystone Sanitary Landfill in Dunmore, PA. This facility is expected to produce over 12,000 MMBtu/day of RNG, making it the largest RNG project in the world.

PEI Power, LLC

On April 6, 2021, the Company completed the acquisition of PEI Power LLC (PEI), and upon the final closing, the Company paid an aggregate of approximately $29,768,000 (including $2,456,000 deposited to the escrow account), and assumed liabilities totaling approximately $460,000 for all of PEI’s assets. PEI is a biogas fuel combustion power generating facility with a combined of capacity approximately 85 MW located in Archbald, PA.

Merger Agreements

On April 7, 2021, Rice Acquisition Corp., a special purpose acquisition company, announced an agreement to enter into a business combination with Aria Energy LLC (“Aria”) and Archaea Energy LLC (“Archaea LLC”), which will create the industry-leading renewable natural gas (“RNG”) platform. The combined Company will be named Archaea Energy (the “combined Company”), with an experienced executive team comprised of leaders from Archaea LLC and Aria. The transaction is expected to close in the third quarter of 2021 and the combined Company plans to be listed on the NYSE under the ticker symbol “LFG”. The Company is being acquired for $347 million. Aria is being acquired for $680 million. This transaction is expected to close in the third quarter of 2021.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.     Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses expected to be incurred in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions, all of which will be borne by the Company.

SEC registration fee		$183,661.71
Accounting fees and expenses		*
Legal fees and expenses		*
Financial printing expenses		*
Transfer agent’s fees and expenses		*
Miscellaneous expenses		*
Total expenses	$	*

____________

*        Estimated expenses not presently known.

Item 14.     Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Additionally, our Amended and Restated Certificate of Incorporation limits the liability of our directors to the fullest extent permitted by the DGCL, and our bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered into and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our Board. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was our director or officer or was serving at our request in an official capacity for another entity. We must indemnify our officers and directors under the circumstances and to the extent provided for therein, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, and including appeals, in which he or she may be involved, or is threatened to be involved, as a party or otherwise, to the fullest extent permitted under the DGCL and the bylaws. The indemnification agreements also require us, if so requested, to advance all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Item 15.     Recent Sales of Unregistered Securities.

The following list sets forth information as to all of our securities sold in the last three years that were not registered under the Securities Act.

Private Placements in Connection with the IPO

On September 2, 2020, the Sponsor received 5,750,000 Class B Units of RAC Opco for no consideration and purchased 5,750,000 corresponding shares of RAC’s Class B common stock, 2,500 shares of RAC’s Class A common stock and 100 Class A Units of RAC Opco and 100 corresponding shares of RAC’s Class B common stock for an aggregate of $26,000. Such securities were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. The Sponsor was an accredited investor for purposes of Rule 501 of Regulation D under the Securities Act. The sole business of the Sponsor was to act as RAC’s sponsor in connection with the IPO.

Simultaneously with the closing of the IPO, on October 26, 2020, RAC issued 6,771,000 Private Placement Warrants to the Sponsor and Atlas, at a price of $1.00 per Private Placement Warrant, generating gross proceeds of approximately $6.8 million. Such issuance was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

Private Placements in Connection with the Business Combinations

On April 7, 2021, in connection with its entry into the Business Combination Agreements, RAC entered into subscription agreements (each, an “Initial Subscription Agreement”) with certain investors (the “Initial PIPE Investors”) pursuant to which, among other things, the Initial PIPE Investors agreed to subscribe for and purchase, and the Company agreed to issue and sell to the Initial PIPE Investors, an aggregate of 30.0 million shares of the Company’s Class A Common Stock for an aggregate purchase price of $300.0 million ($10.00 per share), on the terms and subject to the conditions set forth therein (the “Initial PIPE Financing”). Each Initial Subscription Agreement contains customary representations and warranties of the Company, on the one hand, and the Initial PIPE Investor, on the other hand, and customary conditions to closing, including the substantially concurrent consummation of the Business Combinations. The form of the Initial Subscription Agreement is attached hereto as Exhibit 10.10, and the foregoing description of the Initial Subscription Agreements is not complete and is subject to, and qualified in its entirety by, reference to such form.

Additionally, on April 7, 2021, RAC, RAC Opco, Sponsor and Atlas entered into an Amendment to Forward Purchase Agreement (the “FPA Amendment”) pursuant to which the Forward Purchase Agreement, dated as of September 30, 2020 (the “Original FPA Agreement” and, together with the FPA Amendment, the “FPA”), by and among such parties was amended to provide that Atlas shall purchase a total of $20.0 million of Forward Purchase Securities (as defined in the Original FPA Agreement) and the Forward Purchase Warrants (as defined in the Original FPA Agreement) will consist of one-eighth of one redeemable warrant (where each whole redeemable warrant is exercisable to purchase one share of Class A Common Stock at an exercise price of $11.50 per share). Atlas satisfied its obligation to purchase the Forward Purchase Securities by participating in the PIPE Financing, and upon consummation of the Business Combinations, Atlas received 250,000 warrants (each exercisable for one share of Class A Common Stock at a price of $11.50).

On September 13, 2021, due to the expectation that one of the Initial PIPE Investors would not be able to fulfill its $25.0 million commitment for 2.5 million shares ($10.00 per share) in the Initial PIPE Financing, the Company entered into additional subscription agreements (each, a “Follow-On Subscription Agreement”) with certain investors (the “Follow-On PIPE Investors” and, together with the Initial PIPE Investors, the “PIPE Investors”) pursuant to which, among other things, the Follow-On PIPE Investors agreed to subscribe for and purchase from the Company, and the Company agreed to issue and sell to the Follow-On PIPE Investors, an aggregate of approximately 1.7 million newly issued shares of the Company’s Class A Common Stock for an aggregate purchase price of $25.0 million ($15.00 per share), on the terms and subject to the conditions set forth therein (the “Follow-On PIPE Financing” and, together with the Initial PIPE Financing, the “PIPE Financing”). Each Follow-On Subscription Agreement is substantially identical to the form of Initial Subscription Agreement.

On September 15, 2021, we issued 23,000,000 Opco Class A units and 23,000,000 shares of Class B Common Stock as partial consideration to the Aria Holders for the Aria Merger. On September 15, 2021, we issued 33,350,385 Opco Class A units and 33,350,385 shares of Class B Common Stock as partial consideration to the Archaea Holders for the Archaea Merger. Pursuant to the Opco LLC Agreement, at the request of the holder, each Opco Class A unit may be redeemed for, at Opco’s election, a newly-issued share of Class A Common Stock or a cash payment equal to the Cash Election Amount (as defined therein, which is generally the volume-weighted average closing price of one share of Class A Common Stock for the five consecutive trading days prior to the date on which the holder requested the redemption), and upon redemption of such Opco Class A unit, a share of Class B Common Stock shall be surrendered by the holder and cancelled by the Company.

We issued the foregoing securities in transactions not involving an underwriter and not requiring registration under Section 5 of the Securities Act, in reliance on the exemption afforded by Section 4(a)(2) thereof.

Item 16.     Exhibits and Financial Statement Schedules.

The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

Exhibit Number	Description
2.1+

Business Combination Agreement, dated as of April 7, 2021, by and among LFG Buyer Co, LLC, Inigo Merger Sub, LLC, LFG Intermediate Co, LLC, Rice Acquisition Holdings LLC, Aria Energy LLC, Aria Renewable Energy Systems LLC, solely in its capacity as representative of the Company Unitholders (as defined therein), and solely for purposes of Section 2.2, Article IV, Article V, Article VI and Article XI, Rice Acquisition Corp. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed with the SEC on April 8, 2021).

2.2+

Amendment No. 1 to Business Combination Agreement, dated as of May 12, 2021, to the Business Combination Agreement, dated as of April 7, 2021, by and among LFG Buyer Co, LLC, Inigo Merger Sub, LLC, LFG Intermediate Co, LLC, Rice Acquisition Holdings LLC, Aria Energy LLC, Aria Renewable Energy Systems LLC, solely in its capacity as representative of the Company Unitholders (as defined therein), and solely for purposes of Section 2.2, Article IV, Article V, Article VI and Article XI, Rice Acquisition Corp. (incorporated by reference to Exhibit 2.3 to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on August 13, 2021).

2.3+

Amendment No. 2 to the Business Combination Agreement, dated as of June 11, 2021, to the Business Combination Agreement, dated as of April 7, 2021, by and among LFG Buyer Co, LLC, Inigo Merger Sub, LLC, LFG Intermediate Co, LLC, Rice Acquisition Holdings LLC, Aria Energy LLC, Aria Renewable Energy Systems LLC, solely in its capacity as representative of the Company Unitholders (as defined therein), and solely for purposes of Section 2.2, Article IV, Article V, Article VI and Article XI, Rice Acquisition Corp. (incorporated by reference to Exhibit 2.4 to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on August 13, 2021).

2.4+

Amendment No. 3 to the Business Combination Agreement, dated as of August 3, 2021, to the Business Combination Agreement, dated as of April 7, 2021, by and among LFG Buyer Co, LLC, Inigo Merger Sub, LLC, LFG Intermediate Co, LLC, Rice Acquisition Holdings LLC, Aria Energy LLC, Aria Renewable Energy Systems LLC, solely in its capacity as representative of the Company Unitholders (as defined therein), and solely for purposes of Section 2.2, Article IV, Article V, Article VI and Article XI, Rice Acquisition Corp. (incorporated by reference to Exhibit 2.5 to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on August 13, 2021).

2.5+

Business Combination Agreement, dated as of April 7, 2021, by and among LFG Buyer Co, LLC, Fezzik Merger Sub, LLC, LFG Intermediate Co, LLC, Rice Acquisition Holdings LLC, Archaea Energy LLC, Archaea Energy II LLC and solely for purposes of Section 2.2, Article IV, Article V, Article VI and Article XI, Rice Acquisition Corp. (incorporated by reference to Exhibit 2.2 to the Company’s Current Report on Form 8-K, filed with the SEC on April 8, 2021).

2.6+

Amendment No. 1 to the Business Combination Agreement, dated as of May 12, 2021, to the Business Combination Agreement, dated as of April 7, 2021, by and among LFG Buyer Co, LLC, Fezzik Merger Sub, LLC, LFG Intermediate Co, LLC, Rice Acquisition Holdings LLC, Archaea Energy LLC, Archaea Energy II LLC and solely for purposes of Section 2.2, Article IV, Article V, Article VI and Article XI, Rice Acquisition Corp. (incorporated by reference to Exhibit 2.6 to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on August 13, 2021).

3.1

Amended and Restated Certificate of Incorporation of Archaea Energy Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on September 21, 2021).

3.2	Certificate of Incorporation of Archaea Energy Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed with the SEC on September 21, 2021).
3.3	Bylaws of Archaea Energy Inc. (incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K, filed with the SEC on September 21, 2021).
4.1	Specimen Class A Common Stock Certificate (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-1 filed with the SEC on October 15, 2020).
4.2	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-1, filed with the SEC on October 15, 2020).

Exhibit Number	Description
4.3

Warrant Agreement, dated October 21, 2020, by and among Rice Acquisition Corp., Rice Acquisition Holdings LLC and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the SEC on October 27, 2020).

5.1	Opinion of Kirkland & Ellis LLP as to the validity of shares of Archaea Energy Inc. Class A Common Stock and warrants.
10.1

Amended and Restated Securities Subscription Agreement, dated as of September 10, 2020 and effective as of September 1, 2020, between Rice Acquisition Corp. and Rice Acquisition Sponsor LLC (incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form S-1, filed with the SEC on October 6, 2020).

10.2

Forward Purchase Agreement, dated as of September 30, 2020, by and among Rice Acquisition Corp., Rice Acquisition Sponsor LLC, Rice Acquisition Holdings LLC and Atlas Point Energy Infrastructure Fund, LLC (incorporated by reference to Exhibit 10.11 to the Company’s Registration Statement on Form S-1, filed with the SEC on October 6, 2020).

10.3

Amendment to Forward Purchase Agreement, dated as of April 7, 2021, by and among Rice Acquisition Corp., Rice Acquisition Sponsor LLC, Rice Acquisition Holdings LLC and Atlas Point Energy Infrastructure Fund, LLC (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed with the SEC on April 8, 2021).

10.4

Letter Agreement, dated as of October 21, 2020, among Rice Acquisition Corp., Rice Acquisition Sponsor LLC, Atlas Point Energy Infrastructure Fund, LLC and the Insiders (as defined therein) (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on October 27, 2020).

10.5

Investment Management Trust Agreement, dated as of October 21, 2020, by and among Rice Acquisition Corp., Rice Acquisition Holdings LLC and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed with the SEC on October 27, 2020).

10.6

Registration Rights Agreement, dated as of October 21, 2020, by and among Rice Acquisition Corp., Rice Acquisition Sponsor LLC, Atlas Point Energy Infrastructure Fund, LLC, and certain other security holders named therein (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed with the SEC on October 27, 2020).

10.7

Administrative Services Agreement, dated as of October 21, 2020, by and among Rice Acquisition Corp., Rice Acquisition Holdings LLC and Rice Acquisition Sponsor LLC (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K, filed with the SEC on October 27, 2020).

10.8

Private Placement Warrants and Warrants Rights Purchase Agreement, dated as of October 21, 2020, by and among Rice Acquisition Corp., Rice Acquisition Holdings LLC and Rice Acquisition Sponsor LLC (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K, filed with the SEC on October 27, 2020).

10.9

Private Placement Warrants and Warrants Rights Purchase Agreement, dated as of October 21, 2020, by and among Rice Acquisition Corp., Rice Acquisition Holdings LLC and Atlas Point Energy Infrastructure Fund, LLC (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K, filed with the SEC on October 27, 2020).

10.10	Form of Subscription Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on April 8, 2021).
10.11#

Form of Indemnification Agreement between the Company and each of its directors and executive officers (incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form S-1 filed on October 15, 2020).

10.12+

Second Amended and Restated Limited Liability Company Agreement of LFG Acquisition Holdings LLC, dated as of September 15, 2021 (incorporated by reference to Exhibit 10.12 to the Company’s Current Report on Form 8-K, filed with the SEC on September 21, 2021).

10.13+

Stockholders’ Agreement, dated as of September 15, 2021, by and among LFG Buyer Co LLC, the stockholders listed on Schedule I thereto, Rice Acquisition Holdings LLC, Rice Acquisition Sponsor LLC and Rice Acquisition Corp. (incorporated by reference to Exhibit 10.13 to the Company’s Current Report on Form 8-K, filed with the SEC on September 21, 2021).

10.14#	Archaea Energy Inc. 2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.14 to the Company’s Current Report on Form 8-K, filed with the SEC on September 21, 2021).

Exhibit Number	Description
10.15#

Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Agreement under the Archaea Energy Inc. 2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.15 to the Company’s Current Report on Form 8-K, filed with the SEC on September 21, 2021).

10.16#

Form of Stock Grant Notice and Stock Award Agreement under the Archaea Energy Inc. 2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.16 to the Company’s Current Report on Form 8-K, filed with the SEC on September 21, 2021).

10.17+

Revolving Credit and Term Loan Agreement, dated as of September 15, 2021, by and among Comerica Bank as Administrative Agent, Joint Lead Arranger and Sole Bookrunner, Citizens Bank, N.A. as Joint Lead Arranger, the co-syndication agents named therein and Archaea Energy Operating LLC and LFG Holdings LLC, as borrowers (incorporated by reference to Exhibit 10.17 to the Company’s Current Report on Form 8-K, filed with the SEC on September 21, 2021).

16.1	Letter from WithumSmith+Brown, PC to the SEC (incorporated by reference to Exhibit 16.1 to the Company’s Current Report on Form 8-K, filed with the SEC on September 21, 2021).
21.1	Subsidiaries of the registrant (incorporated by reference to Exhibit 21.1 to the Company’s Current Report on Form 8-K, filed with the SEC on September 21, 2021.)
23.1	Consent of KPMG LLP (with respect to Aria Energy LLC consolidated financial statements).
23.2	Consent of KPMG LLP (with respect to Archaea Energy LLC consolidated financial statements).
23.3	Consent of WithumSmith+Brown, PC (with respect to Archaea Energy Inc. (formerly known as Rice Acquisition Corp.) financial statements).
23.4	Consent of Kirkland & Ellis LLP (included as part of Exhibit 5.1).
24.1	Power of Attorney (included on the signature page of this registration statement).
101.INS	Inline XBRL Instance Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

____________

+        Certain schedules and exhibits to this Exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant agrees to furnish supplemental copies of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.

#        Management contract or compensatory plan or arrangement.

Item 17.     Undertakings.

The undersigned registrant hereby undertakes:

(1)    to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i), (ii) and (iii) do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2)    that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)    to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)    that, for the purpose of determining liability under the Securities Act to any purchaser: Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5)    that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)     any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b)    any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)     the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(d)    any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on October 6, 2021.

ARCHAEA ENERGY INC.
By:	/s/ Nicholas Stork
Name:	Nicholas Stork
Title:	Chief Executive Officer and Director

Each person whose signature appears below constitutes and appoints each of Chad Bellah, Lindsay Ellis or Eric Javidi acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on October 6, 2021.

Signature	Title
/s/ Nicholas Stork	Chief Executive Officer and Director
Nicholas Stork	(Principal Executive Officer)
/s/ Eric Javidi	Chief Financial Officer
Eric Javidi	(Principal Financial Officer)
/s/ Chad Bellah	Chief Accounting Officer
Chad Bellah	(Principal Accounting Officer)
/s/ Daniel Joseph Rice, IV	Chairman of the Board of Directors
Daniel J. Rice, IV
/s/ J. Kyle Derham	Director
J. Kyle Derham
/s/ Kathryn Jackson	Director
Kathryn Jackson
/s/ Joseph Malchow	Director
Joseph Malchow
/s/ Scott Parkes	Director
Scott Parkes
/s/ James Torgerson	Director
James Torgerson